EXHIBIT 99.1

                                   Form 20-F
(Mark one) [ ] REGISTRATION STATEMENT PURSUANT TO SECTION 12(b)
                 OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934
OR         [X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                 THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended                December 31, 2000
                         -------------------------------------------------------
OR         [ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                 THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from
                              ---------------  --------------------
Commission file number                  1 - 10306
                      ----------------------------------------------------------
                          The Royal Bank of Scotland Group plc
--------------------------------------------------------------------------------
                                         Scotland
--------------------------------------------------------------------------------
                 42 St Andrew Square, Edinburgh EH2 2YE United Kingdom
--------------------------------------------------------------------------------
Securities registered or to be registered pursuant to Section 12 (b) of the Act.

Title of each class                                                       Name of each exchange on which registered
-------------------                                                       -----------------------------------------
 1.  American Depositary Shares Series B, each representing
     One Non-Cumulative Dollar Preference Share, Series B                 New York Stock Exchange
 2.  Non-Cumulative Dollar Preference Shares, Series B                    New York Stock Exchange
 3.  American Depositary Shares Series C, each representing
     One Non-Cumulative Dollar Preference Share, Series C                 New York Stock Exchange
 4.  Non-Cumulative Dollar Preference Shares, Series C                    New York Stock Exchange
 5.  Exchangeable Capital Securities, Series A                            New York Stock Exchange
 6.  American Depositary Shares, each representing
     One Non-Cumulative Dollar Preference Share                           New York Stock Exchange
 7.  Non-Cumulative Dollar Preference Shares*                             New York Stock Exchange
 8.  American Depositary Shares Series D, each representing
     One Non-Cumulative Dollar Preference Share, Series D                 New York Stock Exchange
 9.  Non-Cumulative Dollar Preference Shares, Series D                    New York Stock Exchange
 10. American Depositary Shares Series E, each representing
     One Non-Cumulative Dollar Preference Share, Series E                 New York Stock Exchange
 11. Non-Cumulative Dollar Preference Shares, Series E                    New York Stock Exchange
 12. American Depositary Shares Series F, each representing
     One Non-Cumulative Dollar Preference Share, Series F                 New York Stock Exchange
 13. Non-Cumulative Dollar Preference Shares, Series F                    New York Stock Exchange
 14. American Depositary Shares Series G, each representing
     One Non-Cumulative Dollar Preference Share, Series G                 New York Stock Exchange
 15. Non-Cumulative Dollar Preference Shares, Series G                    New York Stock Exchange
 16. American Depositary Shares Series H, each representing
     One Non-Cumulative Dollar Preference Share, Series H                 New York Stock Exchange
 17. Non-Cumulative Dollar Preference Shares, Series H                    New York Stock Exchange
 18. American Depositary Shares Series I , each representing
     One Non-Cumulative Dollar Preference Share, Series I                 New York Stock Exchange
 19. Non-Cumulative Dollar Preference Shares, Series I                    New York Stock Exchange
 20. American Depositary Shares Series J, each representing
     One Non-Cumulative Dollar Preference Share, Series J                 New York Stock Exchange
 21. Non-Cumulative Dollar Preference Shares, Series J                    New York Stock Exchange
     * Issuable upon exchange of the Exchangeable Capital Securities
--------------------------------------------------------------------------------------------------

Securities registered or to be registered pursuant to Section 12(g) of the Act.
                                      None
       -------------------------------------------------------------------------------------------
Securities for which there is a reporting obligation pursuant to Section 15(d)
       of the Act. Non-cumulative convertible dollar preference shares - Series
       1 to 3 Guarantee, relating to 10 1/8 % Guaranteed Capital Notes Due 2004 of RBSG Capital Corporation:
Payment of Principal and Interest Guaranteed on a Subordinated Basis by The Royal Bank of Scotland
Group plc (suspended)
--------------------------------------------------------------------------------------------------
Indicate the number of outstanding shares of each of the issuer's classes of capital or common stock as of the close of the period covered by the annual report.

Ordinary shares of 25p each         2,678,273,232   Non-cumulative dollar preference shares, Series B to J               90,000,000
Additional value shares             2,660,556,304   Category II non-cumulative convertible sterling preference shares   600,000,000
11% cumulative preference shares          500,000   Non-cumulative convertible dollar preference shares, Series 1 to 3    1,900,000
5 1/2% cumulative preference shares       400,000   Non-cumulative convertible euro preference shares, Series 1             750,000
                                                    Non-cumulative convertible sterling preference shares, Series 1         200,000
-----------------------------------------------------------------------------------------------------------------------------------

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the
Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file
such reports), and (2) has been subject to such filing requirements for the past 90 days.   [X] YES       [ ] NO
Indicate by check mark which financial statement item the registrant has elected to follow. [ ] Item 17   [X] Item 18

                      THE ROYAL BANK OF SCOTLAND GROUP plc
                           ANNUAL REPORT ON FORM 20-F
                      FOR THE YEAR ENDED DECEMBER 31, 2000

                                    CONTENTS
  Item          Item Caption                                                Page
  ----          -----------                                                 ----
                Presentation of Information.................................  6
  PART I
  1             Identity of Directors, Senior Management and Advisers.......  *
  2             Offer Statistics and Expected Timetable.....................  *
  3             Key Information.............................................  7
                     Selected financial data ...............................  7
                     Capitalisation and indebtedness........................  *
                     Reasons for the offer and use of proceeds..............  *
                     Risk factors...........................................  *
  4             Information on the Company..................................  12
                     History and development of the company.................  12
                     Business overview......................................  13
                     Organisational structure...............................  32
                     Property, plant and equipment..........................  32
  5             Operating and Financial Review and Prospects................  33
                     Operating results......................................  33
                     Liquidity and capital resources........................  82
                     Research and development, patents, licences etc........  *
                     Trend information......................................  82
  6             Directors, Senior Management and Employees..................  83
                     Directors and senior management........................  83
                     Compensation...........................................  83
                     Board practices........................................  87
                     Employees..............................................  88
                     Share ownership........................................  89
  7             Major Shareholders and Related Party Transactions...........  91
                     Major shareholders.....................................  91
                     Related party transactions.............................  92
                     Interests of experts and counsel.......................  *
  8             Financial Information.......................................  93
                     Consolidated statements and other financial information  93
                     Significant changes....................................  93

* Not required because this Form 20-F is filed as an Annual Report, not applicable to the Group or otherwise not included herein.

  9             The Offer and Listing.......................................  94
                     Offer and listing details..............................  94
                     Plan of distribution...................................  *
                     Markets................................................  95
                     Selling shareholders...................................  *
                     Dilution...............................................  *
                     Expenses of the issue..................................  *
  10            Additional Information......................................  96
                     Share capital..........................................  *
                     Memorandum and articles of association.................  96
                     Material contracts..................................... 102
                     Exchange controls...................................... 102
                     Taxation............................................... 102
                     Dividends and paying agents............................  *
                     Statement of experts...................................  *
                     Documents on display................................... 105
                     Subsidiary information.................................  *
  11            Quantitative and Qualitative Disclosure about Market Risk... 106
  12            Description of Securities other than Equity Securities......  *
  PART II
  13            Defaults, Dividend Arrearages and Delinquencies.............   *
  14            Material Modifications to the Rights of  Security Holders
                  and Use of Proceeds.......................................   *
  15            Reserved....................................................   *
  16            Reserved....................................................   *
  PART III
  17            Financial Statements........................................   *
  18            Financial Statements........................................ 113
  19            Exhibits.................................................... 181
                Signature................................................... 182


* Not required because this Form 20-F is filed as an Annual Report, not applicable to the Group or otherwise not included herein.

FOREWORD

For the purposes of this report the term `Company' means The Royal Bank of Scotland Group plc, `Group' or 'RBSG' means the Company and its subsidiary undertakings and `Bank' means The Royal Bank of Scotland plc. The term `RBS' refers to the Group excluding National Westminster Bank Plc (`NatWest').

On March 6, 2000 the Company completed the acquisition of NatWest and on April 19, 2000 announced a change of fiscal year end to December 31 from September
30. Consequently, on August 1, 2000 the Group filed a Transition Report on Form 20-F for the three months ended December 31, 1999.

Statutory results

Following the change in the Company's fiscal year end, the results presented in this report are for the year ended December 31, 2000. In compliance with UK GAAP, the results of NatWest have been included from the date of its acquisition, March 6, 2000. Fair value and other adjustments required to account for the acquisition of NatWest have also been reflected. In this document, we refer to the results prepared on this basis as `statutory results' or as prepared on a `statutory basis'.

Pro forma results

The acquisition of NatWest has had a significant effect on the Group's financial position and as a consequence, comparisons with the prior year on a statutory basis (which only includes NatWest from March 6, 2000) are of limited benefit. In order to provide additional relevant and meaningful information, pro forma results for the year ended December 31, 2000 have also been prepared on the assumption that the acquisition of NatWest took place on January 1, 1999. This approach facilitates meaningful comparisons with the prior year and provides a benchmark against which the Group's future performance can be judged. In addition to discussing statutory results in our Operating and Financial Review and Prospects, we have also included a discussion on the pro forma results.

Organisation structure

Following the acquisition of NatWest, a new business architecture was established and includes a central manufacturing capability. Within the new organisation of the enlarged Group, existing customer-facing businesses are largely unchanged but are clustered in divisions, minimising customer disruption.

Corporate banking and wholesale markets activities, while operating under two brands for certain services, have combined into a single division, Corporate Banking and Financial Markets, enhancing both customer relationships and risk management.

Retail Banking activities of the Bank and NatWest continue to operate under their own brands and compete with each other.

Retail Direct is responsible for the Group's combined credit card businesses and various non-branch based retail businesses and joint ventures.

Wealth Management contains the Group's various activities in private banking, life assurance, investments and offshore banking.

Direct Line Insurance Group, Ulster Bank and Citizens continue to operate largely as autonomous units.

The centralised Manufacturing division underlines the Group's commitment to achieve substantial efficiencies in the technology and back-office processing areas and supports the Group's banking activities in the United Kingdom.

Forward-looking statements

Certain statements in this document may be considered to be "forward-looking statements" as that term is defined in the United States Private Securities Litigation Reform Act of 1995, such as statements that include the words "expect", "estimate", "project", "anticipate", "should", "intend", "probability", "risk", "VaR", "target", "goal", "objective" and similar expressions or variations on such expressions. In particular, this document includes forward-looking statements relating, but not limited, to the Group's potential exposures to various types of market risks, such as interest rate risk, foreign exchange rate risk and commodity and equity price risk. See "Liquidity risk", "Market risk", "Value-at-Risk" elsewhere in this document. Such statements are subject to certain risks and uncertainties. For example, certain of the market risk disclosures are dependent on choices about key model characteristics and assumptions and are subject to various limitations. See "Market Risk" and "Value-at-Risk". By their nature, certain of the market risk disclosures are only estimates and could be materially different from what actually occurs in the future. As a result, actual future gains and losses could materially differ from those that have been estimated. Other factors that could cause actual results to differ materially from those estimated by the forward-looking statements contained in this document include, but are not limited to: general economic conditions in the UK and in other countries in which the Group has significant business activities or investments, including the United States and Spain; the monetary and interest rate policies of the Bank of England, the Board of Governors of the Federal Reserve System and other G-7 central banks; inflation; deflation; unanticipated turbulence in interest rates, foreign currency exchange rates, commodity prices and equity prices; the effects of non-linear market behaviour that cannot be captured by linear statistical models such as the Value-at-Risk model used by the Group; changes in UK and foreign laws, regulations and taxes; changes in competition and pricing environments; natural disasters; the inability to hedge certain risks economically; the adequacy of loss reserves; acquisitions or restructurings; technological changes; changes in consumer spending and saving habits; and the success of the Group in managing the risks involved in the foregoing.

The forward-looking statements contained in this document speak only as of the date of this report, and the Group does not undertake to update any forward-looking statement to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

PRESENTATION OF INFORMATION

The Company publishes its accounts in pounds sterling ('(pound)' or 'sterling'). References to 'dollars' or '$' are to US dollars. The abbreviations '(pound)m' and '(pound)bn' represent millions and thousands of millions of pounds sterling, and the abbreviations '$m' and '$bn' represent millions and thousands of millions of dollars respectively. Amounts in dollars, unless otherwise stated, for any financial (fiscal) period have been translated from sterling at the Noon Buying Rate on December 29, 2000 as shown under Exchange Rates on page 11. This rate should not be construed as a representation that the sterling amounts actually denote such dollar amounts or have been, could have been, or could be converted into dollars at the rate indicated.

Certain information in this report is presented separately for domestic and foreign activities. For this purpose, domestic activities consist primarily of the United Kingdom (`UK') domestic transactions of the Group. Foreign activities consist of those non-domestic transactions of the Group conducted by offices in the UK (Foreign - UK based) and through offices outside the UK, namely the United States of America (`US') and the Rest of the World.

The analysis into UK and Overseas in the tables of changes in net interest income, average balance sheets and interest rates and average interest rates, yields, spreads and margins in this report have been compiled on the basis of location of office. Management believe that presentation on this basis provides more useful information on the yields, spreads and margins of the Group's activities than would be provided by presentation on the basis of the domestic and foreign activities analysis used elsewhere in this report as it more closely reflects the basis on which the Group is managed.

The Group distinguishes its trading from non-trading activities by determining whether a certain business unit's principal activity is trading or non-trading and then attributing all of that unit's activities to one portfolio or the other. Although this method may result in some non-trading activity being classified as trading, and vice versa, the Group believes that any resulting misclassification is not material.

In this report, the terms `UK GAAP' and `US GAAP' refer to generally accepted accounting principles (`GAAP') in the UK and the US respectively.

                            ITEM 3. KEY INFORMATION


SELECTED FINANCIAL DATA

The financial information set forth below for the year ended December 31, 2000, the three months ended December 31, 1999 and each of the four years ended September 30, 1999, has been selected from the audited Consolidated Financial Statements of the Group for those years or, where certain items are not shown in those audited Consolidated Financial Statements, has been prepared for the purpose of this Report. The information should be read in conjunction with, and is qualified by reference to, the Consolidated Financial Statements and Notes thereto for the year ended December 31, 2000, the three months ended December 31, 1999 and the two years ended September 30, 1999, included in this Report, which have been audited by independent chartered accountants, Deloitte & Touche for the year ended December 31, 2000 and the three months ended December 31, 1999, and PricewaterhouseCoopers for the years ended September 30, 1999 and 1998. The dollar financial information has been translated for convenience at the rate of (pound)1.00 to US$1.4955, the Noon Buying Rate on December 29, 2000.

The Group's Consolidated Financial Statements are prepared in accordance with UK generally accepted accounting principles ("UK GAAP"), which differ in certain respects from US generally accepted accounting principles ("US GAAP"). For a discussion of significant differences between UK GAAP and US GAAP and a reconciliation to US GAAP of certain amounts, see Note 51 to the Consolidated Financial Statements.

---------------------------------------------------------------------------------------------------------------------------------
 Summary of consolidated profit and loss
 account
  - statutory basis                                  Year ended      3 months ended
                                                     December 31       December 31              Year ended September 30
                                                ------------------   --------------  --------------------------------------------
                                                  2000        2000        1999(1)      1999(1)    1998(1)       1997       1996
                                                ------      ------      -------      ------       ------        ------     ------
                                                  $m       (pound)m     (pound)m     (pound)m    (pound)m    (pound)m    (pound)m
 Amounts in accordance with UK GAAP:
 Net interest income (1)                         7,905       5,286          501       1,748        1,592       1,414      1,202
 Non-interest income (1) (2)                     8,538       5,709          612       2,354        2,099       1,521      1,426
                                                ------      ------      --------     ------     --------      ------     --------
 Operating income                               16,443      10,995        1,113       4,102        3,691       2,935      2,628
 Operating expenses excluding goodwill
   amortisation (1)                             (9,307)     (6,223)        (542)     (2,021)      (1,864)     (1,539)    (1,312)
 Goodwill amortisation                            (803)       (537)          (4)         (1)           -           -          -
 Provision for Year 2000 costs*                      -           -            -           -            -         (29)*        -
 Restructuring costs - CBNH*                         -           -            -           -            -           -        (21)*
 General insurance claims (net)                 (1,006)       (673)        (185)       (590)        (518)       (487)      (562)
                                                ------      ------      -------      ------     --------      ------     --------
 Profit before provisions for bad and doubtful   5,327       3,562          382       1,490        1,309         880        733
 debts
 Provisions for bad and doubtful debts (1) (3)    (822)       (550)         (79)       (266)        (328)       (139)      (109)
 Amounts written off fixed asset investments (3)   (63)        (42)           -         (13)         (24)         (2)        (1)
  Write-down of finance leases*                      -           -            -           -          (13)*       (41)*        -
                                                ------      ------      -------      ------     --------      ------     --------
 Operating profit before exceptional
   items and tax                                 4,442       2,970          303       1,211          944         698        623
 Profit on disposal of businesses*                   -           -          100*          -            -          28*        72*
 Profit on sale of fixed asset investment*           -           -            -           -           57*         34*         -
                                                ------      ------      --------     ------     --------      ------     --------
 Profit  on ordinary activities before tax       4,442       2,970          403       1,211        1,001         760        695
 Tax on profit on ordinary activities           (1,545)     (1,033)        (124)       (361)        (286)       (219)      (191)
 Minority interests                                (75)        (50)           3           6          (20)        (31)        (8)
                                                ------      ------      -------      ------     --------      ------     --------
 Profit for the financial period                 2,822       1,887          282         856          695         510        496
 Preference dividends                             (440)       (294)         (28)        (80)         (58)        (53)       (57)
                                                ------      ------      -------      ------     --------      ------     --------
 Profit attributable to ordinary shareholders    2,382       1,593          254         776          637         457        439
                                                ------      ------      -------      ------     --------      ------     --------

 Amounts in accordance with US GAAP: (4)
 Net income available for ordinary
   shareholders                                  3,144       2,102          239         678          539         506        433
                                                ------      ------      -------      ------     --------      ------     --------
---------------------------------------------------------------------------------------------------------------------------------
* Exceptional items

Notes:

(1)  Certain data for the three months ended December 31, 1999 and the years ended September 30, 1999 and 1998 has been restated
     to reflect the changes in accounting presentation discussed on page 122.

(2)  The year ended September 30, 1998 includes(pound)96 million gain on investment in Superdiplo, which was treated as an exceptional item.

(3)  The year ended September 30, 1998 includes (pound)132 million of provisions for bad and doubtful debts and (pound)14 million of amounts written off fixed asset investments in respect of the Far East, which were treated as exceptional items.

(4)  Amounts in accordance with US GAAP reflect UK GAAP amounts as adjusted for material differences between UK and US GAAP.

(5)  For details of exceptional items for the year ended December 31, 2000, the three months ended December 31, 1999 and the years ended September 30, 1999 and 1998, see Note 4 to the Consolidated Financial Statements.

------------------------------------------------------------------------------------------------------------------------------------
 Preference dividends                        Year ended       3 months ended
                                             December 31       December 31                    Year ended September 30
                                        --------------------  --------------   -----------------------------------------------------
                                          2000          2000          1999            1999          1998          1997          1996
                                        ------        ------        ------          ------        ------        ------        ------
Non-cumulative preference shares
  of US$0.01
   -  Series A                               -             -             -             -               -   (pound)0.06   (pound)1.44
   -  Series B                           $2.52   (pound)1.67     (pound)0.39   (pound)1.45   (pound)1.32   (pound)1.39   (pound)1.43
   -  Series C                           $2.14   (pound)1.41     (pound)0.33   (pound)1.23   (pound)1.12   (pound)1.18   (pound)1.21
   -  Series D                           $2.05   (pound)1.35     (pound)0.32   (pound)1.18   (pound)1.08   (pound)1.14   (pound)1.22
   -  Series E                           $2.03   (pound)1.33     (pound)0.31   (pound)1.16   (pound)1.06   (pound)1.07             -
   -  Series F                           $1.91   (pound)1.26     (pound)0.30   (pound)1.10   (pound)1.00   (pound)0.54             -
   -  Series G                           $1.85   (pound)1.22     (pound)0.29   (pound)1.12   (pound)0.69             -             -
   -  Series H                           $1.81   (pound)1.19     (pound)0.28   (pound)0.71             -             -             -
   -  Series I                           $2.00   (pound)1.32     (pound)0.31   (pound)0.20             -             -             -
   -  Series J                           $2.13   (pound)1.40     (pound)0.33             -             -             -             -
Non-cumulative convertible preference
  shares of US$0.01
   -  Series 1                          $74.46   (pound)50.22              -             -             -             -             -
   -  Series 2                          $72.01   (pound)48.57              -             -             -             -             -
   -  Series 3                           $7.82   (pound) 5.24              -             -             -             -             -
Non-cumulative convertible preference
  shares of (euro)0.01
   -  Series 1                          $51.67   (pound)34.55              -             -             -             -             -
Non-cumulative convertible preference
  shares of (pound)0.01
   -  Series 1                           $4.90   (pound)3.28               -             -             -             -             -
Non-cumulative convertible preference
  shares of (pound)0.25                  $0.11   (pound)0.07               -             -             -             -             -

------------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------------
 Ordinary dividends                                   Year ended       3 months ended
                                                     December 31*       December 31*            Year ended September 30
                                                  ------------------  ---------------   ----------------------------------------
                                                    2000       2000         1999           1999       1998       1997       1996
                                                    ----       ----         ----           ----       ----       ----       ----

 Interim                                           $0.14        9.5p          -            8.2p       7.13p       6.2p       5.4p
 Final                                             $0.35       23.5p          -           20.3p      17.47p      15.2p      13.2p
                                                  ------------------  ---------------  -----------------------------------------
 Total                                             $0.49       33.0p          -           28.5p       24.6p      21.4p      18.6p
                                                  ------------------  ---------------  -----------------------------------------

--------------------------------------------------------------------------------------------------------------------------------

*Under UK GAAP dividends are recorded in the period to which they relate. Therefore, the interim dividend of 9.5p and final dividend of 23.5p for the period ended December 31, 2000, relate to the full 15 months ended December 31, 2000, and cannot be allocated between the year ended December 31, 2000 and the three months ended December 31, 1999.

For further information see Notes 7 and 8 to the Consolidated Financial Statements.

--------------------------------------------------------------------------------------------------------------------------------

 Selected consolidated balance sheet data
                                                                    December 31                      September 30
                                                                -----------------      -----------------------------------------
                                                                 2000       2000         1999       1998       1997       1996
                                                                 ----       ----         ----       ----       ----       ----
 Amounts in accordance with UK GAAP:                              $m   (pound)m        (pound)m   (pound)m   (pound)m   (pound)m
 Loans to banks (net of provisions)                              47,947    32,061       10,375     11,514     14,091     11,981
 Loans to customers (net of provisions)                         251,358   168,076       49,340     41,017     38,606     33,446
 Debt securities and equity shares                               88,746    59,342       16,302     13,631     10,388      7,820
 Intangible fixed assets                                         18,066    12,080           11          -          -          -
 Other assets                                                    72,449    48,445       12,824     13,514      9,516      7,869
                                                                -----------------      --------   --------   --------   --------
 Total assets                                                   478,566   320,004       88,852     79,676     72,601     61,116
                                                                -----------------      --------   --------   --------   --------

 Called up share capital                                          1,268       848          224        220        216        205
 Share premium account - equity                                   3,999     2,674          781        620        495        242
 Share premium account - non equity                               5,767     3,856        1,349        838        734        639
 Merger reserve                                                  18,849    12,604            -          -          -          -
 Reserves                                                           286       191          147        113        103         94
 Revaluation reserve                                                 60        40           17        (10)       (19)       (19)
 Profit and loss account                                          4,341     2,903        1,684      1,172      1,513      1,349
                                                                -----------------      --------   --------   -------------------
 Shareholders' equity                                            34,570    23,116        4,202      2,953      3,042      2,510
 Minority interests                                                 817       546          146         92        190        150
 Dated loan capital                                               9,446     6,316        1,917      1,391      1,383      1,241
 Undated loan capital                                             6,161     4,120        1,115      1,220      1,167      1,009
                                                              -------------------      --------   --------   -------------------
 Total capital resources                                         50,994    34,098        7,380      5,656      5,782      4,910

 Deposits by banks                                               52,537    35,130        6,418      4,437      5,395      5,323
 Customer accounts                                              265,155   177,302       55,180     50,685     47,582     38,087
 Debt securities in issue                                        29,023    19,407        9,199      7,459      4,997      5,553
 Other liabilities                                               80,857    54,067       10,675     11,439      8,845      7,243

                                                              -------------------      --------   --------   --------   --------
 Total liabilities                                              478,566   320,004       88,852     79,676     72,601     61,116
                                                              -------------------      --------   --------   --------   --------

 Amounts in accordance with US GAAP (1):

 Shareholders' equity                                            38,020    25,423        5,099      4,006      3,561      2,672
 Total assets                                                   484,140   323,731       90,623     81,802     74,072     62,282

--------------------------------------------------------------------------------------------------------------------------------

Note:
(1)  Amounts in accordance with US GAAP reflect UK GAAP amounts as adjusted for  material differences between UK and US GAAP.


-----------------------------------------------------------------------------------------------------------------------------

 Other financial data - statutory basis
                                                   Year ended   3 months ended              Year ended September 30
                                                   December 31    December 31      ------------------------------------------
                                                       2000           1999           1999        1998        1997        1996
                                                   -----------  --------------     ------      ------      ------      ------

 Other  financial  data  in  accordance  with UK
   GAAP:

 Earnings per 25 pence ordinary share                    67.8p        28.5p         87.8p       73.4p       55.4p       54.0p
 Diluted earnings per 25 pence ordinary share            67.1p        28.0p         86.6p       72.4p       54.8p       53.2p
 Dividends per 25 pence ordinary share (1)               33.0p         -            28.5p       24.6p       21.4p       18.6p

 Return on average total assets (2)                       0.59%        1.15%         0.92%       0.85%       0.69%       0.78%
 Return on average ordinary shareholders' equity (3)      9.9%        34.1%         32.0%       28.0%       22.2%       25.8%
 Return on average tangible equity (4)                   39.5%        38.6%         32.1%       28.0%       22.2%       25.8%
 Dividend payout ratio                                   55.4%         -            32.7%       33.8%       39.2%       35.1%
 Average shareholders' equity as a percentage
   of average total assets                                7.2%         4.9%          4.2%        4.1%        4.4%        4.1%
 Provisions for bad and doubtful debts as a
   percentage of total loans to customers at
   period end                                             1.83%        1.49%         1.47%       1.52%       1.18%       1.40%
 Net interest margin (5)                                  3.0%         2.7%          2.5%        2.5%        2.5%        2.5%
 Ratio of earnings to combined fixed charges and
   preference share dividends (6)
     Including interest on deposits                       1.32         1.46          1.33        1.26        1.26        1.26
     Excluding interest on deposits                       3.49         4.77          3.99        3.81        3.54        3.21
 Ratio of earnings to fixed charges only (6)
     Including interest on deposits                       1.37         1.52          1.37        1.29        1.29        1.30
     Excluding interest on deposits                       4.81         6.63          5.06        4.84        4.73        4.35
 Risk asset ratio
     Tier 1                                               6.9%         7.7%          8.1%        6.6%        6.8%        6.8%
     Total                                               11.5%        11.2%         12.1%       11.2%       11.6%       11.0%

 Other  financial  data  in  accordance  with US
   GAAP: (7)

 Basic earnings per 25 pence ordinary share              89.5p        26.8p         76.7p       62.2p       61.4p       53.3p
 Diluted earnings per 25 pence ordinary share            88.5p        26.4p         75.7p       61.3p       60.6p       52.4p
 Dividends per 25 pence ordinary share (1)               29.8p         -            25.7p       22.3p       19.4p       17.0p

 Return on average total assets (2)                       0.77%        0.27%         0.78%       0.71%       0.75%       0.76%
 Return on  average ordinary shareholders'
   equity (3)                                            12.0%         6.3%         19.9%       14.0%       15.5%       17.6%
 Dividend payout ratio                                   20.6%         -            33.5%       35.9%       31.6%       31.9%
 Average shareholders' equity as a percentage
   of average total assets                                7.7%         5.7%          5.2%        5.0%        4.8%        4.3%
 Ratio of  earnings to  combined  fixed  charges
   and preference share dividends (6)
     Including interest on deposits                       1.41         1.45          1.31        1.24        1.28        1.27
     Excluding interest on deposits                       4.19         4.65          3.73        3.58        3.77        3.23
 Ratio of earnings to fixed charges only (6)
     Including interest on deposits                       1.46         1.50          1.34        1.26        1.31        1.31
     Excluding interest on deposits                       5.77         6.46          4.73        4.55        5.04        4.38
--------------------------------------------------------------------------------------------------------------------------------

Notes:

(1)  Under UK GAAP, dividends declared after the year end are recorded in the period to which they relate, whereas US practice is to record dividends in the period in which they are declared.

(2)  Return on average total assets represents net income available to ordinary shareholders as a percentage of average total assets.

(3)  Return on average ordinary shareholders' equity represents net income available to ordinary shareholders expressed as a percentage of average ordinary shareholders' equity, excluding non-equity shareholders' funds.

(4)  Return on average tangible equity represents net income available for ordinary shareholders, after adjusting for integration costs and goodwill amortisation, expressed as a percentage of average ordinary shareholders' equity, excluding non-equity shareholders' funds, and assuming intangible fixed assets have been written off.

(5)  Net interest margin represents net interest income of the banking business as a percentage of average interest-earning assets of the banking business. The years ended September 30, 1997 and 1996 have not been restated to reflect the change in accounting presentation of trading book interest.

(6)  For this purpose, earnings consist of income before taxes and minority interests, plus fixed charges less the unremitted income of associated undertakings (share of profits less dividends received). Fixed charges consist of total interest expense, including or excluding interest on deposits, as appropriate, and the proportion of rental expense deemed representative of the interest factor (one third of total rental expenses).

(7)  Amounts in accordance with US GAAP reflect UK GAAP amounts as adjusted for material differences between UK and US GAAP.

Exchange rates

Except as stated, the following tables set forth, for the dates or periods indicated, the Noon Buying Rate in New York for cable transfers in sterling as certified for customs' purposes by the Federal Reserve Bank of New York (the "Noon Buying Rate"):

------------------------------------------------------------------------------------------------------------------------------

  US dollars per(pound)1                       April        March        February        January       December       November
  ----------------------                        2001         2001          2001           2001           2000           2000
                                               ------       ------       --------        -------       --------       --------
  Noon buying rate
  High                                         1.4470       1.4725        1.4775          1.5045         1.4955        1.4484
  Low                                          1.4200       1.4190        1.4385          1.4570         1.4365        1.3997

------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------

                                                         3 months
  US dollars per(pound)1                   Year ended     ended                       Year ended September 30
  ----------------------                  December 31   December 31      ----------------------------------------------
                                              2000         1999           1999           1998         1997        1996
                                          -----------   -----------      ------         ------       ------      ------
  Noon buying rate

  Period end rate                              1.4955       1.6150        1.6457        1.6995       1.6117      1.5653
  Average rate for the period (1)              1.5204       1.6295        1.6286        1.6531       1.6320      1.5420

  Consolidation rate (2)

  Period end rate                              1.4925       1.6168        1.6465        1.7001       1.6148      1.5649
  Average rate for the period                  1.5160       1.6308        1.6297        1.6536       1.6327      1.5426

-----------------------------------------------------------------------------------------------------------------------

Notes:
(1)  The average of the Noon Buying Rates on the last business day of each month during the period.

(2)  The rates used by the Group for translating dollars into sterling in the preparation of its consolidated financial statements.

(3)  On May 8, 2001, the Noon Buying Rate was(pound)1.00 = $1.4315

                       ITEM 4. INFORMATION ON THE COMPANY


HISTORY AND DEVELOPMENT OF THE COMPANY

The Royal Bank of Scotland Group plc is a public limited company incorporated in Great Britain and registered in Scotland No. 45551. The registered office of the company is 36 St Andrew Square, Edinburgh, EH2 2YB (telephone 0131-556-8555) and its principal place of business is 42 St Andrew Square, Edinburgh, EH2 2YE (telephone 0131-556-8555). The company's website address is www.rbs.co.uk.

The Group is a diversified financial services group engaged in a wide range of banking, financial and finance-related activities in the UK and internationally. The Group's operations are principally centred in the UK.

The Group has two principal operating subsidiaries - The Royal Bank of Scotland plc ('the Bank') and National Westminster Bank Plc ('NatWest'), each of which controls, directs and promotes the operations of various subsidiary companies.

The Bank is a major UK clearing bank whose predecessors date back to 1727. At December 31, 2000, the Bank had 634 branches in the UK. RBS was created by the merger in 1985 of the former The Royal Bank of Scotland plc, the largest of the Scottish clearing banks, and Williams & Glyn's Bank plc, a wholly-owned English clearing bank subsidiary of the company.

NatWest was acquired by the Group on March 6, 2000. NatWest was incorporated in England in 1968 and was formed from the merger of National Provincial Bank Limited and Westminster Bank Limited, which had themselves been formed through a series of mergers involving banks with origins dating back as far as the 17th century. At December 31, 2000 NatWest had approximately 2,160 branches, representative and similar offices worldwide, of which approximately 2,030, principally branch offices were located in the UK.

Acquisition of NatWest

The following table provides details of the consideration paid, the net assets acquired, the fair value adjustments and the goodwill arising on the acquisition of NatWest:

--------------------------------------------------------------------------------
                                                          (pound)m     (pound)m
Consideration paid:
Issue of 1,563.5 million new 25 pence ordinary shares
  to NatWest ordinary shareholders (Note a)                              13,462
Payment of cash to NatWest ordinary shareholders
  (Note b)                                                                7,110
Issue of loan notes to NatWest ordinary shareholders
  (Note b)                                                                  239
Fees and expenses related to the acquisition                                176
                                                                       --------
                                                                         20,987
                                                                       --------
Net assets acquired:
Shareholders' funds                                                       9,699
Less: preference shares                                                    (488)
                                                                       --------
NatWest net assets as at March 6, 2000 (Note c)                           9,211
                                                                       --------
Fair value adjustments:
Goodwill in NatWest                                                        (533)
Disposal of businesses: (Note d)
-  Gartmore                                                    866
-  Other                                                       271
                                                           -------
                                                                          1,137
Pension fund surplus                                                      1,070
Contingent asset                                                             70
Fixed assets excluding property                                             (40)
Property                                                                   (262)
Financial instruments                                                      (516)
Other                                                                      (504)
Tax on fair value adjustments                                               (36)
                                                                       --------
Total fair value adjustments                                                386
                                                                       --------

                                                                       --------
Adjusted net assets acquired                                              9,597
                                                                       --------

Goodwill arising on acquisition (Note e)                                 11,390
                                                                       --------
--------------------------------------------------------------------------------

Notes:

(a) The `Consideration paid' information above is based on the closing price on the London Stock Exchange on March 3, 2000, the trading day immediately prior to the offer for NatWest being declared unconditional in all respects, of 861 pence per RBSG ordinary share of 25 pence.

(b) NatWest ordinary shareholders had the right to receive, for each NatWest share held, 0.968 new RBSG 25 pence ordinary shares plus 400 pence in cash or loan notes. A `Partial cash alternative' was also offered, which, for each NatWest share held, consisted of 0.92 new 25 pence ordinary shares plus 450 pence in cash or loan notes.

(c) Net assets acquired at March 6, 2000 include(pound)51 million relating to proceeds from the subsequent exercise of outstanding options.

(d) The fair value adjustment relating to the disposal of businesses reflects the excess of sale proceeds over the net tangible asset value of these businesses in NatWest's consolidated balance sheet at March 6, 2000.

(e) In the Group's interim results, the goodwill arising on the acquisition of NatWest was estimated to be (pound)11,200 million, based on preliminary fair value adjustments. Subsequently, further fair value adjustments have been identified resulting in a revision to the goodwill figure to (pound)11,390 million. This is being amortised over its estimated economic life of 20 years, resulting in a charge of (pound)570 million per annum.


BUSINESS OVERVIEW

At and for the year ended December 31, 2000, based on domicile of customer, no country outside the UK or the United States accounted for more than 10% of total assets or net income available for ordinary shareholders of the Group - see Note 48 to the Consolidated Financial Statements. At December 31, 2000, the Group had total assets of (pound)320 billion (September 30, 1999 - (pound)89 billion), total deposits of (pound)212 billion (September 30, 1999 - (pound)62 billion) and shareholders' equity of (pound)23,116 million (September 30, 1999
- (pound)4,202 million). At December 31, 2000, the Group employed 94,000 staff (September 30, 1999 - 32,670).

The Group's activities are organised in the following business divisions:
Corporate Banking and Financial Markets, Retail Banking, Retail Direct, Manufacturing, Wealth Management, Direct Line Insurance Group, Ulster Bank, Citizens and Central items. A description of the activities of each of the Group's businesses is given below:

Corporate Banking and Financial Markets

Corporate Banking and Financial Markets provides an integrated range of products and services to its mid-sized and large corporate and institutional customers in the UK and overseas, including corporate and commercial banking, treasury and capital markets products, structured and leveraged finance, trade finance, leasing and factoring. It also has complementary subsidiary businesses covering cash flow management, traditional finance house products and asset based finance for large capital equipment projects.

Financial Markets provides corporate and institutional customers with treasury services, including global interest rate derivatives trading, bond origination and trading, credit sales and trading, sovereign debt trading and futures brokerage. In addition, it provides foreign exchange, money market, currency derivative and rate risk management services to corporate and institutional clients. It also engages in similar activities for its own account, and provides treasury services support to the Group. Greenwich Capital delivers debt market solutions tailored to meet the needs of companies and institutions around the world.

Retail Banking

Retail Banking provides a wide range of banking, insurance and other related financial services to individuals and small to medium-sized corporate clients through a UK-wide branch network, certain centralised banking services and various subsidiary companies. It also operates direct banking telephone services and has complementary subsidiary businesses covering life assurance, pensions and private banking.

In the personal banking market, Retail Banking offers money transmission, savings and loan facilities. In its small business banking market, Retail Banking provides a range of services which includes money transmission and cash management, short, medium and long-term finance and retail and wholesale deposit-taking products.

The retail banking activities of RBS and NatWest continue to operate under their own brands and compete with each other. As at December 31, 2000, RBS and NatWest had 634 and 1,643 branches, respectively, in the United Kingdom.

Retail Direct

Retail Direct issues a comprehensive range of credit, charge and debit cards to personal and corporate customers and engages in merchant acquisition and processing facilities for retail businesses. It also includes Tesco Personal Finance, Virgin Direct Personal Finance, Direct Line Financial Services, Lombard Direct, the Group's internet banking platform and Comfort Card European businesses: all of these businesses offer products to customers through direct channels.

Manufacturing

Manufacturing supports the customer facing businesses of Corporate Banking and Financial Markets, Retail Banking and Retail Direct and provides operational technology, account management, money transmission, property and other support services.

Wealth Management

Wealth Management comprises Coutts Group, Adam & Company and the offshore banking businesses - The Royal Bank of Scotland International and NatWest Offshore. The Coutts Group brings together businesses that focus on private banking through the Coutts brand and the recently launched NatWest Private Banking brand. Adam & Company is a growing private bank operating primarily in Scotland. The Group's offshore businesses deliver retail banking services to local and expatriate customers, and a wide range of corporate banking and treasury services to corporate, intermediary and institutional clients.

Direct Line Insurance Group

Direct Line Insurance Group sells and underwrites retail and wholesale insurance on the telephone and the internet to customers. The Direct Division sells general insurance and motor breakdown services direct to the consumer, whilst Green Flag is a leading wholesale provider of insurance and motoring related services.

Ulster Bank

Ulster Bank provides a comprehensive range of retail and wholesale financial services in Northern Ireland and the Republic of Ireland. Retail Banking has a network of branches throughout Ireland and operates in the personal, small business and wealth management sectors. Corporate Banking and Financial Markets provides a wide range of services and investment banking products in the corporate and institutional markets.

Citizens

Citizens is engaged in retail and corporate banking activities carried out through its branch network in the states of Rhode Island, Connecticut, Massachusetts and New Hampshire and is the second largest bank in New England. Citizens provides a full range of retail and corporate banking services, including personal banking, residential mortgages and home equity loans. In addition, Citizens engages in a wide variety of commercial loan and commercial real estate activities, consumer lending, credit card services, trust services and retail investment services. Citizens also operates subsidiaries primarily engaged in equipment lease financing. In October 1999, Citizens acquired the commercial banking business of State Street Corporation, and in January 2000, it acquired the entire issued share capital of UST Corp. of Boston.

Central items

As well as Group corporate functions, which support the Group Executive, central departments include functions such as Human Resources and Internal Audit which provide services to the operating divisions.

Staff involvement

The Group and its subsidiary undertakings encourage staff involvement by a process of communication and consultation. This takes the form of information through normal management channels, internal publications and regular dialogue with staff representatives. All staff were given the opportunity to say what they thought about working for the Group in a confidential manner via the annual staff opinion survey. 67% of staff responded to the survey, giving their views on a variety of topics from management leadership to communication and employee involvement. The results of the survey are shared with all staff and action plans are prepared to address the key issues raised.

A new Group staff publication was launched in December 2000 to keep staff informed of wider Group activities. This quarterly publication was designed following staff feedback and aims to involve staff from across the Group.

A new Group intranet site was launched in September 2000 bringing together the NatWest and RBS intranets incorporating the new Group structure. Throughout the process of integration of RBS and NatWest, extensive use is being made of the intranet as a communication channel to allow staff to be updated on progress on a regular basis.

The creation of a new European Works Council during 2001 will provide the Group with an effective forum for discussing European matters. The Council will meet once a year.

Equal opportunities

The Group is committed to providing equality of opportunity and to following best employment practice in each of the countries in which it operates. In the recruitment of staff and their subsequent career development, individuals are considered solely on the basis of their aptitude and ability.

The Group is a member of Opportunity Now (formerly Opportunity 2000), Race for Opportunity, the Employers' Forum on Disability and the Employers' Forum on Age. The number of women in management positions, and the number of ethnic minorities represented in the workforce has in recent years continued to grow. The Group has positive policies to recruit and retain disabled staff and recognises the contribution of disabled people, both as valued employees and customers. For employees who become disabled whilst in the employment of the Group, every assistance is given to keep them in employment, and the in-house Occupational Health Service provides expert advice and rehabilitation programmes to this end.

Environmental issues

The Group recognises that environmental and social responsibility is integral to the way it does business. Environmental and social imperatives are shaping all our futures and the diversity and flexibility of our businesses enables us to anticipate and respond to those changes. Our philosophy is that business excellence, of necessity, requires that we meet changing customer expectations and needs.

The Group recognises this challenge and has adopted policies and management regimes which reinforce these wider human and material concerns. Our Values, Balanced Scorecard, Change Management, Staff Development, Equal Opportunities, Employee Assistance, Health, Safety and Environmental programmes all reinforce these wider business principles. The objective is not only to manage the obvious direct operational impacts on the environment such as energy, raw material, waste and transport, but also to integrate environmental and social concerns into all of our activities.

Description of assets and liabilities

Assets

Loan portfolio

The Group's loan portfolio consists of loans (including overdraft facilities) and instalment credit and finance lease receivables. Overdraft facilities provide the customer with a demand deposit account and demand credit facility combined in a single checking (current) account. An overdraft is effected whenever a customer's drawings on a demand deposit account exceed the credit balance of the account, the balance of which may alternate between debit and credit. While overdrafts are contractually repayable on demand unless a fixed term has been agreed, in practice customers will from time to time make deposits into the account, thereby reducing indebtedness or increasing a credit balance in accordance with their business requirements. Borrowing limits on the overdraft facility are established, and full repayment is required only if the customer fails to honour the conditions on which the limit was granted or his financial position has so deteriorated that it is necessary to take protective action. Overdraft facilities are usually reviewed at least annually. Interest is generally calculated on the daily outstanding balance by reference to the Group's base rate and is typically charged monthly. Overdrafts accounted for approximately 11.0% of the Group's total domestic loan portfolio at December 31, 2000 and 10.8% of the Bank's total domestic loan portfolio at September 30, 1999.

Analysis of loans to customers by geographical area and type of customer

The following table analyses loans (including instalment credit and finance lease receivables) by geographical area and type of customer at December 31, 2000 and at September 30 for each of the previous four years. The domestic categories of customer are based on the asset classification requirements of the Bank of England.

------------------------------------------------------------------------------------------------------------------------------
                                                                                           September 30
                                                    December 31    -----------------------------------------------------------
                                                        2000            1999            1998            1997            1996
                                                    -----------       --------        --------        --------        --------
                                                      (pound)m        (pound)m        (pound)m        (pound)m        (pound)m
 Domestic:
 Central and local government                          1,957              150             78             116              90
 Manufacturing                                         6,806            2,715          2,075           1,739           1,732
 Construction                                          2,615              648            543             404             530
 Finance                                               9,944            2,891          2,197           3,100           3,173
 Service industries                                   17,242            5,585          4,968           4,660           3,374
 Agriculture, forestry and fishing                     2,373              673            643             613             493
 Property                                             10,385            3,668          2,935           2,617           1,525
 Business and other services                           3,579            2,477          2,011           2,140           2,715
 Individuals  - home mortgages                        32,600            9,544          8,317           7,371           6,532
              - other                                 17,496            6,283          4,550           3,530           2,713
 Instalment credit and other loans                     5,041            1,059            900             856             630
 Finance leases                                        6,272            2,555          2,587           2,569           2,333
                                                    --------          -------        -------         -------         -------
    Total domestic loans                             116,310           38,248         31,804          29,715          25,840
                                                    --------          -------        -------         -------         -------
 Foreign:
 Foreign - UK based                                   19,257            2,799          2,248           1,880           1,403
 United States                                        23,050            6,807          5,811           6,063           5,416
 Rest of the World                                    12,598            2,223          1,787           1,407           1,261
                                                    --------          -------        -------         -------         -------
    Total foreign loans                               54,905           11,829          9,846           9,350           8,080
                                                    --------          -------        -------         -------         -------
 Total loans and advances to customers               171,215           50,077         41,650          39,065          33,920
 Less provisions for bad and doubtful debts           (3,139)            (737)          (633)           (459)           (474)
                                                    --------          -------        -------         -------          ------
 Net loans and advances to customers                 168,076           49,340         41,017          38,606          33,446
                                                    --------          -------        -------         -------          ------
----------------------------------------------------------------------------------------------------------------------------

For further information regarding the Group's operations by geographical area, see Note 48 to the Consolidated Financial
Statements.

Lending concentrations

One of the principal factors influencing the quality of the Group's earnings is the diversification of its loan portfolio by geographical area within the UK, by industry classification and by individual customer. The spread of the Group's assets reduces concentration of risk.

The Group has a widely spread UK lending base through 2,664 branches and offices servicing a broad range of corporate and personal customers. With the exception of lending to the service industry sector and to individuals in the UK, there were no loan concentrations to any individual sector or industry which exceeded 10% of total loans to customers (before provisions). Instalment credit loans and direct finance leases are largely conducted through the consumer and industrial finance businesses of Lombard North Central PLC and Royal Bank Leasing Limited.

Analysis of loans to customers by maturity and repricing interval

The following table analyses loans (including instalment credit and finance lease receivables) to customers at December 31, 2000, by maturity or repricing interval, if earlier. Overdrafts are included in the "Within 1 year" category.

-------------------------------------------------------------------------------------------------------
                                                                    December  31, 2000
                                                   ----------------------------------------------------
                                                                  After 1
                                                    Within      but within       After 5
                                                    1 year        5 years         years         Total
                                                   --------     ----------      --------       --------
 Domestic:                                         (pound)m      (pound)m       (pound)m       (pound)m
 Central and local government                          551           481            925          1,957
 Manufacturing                                       3,982         1,085          1,739          6,806
 Construction                                        1,506           548            561          2,615
 Finance                                             6,108         1,031          2,805          9,944
 Service industries.........                         7,143         3,931          6,168         17,242
 Agriculture, forestry and fishing                   1,457           438            478          2,373
 Property                                            2,892         2,937          4,556         10,385
 Business and other services                         1,794           836            949          3,579
 Individuals  - home mortgages                         803         2,474         29,323         32,600
              - other                               10,016         6,174          1,306         17,496
 Instalment credit and other loans                   2,010         2,880            151          5,041
 Finance leases                                        999         1,927          3,346          6,272
                                                   -------       -------        -------        -------
 Total domestic loans.......                        39,261        24,742         52,307        116,310
                                                   -------       -------        -------        -------
 Foreign:
 Foreign - UK based                                 11,625         3,798          3,834         19,257
 United States                                      12,161         6,252          4,637         23,050
 Rest of the World                                   7,391         2,621          2,586         12,598
                                                   -------       -------        -------        -------
 Total foreign loans                                31,177        12,671         11,057         54,905
                                                   -------       -------        -------        -------
 Total loans and advances to customers              70,438        37,413         63,364        171,215
                                                   -------       -------        -------
 Less provisions for bad and doubtful debts                                                     (3,139)
                                                                                               -------
 Net loans and advances to customers                                                           168,076
                                                                                               -------
 Fixed rates                                        32,214        12,478          9,291         53,983
 Variable rates                                     38,224        24,935         54,073        117,232
                                                   -------       -------        -------        -------
 Total loans by maturity or repricing interval      70,438        37,413         63,364        171,215
                                                   -------       -------        -------        -------
------------------------------------------------------------------------------------------------------

Cross-border outstandings

Cross-border outstandings consist of loans to banks and customers, instalment credit and finance lease receivables, acceptances and other monetary assets, including non-local currency claims of overseas offices on local residents. The Group monitors the geographical breakdown of outstandings based on the country of domicile of the borrower or guarantor of ultimate risk.

Cross-border outstandings in excess of 1% of total assets

The following table identifies countries where the Group's cross-border outstandings to borrowers exceeded 1% of Group total assets including acceptances:

----------------------------------------------------------------------------------------------------------------------------
                                                                                Banks                          Commercial,
                                                   As % of                    and other       Governments     industrial and
                                                    total                     financial       and official    other private
                                                 assets (1)     Total       institutions      institutions        sector
                                                 ----------    --------     ------------      ------------    --------------
                                                     %        (pound)m        (pound)m          (pound)m         (pound)m
 December 31, 2000
 United States                                       2.0        6,520           4,006               13            2,501
 Germany                                             1.9        6,156           5,654               91              411
 Japan                                               1.2        3,891           3,327              133              431
 Netherlands                                         1.1        3,446           2,104                6            1,336
 France                                              1.0        3,310           2,375               62              873

 September 30, 1999
 United States                                       3.8        3,452           1,482               264           1,706
 Germany                                             3.5        3,135           2,880                39             216
 France                                              1.9        1,722           1,567                37             118

 September 30, 1998
 Germany                                             3.5        2,810           2,679                 -             131
 United States                                       3.1        2,481             675               145           1,661
 France                                              2.5        2,022           1,932                -               90
 Japan                                               1.3        1,043             999                -               44
 Spain                                               1.2        1,001             832                46             123
----------------------------------------------------------------------------------------------------------------------------
Note:
(1)  Assets comprise total assets, as reported in the Consolidated Balance Sheet, and acceptances, which together totalled
     (pound)320,834 million at December 31, 2000 (September 30, 1999 - (pound)89,746 million, September 30, 1998 -
     (pound)80,700 million).


Cross-border outstandings between 0.75% and 1% of total assets

At December 31, 2000, Switzerland ((pound)3,137 million) and the Cayman Islands ((pound)2,878 million) were the only countries that had cross-border outstandings of between 0.75% and 1% of Group total assets (including acceptances).

At September 30, 1999, Belgium ((pound)894 million), Canada ((pound)784 million) and Spain ((pound)756 million) were the only countries that had cross-border outstandings of between 0.75% and 1% of Group total assets (including acceptances).

At September 30, 1998, Canada ((pound)687 million), Belgium ((pound)663 million), the Netherlands ((pound)656 million) and Italy ((pound)602 million) were the only countries that had cross-border outstandings of between 0.75% and 1% of Group total assets (including acceptances).

Provisions for bad and doubtful debts

Provisioning policy

Within the Bank and NatWest and their subsidiaries engaged in banking (excluding Citizens - see below), loan officers regularly review the quality of loans for which they are responsible. Specific provisions are made against loans when, as a result of a detailed appraisal of the loan portfolio, it is considered that recovery is doubtful, which depends in each case on the individual circumstances of the loan, including, among other things, the adequacy of any collateral securing the loan. Provisions made during a year (less amounts released and recoveries of amounts written-off in previous years) are charged against income. Interest receivable on doubtful loans is brought into the Consolidated Profit and Loss Account as it accrues only so long as its collectibility is not subject to significant doubt. Loans classified as bad debts are written-off to their estimated net realisable value when there is no realistic prospect of recovery.

In addition, general provisions are maintained at levels considered appropriate by management to cover losses from loans which have not been separately identified but are known from experience to be present in any portfolio of bank loans. Reviews of the level of general provisions are conducted throughout the year. A factor in establishing the level of general provisions is the scope and detail of the specific provisioning procedures in place at the time of the review.

There are differences between the provisioning policies of banks in the UK and the United States. In the UK, loans and related accrued interest are written-off only when, as a matter of banking judgement, there is no realistic prospect of recovery. When management determines that a write-off is appropriate, the principal amount and accrued interest on the obligation are written down to estimated net realisable value. Interest receivable on loans is recognised as income as it accrues provided that its collectibility is not subject to significant doubt. In contrast, banks in the United States (including Citizen's bank subsidiaries) typically stop accruing interest when loans become overdue by 90 days and recovery is doubtful, and write-off loans more rapidly. The cumulative effect of the Group's policies is to increase the relative size of the Group's gross loan portfolio and the provisions for bad and doubtful debts compared with those of US banks, which has the effect of increasing the Group's gross provision ratios compared with those which would result from the application of US bank provisioning policies. The Group's policies do not, however, result in a significant adjustment to the Group's net income or shareholders' funds for restatement under US GAAP. See Note 51 to the Consolidated Financial Statements.

Citizens

Loan officers in Citizens evaluate the adequacy of the allowance for probable credit losses by performing reviews of certain individual loans and leases, analysing changes in the composition and size of the portfolio, reviewing previous loss experience and considering current and probable economic factors. The provision is established through charges to earnings in the form of a provision for credit losses and is maintained at a level which management considers adequate based on the results of this evaluation. Amounts determined to be uncollectable are deducted from the provision and subsequent recoveries, if any, are added to the provision.

Non-performing loans and leases consist of (a) non-accrual loans and leases and
(b) accruing loans which are contractually past due 90 days or more. Loans and leases are generally placed on non-accrual when 90 days or more past due, or earlier when management deems the probability of collection to be insufficient to warrant further accrual. Certain loans, primarily consumer credits, remain on accrual when contractually past due 90 days or more if considered by management to be collectible.

Movements in provisions for bad and doubtful debts

The following table shows movements in provisions for bad and doubtful debts for the year ended December 31, 2000, the three months ended December 31, 1999 and each of the previous four years ended September 30, 1999:

------------------------------------------------------------------------------------------------------------------------------------
                             Year ended      3 months ended                           Year ended September 30
                             December 31      December 31   ------------------------------------------------------------------------
                               2000              1999              1999             1998              1997              1996
                               ----              ----              ----             ----              ----              ----
                        Specific General  Specific General  Specific General  Specific General  Specific  General  Specific General
                        -------- -------- -------- -------- -------- -------- -------- -------- --------  -------- -------- --------
                        (pound)m (pound)m (pound)m (pound)m (pound)m (pound)m (pound)m (pound)m (pound)m  (pound)m (pound)m (pound)m
 Provision at beginning
   of period
     Domestic              416       68      367       66      283       64      257       59      275        58      358       58
     Foreign               227      105      200      104      171      115       97       46      104        37       78       46
                         -----------------------------------------------------------------------------------------------------------
                           643      173      567      170      454      179      354      105      379        95      436      104
                         -----------------------------------------------------------------------------------------------------------
 Total                          816               737               633              459               474               540
 Currency translation and
   other adjustments
     Domestic               12      (13)      (1)       1        -        -        -        -        -         -        -        -
     Foreign                19       24       2         -        9        1       (6)      (2)      (3)       (1)       1        1
 Acquisition of NatWest
     Domestic            1,600      277        -        -        -        -        -        -        -         -        -        -
     Foreign               316      117        -        -        -        -        -        -        -         -        -        -
 Acquisition/(disposal)
   of other subsidiaries
     Domestic               (4)      (2)       1        1        -        -        -        -        -         -        -        -
     Foreign                59        2       25       (2)       -        -      (12)       1        -        21       25        -
 Amounts written-off
     Domestic             (599)       -      (35)       -     (175)       -     (144)       -     (166)        -     (190)       -
     Foreign              (185)       -       (5)       -      (51)       -      (26)       -      (38)        -      (34)       -
 Recoveries of amounts
  written-off in
  previous years
     Domestic              142        -       10        -       44        -       20        -       20         -       12        -
     Foreign                22        -        3        -       10        -       15        -       13         -       10        -
 Transfers between
   provisions
     Domestic                -        -        -        -        -        -        -        -        -         -        -        -
     Foreign                19      (19)      (3)       3       12      (12)      (3)       3       11       (11)      10      (10)
 Provisions charged to
   profit
     Domestic              467        6       74        -      215        2      150        5      128         1       95        -
     Foreign  (1)           74        3        5        -       49        -      106       67       10         -       14        -
                         ---------------------------------------------------------------------------------------------------------
 Provision at end of
   period
     Domestic            2,034      336      416       68      367       66      283       64      257        59      275       58
     Foreign               551      232      227      105      200      104      171      115       97        46      104       37
                         ---------------------------------------------------------------------------------------------------------
                         2,585      568      643      173      567      170      454      179      354       105      379       95
                         ---------------------------------------------------------------------------------------------------------

 Total                        3,153               816               737              633               459               474
                         ---------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

Note:

(1)  The year ended September 30, 1998 includes (pound)66 million specific provisions and (pound)66 million general provisions for bad and doubtful debts in respect of the Far East, which were treated as exceptional items.

The increase in provisions for bad and doubtful debts from (pound)737 million at September 30, 1999, to (pound)3,153 million at December 31, 2000, is principally as a consequence of the acquisition of NatWest.

The following table presents additional information with respect to provisions for bad and doubtful debts for the year ended December 2000 and each of the four years ended September 30, 1999:

--------------------------------------------------------------------------------------------------------------------------------
                                                   Year ended                          Year ended September 30
                                                  December 31        -----------------------------------------------------------
                                                     2000              1999             1998             1997            1996
                                                  -----------        --------         --------         --------        ---------
                                                   (pound)m          (pound)m         (pound)m         (pound)m        (pound)m

 Loans to customers (gross)                         171,215          50,077            41,650           39,065           33,920
                                                  -----------       ------------------------------------------------------------
 Provision at end of period:
   Specific provision - customers                     2,571             567               454              354              379
   Specific provision - banks                            14               -                 -                -                -
   General provision                                    568             170               179              105               95
                                                  -----------        -----------------------------------------------------------
                                                      3,153             737               633              459              474
                                                  -----------        -----------------------------------------------------------
 Customer provision at end of period as a
   percentage of loans to customers at
   end of period:
   Specific provision                                  1.50%           1.13%             1.09%            0.91%            1.12%
   General provision                                   0.33%           0.34%             0.43%            0.27%            0.28%
                                                  -----------        -----------------------------------------------------------
                                                       1.83%           1.47%             1.52%            1.18%            1.40%
                                                  -----------        -----------------------------------------------------------

 Average loans to customers (gross)                 142,288          45,807            39,456           34,879           30,383
                                                  -----------        -----------------------------------------------------------

 As a percentage of average loans to
   customers during the period:
 Total customer provisions charged to profit           0.39%           0.58%             0.83%            0.40%            0.36%
                                                  -----------        -----------------------------------------------------------
 Amounts written-off (net of
   recoveries) - customers                             0.44%           0.38%             0.34%            0.49%            0.66%
                                                  -----------        -----------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------


Write-offs and recoveries

The following table shows amounts written-off for the year ended December 31, 2000, the three months ended December 31, 1999 and each of the four years ended September 30, 1999:

-----------------------------------------------------------------------------------------------------------------------------
                                        Year ended     3 months ended                    Year ended September 30
                                        December 31      December 31       --------------------------------------------------
 Write-offs                                2000             1999             1999         1998          1997           1996
                                        -----------    --------------      --------     --------      --------       --------
                                         (pound)m         (pound)m         (pound)m     (pound)m      (pound)m       (pound)m
 Domestic:
    Manufacturing                            55                1                4           11             5             10
    Construction                             30                2                5            5            11             10
    Finance                                   5                -                1            2             1              7
    Service industries                      103                4               22           35            58             56
    Agriculture, forestry and fishing         5                1                1            2             1              3
    Property                                  7                1                4            4             7             12
    Business and other services              43                1               16            6            21             23
    Individuals - home  mortgages            12                3                9            5             3              4
                       - others             230               21              107           70            56             59
 Finance leases and instalment credit       109                1                6            4             3              6
                                        -----------    --------------      --------------------------------------------------
 Total domestic                             599               35              175          144           166            190
 Foreign                                    180                5               51           26            38             34
                                        ----------     --------------      --------------------------------------------------
 Total write-offs                           779*              40              226          170           204            224
                                        ----------     --------------      --------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

* Excludes (pound)5 million relating to loans to banks.

Write-offs increased from (pound)226 million in the year ended September 30, 1999 to (pound)779 million in the current year, largely due to the acquisition of NatWest.

The following table shows recoveries of amounts written-off for the year ended December 2000, the three months ended December 31, 1999 and each of the four years ended September 30, 1999:

-----------------------------------------------------------------------------------------------------------------------------
                                        Year ended     3 months ended                    Year ended September 30
                                        December 31      December 31       --------------------------------------------------
 Recoveries                                2000             1999             1999         1998          1997           1996
                                        -----------    --------------      --------     --------      --------       --------
                                         (pound)m         (pound)m         (pound)m     (pound)m      (pound)m       (pound)m
 Domestic:
     Manufacturing                          12                 4                2            1             1              -
     Construction                           13                 -                1            3             3              -
     Finance                                 3                 -                8            1             1              -
     Service industries                     31                 1                4            5             8              5
     Agriculture, forestry and fishing       3                 -                -            -             -              -
     Property                                6                 -                -            1             1              1
     Business and other services            14                 -                -            1             -              -
     Individuals - home mortgages            -                 -                1            -             -              -
                 -  others                  57                 5               28            8             6              6
     Instalment credit                       3                 -                -            -             -              -
                                        -----------   ---------------      --------------------------------------------------
     Total domestic                        142                10               44           20            20             12
 Foreign                                    22                 3               10           15            13             10
                                        -----------    --------------      --------------------------------------------------
     Total recoveries                      164                13               54           35            33             22
                                        -----------    --------------      --------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
For a discussion of the factors considered in determining the amount of the provisions, see "Provisions for bad and doubtful debts" on page 19.


Analysis of provisions for bad and doubtful debts

The following table analyses provisions for bad and doubtful debts by geographical area and type of domestic customer for the year ended December 2000, the three months ended December 31, 1999 and each of the four years ended September 30, 1999:
------------------------------------------------------------------------------------------------------------------------------------
                                                                                  September 30
                    December 31       December 31   --------------------------------------------------------------------------------
                       2000               1999             1999              1998              1997             1996
                 -------------------------------------------------------------------------------------------------------------------
                            % of               % of                % of                % of               % of               % of
                          loans to           loans to            loans to             loans to           loans to           loans to
                           total               total              total                 total             total               total
                  Amount   loans     Amount    loans    Amount    loans      Amount     Loans    Amount   loans     Amount    loans
                 -------- --------  -------- --------  --------  --------   --------  --------  -------- --------  -------- --------
                 (pound)m     %     (pound)m     %     (pound)m     %       (pound)m      %     (pound)m    %      (pound)m     %
 Domestic:
 Manufacturing      148      4.0        16     5.2       16        5.4           16      5.0        8      4.5        10       5.1
 Construction        77      1.5         9     1.1        8        1.3            9      1.3       23      1.0        13       1.6
 Finance             75      5.8        16     6.3        4        5.8            3      5.3        3      7.9         2       9.4
 Service
   industries       430     10.1        97    12.8       98       11.2           68     11.9       61     11.9        83       9.9
 Agriculture,
 forestry and
   Fishing           33      1.4         4     1.3        3        1.4            2      1.5        3      1.6         3       1.5
 Property            25      6.1        10     7.9       11        7.3           13      7.0       14      6.7        15       4.5
 Business and
   other
   services         153      2.1        36     2.4       26        4.9           27      4.8       20      5.5        37       8.0
 Individuals
   - home
       mortgages     35     19.0        24    18.7       22       19.1           17     20.0        6     18.9         7      19.3
   - other          412     10.2       191    12.1      167       12.5          121     10.9      110      9.0        96       8.0
 Finance leases
   and instalment
   credit           646      6.6        13     6.7       12        7.2            7      8.4        9      8.8         9       8.7
 Other                -      1.1         -     0.2        -        0.3            -      0.3        -      0.3         -       0.2
                  ----------------   ----------------  ------------------    -----------------   ----------------   ----------------
   Total domestic 2,034     67.9       416    74.7      367       76.4          283     76.4      257     76.1       275      76.2
 Foreign            537     32.1       227    25.3      200       23.6          171     23.6       97     23.9       104      23.8
                  ----------------   ----------------  ------------------    -----------------   ----------------   ----------------
   Specific
     provision    2,571    100.0       643   100.0      567      100.0          454    100.0      354    100.0       379     100.0
                          ------            ------              ------                ------            ------              --------
   General
     provision      568                173              170                     179               105                 95
                  -----              -----             ----                  ------              ----               ----
   Total
     provisions   3,139                816              737                     633               459                474
                  -----              -----             ----                  ------              ----               ----

------------------------------------------------------------------------------------------------------------------------------------

All of the above allowances were in respect of loans to customers. In addition at December 31, 2000 there were (pound)14 million of provisions against loans to banks. For an explanation of the movements in the provisions for bad and doubtful debts, see "Provisions for bad and doubtful debts" on page 45.

Risk elements in lending

The Group makes provisions for bad and doubtful debts in accordance with the method described under "Provisions for bad and doubtful debts - provisioning policy" on page 19. The Group's loan control and review procedures generally do not include the classification of loans as non-accrual, accruing past due, restructured and potential problem loans, as defined by the Securities and Exchange Commission ("SEC"). Management has estimated, as set forth below, the amount of loans, without giving effect to available security, which would have been so reported had the SEC's classifications been employed.

-----------------------------------------------------------------------------------------------------------------------------
                                                                                            September 30
                                                           December 31   ----------------------------------------------------
                                                               2000          1999          1998          1997          1996
                                                           -----------       ----          ----          ----          ----
                                                             (pound)m      (pound)m      (pound)m      (pound)m      (pound)m
 Loans accounted for on a non-accrual basis:
     Domestic                                                   2,482           378           416           462           534
     Foreign                                                      344           170           148            75            86
                                                            ----------   ----------------------------------------------------
                                                                2,826           548           564           537           620
                                                            ----------   ----------------------------------------------------
 Accruing loans which are contractually past due
   90 days or more as to principal or interest:  (1)
     Domestic                                                     662           322           311           217           236
     Foreign                                                      168           110           117            14             3
                                                            ----------   ----------------------------------------------------
                                                                  830           432           428           231           239
                                                            ----------   ----------------------------------------------------
 Loans not included above which are classified as
   "troubled debt restructurings":
     Domestic                                                      43            13            15            13            34
     Foreign                                                      122           104             5             -             -
                                                            ----------   ----------------------------------------------------
                                                                  165           117            20            13            34
                                                            ----------   ----------------------------------------------------

 Total                                                          3,821         1,097         1,012           781           893
                                                            ----------   ----------------------------------------------------

 Closing provisions as a % of total risk elements
   in lending:
     Specific provisions                                           68%           52%           45%           45%           42%
     General provisions                                            15%           15%           18%           14%           11%
                                                            ----------   ----------------------------------------------------
     Total                                                         83%           67%           63%           59%           53%
                                                            ----------   ----------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

Note:
(1)      Generally,  loans by way of  overdraft  have no fixed  repayment  schedules  and  consequently  are not included in this category.

Loans that are current as to payment of principal and interest and not reflected in the above table, but as to which the Group has serious doubts as to the ability of the borrower to comply with loan repayment terms in the near future, totalled approximately (pound)772 million at December 31, 2000 (September 30, 1999 - (pound)246 million). Of this amount, (pound)699 million related to domestic loans and (pound)73 million to foreign loans (September 30, 1999 - (pound)171 million to domestic loans and (pound)75 million to foreign loans). Substantial security is held in respect of these loans and appropriate provisions have already been made in accordance with the Group's provisioning policy for bad and doubtful debts.

The classification of a loan as non-accrual does not necessarily indicate that the principal of the loan is uncollectable in whole or in part as this depends in each case on the individual circumstances of the loan, including the adequacy of any collateral securing the loan. Therefore, classification of a loan as non-accrual does not always require that a provision be made against such a loan. In accordance with the Group's provisioning policy for bad and doubtful debts, it is considered that adequate provisions for the above risk elements in lending have been made in the financial statements. Total provisions for bad and doubtful debts as a percentage of loans to customers was 1.8% at December 31, 2000, up from 1.5% at September 30, 1999, principally due to new provisions exceeding the amounts written-off in the year.

Gross interest income not recognised, but which would have been recognised under the original terms of the non-accrual and restructured loans, amounted to (pound)148 million for the year to December 31, 2000 and (pound)14 million for the three months to December 31, 1999 (year to September 30, 1999 - (pound)53 million) from domestic loans and (pound)48 million for the year to December 31, 2000 and (pound)7 million for the three months to December 31, 1999 (year to September 30, 1999 - (pound)32 million) from foreign loans. Interest on non-accruals and restructured loans included in net income was (pound)30 million for the year to December 31, 2000 and nil for the three months to December 31, 1999 (year to September 30, 1999 - (pound)4 million) from domestic loans and (pound)8 million for the year to December 31, 2000 and (pound)2 million for the three months to December 31, 1999 (year to September 30, 1999 - (pound)13 million) from foreign loans.

Liabilities

Deposits

A substantial portion of the Group's assets are funded by deposits, principally current accounts and various types of interest bearing deposit accounts, collected through the UK branch network of the Bank and NatWest, and through Citizens and Wealth Management. The remainder of the assets of the Group are funded by wholesale deposits, debt securities in issue, loan capital and shareholders' equity.

At December 31, 2000, September 30, 1999 and September 30, 1998, approximately 16.5%, 8.9% and 11% respectively, of domestic deposits were in non-interest bearing current accounts and approximately 42.9%, 57.8% and 56.0% respectively, of domestic deposits were interest bearing deposits repayable on demand. Interest bearing demand deposits are current accounts with credit balances and retail deposits repayable on demand, obtained primarily through the UK branch networks, and wholesale deposits repayable on demand, booked mainly within the Bank's treasury operation. Interest rates applicable to such deposits are generally calculated on the basis of a margin under the Bank's base rate. Deposits in currencies other than sterling are collected principally by Corporate Banking and Financial Markets, Citizens and Wealth Management. The former raises most of its deposits through the wholesale markets whereas Citizens' and Wealth Management's deposits are principally demand and savings deposits.

Savings deposits are specific products which are designed to attract larger savings from personal customers who do not require withdrawals on demand and therefore in general offer better rates of return than interest bearing demand deposits. At December 31, 2000, September 30, 1999 and September 30, 1998, approximately 11.0%, 7.5% and 10.0% respectively, of domestic deposits were in savings deposits.

Other time deposits are collected centrally from the money market to bridge the gap between retail resources and sterling assets. Chief sources of wholesale deposits are the inter-bank market, corporations and non-bank financial institutions which place funds on the inter-bank market, and issuance of certificates of deposit and medium term notes. All are priced in relation to money market rates. Rate considerations and the ability to provide funds in the maturity periods required by the Bank and NatWest to fulfil their liquidity management objectives affect the choice of instrument. Customers are offered rates related to inter-bank market rates for the term of the deposit depending on the amounts and term. Larger deposits (typically (pound)1 million and over) earn the money market rates paid in the inter-bank market, and smaller amounts earn progressively wider spreads under the money market rate. Rates are centrally communicated throughout the Group by the central treasury operation. While competitive rates influence the quantity of deposits obtained through the branch network, the branch network enables a wide variety of local depositor sources to be accessed.

Analysis of deposits

The following table shows the distribution of deposits by banks and customer accounts by sterling and other currencies at December 31, 2000 and September 30, 1999 and 1998:

------------------------------------------------------------------------------
                                                           September 30
                               December 31         ---------------------------
                                  2000               1999               1998
                               -----------           ----               ----
                                 (pound)m          (pound)m           (pound)m
 Deposits by banks
   Sterling                       25,772             3,347              1,958
   Other currencies                9,358             3,071              2,479
                               -----------         --------           --------
 Total deposits by banks          35,130             6,418              4,437
                               -----------         --------           --------

 Customer accounts
   Sterling                      153,709            36,663             33,785
   Other currencies               23,593            18,517             16,900
                               -----------         --------           --------
 Total customer accounts         177,302            55,180             50,685
                               -----------         --------           --------

 Total deposits                  212,432            61,598             55,122
                               -----------         --------           --------
------------------------------------------------------------------------------

Average deposits and average interest rates of the banking business

The following table shows details of the Group's average deposits of the banking business for the year ended December 31, 2000, the three months ended December 31, 1999 and the years ended September 30, 1999 and 1998:

---------------------------------------------------------------------------------------------------------------------------
                                                            3 months ended                Year ended September 30
                               Year ended December 31        December 31        -------------------------------------------
                                        2000                    1999                    1999                   1998
                                        ----                    ----                    ----                   ----
                                Average     Average     Average     Average     Average     Average     Average     Average
                                balance       rate      balance       rate      balance      rate       balance      rate
                               --------     -------    ---------    -------     --------    -------     --------    -------
                               (pound)m         %       (pound)m        %       (pound)m       %        (pound)m       %
  UK offices
    Interest free demand         15,453         -         2,083         -         1,895        -          1,919         -
    Deposits by banks            12,325        5.6        4,644        4.6        3,748       5.3         3,624        6.7
    Customer accounts
      Demand                     43,337        3.7       19,370        3.5       20,370       3.8        18,912        5.2
      Savings                    14,820        4.6        6,037        4.6        8,783       4.9         4,136        6.0
      Other time                 36,300        6.0       12,738        5.3       10,493       5.8        12,199        7.2
                               --------                --------                 -------                 -------
  Total UK office deposits      122,235                  44,872                  45,289                  40,790
                               --------                --------                 -------                 -------

  Overseas offices
    Interest free demand          3,358         -         1,505         -         1,111        -            957         -
    Deposits by banks             6,472        5.8        1,270        4.7        1,038       4.6         1,289        5.7
    Customer accounts
     Demand                       3,677        3.9        1,277        1.9          995       1.6         2,131        5.1
     Savings                      9,717        4.2        6,928        4.0        6,441       4.0         6,253        4.1
     Other time                   7,524        5.7        2,345        5.3        1,272       5.1           348        5.0
                               --------                --------                 -------                 -------
  Total overseas office
    deposits                     30,748                  13,325                  10,857                  10,978
                               --------                --------                 -------                 -------
  Total deposits of
    banking business            152,983                  58,197                  56,146                  51,768
  Total deposits of
    trading business             23,833                   2,241                   1,729                     587

                               --------                --------                 -------                 -------
  Total deposits                176,816                  60,438                  57,875                  52,355
                               --------                --------                 -------                 -------
---------------------------------------------------------------------------------------------------------------------------

Certificates of deposit and other time deposits

The following table shows details of the Group's certificates of deposit issued and other time deposits over (pound)50,000 (or the equivalent of $100,000 for currencies other than sterling) at December 31, 2000, by time remaining until maturity:

-------------------------------------------------------------------------------------------------------------
                                                                  December 31, 2000
                                        ---------------------------------------------------------------------
                                                      Over 3 but      Over 6 but
                                         Within        within 6       within 12        Over 12
                                        3 months        months          months         months          Total
                                        --------      ----------      ----------       --------      --------
                                        (pound)m       (pound)m        (pound)m        (pound)m      (pound)m
 UK based companies and branches
     Certificates of deposit              5,373             21              83              50          5,527
     Other time deposits                 34,779          1,254             322             792         37,147

 Overseas based companies and branches
     Certificates of deposit              2,746            899             869               -          4,514
     Other time deposits                  6,837            591             450             650          8,528
                                        ---------------------------------------------------------------------
 Total                                   49,735          2,765           1,724           1,492         55,716
                                        ---------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------

Analysis of deposits by product type and geographical area

The following table shows the distribution of the Group's deposits by product type and geographical area at December 31, 2000 and September 30, 1999 and 1998:

------------------------------------------------------------------------------
                                    December 31   September 30    September 30
                                       2000           1999            1998
                                    -----------   ------------    ------------
 Domestic                            (pound)m       (pound)m        (pound)m
 Demand deposits
     Interest-free                     20,721          3,883           4,328
     Interest bearing                  53,903         25,108          22,077
 Savings deposits                      13,778          3,265           3,945
 Other time deposits                   37,388         11,169           9,106
                                    -----------   ------------    ------------
 Total domestic deposits              125,790         43,425          39,456
                                    -----------   ------------    ------------

 Foreign
 Demand deposits
     Interest-free                      6,397          1,319           1,175
     Interest bearing                  16,952          2,953           3,103
 Savings deposits                      21,460          6,784           6,359
 Other time deposits                   41,833          7,117           5,029
                                    -----------   ------------    ------------
 Total foreign deposits                86,642         18,173          15,666
                                    -----------   ------------    ------------

 Total deposits                       212,432         61,598          55,122
                                    -----------   ------------    ------------

 Banking Business                     187,344         60,462          54,748
 Trading Business                      25,088          1,136             374
                                    -----------   ------------    ------------
 Total deposits                       212,432         61,598          55,122
                                    -----------   ------------    ------------

 Deposits by banks                     35,130          6,418           4,437
 Customer accounts                    177,302         55,180          50,685
                                    -----------   ------------    ------------
 Total deposits                       212,432         61,598          55,122
                                    -----------   ------------    ------------

 Analysis of foreign by
  geographical area:
 Foreign - UK based                    30,633          4,809           4,066
 United States                         39,567         10,510           8,614
 Rest of the World                     16,442          2,854           2,986
                                    -----------   ------------    ------------
 Total foreign                         86,642         18,173          15,666
                                    -----------   ------------    ------------

----------------------------------------------------------------------------

Short-term borrowings

The following table shows details of the Group's short-term borrowings as at December 31, 2000 and September 30, 1999 and 1998:

---------------------------------------------------------------------------------------------------------
                                                                                        September 30
                                                                    December 31   -----------------------
                                                                       2000         1999           1998
                                                                    -----------   --------       --------
                                                                     (pound)m     (pound)m       (pound)m
 Commercial paper:
     Outstanding at period end                                            681          91             -
     Maximum amount outstanding at any month-end during period          1,073         188            15
     Approximate average amount outstanding during period                 737          64             4
     Approximate weighted average interest rate during the period         6.2%        5.1%          5.7%
     Approximate weighted average interest rate at period end             4.7%        5.4%            -

 Other short-term borrowings:
     Outstanding at period end                                         38,926       6,120         6,267
     Maximum amount outstanding at any month-end during period         45,993       6,654         6,943
     Approximate average amount outstanding during period              32,437       5,669         6,253
     Approximate weighted average interest rate during period             5.6%        5.0%          5.7%
     Approximate weighted average interest rate at period end             5.8%        4.9%          6.0%
---------------------------------------------------------------------------------------------------------

Average interest rates during the period are computed by dividing total interest expense by the average amount borrowed. Average interest rates at period end are average rates for a single day and as such may reflect one-day market distortions which may not be indicative of generally prevailing rates. Original maturities of commercial paper are not in excess of nine months. "Other short-term borrowings" consist principally of borrowings in the inter-bank market included within "Deposits by Banks" in the Consolidated Financial Statements, and generally have original maturities of one year or less.

Competition

In the UK, the Bank and NatWest's principal competitors are other clearing banks, building societies (which are similar to savings and loans associations in the US) and the other major international banks represented in London.

Competition to serve corporate and institutional customers in the UK remains strong. In addition to the UK clearing banks, large US and European financial institutions are also active, and offer combined investment and commercial banking capabilities. The capital markets continue to innovate and provide a broader range of financing and risk management solutions for corporate customers. In asset finance, Lombard competes with both banks and specialised asset finance providers, both captive and non-captive.

In the small business banking market, the Group competes with other UK clearing banks, with specialist finance providers and building societies.

In the personal banking market, competition continues to intensify. In addition to UK banks and building societies, major retailers, life assurance companies and internet-only players have entered the market. NatWest Life and Royal Scottish Assurance compete with Independent Financial Advisors (IFAs) and life assurance companies.

The UK credit card market is highly competitive, and new entrants, both UK and international, continue to join the large number of existing card issuers. Major retailers, utilities and specialist card issuers are active in the market in addition to the UK banks and building societies. Competition is across a range of dimensions, including aggressive pricing, loyalty and reward schemes, and packaged benefits.

In Wealth Management, The Royal Bank of Scotland International and NatWest Offshore compete with other UK and international banks to offer offshore banking services. Coutts Group and Adam & Co. compete as private banks with UK clearing and private banks, and with international private banks. There has been an increased focus by a number of competitors, both UK and international, on the `mass-affluent' segment of customers, and a number of new propositions have been launched.

Direct Line competes in personal lines insurance. The market is highly competitive, particularly the automobile segment. Direct Line faces competition from a range of insurance companies who now operate telephone and internet direct sales businesses.

In Northern Ireland and the Republic of Ireland, Ulster Bank competes in retail and commercial banking with the major Irish banks and building societies, and with other UK and international banks and building societies active in the market. Competition is intensifying as both UK and Irish institutions seek to expand their businesses.

In the United States, Citizens Financial Group through its banking subsidiaries competes in the New England retail and mid-corporate banking market with local and regional banks and other financial institutions. The Royal Bank of Scotland Group also competes in the US in large corporate lending and specialised finance market, and in fixed-income trading and sales. Competition is principally with the large US commercial and investment banks and international banks active in the US.

In other international markets, principally in continental Europe, the Group faces competition from the leading domestic and international players active in the relevant national markets.

Monetary policy

The earnings of the Group are affected by general economic conditions, both domestic and global. The policies of the UK government, and of governments in other countries in which the Group operates, also have an impact.

The UK government sets an inflation target, which the Chancellor of the Exchequer confirmed in the March 2001 Budget would remain at 2.5%. The Bank of England has operational independence in setting short-term interest rates to achieve this target. The Bank of England's Monetary Policy Committee ("MPC") meets each month to agree any change to interest rates, and the minutes of these meetings are published two weeks later. The Bank of England was given independence by the Chancellor of the Exchequer in 1997, with the intention of making monetary policy free from political influence, and therefore more stable and credible.

The value of sterling is also important for UK monetary conditions. The monetary authorities do not have an exchange rate target, but concerns over the strength of sterling have played a role in several MPC monthly debates during the past year. Sterling remained strong against the euro during 2000, but weakened against the US dollar. The current sharper-than-expected US slowdown and significant interest rate cuts by the Federal Reserve should help to bring down the dollar this year and, at the same time, the euro should be boosted by continental Europe's relatively favourable growth outlook.

European Economic and Monetary Union (EMU)

The third stage of EMU started on schedule on January 1, 1999. During the course of 1998, it was determined that eleven countries (Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain) would participate. The UK, along with Denmark, exercised its right to opt out at that stage, and Sweden also determined not to be part of this first wave. Initially, Greece was deemed not to qualify in terms of the criteria set out in the Maastricht Treaty.

The new European single currency, the euro, came into being on January 1, 1999. On December 31, 1998, the European Currency Unit (the ECU) was replaced by the euro on the international currency markets, on a one-for-one basis. The rates for the euro against other international currencies were based upon the official closing rates for the ECU. The bilateral rates for the legacy currencies of the participating states were derived from their rates within the Exchange Rate Mechanism and the closing value of the ECU. These rates, between the legacy currencies and between these currencies and the euro, were irrevocably locked as of January 1, 1999. The euro became the formal currency for all eleven then participating states.

It was subsequently determined that Greece met the criteria set out in the Maastricht Treaty, and Greece was admitted to the third stage of EMU as from January 1, 2001. The drachma was irrevocably locked to the euro at that date. A referendum on EMU participation was held in Denmark in 2000, with a majority voting against entry.

The legacy currencies will continue to exist until 2002. Euro notes and coins will be introduced into circulation in all twelve participating states on January 1, 2002 and it is formally required under Maastricht that legacy currency notes and coins be withdrawn by June 30, 2002. In practice, it is intended by all participating states that the end of legal tender status for legacy currency notes and coins be achieved by the end of February, 2002.

Also on January 1, 1999, the European Central Bank ("ECB") took over responsibility for the operation of monetary policy throughout the euro zone. They set one short-term interest rate to cover all twelve countries. Initially, on January 1, 1999, the "refi" rate was set at 3%. The present rate is 4.75%.

The UK Government has indicated that they support EMU entry in principle, but that the UK will not adopt the single currency until this is seen as being in the UK's economic interests and also not until there has been a positive vote at a referendum. The Chancellor of the Exchequer has laid down five key economic conditions for UK participation and the Prime Minister has indicated that an assessment of these five tests will be undertaken within two years of the forthcoming General Election.

The Group continues to co-operate with the UK Government, and to work proactively within the financial sector, to develop thinking and plans regarding a range of practical issues that would arise if the UK were to determine to enter EMU. In particular the Group is involved in discussions as to how a phased transition could be achieved, to minimise cost and risk. In addition, due attention is being paid to the implications, for elements of the Group and for customers, of the introduction of euro notes and coins and the subsequent withdrawal of legacy currencies.

Supervision and regulation

UK banking business

Under the Banking Act 1987, originally the Bank of England was responsible for the supervision of the UK banking system and was the principal regulatory body supervising the Group's banking operations. In 1997, the Government decided that regulation for banking, insurance and financial services should be brought together in the Financial Services Authority ("FSA") which would assume the role of sole regulator for the UK financial services industry. On June 1, 1998, the prudential supervision of banks was transferred to the FSA under the Bank of England Act 1998.

A new statutory regime under which the FSA will take over the responsibilities of, and will have powers at least equivalent to, those of the current UK financial services regulators, will be created with the implementation of the Financial Services and Markets Act 2000 (the "FSMA 2000") which received Royal Assent in June 2000. The FSMA 2000 sets out the Government's regulatory reform proposals and will eventually replace the majority of the existing UK financial services legislation, including the Financial Services Act 1986 (the "FSA 1986"), the Insurance Companies Act 1982 and the Banking Act 1987, and will also contain legislation relating to building societies and friendly societies. None of the provisions of the FSMA 2000 are in force, as yet. The FSMA 2000 is expected to be implemented once the necessary secondary legislation has been completed, on a date currently referred to as "N2". The Treasury has recently announced its intention to ensure that the FSMA 2000 is implemented by the end of November 2001.

The FSA supervises the banking activities of 12 banks in the Group, namely, The Royal Bank of Scotland plc, National Westminster Bank Plc, Coutts & Co, Lombard North Central Plc, Lombard Bank Limited, Lombard & Ulster Limited, Ulster Bank Limited, GEM Money Management Limited (currently virtually dormant and not undertaking any banking business), RoyScot Trust plc, Adam & Company PLC, Direct Line Financial Services Limited and Tesco Personal Finance Limited, all of which are authorised institutions under the Banking Act 1987. These authorised institutions may also be supervised by other regulators in relation to their conduct of any investment business in the UK. The FSA has certain indirect control over the holding companies of each of these authorised institutions as it is empowered to object to shareholder controllers of authorised institutions.

Broadly, the FSA is empowered to request information from, and to give directions to, authorised institutions. The FSA also sets standards and prudential requirements for, and provides guidance to, the banks under its supervision. Banks are required to submit regular returns to the FSA, which provide material for supervisory assessment. Senior management of banks also meet regularly with the FSA to discuss relevant issues such as risk control, loan portfolio composition, profitability, capital adequacy and liquidity management, organisational changes and operating practices. The FSA's supervision has become increasingly formalised through the issue of notices drawn up by the FSA in consultation with the banks, relating to, amongst other matters, the implementation of consolidated supervision, capital adequacy, liquidity and foreign currency exposure, large exposures to related borrowers, the adequacy of accounting procedures and controls, advertising, the FSA's relationship with a bank's external auditors and loan transfers and securitisation of loans.

The Banking Act 1987 also permits the FSA to require independent reports prepared by accountants or other persons with relevant professional skills to be provided by authorised institutions, relating to issues such as the accuracy of accounting records and prudential returns and the adequacy of internal controls. In addition, the FSA has statutory powers to object on prudential grounds, or by direction of the UK Treasury (under certain provisions of the FSA 1986) to persons who are, or who intend to become, "controllers" or "indirect controllers" of an authorised institution.

Capital adequacy

A bank is required to maintain adequate capital to absorb losses arising from the risks in its business. The basic capital adequacy framework is that set by the 1988 Basle Accord, as amended, and implemented in the European Union by various Directives. The capital adequacy regime requires a bank to maintain certain levels of capital, which must be of certain specified types (or tiers), against particular business risks. The specific regime applying in the UK is set out in more detail in the FSA's Guide to Banking Supervisory Policy.

Large exposures

The FSA requires banks to report, and in some cases obtain consent for, large single exposures and large exposures to related borrowers. Generally, a bank is not permitted to have exposures exceeding 25% of its regulatory capital.

Liquidity

The FSA monitors the liquidity of the UK banking sector through a series of periodic returns covering both sterling and non-sterling operations.

Deposit compensation

Deposit compensation under the EC Directive on Deposit Protection Schemes, implemented in the UK on July 1, 1995, is available to depositors with authorised institutions. Depositors with a failed institution will receive 90% of their protected deposits from the UK deposit protection fund. A protected deposit is limited to a maximum amount of (pound)20,000 (or the sterling equivalent of euro 22,222, whichever is the higher), including both principal and accrued interest. The deposit protection fund is financed by a levy on all authorised institutions in proportion to their deposit base which includes deposits in sterling, other European Economic Area currencies and euros. The maximum level of the initial levy on each institution is (pound)300,000 with arrangements existing for raising further contributions (which may not exceed (pound)300,000 each) and special contributions in certain circumstances, but the maximum amount of any such further or special contribution is limited (after taking into account such contribution, together with any previous initial, further and special contributions, and after allowing for any repayments) to 0.3% of the authorised institution's deposit base. Under certain circumstances specified in the Banking Act 1987, the figures referred to above may be varied. When the Act comes into force a new Single Financial Services Compensation Scheme will become operative, replacing the current Deposit Protection Scheme, Investors Compensation Scheme and Policyholders Protection Scheme. The level of protected deposit is expected to rise to (pound)35,000, with a maximum payment of (pound)31,700 (100% of (pound)2,000 and 90% of (pound)33,000).

UK securities and investment business

The Group's securities and investment businesses in the UK are currently regulated under the FSA 1986, which created a framework for strengthening investor protection by the regulation of investment businesses and securities markets. The FSA 1986 established a statutory regulator, the Securities and Investments Board ("SIB"), to which the Secretary of State transferred the majority of his powers and functions under the FSA 1986. In turn, the SIB transferred certain of its powers to various self-regulating organisations ("SROs") and recognised professional bodies, which authorise and supervise most securities and investment businesses in the UK.

In 1992, the Treasury assumed responsibility for the remaining functions of the Secretary of State under the FSA 1986. Overall policy responsibility for the regulatory system, insider dealing, financial markets and dematerialised settlement was vested in the Treasury. In 1997, the SIB was renamed the "Financial Services Authority".

Although, formally, regulatory functions in the UK continue to be performed by the SROs and the recognised professional bodies, the FSA now carries out most of the functions of the SROs on their behalf, under service level agreements which were entered into in 1998. When the FSMA 2000 is implemented, the FSA will assume the responsibilities and powers of the SROs and the recognised professional bodies.

The regulated activities of the Group currently fall within the scope of a number of SROs, namely the Personal Investment Authority, the Investment Management Regulatory Organisation and the Securities and Futures Authority. When the FSMA 2000 is implemented, the regulated activities of the Group in the UK will be supervised by the FSA.

Pursuant to rules promulgated under the FSA 1986, regulated entities such as the Bank and NatWest are currently required to decide whether to market the investment products of only one company or to become an independent intermediary providing customers with advice across a broader range of products (these restrictions are currently under review and may be relaxed, in the future). On October 1, 1990, Royal Scottish Assurance plc ("RSA"), a life assurance joint venture company, commenced operations offering a full range of unit-linked, pension, life assurance, investment and mortgage insurance products. In May 2000, the Bank acquired the 30% shareholding in RSA which had previously been held by Scottish Widows Fund and Life Assurance Society. In December 2000, the Bank sold RSA to RBS Life Investments Limited ("RLI"), a wholly owned subsidiary of The Royal Bank of Scotland Group plc, and at the same time National Westminster Bank Plc ("NWB") sold National Westminster Life Assurance Limited ("NWL") to RLI. Shortly thereafter, the composite insurer CGNU plc, acting through its life assurance subsidiary, acquired a 49.999% stake in RLI, effectively establishing the businesses of RSA and NWL as joint ventures between The Royal Bank of Scotland Group plc and CGNU plc. The Bank markets through its branches RSA investment products and NWB markets through its branches NWL investment products, and neither the Bank nor NWB are permitted to provide advice in relation to these types of products more generally. However, independent advice is available to customers who require it through, in the case of the Bank's branch network, Royal Bank Insurance Services (Independent Financial Advisers) Limited, and in the case of NWB's branch network, National Westminster Insurance Services Limited, both of which are members of the Group.


UK life assurance and general insurance business

The businesses of RSA, NWL and the Direct Line Group (which includes companies authorised to write general "non-life" business) are subject to the prudential regulation of the Treasury which has contracted these functions to the FSA, which sets capital requirements. Currently companies carrying out insurance business in the UK are regulated under the Insurance Companies Act 1982, as amended. They are required to submit regular statistical returns covering reserves and solvency to the FSA.

When the FSMA 2000 is implemented, the FSA will formally take over responsibility for the supervision of the activities of UK insurance companies and the FSMA 2000 will apply to those companies.

United States

As the indirect parent of Citizens' subsidiary banks, the Company is subject to regulation under the US Bank Holding Company Act of 1956, as amended (the "BHCA"), by the Board of Governors of the Federal Reserve System (the "Board"). Under current Board policy, the Company is expected to act as a source of financial strength to its US bank subsidiaries. The BHCA generally prohibits the Company from acquiring, directly or indirectly, the ownership or control of more than 5% of the voting shares of any company engaged in non-banking activities in the United States unless the Board has determined, by order or regulation, that such activities are so closely related to banking or managing or controlling banks as to be a proper incident thereto. In addition, the BHCA requires the Company to obtain the prior approval of the Board before acquiring, directly or indirectly, the ownership or control of more than 5% of the voting shares of any US bank or bank holding company. Although the US Gramm-Leach-Bliley Act of 1999 permits bank holding companies that have met certain eligibility criteria and elected to become "financial holding companies" to engage in a significantly broader range of non-banking activities than those described above, the Company has not elected to become a financial holding company.

The Company's US bank and non-bank subsidiaries are subject to direct supervision and regulation by various other federal and state authorities. Citizens' bank subsidiaries are subject to regulation by state banking authorities and the US Federal Deposit Insurance Corporation. The Company's US securities affiliates are subject to regulation and supervision by the Securities and Exchange Commission.

ORGANISATIONAL STRUCTURE

The Royal Bank of Scotland Group plc is the holding company for the Group and has four operating subsidiaries: The Royal Bank of Scotland plc, National Westminster Bank Plc, GRS Holding Company Limited (the holding company of Angel Train Contracts Limited) and RBS Life Holdings Limited. Details of the principal subsidiary undertakings in the Group are given in Note 19 to the Consolidated Financial Statements.

RBS and NatWest are discussed under 'History and Development of the Company'. Angel Train Contracts Limited was acquired in 1997 and is the Group's rail rolling stock leasing company. RBS Life Holdings Limited is a newly formed subsidiary of the Group which, through a subsidiary, holds investments in Royal Scottish Assurance and National Westminster Life Assurance Limited. CGNU plc has a 49.999% minority shareholding in this subsidiary of RBS Life Holdings Limited.

Banco Santander Central Hispano, S.A.

In October 1988, the Group and Banco Santander entered into an agreement ("the agreement") whereby the Group and Banco Santander and its subsidiaries agreed to co-operate in certain banking and financial services activities in Europe, including representation in each other's bank branches to service their respective customers, offshore and investment banking, technology development, operational co-operation and the development of representation in Europe and the Far East. In April 1999, Banco Santander merged with Banco Central Hispanoamericano, another Spanish banking group and the merged entity is called Banco Santander Central Hispano, S.A. ("BSCH").

At December 31, 2000, the Group held 2.96% of BSCH's capital stock and BSCH held 9.62% of the company's ordinary shares. The Group also has a 12.8% shareholding in Banco Santander, Portugal S.A., with the remainder of the shares being held by BSCH and BSCH has a 50% minority shareholding in The Royal Bank of Scotland (Gibraltar) Limited.

In March 2000, a total of 191.5 million new ordinary shares of 25p each were issued to BSCH for a total consideration of (pound)1.7 billion. In December 2000, the Group invested (pound)475 million in BSCH in the form of 44.7 million ordinary shares of (euro)0.50 for a total consideration of (euro)494 million ((pound)307 million) and 10.3 million preference shares of US$25 nominal per share for a total consideration of US$250 million ((pound)168 million).


PROPERTY, PLANT AND EQUIPMENT

At December 31, 2000, the Group operated from approximately 3,200 locations world-wide, principally in the UK. The Bank and NatWest had 634 and 1,643 retail branches, respectively, in the UK. Citizens had 345 retail banking offices covering Rhode Island, Connecticut, Massachusetts and New Hampshire at that date. A substantial majority of the UK branches are owned by the Bank, NatWest and their subsidiaries or are held under leases with unexpired terms of over 50 years. The Group's principal properties include the Bank's headquarters at St Andrew Square, Edinburgh, its principal offices in London at 135 Bishopsgate and Waterhouse Square, the administration centre at Regent's House, Islington, London and the Drummond House administration centre located at South Gyle, Edinburgh.

From 2000, freehold and long leasehold properties are revalued on a rolling basis, each property being valued at least once every five years. Interim valuations outwith the five year cycle will be carried out on properties where there is an indication that its value has changed significantly, given market conditions. Previously, it was the Group's policy to carry out annual valuations of its principal freehold and long leasehold (more than fifty years unexpired) premises. Any increase or deficit on revaluation is reflected in the carrying value of premises at that time. Any impairment in the value of premises where there is a clear consumption of economic benefits is charged in full to the Consolidated Profit and Loss Account, together with the balance of the amount of other impairments of premises after eliminating any previous revaluation surplus on the premises. Any profit from the sale of revalued premises is calculated by deducting the revalued amount from the net proceeds. The revaluation of premises at December 31, 2000, resulted in a (pound)24 million increase in property revaluation reserves.

Total capital expenditure on premises, computers and other equipment for the 15 months to December 31, 2000 was (pound)400 million (September 30,1999 - (pound)246 million; September 30, 1998 - (pound)254 million).

              ITEM 5. OPERATING AND FINANCIAL REVIEW AND PROSPECTS

OPERATING RESULTS

In addition to discussing statutory results in the Operating and Financial Review and Prospects, we have also included a discussion of the pro forma results. The acquisition of NatWest has had a significant effect on the Group's financial position and as a consequence, comparisons with the prior year on a statutory basis (which only includes NatWest from March 6, 2000) are of limited benefit. In order to provide additional relevant and meaningful information, pro forma results for the year to December 31 have also been prepared on the assumption that NatWest was acquired on January 1, 1999. This approach facilitates meaningful comparisons with the prior year and provides a benchmark against which the Group's future performance can be judged.

In the discussion below, the statutory results for the year ended December 31, 2000 are compared with year ended September 30, 1999, and those for the year ended September 30, 1999 are compared with the year ended September 30, 1998. In addition, the pro forma results for the year ended December 31, 2000 are compared with those for the year ended December 31, 1999.

Overview

Statutory results

The following table summarises the Group's operating results on a statutory basis for the year ended December 31, 2000, and the years ended September 1999 and 1998:

-------------------------------------------------------------------------------------
Consolidated profit and loss account          Year ended     Year ended    Year ended
- statutory basis                            December 31   September 30  September 30
                                                    2000           1999          1998
                                             -----------   ------------  ------------
                                                (pound)m       (pound)m      (pound)m
Net interest income                                5,286          1,748         1,592
                                             -----------   ------------  ------------
Dividend income                                       44             34            28
Fees and commissions receivable                    3,614          1,081           921
Fees and commissions payable                        (706)          (129)         (103)
Dealing profits                                      933            199           274
Other operating income                               874            459           379
General insurance premiums (net)                     950            710           600
                                             -----------   ------------  ------------
Non-interest income                                5,709          2,354         2,099
                                             -----------   ------------  ------------
Total income                                      10,995          4,102         3,691
                                             -----------   ------------  ------------
Administrative expenses
- staff costs                                     (3,274)        (1,012)         (930)
- premises and equipment                            (753)          (271)         (259)
- other                                           (1,475)          (460)         (432)
Depreciation and amortisation
- tangible fixed assets                             (721)          (278)         (243)
- goodwill                                          (537)            (1)            -
                                             -----------   ------------  ------------
Operating expenses                                (6,760)        (2,022)       (1,864)
                                             -----------   ------------  ------------
Profit before other operating charges              4,235          2,080         1,827
General insurance claims (net)                      (673)          (590)         (518)
                                             -----------   ------------  ------------
Profit before provisions for bad and
  doubtful debts                                   3,562          1,490         1,309
Provisions for bad and doubtful debts               (550)          (266)         (328)
Amounts written off fixed asset investments          (42)           (13)          (24)
Write-down of finance leases                           -              -           (13)
                                             -----------   ------------  ------------
Operating profit                                   2,970          1,211           944
Profit on sale of fixed asset investment               -              -            57
                                             -----------   ------------  ------------
Profit on ordinary activities before tax           2,970          1,211         1,001
Tax                                               (1,033)          (361)         (286)
                                             -----------   ------------  ------------
Profit on ordinary activities after tax            1,937            850           715
                                             -----------   ------------  ------------
-------------------------------------------------------------------------------------

Year ended December 31, 2000 and September 30, 1999 - statutory basis

Profit before tax for the year ended December 31, 2000, on a statutory basis, increased by (pound)1,759 million, to (pound)2,970 million primarily reflecting the inclusion of NatWest results from March 6, 2000.

Total income on a statutory basis increased by (pound)6,893 million, to (pound)10,995 million reflecting the acquisition of NatWest, together with the impact of balance sheet growth on net interest income and non-interest income and higher insurance premium income.

Net interest income on a statutory basis increased by (pound)3,538 million to (pound)5,286 million mainly due to the acquisition of NatWest and volume growth of loans and deposits. Average interest earning assets of the banking business rose by (pound)108.2 billion reflecting the acquisition of NatWest and growth in corporate and personal lending. Net interest margin increased from 2.5% to 3.0%.

Non-interest income, excluding general insurance, on a statutory basis increased by (pound)3,115 million, to (pound)4,759 million primarily reflecting the impact of NatWest, and also organic growth in fees as a result of higher lending volumes.

General insurance premium income, after reinsurance, on a statutory basis, increased by 34%, (pound)240 million, to (pound)950 million due to strong growth in earned premiums. The acquisition of Green Flag accounted for (pound)136 million of the growth in earned premiums.

Operating expenses, including goodwill amortisation and integration costs, on a statutory basis, were up (pound)4,738 million, to (pound)6,760 million reflecting the impact of NatWest, higher administrative expenses due to increased operational activities and (pound)536 million increase in goodwill amortisation reflecting the acquisition of NatWest and other acquisitions by Citizens and Direct Line.

Cost:income ratio, including goodwill amortisation and integration costs on a statutory basis, increased from 49.3% to 61.5%, primarily due to the higher cost:income ratio in NatWest.

General insurance claims, after reinsurance, on a statutory basis, increased by 14%, (pound)83 million, to (pound)673 million.

Goodwill arising on the acquisition of NatWest was (pound)11,390 million. This was calculated after net positive fair value adjustments amounting to (pound)386 million. This goodwill is being amortised over its estimated economic life of 20 years, resulting in a charge of (pound)570 million per annum and contributing to total goodwill amortisation of (pound)537 million, on a statutory basis, for the year ended December 31, 2000.

Integration costs of (pound)401 million have been included in the statutory profit and loss account for the year ended December 31, 2000.

Provisions for bad and doubtful debts on a statutory basis were up (pound)284 million, to (pound)550 million. Total provisions at December 31, 2000 were 83% of risk elements in lending, compared with 67% at September 30, 1999. Amounts written off investments increased from (pound)13 million to (pound)42 million.

The tax charge on a statutory basis was (pound)1,033 million on profit before tax of (pound)2,970 million, an effective rate of 34.8%. Adjusting for goodwill amortisation the tax rate was 29.5%.

Profit attributable to ordinary shareholders after tax, minority interests and preference dividends, on a statutory basis, increased by (pound)817 million, to (pound)1,593 million.

Earnings per share, adjusted for the after-tax effect of integration costs and goodwill amortisation on a statutory basis increased by 16%, from 87.8p to 102.1p.

Total dividend, up 16% to 33.0p per ordinary share, is covered 2.1 times by adjusted statutory earnings.

Group post-tax return on average tangible equity (excluding goodwill) on a statutory basis increased from 32.1% to 39.5%.

Group total assets were (pound)320 billion at December 31, 2000, of which (pound)248 billion related to banking business and (pound)72 billion to trading business. Loans and advances to customers at December 31, 2000 were (pound)168 billion.

Group weighted risk assets increased from (pound)56.8 billion at September 30, 1999 to (pound)175.2 billion. At December 31, 2000 the capital ratios were 6.9% (tier 1) and 11.5% (total).

Year ended September 1999 and 1998 - statutory basis

The Group's profit before tax for the year ended September 30, 1999, rose by 21%, from (pound)1,001 million to (pound)1,211 million. The Group's operating profit before tax and exceptional items increased by 20%, from (pound)1,007 million to (pound)1,211 million.

Net interest income grew by 10% to (pound)1,748 million. Group average interest-earning assets of the banking business increased by 9%. The net interest margin was maintained at 2.5%.

Non-interest income, excluding general insurance premium income, net of reinsurance, and the exceptional items in 1998, grew by (pound)241 million to (pound)1,644 million, an increase of 17%. Of this increase, (pound)63 million came from Angel Trains. The balance primarily came from increased fees and commissions. General insurance premium income, net of reinsurance, increased by 18% to (pound)710 million.

Total income, excluding exceptional items in 1998, increased by 14% to (pound)4,102 million.

Operating expenses were up by 8% to (pound)2,022 million. Excluding Angel Trains, the increase was 7% reflecting growth in business volumes. The Group cost:income ratio excluding exceptional items in 1998 improved from 51.8% to 49.3%. General insurance claims, net of reinsurance, increased by 14% to (pound)590 million. In Direct Line, claims increased by 9% to (pound)515 million.

Provisions for bad debts, excluding exceptional provisions for bad debts in the Far East in 1998, increased by (pound)70 million to (pound)266 million, principally as a consequence of continued strong growth in credit cards, personal loans and corporate advances.

The tax charge was (pound)361 million on profit before tax of (pound)1,211 million, an effective rate of 29.8%.

Profit attributable to ordinary shareholders, after tax, minority interests and preference dividends increased by 22%, from (pound)637 million to (pound)776 million. Earnings per share increased by 20%, from 73.4p to 87.8p. Group return on equity, after tax, increased from 28% to 32%.

Group total assets increased by 12% to (pound)88.9 billion. Within this, loans to customers grew by 20% to (pound)49.3 billion. Group risk-weighted assets increased from (pound)49.1 billion to (pound)56.8 billion. At September 30, 1999, the capital ratios were 8.1% (tier 1) and 12.1% (total).

Pro forma results

Basis of preparation of pro forma results

The pro forma results for the year ended December 31, 2000 and 1999 have been prepared on the following basis:

1. They incorporate the results of NatWest from January 1, 1999 and assume that the fair value adjustments have been made on December 31, 1998.

2. Goodwill arising on the acquisition of NatWest of (pound)11,390 million has been amortised over its estimated economic life of 20 years from January 1, 1999.

     Goodwill arising on other acquisitions made by the Group after January 1, 1999 - Green Flag, the commercial banking operations of State Street Corporation, and UST Corp. - has been amortised from the effective dates of acquisition, also over 20 years. Goodwill arising on acquisitions prior to January 1, 1999 was written off to reserves and has not been reinstated, as permitted by Financial Reporting Standard 10.

3. A surplus of (pound)1,070 million in NatWest Pension Funds has been amortised, from January 1, 1999, over the estimated average remaining service life of members of the schemes.

4. An adjustment has been made to reflect the net funding of the acquisition of NatWest as if acquired on January 1, 1999. This comprises cash paid and loan notes issued to NatWest shareholders of (pound)7,349 million and fees and expenses relating to the acquisition of (pound)176 million less net proceeds of (pound)3,910 million from the issue of new ordinary and preference shares and (pound)20 million of proceeds from the exercise of options over NatWest ordinary shares.

5. The results of businesses disposed of since January 1, 1999 and the profit arising on their sale have been excluded from the pro forma accounts. The principal disposals were RBS Trust Bank, a number of Lombard Asset Finance Group businesses, Gartmore and the venture capital investments of NatWest. A funding adjustment has been made to recognise the benefit of estimated net proceeds assuming that these funds were received on January 1, 1999.

6. All expenditure incurred to integrate the Group's existing operations with those of NatWest and relating to projects and initiatives to achieve the cost reduction and income enhancement targets set in connection with the acquisition of NatWest has been shown separately under the caption `Integration costs'. In the six months to December 31, 1999, NatWest incurred restructuring costs of (pound)113 million (mainly severance payments). These are included in 'integration costs' in the prior year pro forma results.

7. Rentals receivable less depreciation on operating lease assets, which were included in net interest income in NatWest's accounts, are shown in 'Other operating income' and 'Depreciation and amortisation' respectively.

8. NatWest wrote off loans when the normal banking relationship with the borrower had ceased and the debt became subject to recovery procedures. This practice has been amended to bring it in line with the RBS approach of writing off when there is no realistic prospect of recovery. As a result, specific provisions for bad debts have increased by (pound)1.0 billion at December 31, 2000 and (pound)1.1 billion at December 31, 1999 with a corresponding increase in the gross amount of loans to customers and non-accrual loans. This adjustment does not affect profit before tax or net loans and advances.

9. Group operating profit excludes goodwill amortisation and integration costs which are shown separately on the face of the profit and loss account.

The following table summarises the Group's operating results on a pro forma basis for the years ended December 31, 2000 and 1999:

------------------------------------------------------------------------ --

Consolidated profit and loss account              Year ended     Year ended
- pro forma basis                                December 31    December 31
                                                        2000           1999
                                                 -----------     ----------
                                                    (pound)m       (pound)m

Net interest income                                    5,929          5,274
                                                 -----------     ----------
Dividend income                                           46             37
Fees and commissions receivable                        4,079          3,597
Fees and commissions payable                            (804)          (675)
Dealing profits                                        1,131          1,027
Other operating income                                   998          1,073
General insurance premiums (net)                         979            732
                                                 -----------     ----------
Non-interest income                                    6,429          5,791
                                                 -----------     ----------
Total income                                          12,358         11,065
                                                 -----------     ----------
Administrative expenses
- staff costs                                         (3,440)        (3,512)
- premises and equipment                                (839)          (892)
- other                                               (1,566)        (1,405)
Depreciation of tangible fixed assets                   (769)          (754)
                                                 -----------     ----------
Operating expenses                                    (6,614)        (6,563)
                                                 -----------     ----------
Profit before other operating charges                  5,744          4,502
General insurance claims (net)                          (698)          (601)
                                                 -----------     ----------
Profit before provisions for bad and doubtful
  debts                                                5,046          3,901
Provisions for bad and doubtful debts                   (602)          (526)
Amounts written off fixed asset investments              (43)           (16)
                                                 -----------     ----------
Operating profit before goodwill amortisation
  and integration costs                                4,401          3,359
Goodwill amortisation                                   (635)          (576)
Integration costs                                       (434)          (113)
                                                 -----------     ----------
Profit before tax                                      3,332          2,670
Tax                                                   (1,171)          (917)
                                                 -----------     ----------
Profit after tax                                       2,161          1,753
                                                 -----------     ----------

---------------------------------------------------------------------------

Year ended December 31, 2000 and 1999 - pro forma basis

Profit before tax, on a pro forma basis for the year ended December 31, 2000, increased by 25%, (pound)662 million to (pound)3,332 million.

Profit before tax, goodwill amortisation and integration costs on a pro forma basis increased by 31%, (pound)1,042 million, from (pound)3,359 million to (pound)4,401 million.

Total income, on a pro forma basis, increased by 12%, (pound)1,293 million to (pound)12,358 million.

Net interest income, on a pro forma basis, increased by 12%, (pound)655 million, to (pound)5,929 million. Good growth was achieved in both corporate and personal lending and deposits. Average interest-earning assets of the Group's banking business increased by 11% on a pro forma basis including a 20% growth in average loans and advances to customers. Net interest margin of the banking business, on a pro forma basis, was maintained at 3.0%.

Non-interest income, on a pro forma basis, excluding general insurance, grew by 8%, (pound)391 million, to (pound)5,450 million. Fees and commissions receivable increased by 13%, (pound)482 million, to (pound)4,079 million on a pro forma basis. Dealing profits, on a pro forma basis, were up by 10%, (pound)104 million, to (pound)1,131 million. Other operating income at (pound)998 million, on a pro forma basis was down 7%, (pound)75 million, due to restructuring costs in the life assurance businesses and one-off income in the prior year.

General insurance premium income, on a pro forma basis, after reinsurance, increased by 34%, (pound)247 million, to (pound)979 million.

Operating expenses, on a pro forma basis, excluding goodwill amortisation and integration costs, were up 1%, (pound)51 million, to (pound)6,614 million. Staff expenses, on a pro forma basis, were down (pound)72 million to (pound)3,440 million. Staff numbers fell by 7,300 (9,000 excluding the impact of businesses acquired) to 94,000. Other expenses on a pro forma basis were up 4%, (pound)123 million, to (pound)3,174 million.

Cost:income ratio, excluding goodwill amortisation and integration costs, on a pro forma basis, improved from 59.3% to 53.5%.

General insurance claims, after reinsurance, on a pro forma basis, increased by 16%, (pound)97 million, to (pound)698 million.

Goodwill arising on the acquisition of NatWest was (pound)11,390 million. This was calculated after net positive fair value adjustments amounting to (pound)386 million. This goodwill is being amortised over its estimated economic life of 20 years, resulting in a charge of (pound)570 million per annum.

Pro forma integration costs, which is expenditure incurred in respect of cost reduction and income enhancement targets, were (pound)434 million for the year compared with (pound)113 million for the year ended December 31, 1999.

Provisions for bad and doubtful debts, on a pro forma basis, were up 14%, (pound)76 million, to (pound)602 million reflecting growth in lending. Total provisions at December 31, 2000 were 83% of risk elements in lending, compared with 80% at December 31, 1999 on a pro forma basis. Amounts written off investments increased from (pound)16 million to (pound)43 million on a pro forma basis.

The tax charge on a pro forma basis was (pound)1,171 million, equivalent to 35.1% of profit before tax of (pound)3,332 million. Adjusting for goodwill amortisation, the effective tax rate was 29.5%.

Profit attributable to ordinary shareholders after tax, minority interests and preference dividends, on a pro forma basis increased by 26%, from (pound)1,415 million to (pound)1,779 million.

Earnings per share, adjusted for the after-tax effect of integration costs and goodwill amortisation on a pro forma basis, increased by 30%, from 78.3p to 102.0p.

Group post-tax return on equity, excluding goodwill, on a pro forma basis increased from 30.6% to 37.0%.

Results for years ended December 31, 2000 and September 30, 1999 and 1998 - statutory basis

Net interest income

The following table sets forth information relating to statutory net interest income for the years ended December 31, 2000, and September 30, 1999 and 1998, together with the transitional three month period ended December 31, 1999.

------------------------------------------------------------------------------------------------------------------
                                            Year ended        3 months ended        Year ended         Year ended
                                            December 31         December 31        September 30       September 30
                                               2000                1999                1999               1998
                                            -----------       --------------       ------------       ------------
                                             (pound)m            (pound)m            (pound)m           (pound)m

Interest receivable                            13,218              1,276               4,853              5,072
Interest payable                               (7,932)              (775)             (3,105)            (3,480)
                                            -----------       --------------       ------------       ------------
Net interest income                             5,286                501               1,748              1,592
                                            -----------       --------------       ------------       ------------

Average balances of banking business:

Loans and advances to customers               117,796             48,024              41,717             35,945
Instalment credit and finance lease
  receivables                                  13,842              3,944               3,687              3,491
Loans and advances to banks                    20,309              7,754               9,324             12,923
Debt securities                                24,869             12,315              13,674             10,222
Treasury and other eligible bills                 522                904                 737                676
                                            -----------       --------------       ------------       ------------
Total interest-earning assets of
  banking business                            177,338             72,941              69,139             63,257
                                            -----------       --------------       ------------       ------------

Customer accounts                             115,375             48,695              48,354             43,979
Deposits by banks                              18,797              5,914               4,786              4,913
Debt securities in issue                       20,596             10,163               8,268              6,562
Loan capital                                    9,354              3,017               2,901              2,517
Internal funding of trading business           (9,770)            (1,323)               (751)              (177)
                                            -----------       --------------       ------------       ------------
Total interest-bearing liabilities of
  banking business                            154,352             66,466              63,558             57,794
                                            -----------       --------------       ------------       ------------

Net interest-free funds of
  banking business                             22,986              6,475               5,581              5,463
                                            -----------       --------------       ------------       ------------

                                                    %                  %                   %                  %
Gross yield on interest-earning
   assets of banking business                     7.4                7.0                 7.0                8.0
Cost of interest-bearing liabilities
   of banking business                           (5.1)              (4.7)               (4.9)              (6.0)
                                            -----------       --------------       ------------       ------------
Interest spread of banking business               2.3                2.3                 2.1                2.0
Benefit from interest-free funds                  0.7                0.4                 0.4                0.5
                                            -----------       --------------       ------------       ------------
Net interest margin of banking business           3.0                2.7                 2.5                2.5
                                            -----------       --------------       ------------       ------------

------------------------------------------------------------------------------------------------------------------

Year ended December 31, 2000 compared with the year ended September 30, 1999

Net interest income increased (pound)3,538 million to (pound)5,286 million mainly due to the acquisition of NatWest and volume growth of loans and deposits. Average interest-earning assets of the banking business rose by (pound)108.2 billion reflecting the acquisition of NatWest and growth in corporate and personal lending.

Interest spread increased 0.2% to 2.3% primarily due to the acquisition of NatWest and the disposal of the low margin Trust Bank business. Net interest-free funds rose by (pound)17.4 billion primarily due to NatWest and, together with the effect of higher interest rates, this led to an increase in the benefit from interest-free funds. As a result, the net interest margin of the banking business increased from 2.5% to 3.0%.

Year ended September 30, 1999 compared with the year ended September 30, 1998

Net interest income rose 10%, (pound)156 million, to (pound)1,748 million. Average interest-earning assets of the banking business increased 9%, (pound)5.9 billion, to (pound)69.1 billion, reflecting strong growth in both corporate and personal lending.

Interest spreads in the UK and overseas widened resulting in an increase in the Group's overall interest spread from 2.0% to 2.1%. Net interest-free funds rose by 2%, (pound)0.1 billion, to (pound)5.6 billion but their value overall declined due to lower interest rates, offsetting the increase in interest spread. The net interest margin of the banking business was thus maintained at 2.5%.

Changes in net interest income - volume and rate analysis

The following table allocates changes in net interest income between volume and rate for the year ended December 31, 2000 compared with the year ended September 30, 1999 and for the year ended September 30, 1999 compared with the year ended September 30, 1998 on a statutory basis. Volume and rate variances have been calculated based on movements in average balances over the period and changes in interest rates on average interest-earning assets and average interest-bearing liabilities. Changes due to a combination of volume and rate are allocated pro rata to volume and rate movements.

-------------------------------------------------------------------------------------------------------------------------------
                                                        2000 over 1999                              1999 over 1998
                                            Increase/(decrease) due to changes in:      Increase/(decrease) due to changes in:
                                            --------------------------------------      ---------------------------------------
                                             Average        Average          Net         Average        Average          Net
                                              volume          rate         change         volume          rate         change
                                            ---------      ---------     ---------      ---------      ---------      ---------
                                            (pound)m       (pound)m      (pound)m        (pound)m       (pound)m       (pound)m
 INTEREST-EARNING ASSETS
 Treasury bills and other eligible bills
     UK                                         (15)             (9)          (24)              6            (10)            (4)
     Overseas                                     4               -             4              (1)             -             (1)
 Loans to banks
     UK                                         263              46           309            (175)          (124)          (299)
     Overseas                                   434              28           462             (32)           (13)           (45)
 Loans to customers
     UK                                       4,913              69         4,982             415           (361)            54
     Overseas                                 1,101              37         1,138              57            (56)             1
 Instalment credit and finance lease
   receivables
     UK                                         747               7           754               4            (23)           (19)
     Overseas                                    92               2            94              10             (2)             8
 Debt Securities
     UK                                         359              (8)          351             192           (133)            59
     Overseas                                   303              (8)          295              28             (1)            27
                                            --------------------------------------      ---------------------------------------
 Interest receivable of banking business
     UK                                       6,267             105         6,372             442           (651)          (209)
     Overseas                                 1,934              59         1,993              62            (72)           (10)
                                            --------------------------------------      ---------------------------------------
 Total  interest receivable of banking
   business                                   8,201             164         8,365             504           (723)          (219)
                                            --------------------------------------      ---------------------------------------

 INTEREST-BEARING LIABILITIES
 Deposits by banks
     UK                                         477              11           488               8            (54)           (46)
     Overseas                                   312              15           327             (13)           (13)           (26)
 Customer accounts
     - demand deposits
     UK                                         844             (25)          819              71           (280)          (209)
     Overseas                                    84              45           129             (41)           (52)           (93)
     - savings deposits
     UK                                         279             (31)          248             236            (50)           186
     Overseas                                   138              14           152               8             (6)             2
     - other time deposits
     UK                                       1,537              16         1,553            (113)          (153)          (266)
     Overseas                                   353               8           361              48              -             48
 Debt securities in issue
     UK                                         426             (21)          405              56            (63)            (7)
     Overseas                                   320              32           352              42             (2)            40
 Dated and undated loan capital
     UK                                         443             (47)          396              34             (9)            25
     Overseas                                    40               -            40               -              -              -
 Internal funding of trading business
     UK                                        (403)              3          (400)            (31)             2            (29)
     Overseas                                   (43)              -           (43)              -              -              -
                                          ----------------------------------------      ---------------------------------------
 Interest payable of banking business
     UK                                       3,603             (94)        3,509             261           (607)          (346)
     Overseas                                 1,204             114         1,318              44            (73)           (29)
                                          ----------------------------------------      ---------------------------------------
                                              4,807              20         4,827             305           (680)          (375)
                                          ----------------------------------------      ---------------------------------------
 Movement in net interest income
     UK                                       2,664             199         2,863             181            (44)           137
     Overseas                                   730             (55)          675              18              1             19
                                          ----------------------------------------      ---------------------------------------
                                              3,394             144         3,538             199            (43)           156
                                          ----------------------------------------      ---------------------------------------
-------------------------------------------------------------------------------------------------------------------------------

Interest receivable and interest payable on trading assets and liabilities are included in dealing profits.

Average balance sheets and interest rates

The following table shows statutory average balances and interest rates for the years ended December 31, 2000 and September 30, 1999 and 1998, together with the transitional three month period ended December 31, 1999. Interest income figures include interest income on non-accruing loans to the extent that cash payments have been received.

------------------------------------------------------------------------------------------------------------------------------------
                         Year ended December 31    3 months ended December 31   Year ended September 30    Year ended September 30
                                  2000                        1999                        1999                       1998
                        ------------------------  --------------------------- ------------------------------------------------------
                        Average          Average  Average            Average  Average            Average  Average           Average
                        balance Interest  rate    balance  Interest   rate    balance   Interest  rate    balance  Interest   rate
                        ------- -------- -------  -------- --------  -------  --------  -------- -------  -------- -------- -------
 ASSETS                (pound)m (pound)m     %    (pound)m (pound)m     %     (pound)m  (pound)m    %     (pound)m (pound)m     %
 Treasury and other
   eligible bills
     UK                     444      21      4.7      901        9       4.0      734        45      6.1        646     49      7.5
     Overseas                78       4      5.1        3        -       1.1        3         -      4.8         30      1      5.0
 Loans and advances
   to banks
     UK                  12,880     759      5.9    6,739       85       5.0    8,364       450      5.4     11,341    749      6.6
     Overseas             7,429     508      6.8    1,015       14       5.5      960        46      4.8      1,582     91      5.7
 Loans and advances
   to customers(1)
     UK                  95,999   7,586      7.9   37,937      709       7.5   33,806     2,604      7.7     28,757  2,550      8.9
     Overseas            21,797   1,732      7.9   10,087      194       7.7    7,911       594      7.5      7,188    593      8.3
 Instalment credit
   and finance
   lease
   receivables
     UK                  12,243   1,036      8.5    3,562       69       7.7    3,408       282      8.3      3,358    301      9.0
     Overseas             1,599     112      7.0      382        7       7.3      279        18      6.3        133     10      7.4
 Debt securities
     UK                  15,855     896      5.7    7,836      114       5.8    9,506       545      5.7      6,483    486      7.5
     Overseas             9,014     564      6.3    4,479       75       6.7    4,168       269      6.5      3,739    242      6.5
                        ------------------------  --------------------------   -------------------------  -------------------------
 Total interest-
   earning assets
     Banking business   177,338  13,218      7.4   72,941    1,276       7.0   69,139     4,853      7.0     63,257  5,072      8.0
                                 ---------------            ----------------             ---------------            ----------------
     Trading
       business (2)      45,122                     3,395                       2,372                           845
                        -------                   -------                       -----                      ---------
 Total interest-        222,460                    76,336                      71,511                        64,102
   earning assets
 Non-interest-           46,600                    12,083                      12,946                        10,538
   earning assets       -------                   -------                      ------                     ---------
 Total assets           269,060                    88,419                      84,457                        74,640
                        -------                   -------                      ------                     ---------

 Percentage of
   assets
   applicable to
   overseas
   activities              27.7%                     20.4%                       17.5%                         18.6%
                        -------                   -------                      ------                     ---------

 LIABILITIES AND
  SHAREHOLDERS'
  EQUITY
  Deposits by banks
     UK                  12,325     686      5.6    4,644       53       4.6    3,748       198      5.3      3,624    244      6.7
     Overseas             6,472     375      5.8    1,270       15       4.7    1,038        48      4.6      1,289     74      5.7
 Customer accounts
 -  demand
      deposits
     UK                  43,337   1,593      3.7   19,370      170       3.5   20,370       774      3.8     18,912    983      5.2
     Overseas             3,677     145      3.9    1,277        6       1.9      995        16      1.6      2,131    109      5.1
 -  savings
      deposits
     UK                  14,820     681      4.6    6,037       69       4.6    8,783       433      4.9      4,136    247      6.0
     Overseas             9,717     411      4.2    6,928       69       4.0    6,441       259      4.0      6,253    257      4.1
 -  other time
      deposits
     UK                  36,300   2,163      6.0   12,738      169       5.3   10,493       610      5.8     12,199    876      7.2
     Overseas             7,524     426      5.7    2,345       31       5.3    1,272        65      5.1        348     17      5.0
 Debt securities
   in issue
     UK                  13,797     815      5.9    7,909      116       5.9    6,594       410      6.2      5,750    417      7.2
     Overseas             6,799     433      6.4    2,254       31       5.5    1,674        81      4.9        812     41      5.0
 Loan capital
     UK                   8,941     647      7.2    3,017       63       8.4    2,901       251      8.7      2,517    226      9.0
     Overseas               413      40      9.7        -        -         -        -         -       -           -      -        -
 Internal funding
   of trading
   business
     UK                  (8,943)   (440)     4.9   (1,323)     (17)      5.1     (751)      (40)     5.3       (177)   (11)     6.2
     Overseas              (827)    (43)     5.2        -        -         -        -         -       -           -      -        -
                        ------------------------  --------------------------   -------------------------  -------------------------
 Total interest-
   bearing
   liabilities:
     Banking
       business          154,352   7,932      5.1   66,466      775       4.7   63,558     3,105      4.9     57,794  3,480     6.0
                                 ----------------          ------------------          ------------------            ---------------

     Trading
       business (2)      42,046                      3,536                       2,476                           763
                        -------                    -------                      ------                     ---------
 Total interest-
  bearing               196,398                     70,002                      66,034                        58,557
   liabilities
 Non interest-
   bearing
   liabilities
   Demand deposits
     UK                  15,581                     2,111                       1,899                         1,920
     Overseas             3,531                     1,505                       1,111                           957
   Other liabilities     34,065                    10,461                      11,893                        10,144
 Shareholders' equity    19,485                     4,340                       3,520                         3,062
                        -------                   -------                      ------
                                                                                                          ---------
 Total liabilities
   and shareholders'
   equity               269,060                    88,419                      84,457                        74,640
                        -------                   -------                      ------                     ---------

 Percentage of
   liabilities
   applicable to
   overseas
   activities              27.6%                     20.7%                      16.9%                          17.6%
                        -------                   -------                      ------                     ---------
-----------------------------------------------------------------------------------------------------------------------------------

Notes:
(1)  Loans to customers include non-accrual loans and loans classified as doubtful. See "Description of Assets and Liabilities -
     Assets - Provisions for bad and doubtful debts" on page 19.

(2)  Interest  receivable  and interest  payable on trading assets and trading  liabilities  are included in dealing profits.

Average interest rates, yields, spreads and margins

The following table gives average interest rates, yields, spreads and margins, on a statutory basis, for the years ended December 31, 2000 and September 30, 1999 and 1998, together with the transitional three month period ended December 31, 1999.

-------------------------------------------------------------------------------------------------------------------------------
                                                      Year ended        3 months ended         Year ended           Year ended
                                                      December 31         December 31         September 30         September 30
                                                         2000                1999                 1999                 1998
                                                      -----------       --------------        ------------         ------------
                                                           %                   %                   %                    %

The Group's base rate                                     6.0                5.4                   5.7                  7.3
London inter-bank offered rate:
   three month sterling                                   6.2                6.0                   5.7                  7.5
   three month eurodollar                                 6.5                6.1                   5.2                  5.6

Yields, spreads and margins of the banking business:
Gross yield (1)
    Group                                                 7.4                7.0                   7.0                  8.0
    UK                                                    7.5                6.9                   7.0                  8.2
    Overseas                                              7.3                7.3                   7.0                  7.4
Interest spread (2)
    Group                                                 2.3                2.3                   2.1                  2.0
    UK                                                    2.4                2.2                   2.0                  1.8
    Overseas                                              2.0                2.9                   2.9                  2.8
Net interest margin (3)
    Group                                                 3.0                2.7                   2.5                  2.5
    UK                                                    3.0                2.5                   2.3                  2.3
    Overseas                                              2.8                3.5                   3.4                  3.5
-------------------------------------------------------------------------------------------------------------------------------

Notes:
(1)  Gross  yield is the average  interest  rate  earned on average  interest-earning  assets of the banking business.
(2)  Interest spread is the difference between the gross yield and the average interest rate paid on average interest-bearing liabilities of the banking business.
(3)  Net interest margin is net interest income of the banking business as a percentage of average interest-earning assets of the banking business.

Non-interest income

The following table shows the elements of statutory non-interest income and general insurance premium income for the years ended December 31, 2000 and September 30, 1999 and 1998, together with the transitional three month period ended December 31, 1999.

-------------------------------------------------------------------------------------------------
                                             Year       3 months
                                            ended          ended         Year ended September 30
                                      December 31    December 31        -------------------------
                                             2000           1999              1999          1998
                                      -----------    -----------          --------      --------
                                         (pound)m       (pound)m          (pound)m      (pound)m

                                      -----------    -----------        -----------     ---------
   Dividend income                             44             10                34            28
   Fees and commissions receivable          3,614            271             1,081           921
   Fees and commissions payable              (706)           (40)             (129)         (103)
   Dealing profits                            933             70               199           274
   Other operating income                     874             85               459           379
                                      -----------    -----------        -----------     --------
                                            4,759            396             1,644         1,499
   General insurance premium income
                                      -----------    -----------        -----------     --------
   Earned premiums                          1,344            264               869           740
   Re-insurance                              (394)           (48)             (159)         (140)
                                      -----------    -----------        -----------     --------
                                              950            216               710           600
                                      -----------    -----------        -----------     --------
                                            5,709            612             2,354         2,099
                                      -----------    -----------        -----------     --------
------------------------------------------------------------------------------------------------

Year ended December 31, 2000 compared with the year ended September 30, 1999

Non-interest income, excluding general insurance, increased from (pound)1,644 million to (pound)4,759 million, primarily due to the acquisition of NatWest, but also due to volume growth in loans.

General insurance premium income before reinsurance increased by (pound)475 million or 55%. Of this increase, the acquisition of Green Flag accounted for (pound)136 million.

Year ended September 30, 1999 compared with the year ended September 30, 1998

Non-interest income, excluding general insurance and the exceptional items in 1998, grew by (pound)145 million to (pound)1,644 million, an increase of 10%. Of this increase, (pound)63 million came from Angel Trains whose operating lease rental income is included in other income. Fees and commissions receivable increased by 17% to (pound)1,081 million reflecting growth across the Group's businesses. Excluding an exceptional gain of (pound)96 million in the year ended September 30, 1998, dealing profits increased by (pound)21 million or 12%.

General insurance premium income before reinsurance increased by (pound)129 million or 17% from a combination of volume and premium rate increases in Direct Line and growth in Privilege Insurance.

Operating expenses

The following table shows the elements of statutory operating expenses for the years ended December 31, 2000 and September 30, 1999 and 1998, together with the transitional three month period ended December 31, 1999.

-------------------------------------------------------------------------------------------------------
                                             Year ended      3 months ended     Year ended September 30
                                            December 31         December 31     -----------------------
                                                   2000                1999         1999           1998
                                            -----------      --------------     --------       --------
                                               (pound)m            (pound)m     (pound)m       (pound)m
Administrative expenses
   Staff costs                                    3,274                 273        1,012            930
   Premises and equipment                           753                  64          271            259
   Other administrative                           1,475                 140          460            432
                                            -----------      --------------     --------       --------
Total administrative expenses                     5,502                 477        1,743          1,621

Depreciation and amortisation
   Depreciation of tangible fixed assets            721                  65          278            243
   Goodwill amortisation                            537                   4            1              -
                                            -----------      --------------     --------       --------
                                                  1,258                  69          279            243
                                            -----------      --------------     --------       --------
Operating expenses                                6,760                 546        2,022          1,864
                                            -----------      --------------     --------       --------
-------------------------------------------------------------------------------------------------------

Year ended December 31, 2000 compared with the year ended September 30, 1999

The principal factor in the increase in administrative expenses from (pound)1,743 million to (pound)5,502 million and depreciation from (pound)278 million to (pound)721 million was the acquisition of NatWest. Goodwill amortisation of (pound)537 million for the year relates primarily to the acquisition of NatWest but also includes the amortisation of goodwill arising on the acquisitions by Citizens and Direct Line.

Year ended September 30, 1999 compared with the year ended September 30, 1998

In the year ended September 30, 1999, the Group's operating expenses increased by 8%, from (pound)1,864 million to (pound)2,022 million. Excluding Angel Trains, the increase was 7% to support growth in business volumes. Staff costs increased by 9%, from (pound)930 million to (pound)1,012 million from both the increase in staff numbers and salary inflation. Staff profit share increased by (pound)4 million to (pound)47 million reflecting the increase in Group profits. Premises and equipment costs increased by 5% to (pound)271 million. Advertising expenses increased by 10% to (pound)133 million and other administrative expenses increased by 9% to (pound)327 million to support business growth. The (pound)35 million increase in depreciation and amortisation is largely attributable to Angel Trains which was acquired during the year ended September 30, 1998.

The Group's cost:income ratio for the year ended September 30, 1999, was 49.3% compared with 51.8% (excluding exceptional items) in the prior year.

General insurance claims

The following table shows the elements of statutory general insurance claims, net of reinsurance, for the years ended December 31, 2000 and September 30, 1999 and 1998, together with the transitional three month period ended December 31, 1999.


-------------------------------------------------------------------------------------------------------
                                             Year ended      3 months ended     Year ended September 30
                                            December 31         December 31     -----------------------
                                                   2000                1999         1999           1998
                                            -----------      --------------     --------       --------
                                               (pound)m            (pound)m     (pound)m       (pound)m
        Gross claims                                981                 224          720            625
        Reinsurance                                (308)                (39)        (130)          (107)
                                            -----------      --------------     --------       --------
        General insurance claims - net              673                 185          590            518
                                            -----------      --------------     --------       --------
---- --------------------------------------------------------------------------------------------------

Year ended December 31, 2000 compared with the year ended September 30, 1999

Provisions for general insurance gross claims amounted to (pound)981 million for the year ended December 31, 2000, an increase of (pound)261 million. Of this increase the acquisition of Green Flag accounted for (pound)74 million.

Year ended September 30, 1999 compared with the year ended September 30, 1998

Provisions for general insurance gross claims amounted to (pound)720 million for the year ended September 30, 1999, an increase of 15% mainly due to increases in volumes. In Direct Line claims increased by 9% from volume increases.


Provisions for bad and doubtful debts

The following table shows the elements of statutory provisions for bad and doubtful debts for the years ended December 31, 2000 and September 30, 1999 and 1998, together with the transitional three month period ended December 31, 1999.


-------------------------------------------------------------------------------------------------------
                                             Year ended      3 months ended     Year ended September 30
                                            December 31         December 31     -----------------------

                                                   2000                1999         1999           1998
                                            -----------      --------------     --------       --------
                                               (pound)m            (pound)m     (pound)m       (pound)m
      Specific provisions                           541                  79          264            190
      General provisions                              9                   -            2              6
                                            -----------      --------------     --------       --------
                                                    550                  79          266            196
      Exceptional provisions                          -                   -            -            132
                                            -----------      --------------     --------       --------
      Total provisions                              550                  79          266            328
                                            -----------      --------------     --------       --------
----- -------------------------------------------------------------------------------------------------

Year ended December 31, 2000 compared with the year ended September 30, 1999

Provisions for bad and doubtful debts increased from (pound)266 million to (pound)550 million due to the acquisition of NatWest, growth in lending and acquisitions by Citizens.

Year ended September 30, 1999 compared with the year ended September 30, 1998

Provisions for bad and doubtful debts, excluding exceptional provisions in the Far East in 1998, increased from (pound)196 million to (pound)266 million as a consequence of continued strong growth in credit cards, personal loans and corporate advances.

Amounts written-off fixed asset investments

The following table shows the elements of statutory amounts written-off fixed asset investments for the years ended December 31, 2000 and September 30, 1999 and 1998, together with the transitional three month period ended December 31, 1999.

-------------------------------------------------------------------------------------------------------
                                             Year ended      3 months ended     Year ended September 30
                                            December 31         December 31     -----------------------
                                                   2000                1999         1999           1998
                                            -----------      --------------     --------       --------
                                               (pound)m            (pound)m     (pound)m       (pound)m
     Amounts written-off fixed
       asset investments                             42                   -           13             10
                                            -----------      --------------     ---------      --------
     Exceptional amounts written-off
       fixed asset investments                        -                   -            -             14
                                            -----------      --------------     --------       --------
-------------------------------------------------------------------------------------------------------

Year ended December 31, 2000 compared with the year ended September 30, 1999

In the year ended December 31, 2000, amounts written-off fixed asset investments increased from (pound)13 million to (pound)42 million, reflecting a restructuring of the development capital investment portfolio.

Year ended September 30, 1999 compared with the year ended September 30, 1998

In the year ended September 30, 1999, amounts written-off fixed asset investments, excluding exceptional items, increased from (pound)10 million to (pound)13 million and included (pound)11 million in respect of Royal Bank Development Capital's venture capital business.


Write-down of finance leases

Changes in the UK corporation tax rate in 1998 affected tax variation clauses in finance lease contracts written by leasing subsidiaries in the Group. This resulted in an exceptional charge of (pound)13 million to Group operating profit for the year ended September 30, 1998. These charges were offset by reductions in the tax charge of (pound)14 million.


Exceptional items

The following table shows those exceptional items which are required to be disclosed separately, after Operating Profit in the Consolidated profit and loss account:

-------------------------------------------------------------------------------------------------------
                                             Year ended      3 months ended     Year ended September 30
                                            December 31         December 31     -----------------------
                                                   2000                1999         1999           1998
                                            -----------      --------------     --------       --------
                                               (pound)m            (pound)m     (pound)m       (pound)m
  Profit on sale of businesses                        -                 100            -              -
  Profit on sale of fixed asset investment            -                   -            -             57
-------------------------------------------------------------------------------------------------------

During the three months ended December 31, 1999 the Group realised a profit of (pound)100 million from the sale of its investor services businesses.

During the year ended September 30, 1998, the Group disposed of 3.6 million shares in Banco Santander (now BSCH) realising an exceptional gain of (pound)57 million.

Applicable income taxes

The following table shows income tax expense for the years ended December 31, 2000 and September 30, 1999 and 1998, together with the transitional three month period ended December 31, 1999.

-------------------------------------------------------------------------------------------------------
                                             Year ended      3 months ended     Year ended September 30
                                            December 31         December 31     -----------------------
                                                   2000                1999         1999           1998
                                            -----------      --------------     --------       --------
                                               (pound)m            (pound)m     (pound)m       (pound)m

Applicable income taxes                           1,033                 124          361            286
                                            -----------      --------------     --------       --------

                                                  %                  %              %               %

UK corporate tax rate                              30.0                30.0         30.5           31.0
Effective tax rate                                 34.8                30.8         29.8           28.6
                                            -----------      --------------     --------       --------
-------------------------------------------------------------------------------------------------------

The actual tax charge differs from the expected tax charge computed by applying the UK corporation tax rate as follows:

-------------------------------------------------------------------------------------------------------
                                             Year ended      3 months ended     Year ended September 30
                                            December 31         December 31     -----------------------
                                                   2000                1999         1999           1998
                                            -----------      --------------     --------       --------
                                               (pound)m            (pound)m     (pound)m       (pound)m
Expected tax charge                                 891                 121          369            310
Deferred taxation not provided                       (9)                 (2)          (8)            (8)
Goodwill amortisation                               151                  -             -              -
Contribution to employee share trust                (47)                 (1)           -              -
Non-deductible items                                106                  10           32             21
Non-taxable items                                   (45)                 (5)         (27)           (30)
Foreign profits taxed at other rates                (17)                 (1)          (1)             3
Taxable foreign exchange movements                   21                   3            -              -
Prior year items                                      -                   -           (6)           (14)
Unutilised losses (brought forward)/
  carried forward                                   (18)                 (1)           2              4
                                            -----------      --------------     --------       --------
Actual tax charge                                 1,033                 124          361            286
                                            -----------      --------------     --------       --------
-------------------------------------------------------------------------------------------------------

The tax charge of (pound)1,033 million for the year ended December 31, 2000, equivalent to 34.8% of profit before tax of (pound)2,970 million, is higher than the standard UK tax rate of 30% mainly due to goodwill amortisation, which is not allowable for UK tax.

The effective tax rate of 29.8% for the year ended September 30, 1999 was lower than the average UK corporation tax rate of 30.5%. This was primarily due to profits outwith the UK being subject to lower taxation rates.

The effective tax rate of 28.6% for the year ended September 30, 1998 was lower than the average UK corporation tax rate of 31%. This was primarily due to a net tax credit of (pound)16 million on the exceptional items, reflecting the tax credit associated with the write-down of finance leases.

Results for the years ended December 31, 2000 and 1999 - pro forma basis

Net interest income

The following table sets forth information relating to pro forma net interest income for the years ended December 31, 2000 and 1999.

------------------------------------------------------------------------------
                                                      Year ended    Year ended
                                                     December 31   December 31
                                                            2000          1999
                                                     -----------   -----------
                                                        (pound)m      (pound)m

Interest receivable                                       14,626        12,368
Interest payable                                          (8,697)       (7,094)
                                                     -----------   -----------
Net interest income                                        5,929         5,274
                                                     -----------   -----------

Average balances of banking business:

Loans and advances to customers                          129,573       107,126
Instalment credit and finance lease receivables           15,909        15,796
Loans and advances to banks                               23,849        26,199
Debt securities                                           27,816        28,401
Treasury and other eligible bills                            594         1,203
                                                     -----------   -----------
Total interest-earning assets of
  banking business                                       197,741       178,725
                                                     -----------   -----------

Customer accounts                                        128,309       114,670
Deposits by banks                                         21,518        22,758
Debt securities in issue                                  22,712        22,874
Loan capital                                              10,331         8,941
Internal funding of trading business                     (11,799)      (11,915)
                                                     -----------   -----------
Total interest-bearing liabilities of
  banking business                                       171,071       157,328
                                                     -----------   -----------

Net interest-free funds of
  banking business                                        26,670        21,397
                                                     -----------   -----------

                                                             %              %
Gross yield on interest-earning
   assets of banking business                                7.4           6.9
Cost of interest-bearing liabilities
   of banking business                                      (5.1)         (4.5)
                                                     -----------   -----------
Interest spread of banking business                          2.3           2.4
Benefit from interest-free funds                             0.7           0.6
                                                     -----------   -----------
Net interest margin of banking business                      3.0           3.0
                                                     -----------   -----------
------------------------------------------------------------------------------

Net interest income increased 12%, (pound)655 million, to (pound)5,929 million. Average interest earning assets of the Group's banking business increased by 11%, (pound)19.0 billion, to (pound)197.7 billion. Within this, average loans and advances to customers were up 21%, (pound)22.4 billion, at (pound)129.6 billion due to growth in both corporate and personal lending.

Interest spread declined 0.1% to 2.3%. Narrower margins in mortgages and cards, together with the run-off of higher yielding assets were only partially offset by improvements in Citizens.

The increase in net interest-free funds, up 25%, (pound)5.3 billion, to (pound)26.7 billion, and higher interest rates offset the decline in interest spread, leaving the net interest margin of the banking business unchanged at 3.0%.

Analysis of change in net interest income

The following table allocates changes in net interest income between volume and rate for the year ended December 31, 2000 compared with the year ended December 31, 1999, on a pro forma basis. Volume and rate variances have been calculated based on movements in average balances over the period and changes in interest rates on average interest-earning assets and average interest- bearing liabilities. Changes due to a combination of volume and rate are allocated pro rata to volume and rate movements.

-------------------------------------------------------------------------------------
                                                           2000 over 1999
                                               --------------------------------------
                                               Increase/(decrease) due to changes in:
                                               --------------------------------------
                                                Average       Average            Net
                                                 volume          rate         change
                                               ---------     ---------      --------
                                               (pound)m      (pound)m       (pound)m
Interest-earning assets
Treasury and other eligible bills
  UK                                                (17)           (5)           (22)
  Overseas                                           (6)            6              -
Loans and advances to banks
  UK                                               (136)           93            (43)
  Overseas                                            7           104            111
Loans and advances to customers
  UK                                              1,186           430          1,616
  Overseas                                          549           141            690
Instalment credit and finance lease
 receivables
  UK                                                (23)         (104)          (127)
  Overseas                                           25             9             34
Debt securities
  UK                                               (124)          (12)          (136)
  Overseas                                           98            37            135
                                               ---------     --------      ---------
Total interest receivable of banking
 business
  UK                                                886           402          1,288
  Overseas                                          673           297            970
                                               --------      --------      ---------
                                                  1,559           699          2,258
                                               --------    ----------      ---------

Interest-bearing liabilities
Deposits by banks
  UK                                                (44)          194            150
  Overseas                                          (10)           67             57
Customer accounts
  - demand deposits
  UK                                                203            98            301
  Overseas                                           47            48             95
  - savings deposits
  UK                                                  6            54             60
  Overseas                                          128            22            150
  - other time deposits
  UK                                                126           284            410
  Overseas                                           49           101            150
Debt securities in issue
  UK                                                (92)           (5)           (97)
  Overseas                                           82            72            154
Loan capital
  UK                                                 96            29            125
  Overseas                                            3             1              4
Internal funding of trading business*
  UK                                                (43)           50              7
  Overseas                                           47           (10)            37
                                               --------      --------      ---------
Total interest payable of banking business
  UK                                                252           704            956
  Overseas                                          346           301            647
                                               --------      --------      ---------
                                                    598         1,005          1,603
                                               --------      --------      ---------

Movement in net interest income
  UK                                                634         (302)            332
  Overseas                                          327           (4)            323
                                               --------      --------      ---------
                                                    961         (306)            655
                                               --------      --------      ---------
------------------------------------------------------------------------------------

* Interest receivable and interest payable on trading assets and liabilities are included in dealing profits.

Average balance sheet, interest income and interest expense

The following table shows pro forma average balances and interest rates for the years ended December 31, 2000 and 1999. Interest income figures include interest income on non-accruing loans to the extent that cash payments have been received.

---------------------------------------------------------------------------------------------------------------------
                                                                    Year ended December 31
                                           -------------------------------------------------------------------------
                                                         2000                                     1999
                                           -----------------------------------    ----------------------------------

                                           Average                    Average       Average                 Average
                                           balance     Interest          rate       balance     Interest       rate
                                          --------     --------       -------      --------     --------    -------
                                           pound)m     (pound)m             %      (pound)m     (pound)m          %
ASSETS
Treasury and other eligible bills
  UK                                           463           21           4.5           825           43        5.2
  Overseas                                     131            6           4.6           378            6        1.6
Loans and advances to banks
  UK                                        14,965          862           5.8        17,435          905        5.2
  Overseas                                   8,884          591           6.7         8,764          480        5.5
Loans and advances to customers
  UK                                       106,302        8,349           7.9        91,014        6,733        7.4
  Overseas                                  23,271        1,823           7.8        16,112        1,133        7.0
Instalment credit and finance lease
  receivables
  UK                                        14,113        1,201           8.5        14,370        1,328        9.2
  Overseas                                   1,796          125           7.0         1,426           91        6.4
Debt securities
  UK                                        18,004        1,032           5.7        20,172        1,168        5.8
  Overseas                                   9,812          616           6.3         8,229          481        5.8
                                          --------     --------       -------      --------     --------    -------
Total interest-earning assets
  -  banking business                      197,741       14,626           7.4       178,725       12,368        6.9
                                                       --------       -------                   --------    -------
  -  trading business*                      53,946                                   47,767
                                          --------                                 --------
Total interest-earning assets              251,687                                  226,492
Non-interest-earning assets                 52,931                                   53,194
                                          --------                                 --------
Total assets                               304,618                                  279,686
                                          --------                                 --------

Percentage of assets
  applicable to overseas operations           27.5%                                    23.5%
                                          --------                                 --------

LIABILITIES AND
  SHAREHOLDERS' EQUITY
Deposits by banks
  UK                                        13,851          751           5.4        14,878          601        4.0
  Overseas                                   7,667          435           5.7         7,880          378        4.8
Customer accounts
  - demand deposits
  UK                                        48,533        1,765           3.6        42,857        1,464        3.4
  Overseas                                   4,132          163           3.9         2,691           68        2.5
  - savings deposits
  UK                                        16,781          768           4.6        16,649          708        4.3
  Overseas                                   9,728          413           4.2         6,683          263        3.9
  - other time deposits
  UK                                        40,698        2,401           5.9        38,379        1,991        5.2
  Overseas                                   8,437          470           5.6         7,411          320        4.3
Debt securities in issue
  UK                                        14,831          869           5.9        16,411          966        5.9
  Overseas                                   7,881          494           6.3         6,463          340        5.3
Loan capital
  UK                                         9,829          699           7.1         8,468          574        6.8
  Overseas                                     502           49           9.8           473           45        9.5
Internal funding of trading
  business
  UK                                       (10,774)        (528)          4.9        (9,944)        (535)       5.4
  Overseas                                  (1,025)         (52)          5.1        (1,971)         (89)       4.5
                                          --------     --------       -------      --------     --------    -------
Total interest-bearing
  liabilities
  -  banking business                      171,071        8,697           5.1       157,328        7,094        4.5
                                                       --------       -------                   --------    -------
  -  trading business*                      50,336                                   44,964
                                          --------                                 --------
Total interest-bearing
  liabilities                              221,407                                  202,292
Non-interest-bearing
  liabilities
  -  demand deposits                        21,938                                   18,688
  -  other liabilities                      38,520                                   37,334
Shareholders' equity                        22,753                                   21,372
                                          --------                                 --------
Total liabilities and
  shareholders' equity                     304,618                                  279,686
                                          --------                                 --------

Percentage of liabilities
  applicable to overseas
  operations                                  27.6%                                     24.2%
                                          --------                                  --------
-------------------------------------------------------------------------------------------------------------------

* Interest receivable and interest payable on trading assets and liabilities are included in dealing profits.

Average interest rates, yields, spreads and margins

The following table gives average interest rates, yields, spreads, and margins, on a pro forma basis, for the years ended December 31, 2000 and 1999.

--------------------------------------------------------------------------------

                                                         Year ended December 31
                                                         -----------------------
                                                           2000           1999
                                                         --------       --------
                                                             %              %

The Group's base rate                                       6.0            5.3
London inter-bank offered rate:
  three month sterling                                      6.2            5.5
  three month eurodollar                                    6.5            5.4

Yields, spreads and margins of the banking business:
Gross yield (1)
  Group                                                     7.4            6.9
  UK                                                        7.5            7.1
  Overseas                                                  7.2            6.3

Interest spread (2)
  Group                                                     2.3            2.4
  UK                                                        2.4            2.6
  Overseas                                                  1.9            1.8

Net interest margin (3)
  Group                                                     3.0            3.0
  UK                                                        3.1            3.1
  Overseas                                                  2.7            2.5
--------------------------------------------------------------------------------

Notes:
(1) Gross yield is the average interest rate earned on average interest-earning assets of the banking business.
(2) Interest spread is the difference between the gross yield and the average interest rate paid on average interest-bearing liabilities of the banking business.
(3) Net interest margin is net interest income of the banking business as a percentage of average interest-earning assets of the banking business.

Non-interest income

The following table shows the elements of pro forma non-interest income and general insurance premium income for the years ended December 31, 2000 and 1999.

-----------------------------------------------------------------------
                                             Year ended December 31
                                          -----------------------------
                                                 2000              1999
                                             --------          --------
                                             (pound)m          (pound)m

     Dividend income                               46                37
     Fees and commissions receivable            4,079             3,597
     Fees and commissions payable                (804)             (675)
     Dealing profits                            1,131             1,027
     Other operating income                       998             1,073
                                             --------          --------
                                                5,450             5,059
     General insurance premium income
                                             --------          --------
     Earned premiums                            1,346               929
     Re-insurance                                (367)             (197)
                                             --------          --------
                                                  979               732
                                             --------          --------
                                                6,429             5,791
                                             --------          --------
---- ------------------------------------------------------------------

Non-interest income, excluding general insurance, increased by 8%, (pound)391 million, to (pound)5,450 million. Within this, fees and commissions receivable increased by 13%, (pound)482 million, to (pound)4,079 million and dealing profits increased by 10%, (pound)104 million, to (pound)1,131 million. Other operating income was down 7%, (pound)75 million to (pound)998 million, mainly due to restructuring costs in the life assurance businesses and one-off income in the prior year.

General insurance premium income, after reinsurance, increased by 34%, (pound)247 million to (pound)979 million reflecting the acquisition of Green Flag.


Operating expenses

The following table shows the elements of pro forma operating expenses, excluding goodwill amortisation and integration costs, for the years ended December 31, 2000 and 1999.

-----------------------------------------------------------------------
                                             Year ended December 31
                                          -----------------------------
                                                 2000              1999
                                             --------          --------
                                             (pound)m          (pound)m

Administrative expenses
   Staff costs                                  3,440             3,512
   Premises and equipment                         839               892
   Other administrative                         1,566             1,405
                                             --------          --------
Total administrative expenses                   5,845             5,809

Depreciation of tangible fixed assets             769               754
                                             --------          --------
Operating expenses                              6,614             6,563
                                             --------          --------
-----------------------------------------------------------------------

Operating expenses were up 1%, (pound)51 million to (pound)6,614 million. Staff expenses were down 2%, (pound)72 million to (pound)3,440 million reflecting a fall in staff numbers of 7,300. Other expenses increased by 4%, (pound)123 million to (pound)3,174 million.

General insurance claims

The following table shows pro forma general insurance claims, net of reinsurance, for the years ended December 31, 2000 and 1999.

-----------------------------------------------------------------------
                                             Year ended December 31
                                          -----------------------------
                                                 2000              1999
                                             --------          --------
                                             (pound)m          (pound)m

         Gross claims                             982               764
         Reinsurance                             (284)             (163)
                                             --------          --------
         General insurance claims - net           698               601
                                             --------          --------
-----------------------------------------------------------------------

General insurance claims, after reinsurance increased by 16%, (pound)97 million to (pound)698 million, principally reflecting the acquisition of Green Flag.


Provisions for bad and doubtful debts

The following table shows pro forma provisions for bad and doubtful debts for the years ended December 31, 2000 and 1999.

-----------------------------------------------------------------------
                                             Year ended December 31
                                          -----------------------------
                                                 2000              1999
                                             --------          --------
                                             (pound)m          (pound)m

        Specific provisions                       592               539
        General provisions                         10               (13)
                                             --------          --------
        Total provision                           602               526
                                             --------          --------
-----------------------------------------------------------------------

Provisions for bad and doubtful debts were up 14%, (pound)76 million, to (pound)602 million reflecting growth in lending. Total provisions at December 31, 2000 were 83% of risk elements in lending, against 80% at December 31, 1999.


Amounts written-off fixed asset investments

The following table shows pro forma amounts written-off fixed asset investments for the years ended December 31, 2000 and 1999.

-----------------------------------------------------------------------
                                             Year ended December 31
                                          -----------------------------
                                                 2000              1999
                                             --------          --------
                                             (pound)m          (pound)m

 Amounts written-off fixed asset investments       43                16
                                             --------          --------
-----------------------------------------------------------------------

Amounts written-off fixed asset investments increased from (pound)16 million to (pound)43 million reflecting a restructuring of the development capital investment portfolio.

Goodwill amortisation

The following table shows pro forma goodwill amortisation for the years ended December 31, 2000 and 1999.

-----------------------------------------------------------------------
                                             Year ended December 31
                                          -----------------------------
                                                 2000              1999
                                             --------          --------
                                             (pound)m          (pound)m

        Goodwill amortisation                     635               576
                                             --------          --------
-----------------------------------------------------------------------

Goodwill arising on the acquisition of NatWest was (pound)11,390 million. This is calculated after net positive fair value adjustments amounting to (pound)386 million. This goodwill is being amortised over its estimated economic life of 20 years, resulting in a charge of (pound)570 million per annum. The increase during the year primarily reflects the acquisitions by Citizens and Direct Line.

Integration costs

The following table shows pro forma integration costs for the years ended December 31, 2000 and 1999.

-----------------------------------------------------------------------
                                             Year ended December 31
                                          -----------------------------
                                                 2000              1999
                                             --------          --------
                                             (pound)m          (pound)m

        Integration costs                         434               113
                                             --------          --------
-----------------------------------------------------------------------

Integration costs, expenditure incurred in respect of cost reduction and income enhancement targets, were (pound)434 million for the year compared with (pound)113 million for the year ended December 31, 1999.

Analysis of loans and advances to customers by geographical area and type of customer

The following table analyses loans (including instalment credit and finance lease receivables), on a pro forma basis, by geographical area and type of customer at December 31, 2000 and 1999.

------------------------------------------------------------------------------
                                                            Pro forma
                                                     -------------------------
Net loans and advances to customers                     As at December 31
                                                     -------------------------
                                                         2000*            1999
                                                     ---------    ------------
                                                      (pound)m        (pound)m
Domestic
Central and local government                             1,957           1,980
Manufacturing                                            6,806           6,327
Construction                                             2,615           2,223
Finance                                                  9,944           9,022
Service industries                                      17,242          16,284
Agriculture, forestry and fishing                        2,373           2,310
Property                                                10,385           9,045
Business and other services                              3,579           3,371
Individuals  - home mortgages                           32,600          28,907
             - other                                    17,496          14,422
Instalment credit and other loans                        5,041           5,213
Finance leases                                           6,272           6,255
                                                     ---------    ------------
Total domestic loans                                   116,310         105,359
                                                     ---------    ------------
Foreign
UK based                                                19,257          13,579
United States                                           23,050          15,340
Rest of the world                                       12,598          11,998
                                                     ---------    ------------
Total foreign loans                                     54,905          40,917
                                                     ---------    ------------

Gross loans and advances to customers                  171,215         146,276
Less: Provisions for bad and doubtful debts             (3,139)         (3,134)
                                                     ---------    ------------
Net loans and advances to customers                    168,076         143,142
                                                     ---------    ------------

Gross loans and advances to customers                  171,215         146,276
Less : Reverse repurchase agreements and
  stock borrowing                                      (13,700)        (12,152)
                                                     ---------    ------------
                                                       157,515         134,124
                                                     ---------    ------------
------------------------------------------------------------------------------

* The analysis at December 31, 2000 is on a statutory basis.

Risk elements in lending and potential problem loans

The Group's loan control and review procedures generally do not include the classification of loans as non-accrual, accruing past due, restructured and potential problem loans, as defined by the SEC. The following table shows the estimated amount of loans, on a pro forma basis, which would be reported using the SEC's classifications. The figures incorporate estimates and are stated before deducting the value of security held or related provisions.

--------------------------------------------------------------------------------
                                                               Pro forma
                                                     ---------------------------
                                                     December 31     December 31
                                                           2000*            1999
                                                     -----------     -----------
                                                        (pound)m        (pound)m
 Loans accounted for on a non-accrual basis (1):
     Domestic (2)                                          2,482           2,462
     Foreign                                                 344             629
                                                      ----------     -----------
     Total                                                 2,826           3,091
                                                      ----------     -----------
 Accruing loans which are contractually
   overdue 90 days or more as to
   principal or interest (3):
     Domestic                                                662             558
     Foreign                                                 168             144
                                                      ----------     -----------
     Total                                                   830             702
                                                      ----------     -----------
 Loans not included above which are
   classified as 'troubled debt
   restructurings' by the SEC:
     Domestic                                                 43              22
     Foreign                                                 122             110
                                                      ----------     -----------
     Total                                                   165             132
                                                      ----------     -----------
 Total risk elements                                       3,821           3,925
                                                      ----------     -----------
 Closing provisions for bad and doubtful
   debts as a % of total risk elements                       83%             80%
                                                      ----------     -----------
  ------------------------------------------------------------------------------

* The analysis at December 31, 2000 is on a statutory basis.

Notes:
(1) The Group's UK banking subsidiary undertakings account for loans on a non-accrual basis only from the point in time at which the collectability of interest is in significant doubt. Certain subsidiary undertakings of the Company generally account for loans on a non-accrual basis when interest or principal is past due 90 days.
(2) NatWest Home Loans Limited includes in this category the total value of loans which are subject to claims under Mortgage Guarantee Insurance policies in force.
(3) Overdrafts generally have no fixed repayment schedule and consequently are not included in this category.

Loans that are current as to payment of principal and interest and not reflected in the above table, but in respect of which management has serious doubts as to the ability of the borrower to comply with contractual repayment terms, totalled approximately (pound)772 million at December 31, 2000 ((pound)898 million at December 31, 1999). Substantial security is held in respect of these loans and appropriate provisions have already been made in accordance with the Group's provisioning policy for bad and doubtful debts.

Provisions for bad and doubtful debts

--------------------------------------------------------------------------------------------------------------------------
                                                                                Year ended December 31
                                                              ------------------------------------------------------------
                                                                        2000                               1999
                                                                        ----                               ----
                                                              Specific           General         Specific         General
                                                              --------          --------         --------         --------
                                                              (pound)m          (pound)m         (pound)m         (pound)m
Provisions at January 1
  Domestic                                                       2,019               344            2,050              343
  Foreign                                                          567               222              776              246
                                                              --------          --------         --------         --------
                                                                 2,586               566            2,826              589
                                                              --------------------------         -------------------------
                                                                         3,152                             3,415
Acquisitions/(disposal) during the year (1)
   Domestic                                                         (4)               (2)              (3)               -
   Foreign                                                          59                 2               25                -
                                                              --------          --------         --------         --------
                                                                    55                 -               22                -
Provisions charged to profit
   Domestic                                                        512                 6              459                2
   Foreign                                                          80                 4               80              (15)
                                                              --------          --------         --------         --------
                                                                   592                10              539              (13)
Currency translation and other adjustments
   Domestic                                                         11               (12)              13               (1)
   Foreign                                                          20                23               (9)               1
                                                              --------          --------         --------         --------
                                                                    31                11                4                -
Amounts written-off
   Domestic                                                       (677)                              (721)
   Foreign                                                        (217)                              (336)
                                                              --------                           --------
                                                                  (894)                            (1,057)
Recoveries of amounts written-off in previous periods
   Domestic                                                        173                                221
   Foreign                                                          23                                 21
                                                              --------                           --------
                                                                   196                                242
Transfers between provisions
   Domestic                                                          -                 -                -                -
   Foreign                                                          19               (19)              10              (10)
                                                              --------          --------         --------         --------
                                                                    19               (19)              10              (10)
Provisions at December 31 (2)                                 --------------------------         -------------------------
   Domestic                                                      2,034               336            2,019              344
   Foreign                                                         551               232              567              222
                                                              --------          --------         --------         --------
                                                                 2,585               568            2,586              566
                                                              --------------------------         -------------------------
                                                                         3,153                             3,152
                                                              --------------------------         -------------------------
Gross loans and advances to customers (3)
   Domestic                                                            112,687                           100,141
   Foreign                                                              44,828                            33,983
                                                              --------------------------         -------------------------
                                                                       157,515                           134,124

Closing customer provisions as a % of gross
  loans to customers (4)
   Domestic                                                               2.10                              2.36
   Foreign                                                                1.72                              2.27
 Total                                                                    1.99                              2.34

Customer charge against profit as a % of gross
  loans to customers (5)
   Domestic                                                               0.46                              0.46
   Foreign                                                                0.19                              0.21
 Total                                                                    0.38                              0.40
--------------------------------------------------------------------------------------------------------------------------

Notes:
(1)  Relates primarily to UST Corp. (acquired by Citizens).
(2)  Includes closing provisions against loans and advances to banks of(pound)14 million (1999 -(pound)18 million).
(3)  Excludes reverse repurchase agreements and stock borrowing.
(4)  Excludes closing provisions against loans and advances to banks.
(5)  Excludes charge against profits for loans and advances to banks.

Effect of certain UK and US accounting standards

Reconciliation of net income to US GAAP

The Group's net income available for ordinary shareholders in accordance with US GAAP amounted to (pound)2,102 million for the year ended December 31, 2000, (pound)239 million for the three months ended December 31, 1999 and (pound)678 million for the year ended September 30, 1999. For a reconciliation of net income under UK GAAP to US GAAP, see Note 51 to the Consolidated Financial Statements - "Significant differences between UK and US generally accepted accounting principles".

Accounting developments

In February 1999, the Accounting Standards Board in the UK issued FRS 15 'Tangible Fixed Assets', effective for accounting periods ending on or after March 23, 2000. The standard sets out the principles of accounting for the initial measurement, valuation and depreciation of tangible fixed assets. In December 1999, FRS 16 'Current Tax' was issued, effective for accounting periods ending on or after March 23, 2000. The implementation of FRS 15 and FRS 16 had no material impact on reported profits.

In November 2000, FRS 17 'Retirement Benefits' was issued, and will be fully effective for the Group's 2003 accounts. FRS 17 requires an asset or liability to be recognised on the Group's balance sheet in respect of the surplus or deficit on the defined benefit schemes and to recognise immediately gains and losses in the statement of total recognised gains and losses. FRS 17 contains transitional arrangements which will require additional disclosure in the Group's financial statements for 2001 and 2002.

 In December 2000, FRS 18 'Accounting Policies' was issued, effective for the Group's 2001 accounts. FRS 18 requires entities to adopt accounting policies most appropriate to their circumstances, and to review these policies regularly.

In December 2000, FRS 19 'Deferred Tax' was issued, effective for the Group's 2002 accounts. FRS 19 requires deferred tax to be recognised on most types of timing differences.

For a discussion of developments in US GAAP, see Note 51 to the Consolidated Financial Statements on page 169.

Divisional performance

The following table sets forth, on a statutory basis, the contribution of each division to profit before goodwill amortisation and integration costs for the years ended December 31, 2000 and September 30, 1999 and 1998, together with the transitional three month period ended December 31, 1999:

-------------------------------------------------------------------------------------------------------
                                             Year ended      3 months ended     Year ended September 30
                                            December 31         December 31     -----------------------
Statutory basis                                    2000                1999         1999           1998
                                            -----------      --------------     --------       --------
                                               (pound)m            (pound)m     (pound)m       (pound)m

  Corporate Banking and Financial Markets         2,422                 245          780            659
  Retail Banking                                  2,116                 103          473            416
  Retail Direct                                     341                  25           76             28
                                            -----------      --------------     --------       --------
  Contribution before manufacturing costs         4,879                 373        1,329          1,103
  Manufacturing                                  (1,426)               (124)        (455)          (418)
                                            -----------      --------------     --------       --------
  Operating profit                                3,453                 249          874            685
  Wealth Management                                 354                  25           76             62
  Direct Line Insurance Group                       201                  16           86             47
  Ulster Bank                                       164                   -            -              -
  Citizens                                          349                  72          242            247
  Central items                                    (625)                (43)         (88)           (72)
                                            -----------      --------------     --------       --------
  Operating profit before goodwill
    amortisation, integration costs,
    operating exceptional items and
    exited businesses                             3,896                 319        1,190            969
  Goodwill amortisation                            (537)                 (4)          (1)             -
  Integration costs                                (389)                (12)           -              -
  Operating exceptional items                         -                   -            -           (63)
  Exited businesses                                   -                   -           22             38
                                            -----------      --------------     --------       --------
  Group operating profit                          2,970                 303        1,211            944
  Profit on disposal of businesses                    -                 100            -              -
  Profit on sale of fixed asset investment            -                   -            -             57
                                            -----------      --------------     --------       --------
  Group profit before tax                         2,970                 403        1,211          1,001
                                            -----------      --------------     --------       --------
-------------------------------------------------------------------------------------------------------

As noted on page 33, the acquisition of NatWest has had a significant effect on the Group's financial position and as a consequence comparisons with the prior year on a statutory basis are of limited benefit in understanding the performance of the Group. This is most marked in respect of comparisons with the prior year at a divisional level where large variances have resulted primarily from the acquisition of NatWest.

The following table sets forth the contribution of each division (in accordance with the new organisational structure following the acquisition of NatWest) to profit before goodwill amortisation and integration costs, on a pro forma basis, for the years ended December 31, 2000 and 1999:

--------------------------------------------------------------------------
Pro forma basis                                    Year ended December 31
                                                 -------------------------
                                                     2000             1999
                                                 --------         --------
                                                 (pound)m         (pound)m

Corporate Banking and Financial Markets           2,730              2,491
Retail Banking                                    2,467              2,144
Retail Direct                                       373                302
                                                 ------           ---------
Contribution before manufacturing costs           5,570              4,937
Manufacturing                                    (1,660)            (1,866)
                                                 ------           --------
Operating profit                                  3,910              3,071
Wealth Management                                   405                328
Direct Line Insurance Group                         201                100
Ulster Bank                                         200                166
Citizens                                            349                258
Central items                                     (664)              (564)
                                                 ------           --------
Group operating profit before goodwill
  amortisation and integration costs              4,401              3,359
Goodwill amortisation                              (635)              (576)
Integration costs                                  (434)              (113)
                                                 ------           --------
Group profit before tax                           3,332              2,670
                                                 ------           --------
--------------------------------------------------------------------------

Corporate Banking and Financial Markets

Years ended December 31, 2000 and September 30, 1999 and 1998 - statutory basis

The following table summarises the contribution of Corporate Banking and Financial Markets to profit before goodwill amortisation and integration costs, on a statutory basis, for the years ended December 31, 2000 and September 30, 1999 and 1998, together with the transitional three month period ended December 31, 1999:

-------------------------------------------------------------------------------------------------------
                                             Year ended      3 months ended     Year ended September 30
                                            December 31         December 31     -----------------------
                                                   2000                1999         1999           1998
                                            -----------      --------------     --------       --------
                                               (pound)m            (pound)m     (pound)m       (pound)m
  Net Interest income                             1,583                 135          523            459
  Non-interest income                             2,503                 235          802            686
                                            -----------      --------------     --------       --------
  Total income                                    4,086                 370        1,325          1,145
  Operating expenses                             (1,464)               (112)        (438)          (419)
                                            -----------      --------------     --------       --------
  Contribution before provisions                  2,622                 258          887            726
  Provisions for bad and doubtful debts            (158)                (13)         (95)           (58
  Amounts written off investments                   (42)                  -          (12)            (9
                                            -----------      --------------     --------       --------
  Contribution                                    2,422                 245          780            659
                                            -----------      --------------     --------       --------
-------------------------------------------------------------------------------------------------------

Year ended December 31, 2000 compared with the year ended September 30, 1999

Contribution for 2000 was up (pound)1,642 million to (pound)2,422 million.

Total income increased by (pound)2,761 million to (pound)4,086 million primarily as a result of the acquisition of NatWest whose results are included from March 6, 2000.

Net interest income increased by (pound)1,060 million to (pound)1,583 million mainly due to the inclusion of NatWest in 2000, together with lending and deposit growth.

Non-interest income was up by (pound)1,701 million to (pound)2,503 million, reflecting the impact of NatWest and increased deal opportunities in Leveraged, Structured and Asset Finance during 2000.

Operating expenses increased by (pound)1,026 million to (pound)1,464 million as a result of higher costs across all cost categories resulting from the inclusion of NatWest in 2000.

Provisions for bad and doubtful debts were up (pound)63 million to (pound)158 million. Amounts written off investments were (pound)42 million (1999:
(pound)12 million) primarily reflecting a restructuring of the development capital investment portfolio.


Year ended September 30, 1999 compared with the year ended September 30, 1998

Contribution for 1999 was up 18%, (pound)121 million to (pound)780 million.

Total income increased by 16%, (pound)180 million to (pound)1,325 million.

Net interest income was up 14%, (pound)64 million to (pound)523 million reflecting balance sheet growth in Corporate Banking and benefits from base rate reductions in Financial Markets partially offset by higher funding costs relating to the Virgin Train deal in Angel Trains.

Operating expenses increased by 5%, (pound)19 million to (pound)438 million primarily due to higher staff costs.

Provisions for bad and doubtful debts increased by 64%, (pound)37 million to (pound)95 million reflecting higher volumes and also a number of large provisions.

Amounts written off fixed asset investments increased by 33%, (pound)3 million to (pound)12 million.

Corporate Banking and Financial Markets

Years ended December 31, 2000 and 1999 - pro forma basis

The following table summarises the contribution of Corporate Banking and Financial Markets to profit before goodwill amortisation and integration costs, on a pro forma basis, for the years ended December 31, 2000 and 1999:

--------------------------------------------------------------------------
                                                Year ended December 31
                                           -------------------------------
                                                2000                  1999
                                           ---------              --------
                                            (pound)m              (pound)m

Net interest income                            1,793                 1,758
Non-interest income                            2,856                 2,663
                                           ---------              --------
Total income                                   4,649                 4,421
Direct expenses
  -  staff costs                                (998)               (1,034)
  -  other                                      (698)                 (687)
                                           ---------              --------
Contribution before provisions                 2,953                 2,700
Provisions for bad and doubtful debts           (180)                 (193)
Amounts written off investments                  (43)                  (16)
                                           ---------              --------
Contribution                                   2,730                 2,491
                                           ---------              --------

Direct cost:income ratio (%)                    36.5                  38.9
Total assets ((pound)bn)                       191.1                 176.3

Employees at period end:
  -  permanent                                12,400                14,000
  -  temporary                                   700                   600
                                           ---------              --------
  -  total                                    13,100                14,600
                                           ---------              --------
--------------------------------------------------------------------------

Contribution was up 10%, (pound)239 million to (pound)2,730 million.

Total income was up 5%, (pound)228 million to (pound)4,649 million. Net interest income was up 2%, (pound)35 million to (pound)1,793 million. In the first half of 1999, NatWest Financial Markets benefited from favourable market conditions. Adjusting for this, underlying net interest income increased by 8%.

Non-interest income was up 7%, (pound)193 million, to (pound)2,856 million reflecting higher volumes, increased corporate activity and the benefits of the enlarged customer base. Specialist businesses such as Leveraged Finance, Structured Finance and Asset Finance, which provide innovative and sophisticated products to meet customers' business requirements, grew strongly. Within non-interest income, net fee income was up 8%, and dealing profits were 11% higher.

Direct expenses were down (pound)25 million to (pound)1,696 million, primarily due to lower staff costs. Staff numbers fell by 10%, 1,500, to 13,100. The direct cost:income ratio improved from 38.9% to 36.5%.

Provisions for bad and doubtful debts were (pound)180 million, down 7%, (pound)13 million, on 1999 when a small number of large provisions were taken. Amounts written off investments were (pound)43 million (1999: (pound)16 million), reflecting a restructuring of the development capital investment portfolio.

Retail Banking

Years ended December 31, 2000 and September 30, 1999 and 1998 - statutory basis

The following table summarises the contribution of Retail Banking to profit before goodwill amortisation and integration costs, on a statutory basis, for the years ended December 31, 2000 and September 30, 1999 and 1998, together with the transitional three month period ended December 31, 1999:

-------------------------------------------------------------------------------------------------------
                                             Year ended      3 months ended     Year ended September 30
                                            December 31         December 31     -----------------------
                                                   2000                1999         1999           1998
                                            -----------      --------------     --------       --------
                                               (pound)m            (pound)m     (pound)m       (pound)m
  Net interest income                             2,109                 150          539            526
  Non-interest income                               961                  54          297            247
                                            -----------      --------------     --------       --------
  Total income                                    3,070                 204          836            773
  Operating expenses                               (828)                (74)        (290)          (286)
                                            -----------      --------------     --------       --------
  Contribution before provisions                  2,242                 130          546            487
  Provisions for bad and doubtful debts            (126)                (27)         (73)           (71)
                                            -----------      --------------     --------       --------
  Contribution                                    2,116                 103          473            416
                                            -----------      --------------     --------       --------
-------------------------------------------------------------------------------------------------------

Year ended December 31, 2000 compared with the year ended September 30, 1999

Contribution for 2000 increased by (pound)1,643 million to (pound)2,116 million.

Total income increased by (pound)2,234 million to (pound)3,070 million, primarily resulting from the acquisition of NatWest.

Net interest income was up (pound)1,570 million to (pound)2,109 million, primarily reflecting the inclusion of NatWest in 2000, higher volumes of personal lending and deposits and wider deposit margins.

Non-interest income increased by (pound)664 million to (pound)961 million, due to the inclusion of NatWest, together with growth in packaged accounts, higher insurance commissions and higher fee income due to volume growth, partly offset by the impact of the one-off restructuring of the life assurance businesses.

Operating expenses were up (pound)538 million to (pound)828 million, mainly reflecting the impact of NatWest and also higher marketing expenditure and staff costs.

Provisions for bad and doubtful debts increased by (pound)53 million to (pound)126 million due to NatWest and growth in personal lending.


Year ended September 30, 1999 compared with the year ended September 30, 1998

Contribution for 1999 was up 14%, (pound)57 million to (pound)473 million.

Total income increased by 8%, (pound)63 million to (pound)836 million.

Net interest income was up 2%, (pound)13 million to (pound)539 million reflecting growth in average personal loans and mortgages.

Non-interest income was up 20%, (pound)50 million to (pound)297 million as a result of higher money transmission income and greater usage of fee-earning Royalties current accounts.

Operating expenses increased by 1%, (pound)4 million to (pound)290 million.

Provisions for bad and doubtful debts increased by (pound)2 million to (pound)73 million.

Retail Banking

Years ended December 31, 2000 and 1999 - pro forma basis

The following table summarises the contribution of Retail Banking to profit before goodwill amortisation and integration costs, on a pro forma basis, for the years ended December 31, 2000 and 1999:

-----------------------------------------------------------------------------

                                                     Year ended December 31
                                                  ---------------------------
                                                      2000               1999
                                                  --------           --------
                                                  (pound)m           (pound)m

Net interest income                                  2,418              2,221
Non-interest income                                  1,128              1,084
                                                  --------           --------
Total income                                         3,546              3,305
Direct expenses
  -  staff costs                                     (736)              (819)
  -  other                                           (210)              (224)
                                                  --------           --------
Contribution before provisions                       2,600              2,262
Provisions for bad and doubtful debts                (133)              (118)
                                                  --------           --------
Contribution                                         2,467              2,144
                                                  --------           --------

Direct cost:income ratio (%)                          26.7               31.6
Total assets ((pound)bn)                              57.9               51.9

Employees at period end:
  -  permanent                                      27,700             32,300
  -  temporary                                       1,200              2,000
                                                  --------           --------
  -  total                                          28,900             34,300
                                                  --------           --------

--------------------------------------------- -------------- -- -------------

Contribution before integration costs increased by 15%, (pound)323 million to (pound)2,467 million.

Total income was up 7%, (pound)241 million to (pound)3,546 million. Net interest income was 9%, (pound)197 million higher at (pound)2,418 million. Loans to customers, including mortgages, were up 12% to (pound)43.1 billion. Total mortgage lending was (pound)24.8 billion, up 8%. Deposits were 8%, (pound)3.8 billion higher.

Non-interest income increased by 4%, (pound)44 million to (pound)1,128 million, with the growth in fee income being partly offset by the impact of the one-off restructuring of the life assurance businesses.

Direct expenses at (pound)946 million were down 9%, (pound)97 million as a result of integration savings which more than offset inflationary increases. Staff numbers were down 16%, 5,400, to 28,900. The direct cost:income ratio improved from 31.6% to 26.7%.

Provisions for bad and doubtful debts were up 13%, (pound)15 million at (pound)133 million, reflecting lending growth.

Retail Direct

Years ended December 31, 2000 and September 30, 1999 and 1998 - statutory basis

The following table summarises the contribution of Retail Direct to profit before goodwill amortisation and integration costs, on a statutory basis, for the years ended December 31, 2000 and September 30, 1999 and 1998, together with the transitional three month period ended December 31, 1999:

-------------------------------------------------------------------------------------------------------
                                             Year ended      3 months ended     Year ended September 30
                                            December 31         December 31     -----------------------
                                                   2000                1999         1999           1998
                                            -----------      --------------     --------       --------
                                               (pound)m            (pound)m     (pound)m       (pound)m
Net interest income                                 473                  68          216            142
Non-interest income                                 501                  33          107             97
                                            -----------      ----------------   --------       --------
Total income                                        974                 101          323            239
Operating expenses                                 (427)                (50)        (162)          (159)
                                            -----------      ----------------   --------       --------
Contribution before provisions                      547                  51          161             80
Provisions for bad and doubtful debts              (206)                (26)         (85)           (52)
                                            -----------      ----------------   --------       --------
Contribution                                        341                  25           76             28
                                            -----------      ----------------   --------       --------
-------------------------------------------------------------------------------------------------------

Year ended December 31, 2000 compared with the year ended September 30, 1999

Contribution increased by (pound)265 million to (pound)341 million.

Total income increased by (pound)651 million to (pound)974, primarily reflecting the inclusion of NatWest's results from the date of acquisition.

Net interest income was up (pound)257 million to (pound)473 million due to the acquisition of NatWest, higher volumes of personal loans and savings in Tesco Personal Finance and increased net interest income from Virgin Direct Personal Finance and Direct Line Financial Services reflecting significant growth in mortgage lending volumes.

Non-interest income increased by (pound)394 million to (pound)501 million, due primarily to the impact of NatWest and also higher card transaction volumes and increased fee income resulting from volume growth in Tesco Personal Finance.

Operating expenses increased by (pound)265 million to (pound)427 million reflecting the acquisition of NatWest, increased business volumes and higher marketing activity.

Provisions for bad and doubtful debts increased by (pound)121 million to (pound)206 million primarily due to the inclusion of NatWest in 2000 and also as a result of increased lending volumes.


Year ended September 30, 1999 compared with the year ended September 30, 1998

Contribution increased by 171%, (pound)48 million to (pound)76 million.

Total income was up 35%, (pound)84 million to (pound)323 million.

Net interest income was up 52%, (pound)74 million to (pound)216 million, reflecting higher volumes in the Cards businesses and the growth of Tesco Personal Finance, Virgin Direct Personal Finance and Direct Line Financial Services.

Non-interest income increased by 10%, (pound)10 million to (pound)107 million primarily reflecting higher card fee income and increased insurance commission income in Tesco Personal Finance.

Operating expenses increased by 2%, (pound)3 million to (pound)162 million mainly due to start-up and customer acquisition costs in Direct Line Financial Services and Virgin Direct Personal Finance.

Provisions for bad and doubtful debts were up 63%, (pound)33 million to (pound)85 million primarily reflecting growth in credit card advances.

Retail Direct

Years ended December 31, 2000 and 1999 - pro forma basis

The following table summarises the contribution of Retail Direct to profit before goodwill amortisation and integration costs, on a pro forma basis, for the years ended December 31, 2000 and 1999:

-----------------------------------------------------------------------------
                                                      Year ended December 31
                                                      -----------------------
                                                           2000          1999
                                                       --------      --------
                                                       (pound)m      (pound)m

Net interest income                                         516           496
Non-interest income                                         565           475
                                                       --------      --------
Total income                                              1,081           971
Direct expenses
  -  staff costs                                          (154)          (153)
  -  other                                                 (327)         (317)
                                                       --------      --------
Contribution before provisions                              600           501
Provisions for bad and doubtful debts                      (227)         (199)
                                                       --------      --------
Contribution                                                373           302
                                                       --------      --------


Direct cost:income ratio (%)                               44.5          48.4
Total assets ((pound)bn)                                   14.4          10.7

Employees at period end:
  -  permanent                                            5,200         5,600
  -  temporary                                              600           600
                                                       --------      --------
  -  total                                                5,800         6,200
                                                       --------      --------
-----------------------------------------------------------------------------

Contribution rose by 24%, (pound)71 million to (pound)373 million.

Total income was up 11%, (pound)110 million to (pound)1,081 million. Net interest income was up 4%, (pound)20 million to (pound)516 million. The benefits of higher lending volumes in all parts of the division were partially offset by reduced interest rates charged by NatWest cards and lower rate introductory offers for new customers. The number of cards in issue was 10.42 million, an increase of 16%. The turnover of merchant acquisition business increased 19%. Tesco Personal Finance increased both personal loans and savings volumes.

Non-interest income increased 19%, (pound)90 million to (pound)565 million primarily as a result of higher fee income in the cards businesses. Direct expenses at (pound)481 million were 2%, (pound)11 million higher, as a result of increased business volumes and marketing activity. The direct cost:income ratio improved from 48.4% to 44.5%.

Provisions for bad and doubtful debts increased by 14%, (pound)28 million to (pound)227 million, due to the increase in lending.

Manufacturing

Years ended December 31, 2000 and September 30, 1999 and 1998 - statutory basis

The following table summarises the contribution of Manufacturing to profit before goodwill amortisation and integration costs, on a statutory basis, for the years ended December 31, 2000 and September 30, 1999 and 1998, together with the transitional three month period ended December 31, 1999:

-----------------------------------------------------------------------------------------
                               Year ended      3 months ended     Year ended September 30
                              December 31         December 31     -----------------------
                                     2000                1999         1999           1998
                              -----------      --------------     --------       --------
                                 (pound)m            (pound)m     (pound)m       (pound)m
Staff costs                          (409)                (41)        (152)          (147)
Other costs                        (1,017)                (83)        (303)          (271)
                              -----------       -------------     --------       --------
Total manufacturing costs          (1,426)               (124)        (455)          (418)
                              -----------       -------------     --------       --------
-----------------------------------------------------------------------------------------

Year ended December 31, 2000 compared with the year ended September 30, 1999

Total manufacturing costs increased by (pound)971 million to (pound)1,426 million, primarily reflecting inclusion of NatWest manufacturing services from March 6, 2000.


Year ended September 30, 1999 compared with the year ended September 30, 1998

Total manufacturing costs rose by 9%, (pound)37 million to (pound)455 million.

Staff costs increased by 3%, (pound)5 million to (pound)152 million and other costs increased by 12%, (pound)32 million to (pound)303 million reflecting the impact of higher maintenance and support costs following the increase in the number of ATMs in 1998, higher technology staff costs and higher property depreciation costs reflecting capital expenditure.

Manufacturing

Years ended December 31,  2000 and 1999 - pro forma basis

The following table summarises the contribution of Manufacturing to profit before goodwill amortisation and integration costs, on a pro forma basis, for the years ended December 31, 2000 and 1999:

-------------------------------------------------------------------------------
                                                         Year ended December 31
                                                         ----------------------
                                                             2000          1999
                                                         --------      --------
                                                         (pound)m      (pound)m

  Staff costs                                              (490)           (637)
  Other costs                                            (1,170)         (1,229)
                                                         ------        --------
  Total manufacturing costs                              (1,660)         (1,866)
                                                         ------        --------

  Analysis:
  Information technology development and services          (723)           (927)
  Property                                                 (486)           (483)
  Customer support operations                              (350)           (338)
  Other                                                    (101)           (118)
                                                         ------        --------
                                                         (1,660)         (1,866)
                                                         ------        --------

  Employees at period end:
  -  permanent                                           17,200          18,500
  -  temporary                                            2,000           2,300
                                                         ------        --------
  -  total                                               19,200          20,800
                                                         ------        --------
-------------------------------------------------------------------------------

Total manufacturing costs of (pound)1,660 million, were lower. The reduction reflects improved efficiency and the positive effects of integrating RBS and NatWest operations resulting in lower expenditure in a number of areas. In particular technology costs were down 22%, (pound)204 million as a consequence of the integration initiatives. The programme to centralise all back-office work out of NatWest branches in England and Wales was completed five months earlier than planned by NatWest. Rationalisation of processing centres led to the closure of nine centres. Staff numbers fell by 8%, 1,600, to 19,200.

Wealth Management

Years ended December 31, 2000 and September 30, 1999 and 1998 - statutory basis

The following table summarises the contribution of Wealth Management to profit before goodwill amortisation and integration costs, on a statutory basis, for the years ended December 31, 2000 and September 30, 1999 and 1998, together with the transitional three month period ended December 31, 1999:

-----------------------------------------------------------------------------------------
                               Year ended      3 months ended     Year ended September 30
                              December 31         December 31     -----------------------
                                     2000                1999         1999           1998
                              -----------      --------------     --------       --------
                                 (pound)m            (pound)m     (pound)m       (pound)m

Net interest income                   373                  27           93             76
Non-interest income                   395                  16           52             47
                              -----------      ---------------    --------       --------
Total income                          768                  43          145            123
Operating expenses                   (419)                (18)         (68)           (61)
                              -----------      ---------------    --------       --------
Operating profit before
  provisions                          349                  25           77             62
Provisions for bad and
  doubtful debts                        5                   -           (1)             -
                              -----------      ---------------    --------       --------
Profit before integration
  costs                               354                  25           76             62
                              -----------      ---------------    --------       --------

-----------------------------------------------------------------------------------------

Year ended December 31, 2000 compared with the year ended September 30, 1999

Profit before integration costs increased by (pound)278 million to (pound)354 million due to the inclusion of NatWest businesses.

Total income increased by (pound)623 million to (pound)768 million.

Net interest income was up by (pound)280 million to (pound)373 million reflecting the impact of NatWest in 2000.

Non-interest income increased by (pound)343 million to (pound)395 million and operating expenses were up by (pound)351 million to (pound)419 million, both reflecting the significant impact of inclusion of NatWest businesses in 2000.

There was a net recovery of provisions for bad and doubtful debts of (pound)5 million.


Year ended September 30, 1999 compared with the year ended September 30, 1998

Profit increased by 23%, (pound)14 million to (pound)76 million.

Total income increased by 18%, (pound)22 million to (pound)145 million reflecting continued growth in offshore banking.

Net interest income was up 22%, (pound)17 million to (pound)93 million reflecting growth across all activities: offshore personal banking, treasury operations and corporate banking services.

Operating expenses increased by 11%, (pound)7 million to (pound)68 million reflecting growth in operational activities.

Wealth Management

Years ended December 31, 2000 and 1999 - pro forma basis

The following table summarises the contribution of Wealth Management to profit before goodwill amortisation and integration costs, on a pro forma basis, for the years ended December 31, 2000 and 1999:

----------------------------------------------------------------------------
                                                      Year ended December 31
                                                     -----------------------
                                                         2000           1999
                                                     --------       --------
                                                     (pound)m       (pound)m

Net interest income                                       425            380
Non-interest income                                       463            402
                                                     --------       --------
Total income                                              888            782
Expenses
  -  staff costs                                         (303)          (270)
  -  other                                               (185)          (187)
                                                     --------       --------
Profit before provisions                                  400            325
Net release of provisions for bad
  and doubtful debts                                        5              3
                                                     --------       --------
Profit before integration costs                           405            328
                                                     --------       --------

Cost:income ratio (%)                                    55.0           58.4
Total assets ((pound)bn)                                 10.4            9.8

Employees at period end:
  -  permanent                                          6,200          6,200
  -  temporary                                            600            600
                                                     --------       --------
  -  total                                              6,800          6,800
                                                     --------       --------

----------------------------------------------------------------------------

Profit before integration costs increased by 23%, (pound)77 million to (pound)405 million.

Total income was up 14%, (pound)106 million to (pound)888 million. Net interest income grew by 12%, (pound)45 million to (pound)425 million, driven largely by higher deposits and loans principally in offshore banking.

Non-interest income increased 15%, (pound)61 million to (pound)463 million reflecting strong growth in fee income in Coutts Group.

Expenses were 7%, (pound)31 million higher at (pound)488 million, predominantly due to increased performance related staff costs. The cost income ratio, however, improved from 58.4% to 55.0%.

There was a net recovery of provisions for bad and doubtful debts of(pound)5 million (1999: recovery of(pound)3 million).

Direct Line Insurance Group

Years ended December 31, 2000 and September 30, 1999 and 1998 - statutory basis

The following table summarises the contribution of Direct Line Insurance Group to profit before goodwill amortisation and integration costs, on a statutory basis, for the years ended December 31, 2000 and September 30, 1999 and 1998, together with the transitional three month period ended December 31, 1999:


-----------------------------------------------------------------------------------------
                               Year ended      3 months ended     Year ended September 30
                              December 31         December 31     -----------------------
                                     2000                1999         1999           1998
                              -----------      --------------     --------       --------
                                 (pound)m            (pound)m     (pound)m       (pound)m

General insurance premium
  income                              950                 216          710            600
Net interest income                    98                  20           69             74
Non-interest income                    78                  20           84             49
                              -----------      --------------     --------       --------
Total income                        1,126                 256          863            723
Operating expenses                  (252)                 (55)        (187)          (158)
General insurance claims            (673)                (185)        (590)          (518)
                              -----------      --------------     --------       --------
Profit before tax                     201                  16           86             47
                              -----------      ---------------    ---------      --------
-----------------------------------------------------------------------------------------

Year ended December 31, 2000 compared with the year ended September 30, 1999

Profit before tax more than doubled to (pound)201 million.

Total income was up 30%, (pound)263 million to (pound)1,126 million.

General insurance premium income, net of reinsurance, increased 34%, (pound)240 million to (pound)950 million. The acquisition of Green Flag, the roadside rescue specialist, in November 1999, accounted for (pound)136 million of the (pound)475 million growth in earned premiums.

Net interest income was up 42%, (pound)29 million to (pound)98 million and non-interest income fell 7%, (pound)6 million to (pound)78 million.

Operating expenses increased by 35%, (pound)65 million to (pound)252 million. Of this increase, (pound)33 million relates to Green Flag and (pound)19 million related to new ventures: jamjar.com and directline.com.

General insurance claims, net of reinsurers' share, increased 14%, (pound)83 million to (pound)673 million. Green Flag accounted for (pound)74 million of the total increase of the (pound)261 million increase in gross claims.


Year ended September 30, 1999 compared with the year ended September 30, 1998

Profit before tax increased by (pound)39 million to (pound)86 million.

General insurance premium income, net of reinsurance, increased by 18%, (pound)110 million to (pound)710 million due to a combination of volume and premium rate increases.

Net interest income was 7%, (pound)5 million lower at (pound)69 million, while non-interest income was up 71%, (pound)35 million to (pound)84 million, reflecting gains on investment securities and higher insurance commission income.

Operating expenses increased by 18%, (pound)29 million to (pound)187 million reflecting higher operational costs.

General insurance claims, net of reinsurance, increased by 14%, (pound)72 million to (pound)590 million due to volume increases.

Direct Line Insurance Group

Years ended December 31, 2000 and 1999 - pro forma basis

The following table summarises the contribution of Direct Line Insurance Group to profit before goodwill amortisation and integration costs, on a pro forma basis, for the years ended December 31, 2000 and 1999:

-------------------------------------------------------------------------------

                                                       Year ended December 31
                                                     -------------------------
                                                        2000              1999
                                                     --------         --------
                                                     (pound)m         (pound)m

Earned premiums                                         1,346              929
Reinsurers' share                                        (367)            (197)
                                                     --------         --------
Insurance premium income                                  979              732
Net interest income                                        98               72
Non-interest income                                        78               92
                                                     --------         --------
Total income                                            1,155              896
Expenses
  -  staff costs                                         (124)             (95)
  -  other                                               (132)            (100)
Gross claims                                             (982)            (764)
Reinsurers' share                                         284              163
                                                     --------         --------
Profit before goodwill amortisation
  and integration costs                                   201              100
                                                     --------         --------
In-force policies (000)
 Motor                                                  3,219            2,666
 Home                                                   1,055              993

Combined operating ratio - DLI and Privilege (%)         88.4             98.9
Total assets ((pound)bn)                                  2.5              1.9
Insurance reserves - net ((pound)m)                     1,221            1,171

Employees at period end:
  -  permanent                                          6,600            5,700
  -  temporary                                            100              100
                                                     --------         --------
  -  total                                              6,700            5,800
                                                     --------         --------
--------------------------------------------------------------------------------

Profit before goodwill amortisation and integration costs doubled to (pound)201 million.

Total income was up 29%, (pound)259 million to (pound)1,155 million.

Earned premiums grew strongly, up 45%, (pound)417 million, to (pound)1,346 million. Gross claims were 29%, (pound)218 million higher at (pound)982 million. Green Flag accounted for (pound)136 million of the growth in earned premiums and (pound)74 million of the increase in gross claims. Net premium income increased by 34% to (pound)979 million and net claims rose 16% to (pound)698 million.

Expenses were up 31%, (pound)61 million to (pound)256 million. Of this increase, (pound)33 million relates to Green Flag and (pound)19 million relates to new ventures.

Motor in-force policies have increased by 21% and home in-force policies are up 6% in the year ended December 31, 2000. Directline.com, a rapid on-line quote and buy internet facility for Direct Line's general insurance product achieved over 135,000 sales in 2000.

Ulster Bank

Years ended December 31, 2000 and September 30, 1999 and 1998 - statutory basis

The following table summarises the contribution of Ulster Bank to profit before goodwill amortisation and integration costs, on a statutory basis, for the years ended December 31, 2000 and September 30, 1999 and 1998, together with the transitional three month period ended December 31, 1999:


-----------------------------------------------------------------------------------------
                               Year ended      3 months ended     Year ended September 30
                              December 31         December 31     -----------------------
                                     2000                1999         1999           1998
                              -----------      --------------     --------       --------
                                 (pound)m            (pound)m     (pound)m       (pound)m

Net interest income                   245                 n/a          n/a            n/a
Non-interest income                   139                 n/a          n/a            n/a
                              -----------      --------------     --------       --------
Total income                          384                 n/a          n/a            n/a
Operating expenses                   (205)                n/a          n/a            n/a
                              -----------      --------------     --------       --------
Profit before provisions              179                 n/a          n/a            n/a
Provisions for bad and
  doubtful debts                      (15)                n/a          n/a            n/a
                              -----------      --------------     --------       --------
Profit before tax                     164                 n/a          n/a            n/a
                              -----------      --------------     --------       --------

-----------------------------------------------------------------------------------------

Ulster Bank became part of the Group on March 6, 2000 on the acquisition of NatWest. The results above are therefore only for the period from March 6, 2000 to December 31, 2000.

Ulster Bank

Years ended December 31, 2000 and 1999 - pro forma basis

The following table summarises the contribution of Ulster Bank to profit before goodwill amortisation and integration costs, on a pro forma basis, for the years ended December 31, 2000 and 1999:

----------------------------------------- ------------------------------
                                                 Year ended December 31
                                               --------------------------
                                                   2000             1999
                                               --------          --------
                                               (pound)m          (pound)m

Net interest income                                 294               270
Non-interest income                                 172               147
                                               --------          --------
Total income                                        466               417
Expenses
  -  staff costs                                  (144)              (135)
  -  other                                        (103)               (99)
                                               --------          --------
Profit before provisions                            219               183
Provisions for bad and doubtful debts              (19)               (17)
                                               --------          --------
Profit before tax                                   200               166
                                               --------          --------

Cost:income ratio (%)                              53.0              56.1
Total assets ((pound)bn)                           11.1               9.2

Employees at period end:
  -  permanent                                    4,400             4,500
  -  temporary                                      200               400
                                               --------          --------
  -  total                                        4,600             4,900
                                               --------          --------

Average exchange rate -(euro)/(pound)             1.642             1.518
Spot exchange rate -(euro)/(pound)                1.606             1.609
-------------------------------------------------------------------------

Profit before tax of (pound)200 million was 20%, (pound)34 million higher, despite the adverse effect of exchange rate movements. At constant exchange rates profit before tax rose by 26%, (pound)42 million.

Total income increased by 12%, (pound)49 million to (pound)466 million. Net interest income rose by 9%, (pound)24 million to (pound)294 million reflecting strong volume growth in corporate, business and retail banking, particularly in the Republic of Ireland. Average interest-earning assets increased by 7%, (pound)563 million. Average customer account balances were up 9%, (pound)524 million.

Non-interest income was up 17%, (pound)25 million to (pound)172 million reflecting increased fee income up 9%, and dealing profits up 15%. Expenses rose by 6%, (pound)13 million to (pound)247 million due mainly to increased staff costs. The cost:income ratio improved from 56.1% to 53.0%.

Provisions for bad and doubtful debts were up 12%, (pound)2 million, to (pound)19 million.

Citizens

Years ended December 31, 2000 and September 30, 1999 and 1998 - statutory basis

The following table summarises the contribution of Citizens to profit before goodwill amortisation and integration costs, on a statutory basis, for the years ended December 31, 2000 and September 30, 1999 and 1998, together with the transitional three month period ended December 31, 1999:

-----------------------------------------------------------------------------------------
                               Year ended      3 months ended     Year ended September 30
                              December 31         December 31     -----------------------
                                     2000                1999         1999           1998
                              -----------      --------------     --------       --------
                                 (pound)m            (pound)m     (pound)m       (pound)m
Net interest income                   667                 120         408             376
Non-interest income                   247                  37         141             150*
                              -----------      --------------    --------        --------
Total income                          914                 157         549             526
Operating expenses                   (525)                (81)       (292)           (264)
                              -----------      --------------    --------        --------
Operating profit before
  provisions                          389                  76         257             262
Provisions for bad and
  doubtful debts                      (40)                 (4)        (15)            (15)
                              -----------      --------------    --------        --------
Profit before tax and good
  will amortisation                   349                  72         242             247
                              -----------      --------------    --------        --------
-----------------------------------------------------------------------------------------

* includes one-off gain of (pound)33 million on sale of consumer credit card portfolio.

Year ended December 31, 2000 compared with the year ended September 30, 1999

Profit before tax increased by 44%, (pound)107 million to (pound)349 million. Of the increase, the acquisition of the commercial banking businesses of State Street on October 1, 1999 and UST Corp. on January 11, 2000 contributed an estimated (pound)50 million after funding costs of (pound)40 million. Strong organic growth and the strengthening of the US dollar relative to sterling also contributed to the increase in profit before tax.

Total income increased by 66%, (pound)365 million to (pound)914 million.

Net interest income rose by 63%, (pound)259 million to (pound)667 million, due to organic loan and deposit growth and the acquisitions, which added an estimated (pound)160 million after funding costs.

Non-interest income was up 75%, (pound)106 million to (pound)247 million reflecting the acquisitions, which contributed approximately (pound)50 million, and expansion of commercial product lines.

Operating expenses increased 80%, (pound)233 million to (pound)525 million, due to the acquisitions, which added an estimated (pound)150 million, and business expansion.

Provisions for bad and doubtful debts were (pound)25 million higher at (pound)40 million, including (pound)10 million relating to the acquisitions and also due to increased lending.


Year ended September 30,1999 compared with the year ended September 30, 1998

Profit before tax was 13% higher adjusting for one-off gain of (pound)33 million in 1998 on the sale of its customer credit card portfolio.

Total income, excluding the one-off gain in 1998, was up 11%, (pound)56 million to (pound)549 million.

Net interest income rose by 9%, (pound)32 million to (pound)408 million, reflecting volume growth in both commercial and consumer loans.

Non-interest income excluding the off-one gain in 1998, increased by 21%, (pound)24 million to (pound)141 million due to increased income from service fees.

Operating expenses increased by 11%, (pound)28 million to (pound)292 million.

Citizens

Years ended December 31, 2000 and 1999 - pro forma basis

The following table summarises the contribution of Citizens to profit before goodwill amortisation and integration costs, on a pro forma basis, for the years ended December 31, 2000 and 1999:

---------------------------------------------------------------------
                                               Year ended December 31
                                               ----------------------
                                                   2000          1999
                                               --------      --------
                                               (pound)m      (pound)m

Net interest income                                 667           431
Non-interest income                                 247           145
                                               --------      --------
Total income                                        914           576
Expenses
  -  staff costs                                   (290)         (166)
  -  other                                         (235)         (135)
                                               --------      --------
Profit before provisions                            389           275
Provisions for bad and doubtful debts               (40)          (17)
                                               --------      --------
Profit before goodwill amortisation                 349           258
                                               --------      --------

Cost:income ratio (%)                              57.4          52.3
Total assets ((pound)bn)                           20.3          14.0

Employees at period end:
  -  permanent                                    7,200         5,500
  -  temporary                                      100           100
                                               -------       --------
  -  total                                        7,300         5,600
                                               -------       --------

Average exchange rate - US$/(pound)               1.516         1.618
Spot exchange rate - US$/(pound)                  1.493         1.617
---------------------------------------------------------------------

Profit before goodwill amortisation was up 35%, (pound)91 million to (pound)349 million. Of the increase, the acquisition of the commercial banking business of State Street in October 1999 and UST Corp. in January 2000 contributed an estimated (pound)50 million after funding costs of (pound)40 million. Excluding the acquisitions, strong organic growth and the strengthening of the US dollar relative to sterling resulted in an increase in profit before goodwill amortisation of 16%, (pound)41 million.

Net interest income rose by 55%, (pound)236 million, to (pound)667 million due to organic loan and deposit growth and the acquisitions which added some (pound)160 million after funding costs. Non-interest income was up 70%, (pound)102 million to (pound)247 million reflecting the acquisitions, which contributed approximately (pound)50 million, and expansion of product lines especially in commercial areas. Expenses at (pound)525 million were 74%, (pound)224 million higher, due to the acquisitions, which added an estimated (pound)150 million, and business expansion. Provisions for bad and doubtful debts were (pound)40 million, including (pound)10 million relating to the acquisitions, compared with (pound)17 million in 1999 reflecting the increased level of loans.

The increase in the cost:income ratio from 52.3% to 57.4% reflects the effect of the funding costs associated with the acquisitions together with higher long-term performance linked bonuses.

Total assets were up 45%, (pound)6.3 billion, of which (pound)3.8 billion was due to acquisitions.

Central items

Years ended December 31, 2000 and September 30, 1999 and 1998 - statutory basis

The following table summarises the contribution of central items to profit before goodwill amortisation and integration costs, on a statutory basis, for the years ended December 31, 2000 and September 30, 1999 and 1998, together with the transitional three month period ended December 31, 1999:

-----------------------------------------------------------------------------------------
                               Year ended      3 months ended     Year ended September 30
                              December 31         December 31     -----------------------
                                     2000                1999         1999           1998
                              -----------      --------------     --------       --------
                                 (pound)m            (pound)m     (pound)m       (pound)m
Funding costs                        (262)                (24)        (106)           (92)
Other items                          (353)                (10)          16             21
                              -------------    --------------     --------       --------
Operating loss before
  provisions                         (615)                (34)         (90)           (71)
Provisions for bad and
  doubtful debts                      (10)                 (9)           3              -
Amounts written off
  investments                           -                   -           (1)            (1)
                              -----------      --------------     --------       --------
Loss before goodwill
  amortisation, integration
  costs and exceptional items        (625)                (43)         (88)           (72)
                              -----------      --------------     --------       --------
-----------------------------------------------------------------------------------------

Year ended December 31, 2000 cded September 30, 1999

The loss before goodwill amortisation, integration costs and exceptional items increased from (pound)88 million to (pound)625 million primarily due to the acquisition of NatWest.


Year ended September 30, 1999 compared with the year ended September 30, 1998

The loss before goodwill amortisation and exceptional items increased by (pound)16 million to (pound)88 million, primarily due to the cost of funding increased investments in the Group's business units.

Central items

Years ended December 31, 2000 and 1999 - pro forma basis

The following table summarises the contribution of central items to profit before goodwill amortisation and integration costs, on a pro forma basis, for the years ended December 31, 2000 and 1999:

---------------------------------------------------------------------
                                               Year ended December 31
                                                   2000         1999
                                               --------      --------
                                               (pound)m      (pound)m

Funding costs                                      (217)         (210)
Central department costs
  -  staff costs                                   (114)         (149)
  -  other                                         (107)         (119)
Other corporate items - net                        (226)          (86)
                                               --------      --------
Loss before goodwill amortisation and
  integration costs                                (664)         (564)
                                               --------      --------


Employees at period end:
   - permanent                                    1,400         2,000
   - temporary                                      200           300
                                               --------      --------
   - total                                        1,600         2,300
                                               --------      --------
---------------------------------------------------------------------

The loss before goodwill amortisation and integration costs increased by (pound)100 million to (pound)664 million. The increase includes restructuring costs of (pound)44 million relating to Citizens' acquisition of UST in January 2000 and other corporate items which are held centrally.

Staff numbers at 1,600 were 30%, 700 lower reflecting the impact of integration.

Unaudited pro forma consolidated profit and loss account - year ended December 31, 2000

-------------------------------------------------------------------------------------------------------------------
                                           Statutory                                                      Pro forma
                                          profit and         Conforming                                  profit and
                                                loss             period                    Pro forma           loss
                                             account        adjustments                  adjustments        account
                                                 (i)               (ii)      Notes             (iii)           (iv)
                                          ----------        -----------      -----       -----------     ----------
                                            (pound)m           (pound)m                     (pound)m       (pound)m

Interest receivable                           14,494                155          5               (23)        14,626
Interest payable                              (8,707)                (7)        4,5               17         (8,697)
                                          ----------        -----------                  -----------     ----------
Net interest income                            5,787                148                           (6)         5,929
                                          ----------        -----------                  -----------     ----------
Dividend income                                   54                 (2)         5                (6)            46
Fees and commissions receivable                3,885                235          5               (41)         4,079
Fees and commissions payable                    (746)               (65)         5                 7           (804)
Dealing profits                                1,003                121          5                 7          1,131
Other operating income                           959                 41          5                (2)           998
                                          ----------        -----------                  -----------     ----------
                                               5,155                330                          (35)         5,450
General insurance premium income
                                          ----------        -----------                                  ----------
 - earned premiums                             1,608               (262)                                      1,346
 - reinsurance                                  (442)                75                                        (367)
                                          ----------        -----------                                  ----------
                                               1,166               (187)                           -            979
                                          ----------        -----------                  -----------     ----------
Non-interest income                            6,321                143                          (35)         6,429
                                          ----------        -----------                  -----------     ----------
Total income                                  12,108                291                          (41)        12,358
                                          ----------        -----------                  -----------     ----------
Administrative expenses
 - staff costs                                (3,547)              (222)     3,5,6               329         (3,440)
 - premises and equipment                       (817)               (32)       5,6                10           (839)
 - other                                      (1,615)               (55)     5,6,8               104         (1,566)
Depreciation                                    (786)               (19)         5                36           (769)
                                          ----------        -----------                  -----------     ----------
Operating expenses                            (6,765)              (328)                         479         (6,614)

                                          ----------        -----------                  -----------     -----------
Profit before other operating charges          5,343                (37)                         438          5,744
General insurance claims
                                          ----------        -----------                                  ----------
 - gross claims                               (1,205)               223                                        (982)
 - reinsurance                                   347                (63)                                        284
                                          ----------        -----------                                  ----------
                                                (858)               160                                        (698)
                                          ----------        -----------                  -----------     -----------
Profit before provisions for bad and
  doubtful debts                               4,485                123                          438          5,046
Provisions for bad and doubtful debts           (629)                27                            -           (602)
Amounts written off investments                  (42)                (5)         5                 4            (43)
                                          ----------        -----------                  -----------     ----------
Operating profit before goodwill
  amortisation and integration costs           3,814                145                          442          4,401
Goodwill amortisation                           (541)                (3)       2,5               (91)          (635)
Integration costs                                  -                  -          6              (434)          (434)
Profit on disposal of businesses                 100               (100)         5                 -              -
                                          ----------        -----------                  -----------     ----------
Profit on ordinary activities before tax       3,373                 42                          (83)         3,332
Tax on profit on ordinary activities          (1,157)               (16)     3,4,5                 2         (1,171)
                                          ----------        -----------                  -----------     ----------
Profit on ordinary activities after tax        2,216                 26                          (81)         2,161
Minority interests                               (47)                (5)         7                (2)           (54)
                                          ----------        -----------                  -----------     ----------
Profit for the financial period                2,169                 21                          (83)         2,107
Preference dividends                            (322)                22        4,7               (28)          (328)
                                          ----------        -----------                  -----------     ----------
Profit attributable to ordinary
  shareholders                                 1,847                 43                         (111)         1,779
                                          ==========        ===========                  ===========     ==========

Profit attributable to ordinary
  shareholders - UK GAAP                       1,847                                                          1,779

US GAAP adjustments (net)                        494                             9                              707
                                          ----------                                                     ----------
Net income  available for
  ordinary  shareholders - US GAAP             2,341                                                          2,486
                                          ----------                                                     ----------

Basic earnings per share - UK GAAP              90.0p                                                          66.9p
                                          ----------                                                     ----------

Diluted earnings per share - UK GAAP            88.9p                                                          66.2p
                                          ----------                                                     ----------

Basic earnings per share - US GAAP             114.0p                            9                             93.5p
                                          ----------                                                     ----------

Diluted earnings per share - US GAAP           112.6p                            9                             92.5p
                                          ----------                                                     ----------

-------------------------------------------------------------------------------------------------------------------

Notes:
  (i)  This column represents the statutory consolidated profit and loss account of the Group for the 15 months ended
       December 31, 2000.
 (ii)  Conforming period adjustments are to arrive at the year ended December 31, 2000:
       o    to exclude the consolidated profit and loss account of the Group for the three months ended December
            31, 1999
       o    to include the consolidated profit and loss account of NatWest for the period from January 1, 2000 to the date of acquisition, March 6, 2000
(iii)  Notes to the pro forma adjustments are set out on page 80.
 (iv)  This column represents the pro forma consolidated profit and loss account of the Group for the year ended
       December 31, 2000.

Unaudited pro forma consolidated profit and loss account - year ended December 31, 1999

---------------------------------------------------------------------------------------------------------------------------
                                                 RBS                         NatWest
                                           Statutory                        staturoty                             Pro forma
                                          profit and         Conforming    profit and                            profit and
                                                loss             period          loss              Pro forma           loss
                                             account        adjustments       account            adjustments        account
                                                 (i)               (ii)         (iii)    Notes          (iv)            (v)
                                          ----------        -----------    ----------    -----   ------------    ----------
                                            (pound)m           (pound)m      (pound)m               (pound)m        pound)m
Interest receivable                            4,853                 18         7,847        5          (350)        12,368
Interest payable                              (3,105)                73        (4,227)     4,5           165         (7,094)
                                           ---------        -----------    ----------            -----------     ----------
Net interest income                            1,748                 91         3,620                   (185)         5,274
                                           ---------        -----------    ----------            -----------     ----------
Dividend income                                   34                  1            19        5           (17)            37
Fees and commissions receivable                1,081                 33         2,809        5          (326)         3,597
Fees and commissions payable                    (129)                (7)         (575)       5            36           (675)
Dealing profits                                  199                  7           844        5           (23)         1,027
Other operating income                           459                (16)          798        5          (168)         1,073
                                           ---------        -----------    ----------            -----------     ----------
                                               1,644                 18         3,895                   (498)         5,059
General insurance premium income
 - earned premiums                               869                 60                                                 929
 - reinsurance                                  (159)               (38)                                               (197)
                                           ---------        -----------                                          ----------
                                                 710                 22             -                      -            732
                                          ----------        -----------    ----------            -----------     ----------
Non-interest income                            2,354                 40         3,895                   (498)         5,791
                                           ---------        -----------    ----------            -----------     ----------
                                           ---------        -----------    ----------            -----------     ----------
Total income                                   4,102                131         7,515                   (683)        11,065
                                           ---------        -----------    ----------            -----------     ----------
Administrative expenses
 - staff costs                                (1,012)               (21)       (2,740)   3,5,6           261         (3,512)
 - premises and equipment                       (271)                 2          (716)     5,6            93           (892)
 - other                                        (460)               (19)       (1,057)   5,6,8           131         (1,405)
Depreciation                                    (278)                 9          (510)       5            25           (754)
                                           ---------        -----------    ----------            -----------     ----------
Operating expenses                            (2,021)               (29)       (5,023)                   510         (6,563)
                                           ---------        -----------    ----------            -----------     ----------
Profit before other operating charges
General insurance                              2,081                102         2,492                   (173)         4,502
 - gross claims                                 (720)               (44)                                               (764)
 - reinsurance                                   130                 33                                                 163
                                           ---------        -----------                          -----------     ----------
                                                (590)               (11)            -                      -           (601)
                                           ---------        -----------    ------------          -----------     ----------
Profit before provisions for bad and
  doubtful debts                               1,491                 91         2,492                   (173)         3,901
Provisions for bad and doubtful debts           (266)               (22)         (237)                    (1)          (526)
Amounts written off investments                  (13)                 -           (23)       5            20            (16)
                                           ---------        -----------    ----------            -----------     ----------
Operating profit before goodwill               1,212                 69         2,232                   (154)         3,359
amortisation
Goodwill amortisation                             (1)                (4)          (51)     2,5          (520)          (576)
Integration costs                                  -                 -             -         6          (113)          (113)
Profit on disposal of businesses                   -                100            82        5          (182)             -
                                           ---------        -----------    ----------            ------------    ----------
Profit on ordinary activities before tax       1,211                165         2,263                   (969)         2,670
Tax on profit on ordinary activities            (361)               (53)         (584)   3,4,5            81           (917)
                                           ---------        -----------    ----------            -----------     ----------
Profit on ordinary activities after tax          850                112         1,679                   (888)         1,753
Minority interests                                 6                  1           (11)       7           (39)           (43)
                                           ---------        -----------    ----------            -----------     ----------
Profit for the financial period                  856                113         1,668                   (927)         1,710
Preference dividends                             (80)               (12)          (39)     4,7          (164)          (295)
                                           ---------        -----------    ----------            -----------     ----------
Profit attributable to ordinary
  shareholders                                   776                101         1,629                 (1,091)         1,415
                                           =========        ===========    ==========            ===========     ==========

Profit attributable to ordinary
  shareholders
- UK GAAP                                        776                                                                  1,415
US GAAP adjustments (net)                        (98)                                        9                           82
                                           ---------                                                             ----------
Net income available for ordinary
  shareholders
- US GAAP                                        678                                                                  1,497
                                           ---------                                                             ----------
Basic earnings per share - UK GAAP              87.8p                                                                  53.6p
                                           ---------                                                             ----------
Diluted earnings per share - UK GAAP            86.6p                                                                  53.3p
                                           ---------                                                             ----------
Basic earnings per share - US GAAP              76.7p                                        9                         56.6p
                                           ---------                                                             ----------
Diluted earnings per share - US GAAP            75.7p                                        9                         56.0p
                                           ---------                                                             ----------
---------------------------------------------------------------------------------------------------------------------------

Notes:

(i) This column represents the statutory consolidated profit and loss account of The Royal Bank of Scotland Group plc for the year ended September 30, 1999, as published on March 1, 2001.

(ii) Conforming period adjustments are to arrive at the year ended December 31, 1999:

      o to exclude the consolidated profit and loss account of RBS for the three months ended December 31, 1998

      o to include the consolidated profit and loss account of RBS for the three months ended December 31, 1999

(iii) This column represents the statutory consolidated profit and loss account of NatWest for the year ended December 31, 1999, as published on March 1, 2001.

(iv)  Notes to the pro forma adjustments are set out on page 80.

(v) This column represents the pro forma consolidated profit and loss account of the Group for the year ended December 31, 1999.

Notes to the unaudited pro forma consolidated profit and loss account

The pro forma consolidated profit and loss accounts above incorporate the effect of the following:

1.   They incorporate the results of NatWest from January 1, 1999.

2. Goodwill arising on the acquisition of NatWest, estimated to be (pound)11,390 million, has been amortised over its estimated economic life of 20 years from January 1, 1999. The effect of (pound)570 million per annum has been reflected in `Goodwill amortisation'.

3. A surplus of (pound)1,070 million in NatWest Pension Funds has been amortised, from January 1, 1999, over the estimated average remaining service life of members of the schemes. The adjustment has been reflected in `Staff costs'.

4. An adjustment has been made to reflect the net funding of the acquisition of NatWest as if acquired on January 1, 1999. This comprises cash paid and loan notes issued to NatWest shareholders of (pound)7,349 million and fees and expenses relating to the acquisition of (pound)176 million less net proceeds of (pound)3,910 million from the issue of new ordinary and preference shares and (pound)20 million of proceeds from the exercise of options over NatWest ordinary shares. The adjustment impacts `Interest payable' and `Preference dividends'.

5. The results of businesses disposed of since January 1, 1999 and the profit arising on their sale have been excluded from the pro forma accounts. The principal disposals were RBS Trust Bank, Gartmore and the venture capital investments of NatWest. The dis-aggregation of the profits of these businesses are reflected across all captions, except minority interests and preference dividends, in the pro forma consolidated profit and loss account. A funding adjustment, impacting `Interest payable', has been made to recognise the benefit of estimated net proceeds assuming that these funds were received on January 1, 1999.

6. All expenditure incurred to integrate the Group's existing operations with those of NatWest and relating to projects and initiatives to achieve the cost reduction and income enhancement targets set in connection with the acquisition of NatWest have been eliminated from `Operating expenses' and shown separately under the caption `Integration costs'.

7.   Preference dividends of NatWest represent minority interests in the Group.

8. Bid defence costs incurred by NatWest, during the years ended December 1999 and 2000, have been excluded from the pro forma consolidated profit and loss account.

9.   Reconciliation between UK and US GAAP - pro forma basis

     The pro forma consolidated profit and loss accounts are prepared in accordance with UK GAAP which differs in certain respects from US GAAP; the differences in accounting principles are set out in Note 51 to the Consolidated Financial Statements. The differences are summarised as follows:

-----------------------------------------------------------------------------------------------
                                                                         Year ended December 31
                                                                     --------------------------
                                                                         2000              1999
                                                                     --------          --------
Consolidated statement of income - net income                        (pound)m          (pound)m

Profit for the financial period  - UK GAAP                              2,107             1,710
Adjustments in respect of:
  Goodwill                                                                 19                 -
  Restructuring and exit costs in relation to acquisitions                 28                 -
  Gain on disposal of businesses                                          200                11
  Property depreciation                                                    11               (24)
  Property disposals                                                       75                52
  Loan fees and costs                                                      (1)               (9)
  Pension costs                                                           295                14
  Long-term assurance policies                                            134               (65)
  Leasing                                                                 (26)              (19)
  Internal derivative hedges                                               87              (145)
  Software development costs                                              147               237
  Year 2000 costs                                                           -                (7)
  Tax effect on the above adjustments                                    (232)               31
  Deferred taxation                                                       (30)                6
                                                                     --------          --------
Net income for the financial period - US GAAP                           2,814             1,792
Preference dividends                                                     (328)             (295)
                                                                     --------          --------
Net income available for ordinary shareholders - US GAAP                2,486             1,497
                                                                     --------          --------
Weighted average number of ordinary shares (millions)                   2,660             2,643
                                                                     --------          --------
Basic earnings per ordinary share - US GAAP                              93.5p             56.6p
                                                                     --------          --------
Diluted weighted average number of ordinary shares (millions)           2,688              2,671
                                                                     --------          --------
Diluted earnings per ordinary share - US GAAP                            92.5p             56.0p
                                                                     --------          --------
-----------------------------------------------------------------------------------------------

LIQUIDITY AND CAPITAL RESOURCES

The following table analyses the Group's capital resources at December 31, 2000, December 31, 1999 and September 30, 1999 and 1998, in accordance with supervisory requirements:

-----------------------------------------------------------------------------------------------------
                                                                                   September 30
                                                          December 31        ------------------------
                                                                 2000              1999          1998
                                                          -----------        ----------    ----------
                                                             (pound)m          (pound)m      (pound)m

 Capital base
 Tier 1                                                        12,071             4,605          3,235
 Tier 2                                                        10,082             3,256          2,950
 Tier 3                                                           167                 -              -
                                                          --------------------------------------------
 Total capital                                                 22,320             7,861          6,185
 Less investments in insurance subsidiaries, associated
 undertakings and other supervisory deductions                 (2,228)           (1,011)          (703)
                                                          --------------------------------------------
 Total net capital                                             20,092             6,850          5,482
                                                          --------------------------------------------

 Weighted risk assets Banking book:
   On-balance sheet                                           146,600            51,200         44,300
   Off-balance sheet                                           16,200             4,200          3,500
 Trading book                                                  12,400             1,400          1,300
                                                          --------------------------------------------
                                                              175,200            56,800         49,100
                                                          --------------------------------------------
 Risk asset ratio
 Tier 1                                                           6.9%              8.1%           6.6%
 Total                                                           11.5%             12.1%          11.2%
------------------------------------------------------------------------------------------------------

It is the Group's policy to maintain a strong capital base, to expand it as appropriate and to utilise it efficiently throughout its activities to optimise the return to shareholders while maintaining a prudent relationship between the capital base and the underlying risks of the business. In carrying out this policy, the Group must have regard to the supervisory requirements of the Financial Services Authority ('FSA'). The FSA uses Risk Asset Ratio ('RAR') as a measure of capital adequacy in the UK banking sector, comparing a bank's capital resources with its weighted risk assets (the assets and off-balance sheet exposures are 'weighted' to reflect the inherent credit and other risks); by international agreement the RAR should be no less than 8%. At December 31, 2000, the Group's total RAR was 11.5% (September 30, 1999 - 12.1%) and the tier 1 RAR was 6.9% (September 30, 1999 - 8.1%).


TREND INFORMATION

The financial services sector is likely to remain competitive with increasing numbers of providers of financial services and alternative distribution channels. Further consolidation in the sector is likely as the other major banks look to increase their market share or combine with complementary businesses.

Following a review of banking services in the UK, the Government announced that banking services to small and medium sized enterprises would be the subject of a Competition Commission ("CC") enquiry. In March 2001, the CC published its provisional findings that a number of banks in the UK, including RBSG, are part of two complex monopoly situations, but has yet to determine if they operate against the public interest. It also published a list of hypothetical remedies. In June 2001, the CC is due to deliver its final report to the Department of Trade and Industry and Her Majesty's Treasury, which are not expected to publish their findings and any orders for a further three to four months.

ITEM 6. DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES

DIRECTORS AND SENIOR MANAGEMENT

Board of directors

The board of directors, which is responsible for leading and controlling the company, currently comprises the chairman, six executive directors and ten non-executive directors. There is a clearly accepted division of responsibilities at the head of the company, through the separation of the positions of chairman and group chief executive. The non-executive directors are of varied backgrounds and experience and individually and collectively exercise independent and objective judgement. Details of each member of the board of directors are given on page 89.

On April 24, 2001, it was announced that Sir Steve Robson was to join the board of directors as a non-executive director. Sir Steve, a retired senior civil servant, will take up his position with effect from July 25, 2001.

Chairman

Viscount Younger served as chairman throughout the 15 months ended December 31, 2000. He retired from the board at the Annual General Meeting on April 11, 2001 and was succeeded as chairman by Sir George Mathewson, who had been executive deputy chairman.


COMPENSATION

Remuneration report

The following remuneration report is for the 15 month period ended December 31, 2000. The remuneration policy of the Group is currently under review and a new Medium-term Performance Plan was approved by shareholders at the Annual General Meeting on April 11, 2001. This is discussed under "Recent events" on page 86.

Throughout the period, the company has applied the Principles of Good Governance relating to directors' remuneration as set out in the Combined Code which is appended to the Listing Rules of the UK Listing Authority ("the Code").

Remuneration, salaries and fees

Details of the remuneration of each director for the 15 months ended December 31, 2000 are given on pages 85 and 86.

The remuneration of the board of directors and the salaries of the executive directors of the company are set by the board based on the recommendations of the Remuneration Committee.

It is the policy of the board to reward executive directors competitively having regard to the remuneration paid to the senior management of comparable public companies. For guidance, the Remuneration Committee seeks advice from external consultants and uses published specific job-matched surveys of similar companies. Further surveys are also commissioned as necessary. Executive directors' remuneration is reviewed annually and is determined after a review of the performance and responsibilities of each individual director.

In respect of non-executive directors, the level of fees is reviewed annually, with reference to the levels of fees paid to non-executive directors of comparable public companies.

Share option schemes

The executive directors participate in the company's executive share option, sharesave and option 2000 schemes and details of their interests in the company's shares arising from their participation are contained in the directors' interests in shares on pages 89 and 90. Following completion of the acquisition of NatWest, the company's policy for granting share options was reviewed. As a result, the company adopted the policy that executive share options be granted to all UK based executives within the Group. Executive share options are normally granted on a regular, phased basis, although an award was made to Mr F. I. Watt on September 4, 2000 as part of the remuneration package agreed when he joined the company. The exercise of options granted under the company's executive share option scheme from 1996 to 1998 is subject to a performance condition whereby options may not normally be exercised unless the growth in the company's adjusted earnings per share has exceeded the growth in the Retail Prices Index over a three year period by an average of at least two per cent per annum. For options granted in 1999 and in subsequent years, the relevant percentage has been increased to three per cent per annum. The condition is reviewed annually.

Profit sharing schemes

The company provides profit sharing for employees whereby a total of up to 5 per cent of available profits may be distributed to eligible employees, including executive directors, either in shares or in cash after deduction of income tax.

Benefits in kind

Executive directors receive benefits in kind which include the provision of a company car for their use, medical health insurance, death in service benefits and beneficial loans, on similar terms to other senior executives.

Incentive schemes

The company's UK-based executive directors participate in a discretionary performance-related incentive scheme for senior executives, payments under which are determined by the Remuneration Committee. The scheme provides for payments to be made by reference to the achievement of financial and other targets which are set for each participant by the Remuneration Committee at the beginning of each financial year. The maximum payment under the scheme for the 15 months ended December 31, 2000 was 100 per cent of salary for Sir George Mathewson, Mr F. A. Goodwin, Mr G. F. Pell and Mr I. S. Robertson. The maximum payment for Mr N. C. McLuskie and Mr F. I. Watt was 60 per cent of salary. A new Medium-term Performance Plan was approved at the Annual General Meeting on April 11, 2001 and is discussed further below under 'Recent events'.

Following the successful completion of the acquisition of NatWest in March 2000, special bonuses were awarded to executive directors of the company in recognition of their contributions. The bonuses were paid in cash and shares and individual directors could elect to receive up to 100 per cent of their bonus in shares.

In terms of his service contract with Citizens, Mr L. K. Fish participates in the annual and long-term cash incentive plans which apply to the senior executives of Citizens. Awards under the plans require the achievement of pre-determined financial and other performance targets. Under the long-term plan, awards are linked to three year performance targets based on Citizens' budgets. A separate three year cycle commences each financial year. Mr Fish can receive a maximum award under the long-term plan of up to 120% of his average salary over each three year cycle. In the 15 month accounting period to December 31, 2000, Mr Fish received US$782,611 ((pound)508,486) and US$801,592
((pound)520,818) in respect of the long-term plan cycles which were completed on September 30, 1999 and September 30, 2000 respectively (September 30, 1999 - (pound)504,100). Mr Fish also participated in a shadow equity plan in terms of which senior executives of Citizens participated in the appreciation above a specific target in the capital value of Citizens over a period of years. This plan covered the period from October 1, 1993 to September 30, 2000. In the accounting period to December 31, 2000, the value of the units held by Mr Fish increased by US$12,775,140 ((pound)8,300,396; September 30, 1999 -
(pound)1,401,272). The value accrued in the previous six years, the appropriate amount of which was reported in those years, amounted to US$9,641,520. Therefore, Mr Fish's units have appreciated by a total of US$22,416,660 over the seven year life of the plan, which terminated on September 30, 2000, and a cash payment of this amount was made to Mr Fish. Mr Fish will participate in the new shadow equity plan for Citizens' executives, which commenced on January 1, 2001.

Directors' pension arrangements

Sir George Mathewson, Mr F. A. Goodwin, Mr I. S. Robertson, Mr N. C. McLuskie and Mr F. I. Watt participate in The Royal Bank of Scotland Staff Pension Scheme ("the RBS Scheme"). Mr G. F. Pell participates in the National Westminster Bank Pension Fund ("the NatWest Scheme"). The RBS Scheme and the NatWest Scheme are defined benefit schemes which provide pensions and other benefits within Inland Revenue limits. Prior to his retirement on April 11, 2001, Viscount Younger was provided with life assurance benefits only under the RBS Scheme; these were restricted by Inland Revenue limits as set out in the Finance Act 1989. Additional life assurance cover in excess of that provided by the RBS Scheme was secured under separate arrangements. Provision for his pension entitlement was made under a personal pension contract which was a defined contribution arrangement and an unfunded defined benefit arrangement. In the case of Mr Robertson, his pension entitlement in the Scheme is restricted by Inland Revenue limits as set out in the Finance Act 1989; additional life assurance cover in excess of these limits is provided by a separate arrangement. Mr Goodwin's and Mr Watt's pension entitlement under the RBS Scheme and Mr Pell's pension entitlement under the NatWest Scheme are similarly restricted by Inland Revenue limits as set out in the Finance Act 1989. Arrangements have been made to provide Mr Goodwin, Mr Watt and Mr Pell with additional pension benefits and life assurance cover outwith the Schemes. The figures in the table below include the accrual in respect of these arrangements. Mr Fish accrues pension benefits under a number of arrangements in the USA. Defined benefits are built up under the Citizens' Qualified Plan, Excess Plan and Employee Arrangement. In addition, he is a member of two defined contribution arrangements - a Qualified 401(K) Plan and Executive Supplemental Benefit Plan. The UK Listing Authority requires disclosure of directors' pension entitlement on the basis of the Institute and Faculty of Actuaries' recommendations.

The tables below provide information on both defined contribution and defined benefit arrangements.

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                Transfer value for
                                                                                                                       the
                                                                  Additional pension                            additional pension
                                                                   earned during the                            earned during the
                                                  Age at            15 months ended      Accrued entitlement     15 months ended
                                            December 31, 2000      December 31, 2000     at December 31, 2000     December 31, 2000
                                            -----------------      -----------------     --------------------   -------------------
                                                                      (pound)000             (pound)000             (pound)000

Viscount Younger (retired April 11, 2001)           69                     (2)                   111                      (26)
Sir George Mathewson                                60                     29                    282                      533
F.A. Goodwin                                        42                     69                    152                      651
N.C. McLuskie                                       56                     21                    104                      340
G. Pell                                             50                      7                      7                      106
I.S. Robertson                                      55                      3                     20                       43
F.I Watt                                            40                      1                      1                        3
L.K. Fish                                           56
  - Qualified Plan                                                          2                     15                       12
  - Excess Plan                                                            23                     98                      140
  - Employee Arrangement                                                   59                    107                      359

------------------------------------------------------------------------------------------------------------------------------------


Contributions paid in the 15 months ended December 31, 2000 under defined contribution arrangements were:
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                    (pound)000

Viscount Younger (retired April 11, 2001)                                                                                   46
F.I. Watt                                                                                                                   11
L.K. Fish                                                                                                                   36
------------------------------------------------------------------------------------------------------------------------------------

Directors remuneration

The undernoted tables report the remuneration received by each director during the 15 months ended December 31, 2000:

--------------------------------------------------------------------------------------------
                                                       3 months to December 31, 1999
                            Total              ---------------------------------------------
                            2000      Special            Performance
                         (15 months)  bonus*    Salary     Bonus**     Benefits     Total
                         ----------- --------- ----------  ---------- ----------  ----------
                         (pound)000 (pound)000 (pound)000  (pound)000 (pound)000  (pound)000

  Chairman
  Viscount Younger ***        379         -         71          -         4            75

  Executive directors
  Sir George Mathewson***   2,215       759        129         90         5           224
  F.A. Goodwin              2,262       814        104         66         4           174
  L.K. Fish                 1,347         -        132        162         2           296
  N.C. McLuskie               829       197         68         32         4           104
  G.F. Pell                   775         -          -          -         -             -
  (appointed March 6, 2000)
  I.S. Robertson            2,040       773        107         64         8           179
  F.I Watt                    176         -          -          -         -             -
  (appointed September
   4, 2000)
                         ------------------------------------------------------------------
                           10,023     2,543        611        414        27         1,052
                         ------------------------------------------------------------------
-------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------
                                   12 months to December 31, 2000
                             --------------------------------------------
                                      Performance                           Total
                               Salary    Bonus**     Benefits     Total      1999
                             ---------- ----------  ---------- ----------  ----------
                             (pound)000 (pound)000  (pound)000 (pound)000  (pound)000

  Chairman
  Viscount Younger ***           286          -          18         304         285

  Executive directors
  Sir George Mathewson***        579        635          18       1,232         836
  F.A. Goodwin                   582        677          15       1,274         592
  L.K. Fish                      555        487           9       1,051         998
  N.C. McLuskie                  307        206          15         528         390
  G.F. Pell                      340        435           -         775           -
  (appointed March 6, 2000)
  I.S. Robertson                 501        554          33       1,088         657
  F.I Watt                       104         72           -         176           -
  (appointed September
   4, 2000)
                              -------------------------------------------------------
                               3,254      3,066         108       6,428       3,758
                              -------------------------------------------------------
-------------------------------------------------------------------------------------

* Following the successful completion of the acquisition of NatWest in March 2000, special bonuses were awarded to the executive directors of the company in recognition of their contributions.
**  Includes profit sharing.
*** Viscount Younger retired at the Annual General Meeting on April 11, 2001 and Sir George Mathewson was appointed Chairman from that date.

-----------------------------------------------------------------------------------------------------------------------------------
                                       3 months to December 31, 1999             12 months to December 31, 2000
                                   --------------------------------------     -------------------------------------------
                       Total                  Board      Fees from                         Board     Fees from
                       2000        Board    committee   subsidiary               Board   committee  subsidiary              Total
                     15 months)    fees        fees      companies   Total        fees     fees      companies    Total       1999
                    ------------ ---------- ----------- ---------- ---------- ---------- ---------- ---------- ---------- ---------
                     (pound)000  (pound)000  (pound)000 (pound)000 (pound)000 (pound)000 (pound)000 (pound)000 (pound)000 (pound)000
Non-executive
 directors
  Vice-chairmen
  Sir Iain Vallance       88          9           -           8         17          38         -         33         71         56
  Sir Angus Grossart      88          9           -           8         17          38         -         33         71         59

  E. Botin                31          4           -           2          6          15         -         10         25         23
  I.F.H. Grant            36          4           2           2          8          13         5         10         28         28
  J.R. Inciarte           31          4           -           2          6          15         -         10         25         23
  E.A. Mackay             40          4           1           2          7          15         8         10         33         26
  C. McLatchie            31          4           -           2          6          15         -         10         25         23
  C.M. Stuart             47          4           3           2          9          15        13         10         38         30
  W.M.Wilson              57          4           5           2         11          15        21         10         46         34
                    ------------ -------------------------------------------- -----------------------------------------------------
                         449         46          11          30         87         179        47        136        362        302
                    ------------ -------------------------------------------- -----------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------

Aggregate emoluments of directors who served during the period was (pound)10,472,000.

Mr L.K. Fish received (pound)8,300,000 (September 30, 1999 - (pound)1,818,000) under the Citizens' shadow equity plan.

Details of the potential pre-tax gains on the exercise of share options granted to directors during the 15 months ended December 31, 2000, are shown on page 90.

Aggregate remuneration of directors and officers

The aggregate remuneration of all directors and executive officers of the company as a group (18 persons) for the 15 months ended December 31, 2000 totalled (pound)26,535,000, including amounts paid under profit sharing and incentive schemes and potential pre-tax gains on the exercise of share options. The aggregate amount paid by the Group under defined contribution pension schemes for the 15 months ended December 31, 2000, to provide pension benefits for directors and executive officers of the company totalled (pound)93,000.

The emoluments of the highest paid director, Mr L.K. Fish were as follows:

--------------------------------------------------------------------------------

                                                    15 months
                                                       ended         Year ended
                                                    December 31     September 30
                                                         2000            1999
                                                    -----------     ------------
                                                    (pound)000       (pound)000

 Aggregate emoluments including long term cash
   incentive and shadow equity plans                    10,677            2,903
 Pension contributions                                      36               28
 Defined benefit pension scheme - accrued
   pension at end of period                                220              128
--------------------------------------------------------------------------------

Recent events

At the Annual General Meeting on April 11, 2001, shareholders approved the introduction of a new Medium-term Performance Plan ("MPP"). The MPP is intended to be utilised in respect of circa twenty key executives in the first instance. The MPP is structured to ensure that no payments will be made unless the performance of the Group is delivering superior returns for shareholders compared with other leading financial organisations. The existing executive share option plan will continue to operate, but with the further capacity to make awards from the MPP to the most senior group of key executives.

Performance will be measured over three-year periods in terms of the Group's Total Shareholder Return relative to a group of selected comparator companies. Awards under the MPP will be denominated in either shares or nil priced options, or in an equivalent cash amount (phantom shares). In the first year of operation of the MPP, no award will exceed 150 per cent of a participant's salary.

BOARD PRACTICES

Audit Committee

The Audit Committee comprises Mr W.M. Wilson (chairman), Sir Angus Grossart, Miss E.A. Mackay and Mr C.M. Stuart, all of whom are non-executive directors of the company. The Audit Committee is responsible for assisting the board to discharge its responsibilities for accounting policies, financial reporting, internal control, compliance and risk management.

Remuneration Committee

During the period ended December 31, 2000, the Remuneration Committee comprised Viscount Younger (chairman) and the following non-executive directors: Sir Iain Vallance, Sir Angus Grossart, Mr C. M. Stuart and Mr W. M. Wilson. Following the retirement of Viscount Younger on April 11, 2001, Mr R. A. Scott was appointed chairman of the Remuneration Committee. During the tenure of Viscount Younger's chairmanship the Committee was not compliant with provision B.2.2 of the Combined Code. However, the board and the Remuneration Committee were satisfied that as Viscount Younger had no involvement in the day to day running of the business, there was no conflict of interest in his position as chairman of the board and as chairman of the Remuneration Committee.

The Remuneration Committee is responsible for considering and making recommendations to the board, within agreed terms of reference, on the company's remuneration policies, the remuneration arrangements of directors and senior executives and the operation of the company's employee share schemes.

In particular, the Remuneration Committee's role is:

o to monitor the remuneration policy of the company and its subsidiaries having regard to relevant market comparisons and practice;

o to consider and make recommendations to the board of directors on the remuneration arrangements including bonuses, share options, pension rights, service contracts and compensation payments of executive directors of the company;

o to decide whether, and in what amount, grants of options should be made under the executive share option scheme, sharesave scheme, option 2000 scheme and option 2001 scheme;

o to determine annually, where appropriate, the staff profit share under the company's profit sharing scheme;

o to review employee share schemes in light of legislative and market developments and overall remuneration policy; and

o to consider, determine and where appropriate approve the remuneration arrangements including bonuses, share options, pension rights, service contracts and compensation payments of senior executives of the Group.

The composition of other board committees is indicated on page 89.

Terms of office of directors

At each annual general meeting of shareholders of the company, the terms of office of directors appointed since the previous annual general meeting, together with the terms of one-third by rotation of the remaining directors, expire.

Service agreements

Mr L. K. Fish's employment agreement with Citizens is terminable on 24 months' notice by Citizens and 12 months' notice by Mr Fish.

The service agreement of Mr F. A. Goodwin is terminable on 12 months' notice by the Bank and six months' notice by Mr Goodwin.

The service agreement of Mr N. C. McLuskie is terminable on 3 months' notice by the Bank and on 3 months' notice by Mr McLuskie. In addition, in case of redundancy under certain circumstances, Mr McLuskie is entitled to an additional payment based on his length of service with the Bank.

Mr G. F. Pell was appointed a director of NatWest with effect from February 1, 2000 and a director of the company from March 6, 2000 and has a service agreement which is terminable by NatWest on 24 months' notice for the first two years of employment, decreasing on a monthly basis to 12 months' notice after 3 years' employment. The service agreement is terminable on six months notice by Mr Pell.

Mr F. I. Watt's service agreement is terminable on 12 months' notice by the Bank and six months' notice by Mr Watt.

The service agreement of Mr I. S. Robertson is terminable on 24 months' notice by the Bank and six months' notice by Mr Robertson.

The board of directors and the Remuneration Committee considers the relevant notice periods noted above to be in the best interests of the company and its shareholders. These enable the company to retain executive directors of the highest calibre and maintain management continuity.


EMPLOYEES

The total number of employees in the Group was 94,000 at December 31, 2000 (September, 30 1999 - 32,670; September 30, 1998 - 31,680). The increase in the number of employees primarily reflects the acquisition of NatWest on March 6, 2000.

SHARE OWNERSHIP

Directors' interests in shares

Certain information as of February 28, 2001 concerning the directors and executive officers of the company and their ownership of ordinary shares of 25p each of the company, options to purchase such ordinary shares, and their ownership of Additional Value Shares is set forth below:

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                          Beneficially owned
                                                                                                         at February 28, 2001
                                                                                                   ---------------------------------
                                                                                         Director   Shares of            Additional
 Name                                 Occupation                                           since    25p each  Options*  Value Shares
 ----                                 ----------                                         --------   --------------------------------

 Chairman
 Viscount Younger of  Leckie**        Chairman of the company (from 1991 to April 11,      1989      13,251   110,430      13,251
                                      2001)

 Vice-chairmen
 Sir Angus Grossart (1)(2)(4)(5)      Chairman and Managing Director, Noble Grossart       1985           -         -           -
                                      Limited

 Sir Iain Vallance   (1) (4) (5)      Chairman, British Telecommunications plc             1993       2,500         -       2,500

 Executive directors
 Sir George Mathewson** (3)(4)(5)     Executive Deputy Chairman (executive officer since   1987     242,843   530,403     173,674
                                      1987)

 Frederick Anderson Goodwin (5)       Group Chief Executive                                1998      64,703   350,351      64,703

 Lawrence Kingsbaker Fish             Chairman, President and Chief Executive Officer,
                                      Citizens Financial Group, Inc. (since 1993)          1993      10,950   108,027      10,950

 Iain Samuel Robertson (5)            Chief  Executive, Corporate Banking and Financial    1993     114,780   267,872     112,747
                                      Markets

 Norman Cardie McLuskie  (3)          Chief Executive, Retail Direct                       1992     140,385    73,113      26,584

 Gordon Francis Pell                  Chief Executive, Retail Banking                      2000           -    51,366           -

 Frederick Inglis Watt (5)            Group Finance Director                               2000           -    70,148           -

 Non-executive directors
 Emilio Botin                         Chairman, Banco Santander Central Hispano S.A.       1989           -         -           -

 Juan Rodriguez Inciarte              Director, Banco Santander Central Hispano S.A        1998           -         -           -

 Eileen Alison Mackay (2) (3)         Non-executive director, Edinburgh Investment Trust   1996       6,086         -       6,086
                                      plc

 Cameron McLatchie                    Chairman and chief executive, British Polythene
                                      Industries plc                                       1998           -         -           -

 Robert Avisson Scott (1)             Formerly chief executive, CGNU plc                   2001       1,437         -           -

 Charles Murray Stuart (1) (2) (3)    Chairman, Intermediate Capital Group plc             1996       3,385         -       3,361

 Peter Denis Sutherland               Chairman and managing director, Goldman Sachs        2001           -         -           -
                                      International

 William Moore Wilson (1)(2)(4)(5)    Chartered Accountant and company director            1993       9,289         -       9,237


 Secretary
 Miller Roy McLean  (5)               Secretary of the company                          Secretary
                                                                                        since 1994  155,617   176,509     141,545
---------------------------------     ----------------------------------------------------------------------------------------------

* Further details of the Executive share option plan are given in Note 3 to the Consolidated Financial Statements. ** Viscount Younger retired at the Annual general Meeting on April 11, 2001 and Sir George Mathewson was appointed Chairman from that date. Viscount Younger was a member of the Remuneration Committee, the Nominations Committee and the Chairman's Advisory Group up to the date of his retirement.

(1)  Member of the Remuneration Committee
(2)  Member of the Audit Committee
(3)  Member of the Personnel Committee
(4)  Member of the Nominations Committee
(5)  Member of the Chairman's Advisory Group

Directors' Options

Options to subscribe for ordinary shares of 25p each in the company granted to and exercised by directors during the 15 months to December 31, 2000, are included in the table below:

---------------------------------------------------------------------------------------------------------------------------------
                       Options
                       held at
                      October 1                                                       Market    Potential
                    1999 or date                                                      price      pre-tax     Options
                         of        Average   Options granted #   Options exercised      at      gain at      held at     Average
                     appointment   exercise  -----------------   -----------------   date of    date of    December 31   exercise
                      if later*    price                 Price               Price   exercise   exercise        2000        price
                    ------------   --------                                          --------   ---------  ----------    --------
                       Number       (pound)   Number   (pound)   Number    (pound)    (pound)   (pound)        Number    (pound)
                    -------------------------------------------------------------------------------------------------------------

L.K. Fish              107,877         9.33      150     12.40        -        -            -          -      108,027        9.33

F.A. Goodwin           194,840         9.24      150     12.40        -        -            -          -      350,351        8.62
                                             153,648      7.81
                                               1,713      9.85

Sir George Mathewson   533,837         5.14      150     12.40   72,174     2.46        15.38  1,836,300      530,403        6.43
                                    147,247     7.81    46,349     3.98    15.38
                                                        30,194     3.70    15.38
                                                         2,114     4.61    15.38

N.C. McLuskie          270,849         5.68   33,291      7.81   20,479     3.98        15.38  2,389,751       73,113        9.11
                                                 150     12.40   16,175     3.70        15.38
                                                  90      9.85  144,536     4.96        15.23
                                                                 49,544     5.58        15.23
                                                                    533     2.97        12.13

G.F Pell                     -            -   51,216      7.81        -        -            -          -       51,366        7.82
                                                 150     12.40

I.S. Robertson         309,784         7.52  128,040      7.81    1,225     4.61        13.16  1,404,342      267,872        9.18
                                                 150     12.40   50,621     5.58        13.38
                                                 393      9.85  118,649     4.96        13.38

F.I. Watt                    -            -   70,148     12.83        -        -            -          -       70,148       12.83


Viscount Younger       110,280         5.10      150     12.40        -        -            -          -      110,430        5.11
---------------------------------------------------------------------------------------------------------------------------------

* Following the issue of Additional Value Shares ('AVS') on June 20, 2000 all outstanding options were adjusted, by an Inland Revenue approved formula, to reflect the change in the company's capital structure. The figures at October 1, 1999 included in the above table are the adjusted figures. Prior to this adjustment the options outstanding and average exercise price at October 1, 1999, as reported in the 1999 Form 20-F, were as follows: L.K. Fish - 100,000 options at (pound)10.065; F.A. Goodwin - 180,770 options at (pound)9.96; Sir George Mathewson - 495,161 options at (pound)5.53; N.C. McLuskie - 251,199 options at (pound)6.13; I.S. Robertson - 287,292 options at (pound)8.11; and Viscount Younger - 102,300 options at (pound)5.52.

# The "options granted" figures show, where applicable, the number of options and option price after the AVS adjustment discussed above.

The market price of the company's ordinary shares at December 31, 2000 was (pound)15.82 and the range during the 15 months to December 31, 2000 was (pound)6.21 to (pound)16.11. Outstanding options under the executive share option scheme, the sharesave scheme and the option 2000 scheme are exerciseable between now and September 3, 2010; between July 1, 2001 and March 31, 2006 and between August 9, 2003 and August 8, 2006, respectively.

The company's Register of Directors' Interests, which is open to inspection, contains full details of directors' shareholdings and options to subscribe.

           ITEM 7. MAJOR SHAREHOLDERS AND RELATED PARTY TRANSACTIONS

MAJOR SHAREHOLDERS

The following table shows major shareholders of the company's ordinary and preference shares at February 28, 2001:

---------------------------------------------------------------------------------------------
                                                                          Shareholding
                                                              -------------------------------
                                                               Number of shares          %
                                                              -------------------------------
 Ordinary shares:
    Banco Santander Central Hispano S.A.                           242,980,213          9.62%
    CGNU plc                                                        91,460,086          3.41%

 11% cumulative preference shares:
    Guardian Royal Exchange plc                                        129,830         25.97%
    Windsor Life Assurance Company Limited                              51,510         10.30%
    The Investment Company plc                                          39,165          7.83%
    Mr S.J. and Mrs J.A. Cockburn                                       30,810          6.16%
    Cleaning Tokens Limited                                             25,500          5.10%

 5 1/2% cumulative preference shares:
   Commercial Union Assurance plc                                       91,429         22.86%
   Guardian Royal Exchange plc                                          81,000         20.25%
   Bassett-Patrick Securities Limited*                                  46,255         11.56%
   Mr P.S. and Mrs J. Allen                                             35,321          8.83%
   Mrs Gina Wild                                                        19,800          4.95%
   Trustees of The Stephen Cockburn Limited Pension Scheme              16,730          4.18%
   Miss Elizabeth Hill                                                  16,124          4.03%
   Mr W.T. Hardison Jr.                                                 13,532          3.38%
---------------------------------------------------------------------------------------------

*Notification has been received on behalf of Mr A.W.R. Medlock and Mrs H.M. Medlock that they each have an interest in the holding of 5 1/2% cumulative preference shares registered in the name of Bassett-Patrick Securities Limited noted above and that there are further holdings of 5,300 and 5,000 shares, respectively, of that class registered in each of their names.

With the exception of CGNU plc, who acquired 91,460,086 shares, representing 3.41% of the ordinary share capital on February 3, 2000, there have been no significant changes in the percentage ownership of major shareholders of the company's ordinary and preference shares during the 15 months ended December 31, 2000, or the years ended September 30, 1999 and 1998. All shareholders within a class of the company's shares have the same voting rights. The company is not directly or indirectly owned or controlled by another corporation or any foreign government.

At February 28, 2001, the directors and executive officers of the company had options to purchase a total of 1,738,219 ordinary shares of 25p each of the company.

Banco Santander Central Hispano, S.A. have agreed to vote its holding of the Company's ordinary shares in accordance with the recommendation or directions of the Board of Directors of the Group.

At December 31, 2000, there were 175,422 recorded holders of ordinary shares, 148,675 holders of Additional Value Shares and 382 holders of sterling cumulative preference shares registered in the UK, representing 90%, 89% and 98%, respectively, of the total issued share capital of each of these classes. All other classes of shares issued by the Company are held entirely by shareholders registered outside of the UK.

RELATED PARTY TRANSACTIONS

Banco Santander Central Hispano, S.A.

In October 1988, the Group and Banco Santander entered into an agreement ("the agreement") whereby the Group and Banco Santander and its subsidiaries agreed to co-operate in certain banking and financial services activities in Europe, including representation in each other's bank branches to service their respective customers, offshore and investment banking, technology development, operational co-operation and the development of representation in Europe and the Far East. In April 1999, Banco Santander merged with Banco Central Hispanoamericano, another Spanish banking group and the merged entity is called Banco Santander Central Hispano, S.A. ("BSCH").

At December 31, 2000, the Group held 2.96% of BSCH's capital stock and BSCH held 9.62% of the company's ordinary shares. The Group also has a 12.8% shareholding in Banco Santander, Portugal S.A., with the remainder of the shares being held by BSCH and BSCH has a 50% minority shareholding in The Royal Bank of Scotland (Gibraltar) Limited.

In March 2000, a total of 191.5 million new ordinary shares of 25p each were issued to BSCH for a total consideration of (pound)1.7 billion. In December 2000, the Group invested (pound)475 million in BSCH in the form of 44.7 million ordinary shares of (euro)0.50 for a total consideration of (euro)494 million ((pound)307 million) and 10.3 million preference shares of US$25 nominal per share for a total consideration of US$250 million ((pound)168 million).

For additional details of related party transactions see Note 50 to the Consolidated Financial Statements.

Transactions with directors, officers and others

At December 31, 2000, (pound)301,044 was outstanding in respect of loans by Group companies to 19 persons who were directors of the company (or persons connected with them) at any time during the financial period and (pound)41,253 to one person who was an officer of the company at any time during the period.

At September 30, 1999, (pound)398,233 was outstanding in respect of loans by Group companies to 12 persons who were directors of the company (or persons connected with them) at any time during the financial year and (pound)65,715 to one person who was an officer of the company at any time during the year.

At September 30, 1998, (pound)22,737,019 was outstanding in respect of loans by Group companies to 13 persons who were directors of the company (or persons connected with them) at any time during the financial year and (pound)242,348 to one person who was an officer of the company at any time during the year. At the same date, there was in existence one guarantee of (pound)100,000 in respect of certain obligations of one director.

Except as stated above, there were no contracts material to the business of the company and its subsidiaries which subsisted at December 31, 2000, September 30, 1999 or September 30, 1998 or during the periods then ended, in which any director of the company had a material interest.

                         ITEM 8. FINANCIAL INFORMATION


CONSOLIDATED STATEMENTS AND OTHER FINANCIAL INFORMATION

The Consolidated Financial Statements are included in Item 18 of this Annual Report.

Legal proceedings

The Group is party to various legal proceedings in the ordinary course of business, the ultimate resolution of which is not expected to have a material adverse effect on the liquidity, financial position or the results of operations of the Group.


SIGNIFICANT CHANGES

Post balance sheet events

No significant changes have occurred between the date of the financial statements and the date on which this report was approved, May 9, 2001.

                         ITEM 9. THE OFFER AND LISTING


OFFER AND LISTING DETAILS

Nature of trading market

On August 22, 1991, August 26, 1992, September 13, 1995, October 16, 1996,
March 26, 1997, February 12, 1998, February 8, 1999, July 30, 1999 and
September 30, 1999, the company issued the following American Depositary Shares ("ADSs"), each in connection with a public offering in the United States:

8,000,000 Series B ("Series B ADSs") representing 8,000,000 non-cumulative dollar preference shares, Series B;

16,000,000 Series C ("Series C ADSs") representing 16,000,000 non-cumulative dollar preference shares, Series C;

7,000,000 Series D ("Series D ADSs") representing 7,000,000 non-cumulative dollar preference shares, Series D;

8,000,000 Series E ("Series E ADSs") representing 8,000,000 non-cumulative dollar preference shares, Series E;

8,000,000 Series F ("Series F ADSs") representing 8,000,000 non-cumulative dollar preference shares, Series F;

10,000,000 Series G ("Series G ADSs") representing 10,000,000 non-cumulative dollar preference shares, Series G;

12,000,000 Series H ("Series H ADSs") representing 12,000,000 non-cumulative dollar preference shares, Series H;

12,000,000 Series I ("Series I ADSs") representing 12,000,000 non-cumulative dollar preference shares, Series I; and

9,000,000 Series J ("Series J ADSs") representing 9,000,000 non-cumulative dollar preference shares, Series J.

Each of the respective ADSs represents the right to receive one corresponding preference share, is evidenced by an American Depositary Receipt ("ADR") and is listed on the New York Stock Exchange ("NYSE").

The ADRs evidencing the ADSs above were issued pursuant to Deposit Agreements, dated as of August 22, 1991, covering the Series B ADSs and dated as of August 17, 1992 covering the other ADSs, among the company, The Bank of New York as depository, and all holders from time to time of ADRs issued thereunder. Currently, there is no non-United States trading market for any of the non-cumulative dollar preference shares although all such shares are listed on the London Stock Exchange. All of the non-cumulative dollar preference shares are held by the depository, as custodian, in bearer form.

At December 31, 2000, there were 667 registered shareholders of Series B ADSs, 1,297 registered shareholders of Series C ADSs, 342 registered shareholders of Series D ADSs, 174 registered shareholders of Series E ADSs, 195 registered shareholders of Series F ADSs, 118 registered shareholders of Series G ADSs, 94 registered shareholders of Series H ADSs, 161 registered shareholders of Series I ADSs and 68 registered shareholders of Series J ADSs.

On March 29, 1994, the company issued 8,000,000 Exchangeable Capital Securities, Series A ("X-CAPs") in connection with a public offering in the United States. The X-CAPs are listed on the New York Stock Exchange and commenced trading under the symbol "RBSX" on April 29, 1994. Currently, there is no non-US market for the X-CAPs, although they are listed on the London Stock Exchange.

The following table shows the high and low sales prices for each of the ADSs and the X-CAPs for the periods indicated, as reported on the NYSE composite tape:

------------------------------------------------------------------------------------------------------------------------------------
   Figures in US$               Series B  Series C  Series D   Series E  Series F  Series G  Series H  Series I   Series J
--------------------               ADS's     ADS's     ADS's      ADS's     ADS's     ADS's     ADS's     ADS's      ADS's    X-CAPS
                                ----------------------------------------------------------------------------------------------------
   By month
   April 2001            High      26.35     25.78     26.40     26.03     25.90     24.75     24.70     25.58      26.29     26.65
                         Low       26.00     25.30     25.84     25.75     25.15     24.22     23.75     25.06      25.74     26.00
   March 2001            High      26.98     25.90     26.72     26.12     26.15     24.82     24.71     25.70      26.30     26.65
                         Low       25.65     25.45     25.86     25.45     25.10     24.38     24.00     25.15      25.78     25.50
   February 2001         High      26.90     26.05     26.60     26.12     25.79     24.75     24.80     25.55      26.20     26.65
                         Low       26.30     25.45     26.00     25.60     25.20     24.15     24.05     25.13      25.81     25.86
   January 2001          High      26.50     25.75     26.19     26.13     25.35     24.32     24.20     25.25      26.06     26.38
                         Low       25.44     25.19     25.38     25.25     24.31     22.94     22.75     24.63      25.00     25.56
   December 2000         High      26.44     25.75     25.25     25.31     24.50     23.00     22.94     25.00      25.50     26.00
                         Low       25.13     24.50     24.19     24.13     22.81     21.75     21.38     23.38      24.44     25.13
   November 2000         High      26.38     25.25     24.88     24.63     23.44     22.44     21.88     24.06      25.13     24.33
                         Low       25.56     24.50     22.75     23.38     21.75     21.13     20.94     22.81      24.13     24.25

   By quarter
   2001: First Quarter   High      26.98     26.05     26.72     26.13     26.15     24.82     24.80     25.70      26.30     26.65
                         Low       25.44     25.19     25.38     25.25     24.31     22.94     22.75     24.63      25.00     25.50
   2000: Fourth quarter  High      26.44     25.75     25.25     25.31     24.50     23.00     22.94     25.00      25.50     26.00
                         Low       25.13     24.13     22.75     23.00     21.63     20.81     20.25     22.50      23.75     23.50
   2000: Third quarter   High      26.50     25.75     25.00     24.56     23.38     22.38     22.25     24.38      25.00     25.13
                         Low       25.13     24.06     23.50     22.50     21.75     20.44     20.44     22.50      23.06     21.94
   2000: Second quarter  High      26.13     25.13     24.13     23.38     22.75     20.75     20.88     22.88      23.94     24.38
                         Low       24.94     23.06     22.00     21.31     20.38     19.13     19.00     20.56      21.50     21.56
   2000: First quarter   High      26.00     24.00     24.50     23.56     22.63     21.13     21.44     23.56      24.19     24.00
                         Low       25.13     21.19     21.25     21.25     19.63     19.25     18.13     20.00      22.00     21.56
   1999: Fourth quarter  High      26.19     25.56     25.50     25.25     24.63     22.38     22.13     24.50      25.38     25.38
                         Low       25.00     21.13     20.63     19.81     19.13     18.88     17.63     19.63      21.13     21.81
   1999: Third quarter   High      26.65     26.15     26.25     26.45     25.45     24.65     23.45     25.20      25.00     26.15
                         Low       25.65     24.75     24.80     24.70     24.15     21.50     21.30     23.50      25.00     24.45
   1999: Second quarter  High      26.70     26.15     27.20     27.40     26.65     25.75     25.00     -            -       26.80
                         Low       25.65     25.20     25.45     25.65     24.95     24.30     22.25     -            -       25.90
   1999: First quarter   High      26.75     26.70     28.00     27.90     27.25     25.50     25.45     -            -       27.65
                         Low       25.90     25.65     26.40     26.20     26.20     24.50     24.90     -            -       26.55
   1998: Fourth quarter  High      26.80     26.50     27.40     27.25     26.50     25.45     -         -            -       28.15
                         Low       25.65     25.45     25.30     25.15     24.90     24.00     -         -            -       25.95

   By year
   2000*                 High      26.50     25.75     25.50     25.31     24.63     23.00     22.94     25.00      25.50     26.00
                         Low       24.94     21.13     20.63     19.81     19.13     18.88     17.63     19.63      21.13     21.56
   1999**                High      26.80     26.70     28.00     27.90     27.25     25.75     25.45     25.20      25.00     28.15
                         Low       25.65     24.75     24.80     24.70     24.15     21.50     21.30     23.50      25.00     24.45
   1998**                High      27.20     26.95     27.90     28.05     27.10     26.00         -         -          -     27.30
                         Low       25.80     25.30     25.45     25.50     25.00     23.90         -         -          -     25.75
   1997**                High      27.63     26.75     27.25     27.25     25.75         -         -         -          -     26.88
                         Low       26.13     25.50     25.00     24.86     23.63         -         -         -          -     25.13
   1996**                High      27.75     27.75     26.75         -         -         -         -         -          -     27.25
                         Low       26.38     25.00     24.50         -         -         -         -         -          -     24.88
-----------------------------------------------------------------------------------------------------------------------------------

* 15 months ended December 31
**Year ended September 30

MARKETS

The ADSs and the X-CAPS are listed on the New York Stock Exchange. The non-cumulative dollar preference shares and the X-CAPS are listed on the London Stock Exchange.

                        ITEM 10. ADDITIONAL INFORMATION


MEMORANDUM AND ARTICLES OF ASSOCIATION

The following information is a summary of certain terms of The Royal Bank of Scotland Group plc's Memorandum of Association (the "Memorandum") and Articles of Association (the "Articles") as in effect at the date of this Annual Report and certain relevant provisions of the Companies Act 1985, as amended (the "Act") as relevant to the holders of any class of share. The following summary description is qualified in its entirety by reference to the terms and provisions of the Memorandum and Articles. The Memorandum and Articles are registered with the Registrar of Companies of Scotland. Holders of any class of share are encouraged to read the full Memorandum and Articles, which are filed as an exhibit to this Annual Report.

Incorporation and registration

The Royal Bank of Scotland Group plc was incorporated and registered in Scotland under the Companies Act 1948 to 1967 as a limited company on March 25, 1968 under the name National and Commercial Banking Group Limited. On March 10, 1982, it changed its name to its present name and was reregistered under the Companies Act 1948 to 1980 as a public company with limited liability. The Company is registered under Company No. SC 45551.

Purpose and objects

The Memorandum provides, amongst other things, that its objects are to carry on the business of banking in all or any of its aspects and to carry on the business of a holding company. The objects of the Company are set out in full in clause 4 of the Memorandum.

Directors

At each annual general meeting of the Company, one third of the directors (or the number nearest to one third) subject to retirement will retire by rotation and be eligible for re-election. The directors to retire will be those who have been longest in office since their last appointment or reappointment or, in the case of those who were appointed or reappointed on the same day, will (unless they otherwise agree) be determined by lot.

Directors may be appointed by the Company by ordinary resolution or by the board. A director appointed by the board holds office only until the next annual general meeting, whereupon he will be eligible for re-election, and is not taken into account in determining the directors who are to retire by rotation at that meeting. Unless and until otherwise determined by ordinary resolution, the directors (other than alternative directors) shall be not more than twenty five. There is no stipulation in the Articles regarding a minimum number of directors; in the absence of express provision, the minimum number is two.

Directors' interests

A director shall not vote at a meeting of the board or a committee of the board on any resolution of the board concerning a matter in which he has an interest (otherwise than by virtue of his interest in shares, debentures or other securities of, or otherwise in or through, the Company) which (together with any interest of any person connected with him) is, to his knowledge, material unless his interest arises only because the resolution relates to one or more of the following matters:

     (i) the giving of any security or indemnity in respect of money lent, or obligations incurred by him or any other person at the request of, or for the benefit of, the Company or any of its subsidiary undertakings;

     (ii) the giving of any security or indemnity to a third party in respect of a debt or obligation of the Company or any of its subsidiary undertakings for which he has assumed responsibility (in whole or in part) under a guarantee or indemnity or by the giving of security;

     (iii) a proposal concerning an offer of shares, debentures or other securities of the Company, or any of its subsidiary undertakings, for subscription or purchase, in which offer he is, or may be, entitled to participate as a holder of securities or in the underwriting or sub-underwriting of which he is to participate;

     (iv) a contract, arrangement, transaction or proposal concerning any other body corporate in which he is interested, directly or indirectly, whether as an officer or shareholder or otherwise, provided that he is not the holder of shares representing one per cent. or more of any class of the equity share capital of such body corporate;

     (v) any proposal concerning the adoption, modification or operation of a pension fund or retirement death or disability benefits scheme or employees' share scheme which relates both to directors and employees of the Company or a subsidiary of the Company and does not provide any privilege in respect of any director which it does not accord to the employees to which the fund or scheme relates;

     (vi) a contract, arrangement, transaction or proposal for the benefit of the employees of the Company or any of its subsidiary undertakings which does not award him any privilege or benefit not generally accorded to the employees to whom the arrangement relates; and

     (vii) a contract, arrangement, transaction or proposal concerning any insurance which the Company proposes to purchase and/or maintain for, or for the benefit of, any directors or for persons who include directors of the Company.

Borrowing powers

The directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital and to issue debentures and other securities, whether outright or as collateral security for any debt, liability or obligation of the Company, or of any third party.

Retirement

In accordance with section 293 of the Act and the Articles, no person who has attained the age of 70 may be appointed to the board and any serving director reaching that age must vacate his office at the conclusion of the annual general meeting commencing next after he or she attains the age of 70.

Notwithstanding the foregoing, directors of any age may be appointed to or remain on the board if that appointment is or was made or approved by the Company in a general meeting provided that special notice containing the age of the relevant director is given.

Qualifying shareholding

Directors are not required to hold any shares of the Company by way of qualification.

Classes of shares

The Company has 4 general classes of shares, including ordinary shares, preference shares, additional value shares and non-voting deferred shares to which the provisions set forth below apply.

Dividends

General

Subject to the provisions of the Act and clause 133 of the Articles, the Company may, by ordinary resolution, declare dividends on ordinary shares save that no dividend shall exceed the amount recommended by the board.

Any dividend which has remained unclaimed for 12 years from the date when it became due for payment shall, if the board so resolves, be forfeited and shall revert to the Company. The Company may cease sending dividend warrants and cheques by post or otherwise to a member if such instruments have been returned undelivered to, or left uncashed by, that member on at least two consecutive occasions, or, following one such occasion, reasonable enquiries have failed to establish any new address or account of the registered holder. The Company may resume sending warrants and cheques if the holder requests such recommencement in writing.

Preference shares

Each cumulative preference share confers the right to a fixed cumulative preferential dividend payable half-yearly. Each non-cumulative preference share confers the right to a preferential dividend (not exceeding a specified amount) payable in the currency of the relevant share. The rate of such dividend and the date of payment thereof, together with the terms and conditions of the dividend are as may be determined by the directors prior to allotment. Cumulative preference shares dividends are paid in priority to any dividend on any other class of share.

The non-cumulative preference shares rank for dividend after the cumulative preference shares but rank pari passu with each other and any shares expressed to rank, in terms of participation in the profits of the Company, in some or all respects pari passu therewith and otherwise in priority to dividends payable on the ordinary shares and any other share capital in the Company.

Dividends will be declared and paid in full on non-cumulative preference shares if, in the opinion of the directors of the Company, the Company has sufficient distributable profits, after payment in full or the setting aside of a sum to provide for all dividends accrued on the cumulative preference shares, to cover such payment in full.

If, in the opinion of the directors, insufficient profits of the Company are available to cover the payment in full of dividends after having paid any dividends payable on any of the cumulative preference shares, dividends will be declared by the directors pro rata on the non-cumulative preference shares to the extent of the available distributable profits.

The non-cumulative preference shares will carry no further rights to participate in the profits of the Company and if, and to the extent that, any dividend or part of any dividend is on any occasion not paid for the reasons described above, holders of non-cumulative preference shares will have no claim in respect of such non-payment.

If any dividend is not payable for the reasons described above, or if payment of any dividend would cause a breach of the UK Financial Services Authority's capital adequacy requirements applicable to the Company or its subsidiaries, the directors may pay a special dividend not exceeding US$0.01, (pound)0.01 or
(euro)0.01 (depending on the currency of the relevant preference share) per share.

If the dividend payable on any series of non-cumulative preference shares on the most recent payment date is not paid in full, or if a sum is not set aside to provide for such payment in full, no dividends may be declared on any other share capital of the Company other than the cumulative preference shares and no sum may be set aside for the payment of a dividend on any other share capital, unless, on the date of declaration, an amount equal to the dividend payable in respect of the then current dividend period for such series of non-cumulative preference shares is set aside for payment in full on the next dividend payment date.

If any dividend payable on the non-cumulative preference shares is not paid in full or if a sum is not set aside to provide for such payment in full, the Company may not redeem or purchase or otherwise acquire any other share capital of the Company and may not set aside any sum nor establish any sinking fund for its redemption, purchase or other such acquisition, until such time as dividends have been declared and paid in full in respect of successive dividend periods together aggregating not less than twelve months.

Additional value shares

Each additional value share will provide, subject to declaration by and at the discretion of the directors, dividends in aggregate of (pound)1 per additional value share as described in clause 2.1 of Schedule 4 of the Articles or conversion into ordinary shares and a resale mechanism as described in clause
2.7 of Schedule 4 of the Articles.

Notwithstanding the foregoing no dividend will be paid on the additional value shares if and to the extent that such payment would constitute an unauthorised variation or abrogation of the rights as to participation in profits attached to any preference shares in the capital of the Company.

Distribution of assets on liquidation

General

On a winding-up of the Company, the liquidator may, with the authority of an extraordinary resolution and any other sanction required by the Insolvency Act 1986 and subject to the rights attaching to any class of shares after payment of all liabilities, including the payment to holders of preference shares, divide amongst the members in specie the whole or any part of the assets of the Company or vest the whole or any part of the assets in trustees upon such trusts for the benefit of the members and may determine the scope and terms of those trusts. No member shall be compelled to accept any assets on which there is a liability.

Cumulative preference shares

In the event of a return of capital on a winding-up or otherwise, the holders of cumulative preference shares are entitled to receive out of the surplus assets of the Company available for distribution amongst the members (i) in priority to the holders of the non-cumulative preference shares and any other shares ranking pari passu therewith, the arrears of any fixed dividends including the amount of any dividend due for a payment after the date of commencement of any winding-up or liquidation but which is payable in respect of a half-year period ending on or before such date and (ii) pari passu with the holders of the non-cumulative preference shares and any other shares ranking pari passu therewith, the amount paid up or credited as paid up on such shares together with any premium.

Non-cumulative preference shares

Each non-cumulative preference shares shall confer on a winding up or liquidation (except, (unless otherwise provided by the terms of issue) a redemption or purchase by the Company of any shares in the capital of the Company), the right to receive out of surplus assets of the Company available for distribution amongst the members after payment of the arrears (if any) of the cumulative dividend on the cumulative preference shares and in priority to the holders of the ordinary shares, repayment of the amount paid up or credited as paid up on the non-cumulative preference shares together with any premium paid on issue pari passu with the holders of the cumulative preference shares and together with an amount equal to accrued and unpaid dividends.

Additional value shares

If the Company is wound up or liquidated or there is a return of capital (other than a redemption or purchase of any shares of any class in the capital of the Company), the holders of the additional value shares will be entitled to receive in Sterling out of the surplus assets of the Company available for distribution amongst the members in priority to the holders of the ordinary shares of the Company but after payment of all amounts outstanding to holders of any preference share in the capital of the Company or any other share ranking in priority to the additional value shares, an amount of (pound)1 less the aggregate amount of any dividends paid in respect of each additional value share prior to the date of the winding up or liquidation (but for the avoidance of doubt excluding any distribution paid in the winding up or liquidation).


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If the assets available for distribution are insufficient to pay in full the amounts payable with respect to the additional value shares, the holders of the additional value shares will share rateably in the distribution of assets (if any) in proportion to the full preferential amounts to which they are respectively entitled.

After payment of the full amount of the liquidation distribution to which they are entitled, the holders of the additional value shares will have no right or claim to any of the Company's surplus assets.

Voting rights

General

Subject to any rights or restrictions as to voting attaching to any shares or class of shares, on a show of hands every member who is present in person at a general meeting shall have one vote and on a poll every member present in person or by proxy shall have one vote for each share held by him. No member shall be entitled to vote at a general meeting or at a separate meeting of the holders of shares in the capital of the Company, either in person or by proxy, in respect of any share held by him unless all moneys presently payable by him in respect of that share have been paid.

The quorum required for a meeting of members is not less than five members present in person or by proxy and entitled to vote. If a meeting is adjourned because of the lack of a quorum, the members present in person or by proxy and entitled to vote will constitute a quorum at the adjourned meeting.

Meetings are convened upon written notice of not less than 21 days in respect of meetings of members called for the passing of a special resolution or Annual General Meetings of members, and not less than 14 days in respect of most other meetings of members.

Cumulative preference shares

At a general meeting of the Company, every holder of a cumulative preference share who is present in person shall be entitled to one vote on a show of hands and, on a poll, every person who is present in person or by proxy shall have one vote for each 25 pence in nominal amount of shares held. No member shall be entitled to vote any share in person or by proxy unless all moneys owed in respect of that share have been paid.

Non-cumulative preference shares

Holders of non-cumulative preference shares are not entitled to attend or vote at any general meeting unless the business of the meeting includes the consideration of a resolution for the winding-up of the Company or any resolution directly varying or abrogating the rights attached to any such shares and then in such case only to speak to and vote upon any such resolution.

However, holders have the right to vote in respect of any matter when the dividend payable on their shares has not been declared in full for such number of dividend periods as the directors shall determine prior to the allotment thereof.

Whenever a holder is entitled to vote at a general meeting, on a show of hands every shareholder who is present in person has one vote and, on a poll, every such holder who is present in person or by proxy shall have such number of votes as may be determined by the directors prior to allotment.

Additional value shares

The holders of the additional value shares will not be entitled to receive notice of, attend or vote at any general meeting of shareholders except as provided by applicable law or as described in clause 2.5, Schedule 4 to the Articles.

Redemption

Unless the directors determine, prior to allotment of any particular series of preference shares, that such series shall be non-redeemable, the preference shares will be redeemable at the option of the Company on any date (a "Redemption Date") which (subject to certain exceptions described in the terms of such shares) falls no earlier than such date (if any) as may be fixed by the directors, prior to allotment of such shares. On redemption, there shall be paid on each non-cumulative preference share the aggregate of its nominal amount together with any premium paid on issue, where applicable a redemption premium and accruals of dividend.

Purchase

General

Subject to the Act, the Company may, by special resolution, reduce its share capital, any capital redemption reserve and any share premium account and may also, subject to the Act, the requirements of the London Stock Exchange and the rights attached to any class of shares, purchase its own shares (including redeemable shares).


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Non-cumulative preference shares and convertible preference shares

Subject to the Act, the Company may purchase any non-cumulative preference shares and convertible preference shares upon such terms as the directors shall determine provided that, where the shares being purchased are listed on the London Stock Exchange, the purchase price payable, exclusive of expenses and accrued dividends, shall not exceed (a) in the case of a purchase in the open market, or by tender, the average of the closing middle market quotations of such shares for the 10 dealing days preceding the date of the purchase or (if higher), in the case of a purchase in the open market only, the market price on the date of purchase provided that such market price is not more than 105 per cent. of such average and (b) in the case of a purchase by private treaty, 120 per cent. of the closing middle market quotation of such shares for the last dealing day preceding the date of purchase; but so that this proviso shall not apply to any purchase of such shares made in the ordinary course of a business of dealing in securities. Upon the purchase of any such shares, the nominal amount of such shares shall thereafter be divided into, and reclassified as, ordinary shares.

Conversion rights

Convertible preference shares carry the right to convert into ordinary shares if they have not been the subject of a notice of redemption from the Company, on or before a specified date determined by the directors. The right to convert will be exercisable by service of a conversion notice on the Company within a specified period. The Company will use reasonable endeavours to arrange the sale, on behalf of convertible preference shareholders who have submitted a conversion notice, of the ordinary shares which result from such conversion and to pay to them the proceeds of such sale so that they receive net proceeds equal to the nominal value of the convertible preference shares which were the subject of the conversion notice and any premium at which such shares were issued, provided that ordinary shares will not be sold at below a benchmark price (as determined prior to the issue of the relevant convertible preference shares by the directors).

The Category II non-cumulative convertible sterling shares carry the right to convert into ordinary shares on three conversion dates and, if they have not been converted or redeemed prior to March 31, 2003, they will automatically convert into ordinary shares on that date. The details of the terms of the Category II non-cumulative convertible sterling preference shares are set out in Schedule 3 to the Articles.

Following the payment of aggregate dividends of (pound)1 in respect of each additional value share, the additional value shares will be de-listed from the Official List and from trading on the London Stock Exchange's market for listed securities and will convert automatically into non-voting deferred shares of (pound)0.01 each. Non-voting deferred shares shall be utilised for the limited purpose of the conversion of additional value shares. No non-voting deferred shares are in issue at this date. A description of non-voting deferred shares is found in clause 2.6 of Schedule 4 to the Articles.

If, on September 1, 2003, aggregate dividends of (pound)1 have not been paid in respect of each additional value share, then unless the Directors have resolved that a dividend be paid on or before the final dividend date of such amount that aggregate dividends paid on each additional value share will be (pound)1 and that dividend is duly paid on or before the final dividend date as described under clause 2.7 of Schedule 4 to the Articles, the additional value shares will be converted into fully paid up ordinary shares and the Company will use its reasonable efforts, to the extent permitted by applicable law, to sell such ordinary shares to raise sale proceeds equivalent to an amount per additional value share of (pound)1 less the aggregate amount of any dividends paid in respect of each such additional value share. The conversion into Ordinary Shares is subject to the conditions as described in clauses 2.6 and
2.7 of Schedule 4 to the Articles.

Changes in share capital and variation of rights

Subject to the provisions of the Act and without prejudice to any rights attached to any existing shares or class of shares, any share may be issued with such rights or restrictions as the Company may by ordinary resolution determine or, subject to and in default of such determination, as the board shall determine. Subject to the provisions of the Act, the Company may issue shares which are, or at the option of the Company or the holder are liable, to be redeemed. Subject to the provisions of the Act and the Articles, unissued shares are at the disposal of the board.

The Company may by ordinary resolution: increase its share capital; consolidate and divide all or any of its share capital into shares of larger amount than its existing shares; subject to the provisions of the Act, subdivide its shares, or any of them, into shares of smaller amount than is fixed by the Memorandum; or cancel any shares which have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

Subject to the provisions of the Act, if at any time the capital of the Company is divided into different classes of shares, the rights attached to any class of shares may (unless further conditions are provided by the terms of issue of the shares of that class) be varied or abrogated, whether or not the Company is being wound up, either with the consent in writing of the holders of three-quarters in nominal value of the issued shares of the class or with the sanction of an extraordinary resolution passed at a separate general meeting of holders of the shares of the class (but not otherwise).



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To any such separate general meeting the provision of the Articles relating to general meetings will apply, save that:

(i) if at any adjourned meeting of such holders a quorum as defined above is not present, two people who hold shares of the class, or their proxies, are a quorum; and

(ii) any such holder present in person or by proxy may demand a poll.

The rights attaching to any class of shares having preferential rights are not, unless otherwise expressly provided by the terms of issue thereof, deemed to be varied by the creation or issue of further shares ranking, as regards participation in the profits or assets of the Company, pari passu therewith, but in no respect in priority thereto.

Disclosure of interests in shares

The Act gives the Company the power to require persons who it believes to be, or have been within the previous three years, interested in its shares, to disclose prescribed particulars of those interests. Failure to supply the information or supplying a statement which is materially false may lead to the board imposing restrictions upon the relevant shares. The restrictions available are the suspension of voting or other rights conferred by membership in relation to meetings of the Company in respect of the relevant shares and, additionally, in the case of a shareholding representing at least 0.25 per cent. of the class of shares concerned, the withholding of payment of dividends on, and the restriction of transfers of, the relevant shares.

Limitations on rights to own shares

There are no limitations imposed by UK law or the Memorandum and Articles on the right of non-residents or foreign persons to hold or vote the Company's shares other than the limitations that would generally apply to all of the Company's shareholders.

Members resident abroad

Members with registered addresses outside the United Kingdom are not entitled to receive notices from the Company unless they have given the Company an address within the United Kingdom at which such notices may be served.

Certain other UK law provisions

Pre-emptive rights

As the Company is a public company incorporated in Scotland, in general, holders of ordinary shares have automatic pre-emptive rights pursuant to section 89 of the Act.

Lien and forfeiture

The Company will have a first and paramount lien (enforceable by sale) on every partly paid share (including dividends payable on such a share) for all moneys payable to the Company in respect of that share. The board may call any moneys unpaid on shares and may forfeit shares on which calls payable are not duly paid. The forfeiture shall include all dividends payable in respect of the forfeited shares which have not been paid before the forfeiture.

Untraced shareholders

The Company shall be entitled to sell, at the best price reasonably obtainable, the shares of a member or the shares to which a person is entitled by transmission if:

(i) during a period of 12 years prior to the date of advertising its intention to sell such shares at least three cash dividends in respect of such shares have become payable but all dividends or other moneys payable remain unclaimed;

(ii) as soon as practicable after the expiry of the period referred to in sub-paragraph (i) above, the Company inserts advertisements in one daily newspaper with a national circulation in the United Kingdom, one Scottish daily newspaper and one newspaper circulating in the area of the last known address of the member or other person giving notice of its intention to sell the shares;

(iii) during the period referred to in sub-paragraph (i) above and the period of three months following the publication of the advertisements referred to in sub-paragraph (ii) above, the Company receives no indication of the whereabouts or existence of the member or other person; and

(iv) if the shares are listed on the London Stock Exchange, the Company gives notice to the London Stock Exchange of its intention to sell the shares prior to publication of the advertisements.

The net proceeds of such sale shall belong to the Company, which shall be obliged to account to the former member or other person previously entitled to the shares for an amount equal to the proceeds as a creditor of the Company.

The memorandum and articles of association for the company are included as an Exhibit under Item 19 of this Annual Report.


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MATERIAL CONTRACTS

The company and its subsidiaries are party to various contracts in the ordinary course of business. For the period ended December 31, 2000, there have been no material contracts entered into outside the ordinary course of business.

EXCHANGE CONTROLS

The company has been advised that there are currently no UK laws, decrees or regulations which would prevent the remittance of dividends or other payments to non-UK resident holders of the company's non-cumulative dollar preference shares.

There are no restrictions under the Articles of Association of the company or under UK law, as currently in effect, which limit the right of non-UK resident owners to hold or, when entitled to vote, freely to vote the company's non-cumulative dollar preference shares.

TAXATION

The following discussion summarises certain US federal and UK tax consequences of the acquisition, ownership and disposition of non-cumulative dollar preference shares, ADSs or X-CAPs by a beneficial owner of non-cumulative dollar preference shares, ADSs evidenced by ADRs or X-CAPs that is a citizen or resident of the United States or that otherwise will be subject to US federal income tax on a net income basis in respect of the non-cumulative dollar preference shares, X-CAPs or ADSs (a "US Holder"). This summary does not address the tax consequences to a US Holder (i) that is resident (or, in the case of an individual, ordinarily resident) in the UK for UK tax purposes or, generally, (ii) that is a corporation which alone or together with one or more associated companies, controls, directly or indirectly, 10% or more of the voting stock of the company.

The statements regarding US and UK tax laws (including the US/UK double taxation convention relating to income and capital gains) (the "Treaty") and the US/UK double taxation convention relating to estate and gift taxes (the "Estate Tax Treaty") and practices set forth below are based (i) on those laws and practices as in force and as applied in practice on the date of this Report and (ii) in part, on representations of the depository, and assume that each obligation in the Deposit Agreement and any related agreement will be performed in accordance with its terms. The US Treasury has expressed concerns that parties to whom ADRs are pre-released may be taking actions that are inconsistent with the claiming, by US holders of ADRs, of foreign tax credits for US federal income tax purposes. Accordingly, the analysis of the creditability of UK taxes described below could be affected by future actions that may be taken by the US Treasury. The US and the UK are currently negotiating the terms of a new tax treaty, which might alter the rules described in this discussion. This summary is not exhaustive of all possible tax considerations and holders are advised to satisfy themselves as to the overall tax consequences, including specifically the consequences under US federal, state, local and other laws, of the acquisition, ownership and disposition of non-cumulative dollar preference shares, ADSs evidenced by ADRs or X-CAPs by consulting their own tax advisers.

For the purposes of the Treaty and the Estate Tax Treaty and for purposes of the US Internal Revenue Code of 1986, as amended (the "Code"), US Holders of ADRs will be treated as owners of the non-cumulative dollar preference shares underlying such ADRs.

With effect from April 6, 1999, significant changes were made to the UK tax treatment of dividends and other distributions made by UK companies. The effect of these changes for US Holders are that no amount will be payable to them pursuant to the Treaty and therefore no amount in respect of Treaty Payments will be payable under what were known as the "H Arrangements" or will be otherwise refundable by the Inland Revenue.

Preference shares or ADSs evidenced by ADRs

Taxation of dividends

The company is not required to withhold tax at source from dividend payments it makes or from any amount (including any amounts in respect of accrued dividends) distributed by the company.

When the company pays a dividend, an amount equal to 10/90ths of the amount of the cash dividend is generally allowed as a credit (the "Tax Credit") against the UK tax liability of individuals who receive (or who are treated as receiving) the dividend and who are resident in the UK for UK tax purposes.

Under the Treaty, an Eligible US Holder (as defined below) is entitled to a payment from the United Kingdom of the Tax Credit to which an individual resident in the UK for UK tax purposes would have been entitled (the "Tax Credit Amount"). Such payment will be subject to a deduction withheld of an amount not exceeding 15% of the sum of the cash dividend and the Tax Credit Amount (the "UK Withholding Tax"), but not in excess of the Tax Credit Amount. Accordingly, Eligible US Holders will not receive any actual payment since the withholding tax will cancel out the Tax Credit Amount. In addition, Eligible US Holders will have no further UK tax liability in respect of such excess of the UK Withholding Tax over the Tax Credit Amount or otherwise in respect of the dividend.


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For the purposes of this Report, the term "Eligible US Holder" means a US
Holder that is a beneficial owner of a non-cumulative dollar preference share or an ADS evidenced by an ADR and of the cash dividend paid thereon, and that satisfies the following conditions: the US Holder (i) is an individual or a corporation resident in the United States for purposes of the Treaty (and, in the case of a corporation, is not also resident in the UK for UK tax purposes);
(ii) is not a corporation which, alone or together with one or more associated corporations, controls, directly or indirectly, 10% or more of the voting stock of the company; (iii) whose holding of the non-cumulative dollar preference shares or ADRs is not effectively connected with a permanent establishment in the UK through which such US Holder carries on business or with a fixed base in the UK from which such US Holder performs independent personal services; (iv) under certain circumstances, is not an investment or holding company, 25% or more of the capital of which is owned, directly or indirectly, by persons that are not individuals resident in, and are not nationals of, the United States;
(v) under certain circumstances, is not exempt from federal income tax on dividend income in the United States; and (vi) under certain circumstances, does not own 10% or more of the series of non-cumulative dollar preference shares in respect of which the dividend is paid.

A US Holder that is a partnership, trust or estate may be entitled to the benefit of the Treaty in respect of a cash dividend paid by the company but only to the extent that dividend income derived by such US Holder is taxable in the United States as the income of a US resident in the hands of such US Holder or of its partners or beneficiaries, as the case may be.

Cash distributions made with respect to the non-cumulative dollar preference shares or ADSs representing preference shares will constitute dividends for US federal income tax purposes to the extent paid out of current or accumulated earnings and profits of the Group, as determined for US federal income tax purposes.

An Eligible US Holder will realise dividend income for US federal income tax purposes in an amount equal to the sum of any cash dividend paid by the company and, if such Holder so elects, the amount of any dividend deemed to have been received as a result of the Tax Credit Amount associated with such dividend. Dividends paid by the company will not be eligible for the dividends received deduction allowed to corporations under the Code.

Subject to certain limitations and restrictions, the UK Withholding Tax withheld in accordance with the Treaty will be treated for US tax purposes as a UK withholding tax that may be claimed as a credit against the US federal income tax liability of the Eligible US Holder. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends paid by the company with respect to the non-cumulative dollar preference shares will generally constitute "passive income" or, in the case of certain US Holders, "financial services income".

Taxation of capital gains

A US Holder that is not resident (or, in the case of an individual, ordinarily resident) in the UK will not normally be liable for UK tax on capital gains realised on the disposition of such holder's non-cumulative dollar preference share or ADS unless at the time of the disposal such US Holder carries on a trade, profession or vocation in the UK through a branch or agency and such non-cumulative dollar preference share or ADS is or has been used, held or acquired for the purposes of such trade (or profession or vocation), branch or agency. Special rules apply to individuals who are temporarily not resident or ordinarily resident in the UK. A US Holder will, upon the sale, exchange or redemption of a non-cumulative dollar preference share or ADS representing preference shares, generally recognise capital gains or losses for US federal income tax purposes (assuming in the case of a redemption, that such US Holder does not own, and is not deemed to own, any ordinary shares of the company) in an amount equal to the difference between the amount realised (excluding in the case of a redemption any amount treated as a dividend for US federal income tax purposes) and the US Holder's tax basis in the non-cumulative dollar preference share or ADS. A US Holder who is liable for both UK and US tax on a gain recognised on the disposal of the non-cumulative dollar preference share or ADS will generally be entitled, subject to certain limitations, to credit the UK tax against its US federal income tax liability in respect of such gain.

Estate and gift tax

A non-cumulative dollar preference share or ADR held by an individual, whose domicile is determined to be the United States for purposes of the Estate Tax Treaty and who is not a national of the UK, will not be subject to UK inheritance tax on the individual's death or on a lifetime transfer of the non-cumulative dollar preference share or ADR, except in certain cases where the non-cumulative dollar preference share or ADR (i) is comprised in a settlement (unless, at the time of the settlement, the settlor was domiciled in the United States and was not a national of the UK); (ii) is part of the business property of a UK permanent establishment of an enterprise; or (iii) pertains to a UK fixed base of an individual used for the performance of independent personal services. The Estate Tax Treaty generally provides a credit against US federal tax liability for the amount of any tax paid in the UK in a case where the non-cumulative dollar preference share or ADR is subject both to UK inheritance tax and to US federal estate or gift tax.


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UK stamp duty and stamp duty reserve tax

The following is a summary of the UK stamp duty and stamp duty reserve tax consequences of transferring an ADR in registered form (otherwise than to the custodian on cancellation of the ADR). It does not set out the UK stamp duty or stamp duty reserve tax consequences of transferring, or agreeing to transfer, non-cumulative dollar preference shares or any interest therein or right thereto (other than interests in ADRs) on which investors should consult their own tax advisers.

A transfer of a registered ADR executed and retained in the US will not give rise to stamp duty and an agreement to transfer a registered ADR will not give rise to stamp duty reserve tax.

X-CAPs

United States

Because the X-CAPs have no stated maturity, can be exchanged for preference shares or ADSs at the option of the company and would be treated as if they were preference shares in a winding-up of the company, and because the company may elect not to make payments on the X-CAPs, the X-CAPs will be treated as equity for US federal income tax purposes.

Payments (including any UK tax withheld therefrom) will constitute foreign source dividend income for US federal income tax purposes to the extent paid out of the current or accumulated earnings and profits of the company, as determined for US federal income tax purposes. Payments will not be eligible for the dividends received deduction allowed to corporations. For foreign tax credit limitation purposes, payments will be generally constitute "passive income," or in the case of certain US Holders, "financial services income."

A US Holder will, upon the sale, exchange or redemption of X-CAPs, generally recognise capital gain or loss for US federal income tax purposes in an amount equal to the difference between the amount realised and the US Holder's tax basis in the X-CAPs (assuming, in the case of a redemption, that such US Holder does not own, and is not deemed to own, any ordinary shares of the company).

Gain or loss will not be recognised by a US Holder upon the exchange of X-CAPs for preference shares or ADSs pursuant to the company's exercise of its exchange right. A US Holder's basis in the preference shares or ADSs received in exchange for its X-CAPs will be the same as the US Holder's basis in the X-CAPs at the time of the exchange and the US Holder's holding period for the preference shares or ADSs received in the exchange will include the holding period of the X-CAPs exchanged.

United Kingdom

Taxation of payments of interest

Payments of interest made on or after April 1, 2001 will not be subject to withholding or deduction for or on account of UK taxation as long as X-CAPs are and remain at all times listed on the New York Stock Exchange or some other 'recognised stock exchange' within the meaning of section 841 of the Income and Corporation Taxes Act 1988. So long as the X-CAPs are so listed, withholding will not be required whether the X-CAPs are in bearer or registered form. In all other cases an amount must be withheld on account of UK income tax at the lower rate (currently 20%) subject to any direction to the contrary by the Inland Revenue under the Treaty.

Any paying agent or other person through whom interest is paid to, or by whom interest is received on behalf of, an individual, may be required to provide information in relation to the payment and the individual concerned to the UK Inland Revenue. The Inland Revenue may communicate this information to the tax authorities of other jurisdictions.

The UK Inland Revenue confirmed at around the time of the issue that interest payments would not be treated as distributions for UK tax purposes (i) by reason of the fact that interest may be deferred under the terms of issue or
(ii) by reason of the undated nature of the X-CAPs, provided that at the time an interest payment is made, the X-CAPs are not held by a company which is "associated" with the company or by a "funded company". A company will be associated with the company if, broadly speaking, it is in the same group as the company. A company will be a "funded company" for these purposes if there are arrangements involving that company being put in funds (directly or indirectly) by the company, or an entity associated with the company. In this respect, the Inland Revenue has confirmed that a company holding an interest in X-CAPs which incidentally has banking facilities with any company associated with the company will not be a "funded company" by virtue of such facilities.


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Disposal (including redemption)

A disposal (including redemption) of X-CAPs by a US Holder, who is an individual or other non corporation tax payer, will not give rise to any liability to UK taxation on capital gains unless the US Holder carries on a trade (which for this purpose includes a profession or vocation) in the UK through a branch or agency and the X-CAPs are, or have been, held or acquired for the purposes of that trade or branch or agency. However, the exchange by such a US Holder of X-CAPs for ADRs pursuant to the company's exercise of its exchange right will not give rise to a charge to UK tax on capital gains.

A transfer of X-CAPs by a US Holder will not give rise to a charge to UK tax on accrued but unpaid interest payments, unless the US Holder is an individual or other non corporation tax payer and at any time in the relevant year of assessment or accounting period carries on a trade in the UK through a branch or agency to which the X-CAPs are attributable.

Annual tax charges

Corporate holders of X-CAPs may be subject to annual UK tax charges (or relief) by reference to fluctuations in exchange rates and in respect of profits, gains and losses arising from the X-CAPs, in place of the tax treatment referred to in the two preceding paragraphs. These rules will not, however, apply to corporate US Holders who do not carry on a trade, profession or vocation in the UK through a branch or agency in the UK to which the X-CAPs are attributable.

Inheritance tax

X-CAPs in bearer form physically held outside the UK should not be subject to UK inheritance tax in respect of a lifetime transfer by, or the death of, a US Holder who is not domiciled in the UK for inheritance tax purposes. However, in relation to X-CAPs held through DTC (or any other clearing system), the position is not free from doubt and the Inland Revenue are known to consider that the situs of securities held in this manner is not necessarily determined by the place in which the securities are physically held. If X-CAPs in bearer form are or become situated in the UK, or if X-CAPs are held in registered form, there may be a charge to UK inheritance tax as a result of a lifetime transfer at less than fair market value by, or on the death of, such a US Holder. However, exemption from, or a reduction of, any such UK tax liability may be available under the Estate Tax Treaty in the same manner as for non-cumulative dollar preference shares.


Stamp duty and stamp duty reserve tax

No UK stamp duty is payable on the transfer by delivery or redemption of bearer X-CAPs, whether in definitive form or in the form of one or more global X-CAPs. No stamp duty reserve tax is payable on any agreement to transfer bearer X-CAPs provided that the agreement is not made in contemplation of, or as part of an arrangement for, a takeover of the company. No UK stamp duty will be payable in respect of any instrument of transfer of depositary interests respectively representing X-CAPs, provided that any instrument relating to such a transfer is not executed in the UK, and remains at all times outside the UK. The transfer on the sale of X-CAPs in registered form will attract ad valorem UK stamp duty or (if an unconditional agreement to transfer X-CAPs is not completed by a duly stamped transfer) UK stamp duty reserve tax, generally, at the rate of 0.5% of the consideration paid, which, in the case of stamp duty, will be rounded up to (pound)5 or multiples thereof. The transfer of X-CAPs in registered form (i) to, or to a nominee, or agent for, a person whose business is or includes issuing depositary receipts or (ii) to, or to a nominee for, a person whose business is or includes the provision of clearance services, will give rise to a liability to UK stamp duty or (to the extent that UK stamp duty is not paid on an instrument of transfer) UK stamp duty reserve tax, generally, at the rate of 1.5% of the price of the X-CAPs transferred, which, in the case of stamp duty, will be rounded up to (pound)5 or multiples thereof. Such a transfer of X-CAPs in bearer form will give rise to a charge to UK stamp duty reserve tax, generally, at the rate of 1.5% of the price of the X-CAPs transferred. A charge to UK stamp duty reserve tax will also arise on the issue of X-CAPs whether in registered or bearer form (i) to, or to a nominee or agent for, a person whose business is or includes issuing depositary receipts or (ii) to, or to a nominee for, a person whose business is or includes the provision of clearance services, generally at the rate of 1.5% of the price of the X-CAPs issued.


DOCUMENTS ON DISPLAY

Documents concerning the Company may be inspected at 42 St. Andrew Square, Edinburgh, EH2 2YE.

In addition, we file reports and other information with the SEC. You can read and copy these reports and other information at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can call the SEC at I-800-SEC-0330 for further information on the Public Reference Room. You can also read and copy these reports and other information at the SEC's New York regional office at 7 World Trade Center, Suite 1300, New York, NY 10048, and at its Chicago regional office at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 or at the offices of The New York Stock Exchange, on which certain of our securities are listed, at 20 Broad Street, New York, New York 10005.

      ITEM 11. Quantitative and qualitative disclosures about market risk


(a)  Risk management

Through its normal operations, the Group is exposed to a number of risks, the most significant of which are credit risk, market risk, liquidity risk and operational risk; responsibility for managing these risks is vested in the Group Executive Management Committee ("GEMC"), a sub-committee of the Board of Directors. Group Risk is responsible for formulating high-level risk policies, setting standards, monitoring concentrations and providing an independent review. The Group Asset and Liability Management Committee ("GALCO"), a sub-committee of the GEMC, sets policy for the management of the overall Group balance sheet in relation to capital ratios, structural hedging and liquidity. Supporting GALCO, Group Treasury is responsible for capital raising, liquidity and structural hedging policies and the management of the Group's balance sheet. Operational responsibility for asset and liability management is in turn delegated to appropriate management in each major business grouping.

Credit risk

Credit risk is the risk that companies, financial institutions, individuals and other counterparties will be unable to meet their obligations to the Group. The Group controls this risk at transaction, counterparty and portfolio level through: (1) the process for the initial approval and granting of credit; (2) subsequent monitoring of counterparty creditworthiness; and (3) the active management of credit exposures.

Group Risk is responsible for establishing the Group's high-level credit policies for all activities (including securities and derivatives business), for monitoring geographic, product, credit quality and market sector concentrations in the Group's portfolio and managing the Group's most significant credit exposures. Credit authority is based on defined limits with responsibility for significant transactions residing with the Group Credit Committee. The day-to-day management of credit is devolved to individual business units, each of which has specialist credit functions. Particular attention is paid to the manner in which new risks are assumed, the management of existing credit exposures, the early detection of deterioration in counterparty credit standing and the overall composition of the credit portfolio in the light of market conditions and economic projections.

Market risk

Market risk is the risk that changes in interest rates (including credit spreads), foreign exchange rates or the prices of equity shares and indices, commodities, debt securities and other financial contracts, including derivatives, will have an adverse financial effect on the Group's financial condition and results.

The principal market risks to which the Group is exposed are interest rate (including credit spreads) and foreign exchange risk. Activity in debt securities, interest-rate derivatives and money-market instruments is the primary source of interest rate risk in the Group's trading and treasury portfolios. Mismatches between the repricing of the Group's non-trading financial assets and liabilities account for most of the interest rate risk associated with its commercial banking activities; this structural interest rate risk is transferred to the Group's trading units for management within their approved limits. Non-trading currency risk arises from the Group's investments in overseas subsidiaries, associates and branches. The Group's venture capital portfolio and strategic equity investments account for most of its non-trading equity price risk.

Value-at-risk

The Group manages the market risk in its trading and treasury portfolios through value-at-risk (`VaR') limits, together with stress testing, position and sensitivity limits. GEMC approves the high-level VaR and stress limits. Stress testing measures the impact of abnormal changes in market rates and prices on the fair value of the Group's trading portfolios.

VaR is a technique that produces estimates of the potential negative change in the market value of a portfolio over a specified time horizon at given confidence levels. For internal risk management purposes, the Group's VaR assumes a time horizon of one day and a confidence level of 95%. In other words, a one-day loss greater than VaR is likely to occur on average on only one in every 20 business days. In addition, the Group's VaR is also estimated assuming a 10-day holding period.

The Group uses historical simulation models in computing VaR. This approach, in common with many other VaR models, assumes that risk factor changes observed in the past are a good estimate of those likely to occur in the future and is, therefore, limited by the relevance of the historical data used. The Group's method, however, does not make any assumption about the nature or type of the underlying loss distribution. The Group typically uses the previous two years of market data.

The Group's VaR should be interpreted in light of the limitations of the methodologies used. These limitations include:

     o Historical data may not provide the best estimate of the joint distribution of risk factor changes in the future and may fail to capture the risk of possible extreme adverse market movements which have not occurred in the historical window used in the calculations.

     o VaR using a one-day time horizon does not fully capture the market risk of positions that cannot be liquidated or hedged within one day.

     o VaR using a 95% confidence level does not reflect the extent of potential losses beyond that percentile.

     o The Group largely computes the VaR of trading portfolios at the close of business and positions may change substantially during the course of the trading day. Controls are in place to limit the Group's intra-day exposure and the VaR for selected portfolios is computed intra-day.

These limitations and the nature of the VaR measure mean that it should not be viewed as a guarantee of the Group's ability to limit its market risk. The Group cannot be certain that losses will not exceed the VaR amounts indicated nor that losses in excess of the VaR amounts will not occur more frequently than once in twenty business days.

For a discussion of the Group's accounting policies for, and information with respect to its exposures to derivative financial instruments, see accounting policy (o) and Note 38 to the Consolidated Financial Statements on pages 121 and 150 respectively.

Trading

The Group's trading activities comprise: market making - quoting firm bid (buy) and offer (sell) prices with the intention of profiting from the spread between the quotes; customer facilitation - providing products to the Group's client base at competitive prices; arbitrage - entering into offsetting positions in different but closely related markets to profit from market imperfections; and proprietary activity - taking positions in financial instruments as principal to take advantage of anticipated market conditions. Financial instruments held in the Group's trading portfolios include, but are not limited to, debt securities, loans, deposits, securities sale and repurchase agreements and derivative financial instruments (futures, forwards, swaps and options).

The VaR for the Group's trading portfolios, segregated by type of market risk exposure, is presented in the tables below.

----------------------------------------------------------------------------------------------
Statutory basis                                Year ended December 31, 2000
                                   -----------------------------------------------------------
                                   Period end        Maximum           Minimum         Average
                                   -----------------------------------------------------------
                                     (pound)m       (pound)m          (pound)m        (pound)m
Interest rate                             9.4           11.7               1.0             8.0
Currency                                  1.0            3.1               0.2             1.4
Equity                                    0.9            0.9                 -             0.2
Diversification effects                  (1.5)
                                   -----------------------------------------------------------
Total                                     9.8           12.4               1.2             8.3
                                   -----------------------------------------------------------
----------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------
Statutory basis                            Three months ended December 31, 1999
                                   -----------------------------------------------------------
                                   Period end        Maximum           Minimum         Average
                                   ----------- -----------------------------------------------
                                     (pound)m       (pound)m          (pound)m        (pound)m

Interest rate                             1.3            1.6               0.9             1.2
Currency                                  0.2            0.3               0.2             0.2
Equity                                      -            0.1                 -               -
Diversification effects                     -
                                   -----------------------------------------------------------
Total                                     1.5            1.7               1.0             1.4
                                   -----------------------------------------------------------
----------------------------------------------------------------------------------------------

Statutory basis                              12 months ended September 30, 1999
                                   -----------------------------------------------------------
                                   Period end        Maximum           Minimum         Average
                                   ------------- --------------- ---------------- ------------
                                     (pound)m        (pound)m         (pound)m        (pound)m

Interest rate                             1.5            1.7               0.7             1.2
Currency                                  0.3            0.5               0.2             0.3
Equity                                      -              -                 -               -
Diversification effects                  (0.1)
                                   -----------------------------------------------------------
Total                                     1.7            1.9               0.7           1.2
                                   -----------------------------------------------------------
----------------------------------------------------------------------------------------------

On a statutory basis, VaR has increased significantly following the acquisition of NatWest.

----------------------------------------------------------------------------------------------
Pro forma basis                                 12 months ended December 31, 2000
                                   -----------------------------------------------------------
                                   Period end        Maximum           Minimum         Average
                                   ----------- --------------- ---------------- --------------
                                     (pound)m       (pound)m          (pound)m        (pound)m

Interest rate                             9.4           11.7               7.8             9.4
Currency                                  1.0            3.1               0.7             1.6
Equity                                    0.9            0.9                 -             0.2
Diversification effects                  (1.5)
                                   -----------------------------------------------------------
Total                                     9.8           12.4               8.1             9.7
                                   -----------------------------------------------------------
----------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------
Pro forma basis                                 12 months ended December 31, 1999
                                   -----------------------------------------------------------
                                   Period end         Maximum          Minimum         Average
                                   ----------- --------------- ---------------- -------------
                                     (pound)m        (pound)m         (pound)m        (pound)m

Interest rate                             9.2           12.3               6.5             9.6
Currency                                  1.7            6.3               0.7             2.4
Equity                                    0.2            1.1               0.1             0.5
Diversification effects                  (1.7)
                                   ----------- --------------- ---------------- --------------
Total                                     9.4           11.9               7.4             9.6
                                   -----------------------------------------------------------
----------------------------------------------------------------------------------------------

The Group's trading activities are carried out principally by Financial Markets ("FM"). In the year to December 31, 2000, the pro forma average daily profit including net interest for FM's trading portfolios was (pound)3.7 million (year to December 31, 1999 - (pound)3.1 million) and the standard deviation of profits was (pound)3.4 million (year to December 31, 1999 - (pound)4.1 million). On a statutory basis, average daily profit including net interest for the year to December 31, 2000 was (pound)3.0 million, and for the three months to December 31, 1999, (pound)0.5 million (year to September 30, 1999 - (pound)0.7 million); the standard deviation of profits was (pound)3.5 million in the year to December 31, 2000 and (pound)0.3 million in the three months to December 31, 1999 (year to September 30, 1999 - (pound)0.5 million).

The VaR disclosures in the Group's 1999 Form 20-F were prepared on a different basis from the amounts for the year to September 30, 1999 (statutory basis) shown above; in particular the Group previously reported using a 97.5% confidence limit. The disclosures given for the year to September 30, 1999 are presented below to show the effect of the change in approach:

----------------------------------------------------------------------------------------------
Statutory basis                                 12 months ended September 30, 1999
                                   -----------------------------------------------------------
                                   Period end        Maximum           Minimum         Average
                                   ----------- --------------- ---------------- --------------
                                     (pound)m       (pound)m          (pound)m        (pound)m

Interest rate                             2.4            2.8               0.8             1.8
Currency                                  0.4            0.9               0.2             0.4
Equity                                      -              -                 -               -
Diversification effects                 (0.2)
                                   -----------------------------------------------------------
Total                                     2.6            2.9               1.0             1.9
                                   -----------------------------------------------------------
----------------------------------------------------------------------------------------------

Non-trading

The Group's portfolios of non-trading financial instruments, arising from its treasury activities and from retail and corporate banking, mainly comprise loans (including finance leases), debt securities, deposits, certificates of deposit and other debt securities issued, loan capital and derivatives (mainly interest rate swaps). The Group's long-term assurance assets and liabilities attributable to policyholders have been excluded from these market risk disclosures.

Treasury

The Group's treasury activities include its money-market business and the management of internal funds flows with the Group's businesses. Money-market portfolios include cash instruments (principally debt securities, loans and deposits) and related hedging derivatives.

Citizens ("CFG") and The Royal Bank of Scotland International ("RBSI") have independent treasury operations. CFG uses a Daily Earnings-at-Risk (`DeaR') methodology which although differing in some respects from the VaR methodology described above has the same principal assumptions, limitations and parameters. During the year to September 30, 1999, RBSI used a matched book methodology to measure and manage interest rate and foreign exchange rate risk with maximum allowed mismatches. For the 15 months ended December 31, 2000, RBSI has adopted the same VaR methodology as the rest of the Group.

VaR for the Group's treasury portfolios, which relates mainly to interest rate risk, including management's estimate of the exposure of CFG and RBSI to market risk translated to a VaR methodology without adjusting for any diversification or other aggregation effects, is presented below.

----------------------------------------------------------------------------------------------------------
Statutory basis                             Period end          Maximum            Minimum        Average
                                            --------------------------------------------------------------
                                             (pound)m          (pound)m           (pound)m       (pound)m

12 months ended December 31, 2000                 5.4               5.7                2.6            3.8
                                            -------------------------------------------------------------
3 months ended December 31, 1999                  3.6               3.8                2.9            3.4
                                            -------------------------------------------------------------
12 months ended September 30, 1999                3.7               3.7                1.7            2.3
                                            -------------------------------------------------------------
----------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------
Pro forma basis                             Period end          Maximum            Minimum        Average
                                            -------------------------------------------------------------
                                             (pound)m          (pound)m           (pound)m       (pound)m

12 months ended December 31, 2000                 5.4               5.7                2.8            4.0
                                            -------------------------------------------------------------
12 months ended December 31, 1999                 5.1              13.1                4.6            9.4
                                            -------------------------------------------------------------
----------------------------------------------------------------------------------------------------------

As discussed above, the VaR disclosures in t prepared on a different basis from the amounts for the year to September 30, 1999 (statutory basis). The disclosures given for that year are shown below to show the effect of the change.

---------------------------------------------------------------------------------------------------------
Statutory basis                             Period end          Maximum            Minimum        Average
                                            -------------------------------------------------------------
                                             (pound)m          (pound)m           (pound)m       (pound)m

12 months ended  September 30, 1999               4.4               4.6                1.8            2.8
                                            -------------------------------------------------------------
---------------------------------------------------------------------------------------------------------

Retail and corporate banking

Structural interest rate risk arises in the Group's commercial banking activities where assets and liabilities have different repricing dates. Group policy requires that all material interest rate risk arising from retail and corporate banking activities is transferred to a trading or treasury unit for management within its approved limits.

Structural interest rate risk is calculated in each business unit on the basis of establishing the repricing behaviour of each asset and liability product. For many products, the actual interest rate repricing characteristics differ from the contractual repricing.

In most cases, the repricing maturity is then determined by the market interest rate that most closely fits the historical behaviour of the product interest rate. For non-interest bearing current accounts, the repricing maturity is determined by the stability of the portfolio. The product maturities used are reviewed by both the Balance Sheet Management Committee and business unit asset and liability committees annually, or more often if appropriate.

A static maturity gap report is produced as at the month-end for each material business unit, in each functional currency based on the behaviouralised repricing for each product. It is Group policy to include non-financial assets and liabilities, mainly tangible fixed assets and the Group's capital and reserves, spread over medium and longer term maturities, in the gap report. This report also includes hedge transactions, principally derivatives. Any residual non-trading interest rate exposures are measured and monitored against limits using the same VaR methodology that is used for the Group's trading portfolios. Limits are also set on the net interest income exposure over 12 months to a 1% parallel movement in interest rates.

This VaR calculation includes all non-trading assets and liabilities in the Group's balance sheet. At December 31, 2000 the total VaR exposure relating to structural interest rate risk was estimated to be (pound)5.1 million with the major exposures being to changes in longer term sterling and US dollar interest rates.

In calculating the VaR exposure for the retail and commercial businesses there are two main limitations:

(i) only principal flows are included in the maturity ladders i.e. interest flows are not included;

(ii) whilst embedded option risk is managed (see below), the related VaR is not included in the above VaR disclosure.

Option risk in the non-trading businesses principally occurs in certain fixed rate assets and liabilities. An example is where businesses undertake to provide funding to, or to accept deposits from, customers at a future date at a pre-determined fixed interest rate. Derivatives are used to manage the risk of interest rate movements from the date a commitment is made to a customer to the date the transaction closes. Option risk also arises where customers can repay fixed rate loans or withdraw fixed rate deposits prior to their maturity. In managing this risk, modelling of how the level of early repayment varies with interest rate movements is undertaken for the major fixed rate books. The Group also seeks to protect itself from early repayment risk through the imposition of early repayment interest charges.

Currency risk

The Group does not maintain material non-trading open currency positions other than the structural foreign currency translation exposures arising from its investments in overseas subsidiary and associated undertakings and their related currency funding. The Group's policy in relation to structural positions is to match fund the structural foreign currency exposure arising from net asset value, excluding goodwill, in overseas subsidiaries, equity accounted investments and branches, except where doing so would materially increase the sensitivity of either the Group's or subsidiary's regulatory capital ratios to currency movements. The policy requires structural foreign exchange positions to be reviewed regularly by the Group Asset and Liability Management Committee. Gains or losses on foreign currency investments net of any gains or losses on related foreign currency funding or hedges are recognised in the statement of total recognised gains and losses.

The tables below set out the Group's structural foreign currency exposures.

-------------------------------------------------------------------------------------------------------------
                                                              At December 31, 2000
                                        ---------------------------------------------------------------------
                                                                      Foreign currency
                                        Foreign currency net   liabilities hedging net     Structural foreign
Functional currency of net investment            investments               investments     currency exposures
                                        --------------------- ------------------------- ---------------------
                                                    (pound)m                  (pound)m               (pound)m

US dollar                                              2,426                     2,354                     72
Euro                                                     782                       224                    558
Swiss franc                                              201                       193                      8
Other non-sterling                                        86                        83                      3
                                        ---------------------------------------------------------------------
Total                                                  3,495                     2,854                    641
                                        ---------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
                                                              At September 30, 1999
                                        --------------------- ------------------------- ---------------------
                                                                      Foreign currency
                                        Foreign currency net   liabilities hedging net     Structural foreign
Functional currency of net investment            investments               investments     currency exposures
                                        ---------------------------------------------------------------------
                                                    (pound)m                  (pound)m               (pound)m

US dollar                                                915                       828                     87
Euro                                                      23                        38                    (15)
Other non-sterling                                       (31)                       --                    (31)
                                        ---------------------------------------------------------------------
Total                                                    907                       866                     41
                                        ---------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------

The structural foreign currency exposure in euros at December 31, 2000 is principally due to Ulster Bank running an open structural foreign exchange position to minimise the sensitivity of its capital ratios to possible movements in the euro exchange rate against sterling.

Equity risk

The Group does not have any material exposure to adverse movements in the value of equities and commodities other than its holdings of equity shares as shown in Note 17 to the Consolidated Financial Statements. At December 31, 2000, equity shares held as investment securities had a book value of (pound)1,437 million (September 30, 1999 - (pound)804 million) and a valuation of (pound)2,094 million (September 30, 1999 - (pound)1,264 million).

Liquidity risk

The Group's funding requirements and liquidity risks are managed to ensure that its businesses can meet deposit withdrawals either on demand or at contractual maturity, to meet customers' demand for new loans and finance, to repay borrowings as they mature, and to enable term asset commitments to be funded on an economic basis over their life. Diversification of sources of deposits and borrowings, management of maturity mismatches and concentrations, the maintenance of a diversified portfolio of high quality liquid and marketable assets, and the management of contingent liquidity risks are used to ensure ready access to funds at all times. Liquidity risk is mitigated by the Group's well diversified retail and corporate customer deposit base, which forms a substantial part of the Group balance sheet and provides a stable source of funding due to the number and diversity of depositors, and through the raising of longer term funds of appropriate maturities through its Euro Medium Term Note Programme. Liquidity requirements are also actively managed through dealings in the wholesale markets, in which the Group is a significant participant, which provide access to wholesale funding from a wide range of counterparties.

In the UK, the FSA requires the Group to be able to meet its sterling obligations without recourse to the wholesale markets for a period of at least five business days. A similar policy is maintained for currency obligations across the Group. Monthly reports are made to the FSA for both sterling and other currency liquidity. Subsidiaries and branches of the Group in other countries also comply with their local regulatory liquidity management and reporting requirements.

The Group measures and manages its cash flow commitments and marketable asset holdings on a daily basis, using various methods, including predictions of daily cash positions, and monitors concentrations of funding maturing at any point in time or from any particular source. Maturity mismatches between lending and funding are managed within internal limits.

Operational risk

Operational risk is the risk of direct or indirect loss resulting from inadequate or failed internal processes, people and systems or from external events. The Group's business units manage operational risk through appropriate risk controls and loss mitigation actions. These include policies, procedures, internal controls and business continuity arrangements. Group Risk provides the businesses with the framework, tools and techniques to improve operational risk management.

(b)  Financial instruments

Financial instruments are fundamental to the Group's business and constitute the core element of its operations. The risks associated with financial instruments are a significant component of the risks faced by the Group. Financial instruments create, modify or reduce the liquidity, credit and market risks of the Group's balance sheet. Each of these risks and the Group's policies and objectives for managing such risks are discussed above.

The purpose for which the Group holds or issues financial instruments can be classified into five main categories.

o  Customer loans and deposits
Customer loans and deposits (both retail and institutional) form a substantial part of the Group's business. The customer loan portfolio is the Group's largest asset and the interest received from such loans is the Group's core source of income.

The Group has detailed policies and strategies in respect of its customer loans and deposits which seek to minimise the risks associated with these financial instruments.

o  Investments (equity shares and debt securities)
The Group holds shares and other securities, excluding strategic investments for use on a continuing basis in the Group's activities. The objective of holding such financial instruments is to generate funds over the term of the investment, in the form of distributions and/or appreciation in value. Funds generated are used in the Group's operations.

Control over quoted investments is exercised by the Group Investment Committee ("GIC"). The GIC determines which Group entity holds the investment and whether the investment is strategic. The GIC also sets guidelines for the disposal and hedging of non-strategic investments.

o Finance (money market loans and deposits, loan capital, debt securities in issue, preference shares)
The Group issues financial instruments to fund that portion of the Group's assets not funded by customer deposits. The objective of using financial instruments for financing purposes is to manage the Group's balance sheet in terms of minimising market risk. Responsibility for overseeing and implementing balance sheet management lies with Group Treasury.

o Trading (foreign exchange, derivatives, debt securities, loans and deposits) The Group trades in financial instruments for customer facilitation and as principal. The objective of trading in financial instruments is to maximise short term gains for both the customer and/or the Group. Trading activity is restricted to certain areas in the Group and is subject to strict policies and limits. Responsibility for setting trading policies and monitoring adherence thereto lies with Group Risk. Derivatives used for trading purposes are discussed in more detail below.

o  Hedging (derivatives, loans and deposits, debt securities)
Where financial instruments form part of the Group's risk management strategy they are classified as hedges. The objective for holding financial instruments as hedges is to match or eliminate the risk arising because of adverse movements in interest rates, exchange rates, credit ratings, equity prices or commodity prices. Derivatives are the main instruments used for hedging and are discussed further below.

Funding in the form of loans and deposits and preference shares is used to hedge certain of the Group's equity investments. Fixed rate debt securities are periodically used to hedge issued preference shares.

(c)  Derivatives

In the normal course of business, the Group enters into a variety of derivative transactions principally in the foreign exchange and interest rate markets. These are used to provide financial services to customers and to actively take, hedge and modify positions as part of trading activities. Derivatives are also used to hedge or modify risk exposures arising on the balance sheet from a variety of activities including lending and securities investment. The majority of the counterparties in the Group's derivative transactions are banks and other financial institutions. The risks involved in derivatives include market, credit and liquidity risk. Analyses of the derivatives entered into by the Group both for trading and non-trading purposes are provided in Note 38 to the Consolidated Financial Statements.

The principal types of derivative contracts into which the Group enters are described below.

Swaps
These are over-the-counter ("OTC") agreements between two parties to exchange periodic payments of interest, or payments for the change in value of a commodity, or related index, over a set period based on notional principal amounts. The Group enters into swap transactions in several markets. Interest rate swaps exchange fixed rates for floating rates of interest based on notional amounts. Basis swaps exchange floating or fixed interest calculated using different bases. Cross currency swaps are the exchange of interest based on notional values of different currencies. Equity and commodity swaps exchange interest for the return on an equity or commodity, or equity or commodity index.

Options
Currency and interest rate options confer the right, but not the obligation, on the buyer to receive or pay a specific quantity of an asset or financial instrument for a specified price at or before a specified date. Options may be exchange traded or OTC agreements. The Group principally buys and sells currency and interest rate options.

Futures and forwards
Short term interest rate futures, bond futures and forward foreign exchange contracts are all agreements to deliver, or take delivery of, a specified amount of an asset or financial instrument based on the specified rate, price or index applied against the underlying asset or financial instrument, at a specified date. Futures are exchange traded at standardised amounts of the underlying asset or financial instrument. Forward contracts are OTC agreements and are principally dealt in by the Group in interest rates as forward rate agreements and in currency as forward foreign exchange contracts.

Collateral
The Group may require collateral in respect of the credit risk in derivative transactions. The amount of credit risk is principally the positive fair value of contracts. Collateral may be in the form of cash or more commonly in the form of a lien over a customer's assets entitling the Group to make a claim for current and future liabilities.

The following table sets forth activities of a non-trading nature undertaken by the Group, the related risks associated with such activities, and provides details of the types of derivatives used in managing such risks.

--------------------------------------------------------------------------------------------------------
Activity                                      Risk                           Type of hedge


Management of the return           Reduced profitability due to        Receive fixed interest rate
on shareholders' funds and net     variable rate assets funded by      swaps Purchased interest rate
non-interest bearing               falls in short-term interest        options
liabilities                        rates

Fixed-rate lending funded by       Sensitivity to increases in         Pay fixed interest rate swaps
floating rate liabilities          short-term interest rates
                                   Sensitivity to decreases in         Purchased interest rate caps
                                   medium/long term interest
                                   rates, due to prepayment

Fixed-rate asset investments       Sensitivity to falls in             Receive fixed interest rate swaps
                                   short-term interest rates

Fixed-rate asset investments       Sensitivity to increases in         Pay fixed interest rate swaps
                                   short-term interest rates

Investment in foreign currency     Sensitivity to strengthening        Cross-currency swaps
assets                             of sterling against other           Foreign currency funding
                                   currencies

Profit earned in foreign           Sensitivity to strengthening        Forward foreign exchange contracts
currencies                         of sterling against other           Purchased currency options
                                   currencies





                   ITEM 18. CONSOLIDATED FINANCIAL STATEMENTS

                                    CONTENTS
                                                                           Page

Statement of directors' responsibilities....................................114

Reports of independent accountants .........................................115

The Royal Bank of Scotland Group plc

     Consolidated profit and loss account for the 15 months ended
     December 31, 2000, the year ended December 31, 2000, the three months ended December 31, 1999 and the years ended
     September 30, 1999 and 1998 ...........................................116

     Consolidated balance sheet at December 31, 2000 and
     September 30, 1999.....................................................117

     Statement of consolidated total recognised gains and losses for the 15 months ended December 31, 2000, the year ended December 31,
     2000, the three months ended December 31, 1999 and the years ended
     September 30, 1999 and 1998 ...........................................118

     Note of consolidated historical cost profits and losses for the
     15 months ended December 31, 2000, the year ended 31, 2000, the three months ended December 31, 1999 and the years ended
     September 30, 1999 and 1998 ...........................................118

     Reconciliation of movements in consolidated shareholders' funds for the 15 months ended December 31, 2000, the year ended
     December 31, 2000, the three months ended December 31, 1999 and the years ended September 30, 1999 and 1998............................118

     Consolidated cash flow statement for the 15 months ended
     December 31, 2000, the year ended December 31, 2000, the
     three months ended December 31, 1999 and the years ended
     September 30, 1999 and 1998 ...........................................119

     Accounting policies....................................................120

     Changes in accounting presentation.....................................122

     Notes to the consolidated financial statements.........................123

                    STATEMENT OF DIRECTORS' RESPONSIBILITIES

UK company law requires the directors to prepare financial statements for each financial year which give a true and fair view of the state of affairs of the company and the Group as at the end of the financial year and of the profit or loss for that year. In preparing those financial statements, the directors are required to:

o    select suitable accounting policies and then apply them consistently;
o    make judgements and estimates that are reasonable and prudent; and
o state whether applicable accounting standards have been followed, subject to any material departures disclosed and explained in the financial statements.

The directors are responsible for keeping proper accounting records which disclose with reasonable accuracy at any time the financial position of the Group and to enable them to ensure that the financial statements comply with the Companies Act 1985. They are also responsible for safeguarding the assets of the Group and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.


By order of the board.

M.R. McLean
Secretary
Edinburgh, Scotland

February 28, 2001



                                    AUDITORS

PricewaterhouseCoopers resigned as auditors of the company and the directors appointed Deloitte & Touche as auditors with effect from March 21, 2000.

The consolidated financial statements for December 31, 2000 and for the periods then ended, and for the transition quarter ended December 31, 1999, were audited by Deloitte & Touche.

The consolidated financial statements for September 30, 1999 and for the years ended September 30, 1999 and 1998 were audited by PricewaterhouseCoopers.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and shareholders of The Royal Bank of Scotland Group plc

We have audited the Consolidated Financial Statements of The Royal Bank of Scotland Group plc and its subsidiary undertakings as of December 31, 2000 and for the 12 and 15 month periods then ended, and for the 3 month period ended December 31, 1999 set out on pages 116 to 180. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements of The Group as of September 30, 1999 and for the two years then ended were audited by other auditors whose report, dated December 17, 1999 and May 9, 2001, expressed an unqualified opinion on those statements.

We conducted our audits in accordance with auditing standards generally accepted in United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such December 31, 2000 and 1999 financial statements present fairly, in all material respects, the financial position of The Royal Bank of Scotland Group plc and its subsidiary undertakings at December 31, 2000, and the results of their operations and cash flows for each of the 15 and 12 month periods then ended, and the 3 month period ended December 31, 1999 in conformity with accounting principles generally accepted in the United Kingdom.

Accounting principles generally accepted in the United Kingdom vary in certain significant respects from accounting principles generally accepted in the United States of America. The application of the latter would have affected the determination of net income for each of the 15 and 12 month periods ended December 31, 2000 and the 3 month period ended December 31 1999 and the determination of the consolidated shareholders' equity at December 31, 2000 to the extent described in Note 51 to the Consolidated Financial Statements.

Deloitte & Touche
Chartered Accountants
39 George Street
Edinburgh Scotland

May 9, 2001



                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and shareholders of The Royal Bank of Scotland Group plc

We have audited the accompanying Consolidated Balance Sheet of The Royal Bank of Scotland Group plc at September 30, 1999, and the related Consolidated Profit and Loss Account and Reconciliation of Movements in Consolidated Shareholders' Funds and Consolidated Cash Flows for each of the two years ended September 30, 1999 (pages 116 to 180), all stated in pounds sterling. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards in the United Kingdom which do not differ in any material respects from auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Royal Bank of Scotland Group plc at September 30, 1999, and the consolidated results of its operations and its cash flows for each of the two years ended September 30, 1999, in conformity with generally accepted accounting principles in the United Kingdom (which differ in certain material respects from generally accepted accounting principles in the United States - see Note 51).

PricewaterhouseCoopers
Chartered Accountants
Edinburgh, Scotland

December 17, 1999, except for the paragraphs headed 'Changes in accounting presentation' on page 122, as to which the date is May 9, 2001.

CONSOLIDATED PROFIT AND LOSS ACCOUNT

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                   Year ended
                                                        15 months ended      Year ended  3 months ended          September 30
                                                            December 31     December 31     December 31     -----------------------
                                                                   2000            2000            1999         1999         1998
                                                                   ----            ----            ----         ----         ----
                                                 Note          (pound)m        (pound)m        (pound)m     (pound)m     (pound)m
                                                 ----
 Interest receivable                                             14,494          13,218            1,276        4,853        5,072
 Interest payable                                                (8,707)         (7,932)            (775)      (3,105)      (3,480)
                                                            -----------     -----------      -----------  -----------  -----------
 Net interest income                                              5,787           5,286              501        1,748        1,592
                                                            -----------     -----------      -----------  -----------  -----------

                                                            -----------     -----------      -----------  -----------  -----------
 Dividend income                                                     54              44               10           34           28
 Fees and commissions receivable                                  3,885           3,614              271        1,081          921
 Fees and commissions payable                                      (746)           (706)             (40)        (129)        (103)
 Dealing profits                                   1              1,003             933               70          199          274
 Other operating income                                             959             874               85          459          379
                                                            -----------     -----------      -----------  -----------  -----------
                                                                  5,155           4,759              396        1,644        1,499

                                                            -----------     -----------      -----------  -----------  -----------
 General insurance  -  earned premiums                            1,608           1,344              264          869          740
                    -  reinsurance                                 (442)           (394)             (48)        (159)        (140)
                                                            -----------     -----------      -----------  -----------  -----------
                    -  net earned premiums                        1,166             950              216          710          600
                                                            -----------     -----------      -----------  -----------  -----------
 Non-interest income                                              6,321           5,709              612        2,354        2,099
                                                            -----------     -----------      -----------  -----------  -----------

 Total income                                                    12,108          10,995            1,113        4,102        3,691
                                                            -----------     -----------      -----------  -----------  -----------

 Administrative expenses                                    -----------     -----------      -----------  -----------  -----------
  - staff costs                                    2             (3,547)         (3,274)            (273)      (1,012)        (930)
  - premises and equipment                                         (817)           (753)             (64)        (271)        (259)
  - other                                                        (1,615)         (1,475)            (140)        (460)        (432)
                                                            -----------     -----------      -----------  -----------  -----------
                                                                 (5,979)         (5,502)            (477)      (1,743)      (1,621)

 Depreciation and amortisation                              -----------     -----------      -----------  -----------  -----------
  -  tangible fixed assets                                         (786)           (721)             (65)        (278)        (243)
  -  goodwill                                                      (541)           (537)              (4)          (1)           -
                                                            -----------     -----------      -----------  -----------  -----------
                                                                 (1,327)         (1,258)             (69)        (279)        (243)
                                                            -----------     -----------      -----------  -----------  -----------
 Operating expenses                                              (7,306)         (6,760)            (546)      (2,022)      (1,864)
                                                            -----------     -----------      -----------  -----------  -----------
 Profit before other operating charges                            4,802           4,235              567        2,080        1,827

                                                            -----------     -----------      -----------  -----------  -----------
 General insurance - gross claims                                (1,205)           (981)            (224)        (720)        (625)
                              - reinsurance                         347             308               39          130          107
                                                            -----------     -----------      -----------  -----------  -----------
                              - net claims                         (858)           (673)            (185)        (590)        (518)
                                                            -----------     -----------      -----------  -----------  -----------
 Profit before  provisions for bad and doubtful debts             3,944           3,562              382        1,490        1,309
 Provisions for bad and doubtful debts                             (629)           (550)             (79)        (266)        (328)*
 Amounts written off investments                                    (42)            (42)               -          (13)         (24)*
 Write-down of finance leases                                         -               -                -            -          (13)
                                                            -----------     -----------      -----------  -----------  -----------
 Group operating profit                                           3,273           2,970              303        1,211          944
 Profit on disposal of businesses                  4                100               -              100            -            -
 Profit on sale of fixed asset investment          4                   -              -                -            -           57
                                                            -----------     -----------      -----------  -----------  -----------
 Profit on ordinary activities before tax          5              3,373           2,970              403        1,211        1,001
 Tax on profit on ordinary activities              6             (1,157)         (1,033)            (124)        (361)        (286)
                                                            -----------     -----------      -----------  -----------  -----------
 Profit on ordinary activities after tax                          2,216           1,937              279          850          715
 Minority interests (including non-equity)                          (47)            (50)                3            6         (20)
                                                            -----------     -----------      -----------  -----------  -----------
 Profit for the financial period                                  2,169           1,887              282          856          695
 Preference dividends - non-equity                 7               (322)           (294)             (28)         (80)         (58)
                                                            -----------     -----------      -----------  -----------  -----------
 Profit attributable to ordinary shareholders                     1,847           1,593              254          776          637
 Ordinary dividends                                8               (882)           (882)                -        (254)        (215)
                                                            -----------     -----------      -----------  -----------  -----------
 Retained profit                                  35                965             711              254          522          422
                                                            ===========     ===========      ===========  ===========  ===========

 Earnings per 25p ordinary share                  10              90.0p           67.8p            28.5p        87.8p        73.4p
 Adjustments:
  - integration costs                                             14.0p           11.9p             1.0p            -            -
  - goodwill amortisation                                         25.8p           22.4p             0.3p            -            -
  - profit on disposal of businesses                              (3.4p)              -            (7.7p)           -            -
  - operating exceptional items                                       -               -                -            -         3.9p
  - profit on disposal of fixed asset investment                      -               -                -            -        (5.0p)
                                                            -----------     -----------      -----------  -----------  -----------
 Adjusted earnings per 25p ordinary share                        126.4p          102.1p            22.1p        87.8p        72.3p
                                                            -----------     -----------      -----------  -----------  -----------

 Diluted earnings per 25p ordinary share          10              88.9p           67.1p            28.0p        86.6p        72.4p
                                                            -----------     -----------      -----------  -----------  -----------
------------------------------------------------------------------------------------------------------------------------------------

* Includes (pound)132 million provisions for bad and doubtful debts and (pound)14 million amounts written off fixed asset investments in respect of the Far East.

The accompanying Notes 1 to 52 are an integral part of the Consolidated Financial Statements.

CONSOLIDATED BALANCE SHEET

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                   December 31     September 30
                                                                                           Note           2000             1999
                                                                                           ----           ----             ----
                                                                                                      (pound)m         (pound)m
 ASSETS
 Cash and balances at central banks                                                                      3,049            1,394
 Items in the course of collection from other banks                                                      2,961            1,655
 Treasury bills and other eligible bills                                                    11           3,316              701
 Loans and advances to banks                                                                12          32,061           10,375
 Loans and advances to customers                                                            13         168,076           49,340
 Debt securities                                                                            16          57,789           15,389
 Equity shares                                                                              17           1,553              913
 Interests in associated undertakings                                                       18              83               43
 Intangible fixed assets                                                                    21          12,080               11
 Tangible fixed assets                                                                      22           6,121            2,526
 Other assets                                                                               23          18,034            3,326
 Prepayments and accrued income                                                                          4,182            1,166
                                                                                                   -----------      -----------
                                                                                                       309,305           86,839
 Long-term assurance assets attributable to policyholders                                   24          10,699            2,013
                                                                                                   -----------      -----------
 TOTAL ASSETS                                                                                          320,004           88,852
                                                                                                   -----------      -----------

 LIABILITIES
 Deposits by banks                                                                          25          35,130            6,418
 Items in the course of transmission to other banks                                                      1,707              975
 Customer accounts                                                                          26         177,302           55,180
 Debt securities in issue                                                                   27          19,407            9,199
 Other liabilities                                                                          28          32,959            4,634
 Accruals and deferred income                                                                            7,172            2,582
 Provisions for liabilities and charges
   - deferred taxation                                                                      29           1,224              465
   - other provisions                                                                       30             306                6
 Subordinated liabilities
   - dated loan capital                                                                     31           6,316            1,917
   - undated loan capital including convertible debt                                        32           4,120            1,115
 Minority interests
   - equity                                                                                                (34)             108
   - non-equity                                                                             33             580               38
 Called up share capital                                                                    34             848              224
 Share premium account                                                                      35           6,530            2,130
 Merger reserve                                                                             35          12,604                -
 Reserves                                                                                   35             191              147
 Revaluation reserve                                                                        35              40               17
 Profit and loss account                                                                    35           2,903            1,684
 -----------------------------------------------------------------------------------------------------------------------------------
 Shareholders' funds
   - equity                                                                                             19,081            2,852
   - non-equity                                                                             34           4,035            1,350
 -----------------------------------------------------------------------------------------------------------------------------------
                                                                                                       309,305           86,839
 Long-term assurance liabilities to policyholders                                                       10,699            2,013
                                                                                                   -----------      -----------
 TOTAL LIABILITIES                                                                                     320,004           88,852
                                                                                                   -----------      -----------

 MEMORANDUM ITEMS:
 Contingent liabilities                                                                     40          10,671            2,728
                                                                                                   -----------      -----------

 Commitments (standby facilities, credit lines and other)                                   40          94,431           20,922
                                                                                                   -----------      -----------
------------------------------------------------------------------------------------------------------------------------------------

The accompanying Notes 1 to 52 are an integral part of the Consolidated Financial Statements.

STATEMENT OF CONSOLIDATED TOTAL RECOGNISED GAINS AND LOSSES

------------------------------------------------------------------------------------------------------------------------------------
                                                        15 months                      3 months               Year ended
                                                            ended     Year ended          ended             September 30
                                                      December 31    December 31    December 31   -----------------------------
                                                             2000           2000           1999            1999         1998
                                                             ----           ----           ----            ----         ----
                                                         (pound)m       (pound)m       (pound)m        (pound)m     (pound)m

 Profit attributable to ordinary shareholders               1,847          1,593            254             776          637
 Currency translation adjustments and other movements          26             52            (26)              5           (7)
 Revaluation of premises                                       24             24              -              28           14
                                                        ---------      ---------      ---------       ---------    ---------
 Total recognised gains and losses                          1,897          1,669            228             809          644
                                                        ---------      ---------      ---------       ---------    ---------
------------------------------------------------------------------------------------------------------------------------------------

NOTE OF CONSOLIDATED HISTORICAL COST PROFITS AND LOSSES

------------------------------------------------------------------------------------------------------------------------------------
                                                        15 months                      3 months               Year ended
                                                            ended     Year ended          ended             September 30
                                                      December 31    December 31    December 31   -----------------------------
                                                             2000           2000           1999            1999         1998
                                                             ----           ----           ----            ----         ----
                                                         (pound)m       (pound)m       (pound)m        (pound)m     (pound)m

 Profit on ordinary activities before tax                   3,373          2,970            403           1,211        1,001
 Realisation of premises revaluation gains of
  previous years                                                1              1              -               1            1
                                                        ---------      ---------      ---------       ---------    ---------
 Historical cost profit on ordinary activities
  before tax                                                3,374          2,971            403           1,212        1,002
                                                        ---------      ---------      ---------       ---------    ---------

 Historical cost profit for the period retained
  after tax, minority interests and dividends                 966            712            254             523          423
                                                        ---------      ---------      ---------       ---------    ---------
------------------------------------------------------------------------------------------------------------------------------------

RECONCILIATION OF MOVEMENTS IN CONSOLIDATED SHAREHOLDERS' FUNDS

------------------------------------------------------------------------------------------------------------------------------------
                                                        15 months                      3 months               Year ended
                                                            ended     Year ended          ended             September 30
                                                      December 31    December 31    December 31   -----------------------------
                                                             2000           2000           1999            1999         1998
                                                             ----           ----           ----            ----         ----
                                                         (pound)m       (pound)m       (pound)m        (pound)m     (pound)m

 Profit attributable to ordinary shareholders               1,847          1,593            254             776          637
 Ordinary dividends                                          (882)           (882)             -            (254)        (215)
                                                        ---------      ---------      ---------       ---------    ---------
 Retained profit for the period                               965            711            254             522          422
 Issue of ordinary and preference shares                   18,032         18,030              2             613          243
 Redemption of preference shares                             (300)           (300)             -               -            -
 Other recognised gains and losses                             50             76            (26)             33            7
 Currency translation adjustment on share premium
   account                                                    184            159             25              23          (42)
 Elimination of goodwill arising on acquisition                 -              -              -               -         (754)
 Write-back of goodwill                                         -              -              -              28           50
 Other movements                                              (17)           (17)             -              30          (15)
                                                        ---------      ---------      ---------       ---------    ---------
 Net increase in shareholders' funds                       18,914         18,659            255           1,249          (89)
 Shareholders' funds at beginning of period                 4,202          4,457          4,202           2,953        3,042
                                                        ---------      ---------      ---------       ---------    ---------
 Shareholders' funds at end of period                      23,116         23,116          4,457           4,202        2,953
                                                        ---------      ---------      ---------       ---------    ---------
------------------------------------------------------------------------------------------------------------------------------------

The accompanying Notes 1 to 52 are an integral part of the Consolidated Financial Statements.

CONSOLIDATED CASH FLOW STATEMENT

------------------------------------------------------------------------------------------------------------------------------------
                                                           15 months                       3 months               Year ended
                                                               ended      Year ended          ended             September 30
                                                         December 31     December 31    December 31   -----------------------------
                                                                2000            2000           1999           1999        1998
                                                                ----            ----           ----           ----        ----
                                                      Note  (pound)m        (pound)m       (pound)m       (pound)m    (pound)m
                                                      ----

  Net cash inflow from operating activities            42     11,328           8,997          2,331          4,998       1,087
  Dividends received from associated undertakings                  2               2              -              -           -

  Returns on investments and servicing of finance          ---------       ---------      ---------      ---------   ---------
  Preference dividends paid                                     (256)           (228)           (28)           (81)        (60)
  Dividends paid to minority shareholders in
     subsidiary undertakings                                     (38)            (38)             -              -           -
  Interest paid on subordinated liabilities                     (802)           (739)           (63)          (214)       (225)
                                                           ---------       ---------      ---------      ---------   ---------
  Net cash outflow from returns on investments and
  servicing of finance                                        (1,096)         (1,005)           (91)          (295)       (285)

  Taxation                                                 ---------       ---------      ---------      ---------   ---------
  UK tax paid                                                   (515)           (493)           (22)          (221)        (79)
  Overseas tax paid                                             (212)           (212)             -            (90)        (56)
                                                           ---------       ---------      ---------      ---------   ---------
  Net cash outflow from taxation                                (727)           (705)           (22)          (311)       (135)

  Capital expenditure and financial investment             ---------       ---------      ---------      ---------   ---------
  Purchase of investment securities                          (17,873)        (16,249)        (1,624)       (12,225)    (14,393)
  Sale and maturity of investment securities                  12,672          11,864            808          9,574      13,474
  Purchase of tangible fixed assets                           (1,356)         (1,189)          (167)          (830)       (391)
  Sale of tangible fixed assets                                  575             455            120             66          51
  Sale of fixed asset investment                                   -               -              -              -          83
                                                           ---------       ---------      ---------      ---------   ---------
  Net cash outflow from capital expenditure and
  financial investment                                        (5,982)         (5,119)          (863)        (3,415)     (1,176)

  Acquisitions and disposals                               ---------       ---------      ---------      ---------   ---------
  Purchase of businesses and subsidiary  undertakings
  (net of cash acquired)                               43     (4,138)         (2,931)        (1,207)           (29)       (903)
  Investment in associated undertakings                18         (6)             (6)             -              -         (14)
  Sale of subsidiary and associated undertakings
     (net of cash sold)                                44      1,224           1,158             66             45           -
                                                           ---------       ---------      ---------      ---------   ---------
  Net cash (outflow)/inflow from acquisitions and
  disposals                                                   (2,920)         (1,779)        (1,141)            16        (917)
  Ordinary equity dividends paid                                (386)           (386)             -           (138)       (193)
                                                           ---------       ---------      ---------      ---------   ---------
  Net cash inflow/(outflow) before financing                     219               5            214            855      (1,619)

  Financing                                                ---------       ---------      ---------      ---------   ---------
  Proceeds from issue of ordinary share capital                2,173           2,171              2             35         243
  Proceeds from issue of preference share capital              2,510           2,510              -            490           -
  Redemption of preference share capital                        (300)           (300)             -              -           -
  Issue of subordinated liabilities                              294             294              -            538         277
  Repayments of subordinated liabilities                        (146)           (146)             -           (104)       (150)
  Increase in minority interests                                  75              75              -             61           -
                                                           ---------       ---------      ---------      ---------   ---------
  Net cash inflow from financing                               4,606           4,604              2          1,020         370
                                                           ---------       ---------      ---------      ---------   ---------
  Increase/(decrease) in cash                          47      4,825           4,609            216          1,875      (1,249)
                                                           ---------       ---------      ---------      ---------   ---------
------------------------------------------------------------------------------------------------------------------------------------

The accompanying Notes 1 to 52 are an integral part of the Consolidated Financial Statements.

ACCOUNTING POLICIES

The accounts have been prepared in accordance with applicable Accounting Standards in the UK and the Statements of Recommended Accounting Practice issued jointly by the British Bankers' Association and the Irish Bankers' Federation. A summary of the more important accounting policies is set out below. The consolidated accounts and the accounts of the Bank are prepared in accordance with the special provisions of Part VII of the Companies Act 1985 relating to banking groups. As provided by section 230(3) of the Companies Act 1985, no profit and loss account is presented for the company.

Implementation of Financial Reporting Standard ('FRS') 15 'Tangible Fixed Assets' and FRS 16 'Current Tax' had no material effect on reported profits. From October 1, 1999, the Group's freehold and long-leasehold buildings are being depreciated over 50 years, following a reassessment of their useful economic lives.

(a) Accounting convention and bases of consolidation The accounts are prepared under the historical cost convention modified by the periodic revaluation of premises and certain investments. To avoid undue delay in the presentation of the Group's accounts, the accounts of certain subsidiary undertakings have been made up to November 30. There have been no changes in respect of these subsidiary undertakings, in the period from their balance sheet dates to December 31, that materially affect the view given by the Group's accounts. Long-term assurance assets and liabilities attributable to policyholders are separately disclosed in the consolidated balance sheet in view of their distinct characteristics.

(b) Goodwill Goodwill is the excess of the cost of acquisition of subsidiary and associated undertakings over the fair value of the Group's share of net tangible assets acquired. Goodwill arising on acquisitions of subsidiary and associated undertakings after October 1, 1998 is capitalised on the balance sheet and amortised over its useful life. Goodwill arising on acquisitions of subsidiary and associated undertakings prior to October 1, 1998, previously charged directly against the profit and loss account reserves has not been reinstated under the transitional provisions of FRS 10 'Goodwill and Intangible Assets'. It will be written back only on disposal of the related subsidiary or associated undertaking and reflected in the calculation of the gains and losses arising.

(c) Foreign currencies Assets and liabilities denominated in foreign currencies are translated into sterling at the rates of exchange ruling at the balance sheet date. Profit and loss accounts of overseas branches and subsidiary undertakings are translated at the average rates of exchange for the period. Exchange differences arising from the application of closing rates of exchange to the opening net assets of overseas branches and subsidiary undertakings and from restating their results from average to period-end rates are taken to profit and loss reserves, together with exchange differences arising on related foreign currency borrowings.

(d) Pensions and other post-retirement benefits The Group provides post-retirement benefits in the form of pensions and health care plans to eligible employees. The cost of defined benefit pension schemes and health care plans is assessed by independent professionally qualified actuaries and recognised on a systematic basis over employees' service lives. Contributions to defined contribution pension schemes are recognised in the profit and loss account when payable.

(e) Leases Total gross earnings under finance leases are allocated to accounting periods using the actuarial after tax method to give a constant periodic rate of return on the net cash investment. Finance lease receivables are stated in the balance sheet at the amount of the net investment in the lease. Progress payments made prior to the commencement of the lease are included at cost. Rental income from operating leases is credited to the profit and loss account on a receivable basis over the term of the lease.

(f) General insurance In calculating operating profit from general insurance activities, premiums are recognised in the accounting period in which they begin. Unearned premiums represent the proportion of the premiums that relate to periods of insurance after the balance sheet date and are calculated on a daily or 24ths basis. Provision is made where necessary for the estimated amount required over and above unearned premiums to meet future claims and related expenses and is calculated by class of business on the basis of a separate carry forward of deferred acquisition expenses after making allowance for investment income. Acquisition expenses relating to new and renewed motor and household policies are deferred over the period during which the premiums are unearned, generally twelve months. The principal acquisition costs so deferred are direct advertising expenditure and costs associated with the telesales and underwriting staff. Claims are recognised in the accounting period in which the loss occurs. Provision is made for the full cost of settling outstanding claims at the balance sheet date, including claims estimated to have been incurred but not yet reported at that date, and claims handling expenses.

(g) Long-term life assurance business The value placed on the Group's long-term life assurance business is a prudent estimate of the net present value of the profits inherent in in-force policies together with the net assets of the business. Changes in this value are included in operating profit, grossed up at the underlying rate of taxation.

(h) Taxation Provision is made for taxation at current rates on the taxable profits taking into account relief for overseas taxation where appropriate. Certain items of income and expenditure are accounted for in different periods for financial reporting purposes and for taxation purposes. Deferred taxation is provided on the liability method in respect of such timing differences to the extent that they are likely to crystallise in the foreseeable future. It is calculated at rates expected to be applicable when the liabilities or assets are expected to crystallise.

(i) Loans and advances Specific provisions are made against loans and advances when, as a result of a detailed appraisal of the portfolio, it is considered that recovery is doubtful. A general provision is made to cover bad and doubtful debts that have not been separately identified but are known from experience to be present in any portfolio of bank advances. The specific and general provisions are deducted from loans and advances. Provisions made (less amounts released and recoveries of amounts written off in previous years) are charged against profits. Interest receivable on doubtful loans and advances is brought into the profit and loss account as it accrues provided that its collectibility is not subject to significant doubt. Interest debited to borrowers' accounts, the collectibility of which is subject to significant doubt is credited to an interest in suspense account that is netted off against loans and advances to customers. Loans and advances are written off in part or in whole when there is no realistic prospect of recovery.

(j) Fees receivable Fees receivable that represent a return for services provided are recognised in the profit and loss account so as to match the cost of providing the service. Certain front-end lending fees are recognised over the life of the loan.

(k) Debt securities and equity shares Debt securities and equity shares intended for use on a continuing basis in the Group's activities are classified as investment securities and are stated at cost less provision for any permanent diminution in value. The cost of dated investment securities is adjusted for amortisation of premiums or discounts over periods to redemption and the amortisation is included in interest receivable. Debt securities held for the purpose of hedging are carried at a value that reflects the accounting treatment of the items hedged. Debt securities and equity shares held for dealing purposes are carried at fair value, with changes in fair value recognised in the profit and loss account.

(l) Shares in subsidiary undertakings The company's shares in subsidiary undertakings are stated in the balance sheet of the company at directors' valuation that takes account of the subsidiary undertakings' net asset values.

(m) Interests in associated undertakings Interests in associated undertakings are accounted for by the equity method and are stated in the consolidated balance sheet at the Group's share of their net tangible assets. The Group's share of the results of associated undertakings is included in the consolidated profit and loss account. For this purpose, the latest available audited accounts are used together with available unaudited interim accounts.

(n) Tangible fixed assets Freehold and long leasehold properties are revalued on a rolling basis, each property being revalued at least every five years. Other tangible fixed assets are stated at cost less depreciation and provisions for impairment. Costs of adapting premises for the use of the Group are separately identified and depreciated.

     Tangible fixed assets are depreciated over their estimated economic lives on a straight line basis, as follows:

     Land                                          not depreciated
     Freehold and long leasehold buildings         50 years
     Short leaseholds                              unexpired period of the lease
     Property adaptation costs                     10-15 years
     Computer equipment                            up to 5 years
     Other equipment                               4-15 years

(o) Derivatives A description of the derivatives into which the Group enters for both trading and non-trading purposes is given on page 112. The accounting treatment for these instruments is dependent upon whether they are entered into for trading or non-trading (hedging) purposes.

     Trading Derivatives held for trading purposes are recognised in the accounts at fair value. Gains or losses arising from changes in fair value are included in dealing profits in the consolidated profit and loss account. Fair value is based on quoted market prices. Where representative market prices are not available, the fair value is determined from current market information using appropriate pricing or valuation models. Adjustments are made to quoted market prices where appropriate to cover credit risk, liquidity risk and future operational costs. In the consolidated balance sheet, positive fair values (assets) of trading derivatives are included in Other assets and negative fair values (liabilities) in Other liabilities. Positive and negative fair values of trading derivatives are offset where the contracts have been entered into under master netting agreements or other arrangements that give a legally enforceable right of set-off.

     Non-trading Non-trading derivatives are entered into by the Group to hedge exposures arising from transactions entered into in the normal course of banking activities. They are recognised in the accounts in accordance with the accounting treatment of the underlying transaction or transactions being hedged. To be classified as non-trading, a derivative must significantly reduce the risk inherent in the hedged item from potential movements in interest rates, exchange rates and market values. In addition, there must be a demonstrable link to an underlying transaction, pool of transactions or specified future transaction or transactions. Specified future transactions must be reasonably certain to arise for the derivative to be accounted for as a hedge. In the event that a non-trading derivative transaction is terminated or ceases to be an effective hedge, the derivative is remeasured at fair value and any resulting profit or loss amortised over the remaining life of the underlying transaction or transactions being hedged. If a hedged item is derecognised, or a specified future transaction is no longer likely to occur, the related non-trading derivative is remeasured at fair value and the resulting profit or loss taken to the profit and loss account.

(p) Sale and repurchase transactions Securities which have been sold with an agreement to repurchase continue to be shown on the balance sheet and the sale proceeds recorded as a deposit. Securities acquired in reverse sale and repurchase transactions are not recognised in the balance sheet and the purchase price is treated as a loan. The difference between the sale price and repurchase price is accrued evenly over the life of the transaction and charged or credited to the profit and loss account as interest payable or receivable.


CHANGES IN ACCOUNTING PRESENTATION

The following changes to the accounting presentation adopted by the Group have been made to give a fairer presentation of the results of the enlarged Group.

     a. Interest receivable and interest payable on trading assets and liabilities previously shown in net interest income are now included in dealing profits. As a result of this change, there are reductions of(pound)217 million,(pound)175 million,(pound)42 million,(pound)143 million and(pound)51 million in interest receivable for the 15 months ended December 31, 2000, year ended December 31, 2000, the three months ended December 31, 1999 and the years ended September 30, 1999 and 1998 respectively; reductions in interest payable of(pound)201 million,(pound)158 million,(pound)43 million,(pound)135 million and(pound)45 million for the 15 months ended December 31, 2000, the year ended December 31, 2000, the three months ended December 31, 1999 and the years ended September 30, 1999 and 1998 respectively; and a change to dealing profits of(pound)16 million increase,(pound)17 million increase,(pound)1 million decrease,(pound)8 million increase and(pound)6 million increase for the 15 months ended December 31, 2000, the year ended December 31, 2000, three months ended December 31, 1999 and the years ended September 30, 1999 and 1998 respectively.

     b. Fraud losses, formerly included in provisions for bad and doubtful debts, are now included in administrative expenses. The charge for bad and doubtful debt provisions has decreased by (pound)16 million, (pound)14 million, (pound)2 million, (pound)10 million and (pound)7 million for the 15 months ended December 31, 2000, the year ended December 31, 2000, the three months ended December 31, 1999 and the years ended September 30, 1999 and 1998 respectively, with a corresponding increase in administrative expenses - other.

     c. Credit card processing costs are now reported in fees and commissions payable increasing this profit and loss caption by (pound)49 million, (pound)40 million, (pound)9 million, (pound)36 million and (pound)19 million for the 15 months ended December 31, 2000, the year ended December 31, 2000, the three months ended December 31, 1999 and the years ended September 30, 1999 and 1998 respectively and reducing administrative expenses - other.

     d. Following an analysis of staff costs, transfers have been made within administrative expenses : (pound)26 million, (pound)22 million, (pound)4 million, (pound)18 million and (pound)18 million from staff costs to other costs for the 15 months ended December 31, 2000, the year ended December 31, 2000, the three months ended December 31, 1999 and the years ended September 30, 1999 and 1998 respectively; and (pound)43 million, (pound)36 million, (pound)7 million, (pound)27 million and (pound)21 million from premises and equipment to staff costs for the 15 months ended December 31, 2000, the year ended December 31, 2000, the three months ended December 31, 1999 and the years ended September 30, 1999 and 1998 respectively.

Comparative figures have been restated to reflect these changes in presentation which do not affect profit before tax, total assets or shareholders' funds.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.      Dealing profits

------------------------------------------------------------------------------------------------------------------------------------
                                                        15 months                      3 months               Year ended
                                                            ended     Year ended          ended             September 30
                                                      December 31    December 31    December 31   -----------------------------
                                                             2000           2000           1999            1999         1998
                                                             ----           ----           ----            ----         ----
                                                         (pound)m       (pound)m       (pound)m        (pound)m     (pound)m

 Foreign exchange (1)                                         404            368             36             119           77
 Securities
    Equities (2)                                               68             56             12              34          149
    Debt (3)                                                  345            336              9              45           19
 Interest rate derivatives (4)                                186            173             13               1           29
                                                        ---------      ---------      ---------       ---------    ---------
                                                            1,003            933             70             199          274
                                                        ---------      ---------      ---------       ---------    ---------
------------------------------------------------------------------------------------------------------------------------------------

Dealing profits include interest income and expense recognised on trading-related interest-earning assets and interest-bearing liabilities.

(1) Includes spot and forward foreign exchange contracts and currency swaps, futures and options and related hedges and funding.
(2)  Includes equities and equity derivatives and related hedges and funding.
(3)  Includes debt securities and related hedges and funding.
(4) Includes interest rate swaps, forward rate agreements, interest rate options, interest rate futures and credit derivatives and related hedges and funding.

2.   Administrative expenses - staff costs

------------------------------------------------------------------------------------------------------------------------------------
                                                        15 months                      3 months               Year ended
                                                            ended     Year ended          ended             September 30
                                                      December 31    December 31    December 31   -----------------------------
                                                             2000           2000           1999            1999         1998
                                                             ----           ----           ----            ----         ----
                                                         (pound)m       (pound)m       (pound)m        (pound)m     (pound)m

 Wages and salaries                                         2,732          2,508            224             797          737
 Social security costs                                        199            182             17              58           54
 Pension costs (see Note 3 below)                             144            128             16              61           46
 Other staff costs                                            472            456             16              96           93
                                                        ---------      ---------      ---------       ---------    ---------
                                                            3,547          3,274            273           1,012          930
                                                        ---------      ---------      ---------       ---------    ---------
-----------------------------------------------------------------------------------------------------------------------------------

The average number of persons employed by the Group during the 15 months ended December 31, 2000, excluding temporary staff, was 83,300 (September 30, 1999 - 36,500; September 30, 1998 - 36,000).

3.   Employee benefits

Pension costs

The Group operates a number of pension schemes throughout the world. The major schemes are defined-benefit schemes whose assets are independent of the Group's finances. The total pension cost for the Group was (pound)144 million for the 15 months ended December 31, 2000 (year ended December 31, 2000 - (pound)128 million; 3 months ended December 31, 1999 - (pound)16 million; year ended September 30, 1999 - (pound)61 million; year ended September 30, 1998 - (pound)46 million). On the acquisition of National Westminster Bank Plc, a surplus of (pound)1,070 million on its major schemes was recognised in the consolidated balance sheet, and is being amortised over the average future service life of members of the schemes. At December 31, 2000, there was a pension cost prepayment of (pound)90 million (September 30, 1999 - nil).

There are two major UK pension schemes - The Royal Bank of Scotland Staff Pension Scheme and the National Westminster Bank Pension Fund. Scheme valuations are carried out by independent professionally qualified actuaries to determine pension costs, using the projected unit method; any imbalance between assets and liabilities is adjusted over the average future service life of members of the scheme. The assumptions that have the most significant effect on the results of the valuations are those relating to the valuation rate of interest and the rates of increases in salaries and pensions.

The latest formal valuation of The Royal Bank of Scotland Staff Pension Scheme took place on September 30, 1999 and that for the National Westminster Bank Pension Fund on March 31, 1998. The results of these valuations, the principal actuarial assumptions and the pension costs relating to these schemes were:

------------------------------------------------------------------------------------------------------------------------------------
                                                                           The Royal Bank of Scotland    National Westminster Bank
                                                                                 Staff Pension Scheme                 Pension Fund
                                                                                   September 30, 1999               March 31, 1998
                                                                       ------------------------------------------------------------

  Market value of scheme assets ((pound)m)                                                    2,041                        9,501
  Funding level                                                                                119%                         118%
  Valuation rate of interest
          past service liabilities (per annum)                                                 6.5%                        7.25%
          future service liabilities (Per annum)                                               7.0%                        7.25%
  Salary growth (per annum) (1)                                                                4.5%                         4.5%
  Pension increases (per annum)                                                           2.5-2.75%                         3.0%
  Dividend increases (per annum)                                                            n/a (2)                         4.0%
  Price inflation (per annum)                                                                 2.75%                         3.0%
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                                                         15 months to             March 6, 2000 to
                                                                                    December 31, 2000            December 31, 2000
                                                                                ---------------------       ----------------------
  Pension costs for the period                                                               (pound)m                     (pound)m

  Regular cost                                                                                     75                          115
  Variation                                                                                       (45)                         (95)
  Amortisation of surplus recognised on acquisition                                                 -                           63
                                                                                ---------------------       ----------------------
  Net pension cost                                                                                 30                           83
                                                                                ---------------------       ----------------------
------------------------------------------------------------------------------------------------------------------------------------

(1)  In addition allowance is made for promotional salary increases.

(2)  Not relevant to the basis of valuation adopted.

Five of NatWest's UK defined benefit schemes merged with the National Westminster Bank Pension Fund on April 1, 1999.

The Group also provides other post-retirement benefits, principally through subscriptions to private health care schemes in the UK and the USA. Provision for the costs of these benefits is charged to the profit and loss account over the average remaining future service lives of the eligible employees.

Profit sharing and bonus plans

The total cost of profit sharing and bonus plans for the Group for the 15 months ended December 31, 2000, the year ended December 31, 2000, the three months ended December 31, 1999, and the years ended September 30, 1999 and 1998 amounted to:

------------------------------------------------------------------------------------------------------------------------------------
                                                        15 months                      3 months               Year ended
                                                            ended     Year ended          ended             September 30
                                                      December 31    December 31    December 31   -----------------------------
                                                             2000           2000           1999            1999         1998
                                                             ----           ----           ----            ----         ----
                                                         (pound)m       (pound)m       (pound)m        (pound)m     (pound)m

 Group scheme                                                 150            140             10              47           43
 Other schemes                                                 70             64              6              28           23
                                                        ---------      ---------      ---------       ---------    ---------
                                                              220            204             16              75           66
                                                        ---------      ---------      ---------       ---------    ---------
------------------------------------------------------------------------------------------------------------------------------------

All employees, including executive directors, of the Bank and certain of its subsidiaries are eligible to participate in a profit sharing plan (the "Group scheme") based upon the profits of the Group. Employees have the option of taking their entitlement in cash or, after the completion of one year's continuous service, in ordinary shares of the company subject to certain restrictions. Such shares when allocated are held by trustees for a minimum period of two years and should be held for three years for the employee to obtain the maximum tax advantage. In addition to the Group scheme, certain subsidiaries operate their own bonus schemes. The cost of these bonus schemes is included under "Administrative expenses - staff costs" in the Profit and Loss Account.

Sharesave scheme

Under the terms of the sharesave savings-related share option scheme (the "savings plan"), full-time and certain part-time employees of the Group companies employed in the UK, Channel Islands or the Isle of Man, or seconded overseas, who have been employed for at least one year are offered participation in the savings plan. The savings plan requires the participants to make monthly savings, under a save-as-you-earn contract (the "savings contract"), for a period of three or five years, of amounts between (pound)10 and (pound)250 per month. Options may be granted at not less than 80% of the average market value of ordinary shares of the company by reference to dealings in the ordinary shares over the last three trading days of the week immediately preceding the date of an invitation to participate, or, if higher, at par. Options comprise, as nearly as possible, such number of ordinary shares as may be purchased at the option price with the proceeds on maturity after either three, five or seven years of the savings contract, and options may normally be exercised only within six months after the third, fifth or seventh anniversary of the savings contract. Options can only be exercised on completion of a minimum three years of monthly savings. Options may not be transferred or assigned and may be granted only within six weeks after an announcement of final or interim results of the Group for any particular year.

Executive share option plan

Under the terms of the executive share option scheme (the "executive plan"), senior management employees and executive directors of the Group companies may participate in the executive plan at the discretion of the board of directors of the company. The executive plan involves a participant being granted an option to subscribe for ordinary shares of the company at the higher of nominal value and market value of ordinary shares on the date of grant. Options may be granted only within six weeks after an announcement of final or interim results of the Group for any particular year. Options may not be transferred or assigned and in normal circumstances may be exercised only between the third and tenth anniversaries of their grant. A participant may not be granted options to the extent that the aggregate subscription price would exceed four times his compensation.

Limitations

(i) During a ten year period, no more than 10% in aggregate of the issued ordinary share capital of the company from time to time may be issued pursuant to the profit sharing plan, executive plan and the savings plan.
(ii) During a five year period, no more than 5% in aggregate of the issued ordinary share capital of the company from time to time may be issued pursuant to the profit sharing plan, executive plan and the savings plan.
(iii) No more than 5% of the consolidated income before taxes of the Group may be appropriated to the profit sharing plan in any year.
(iv) During a four year period, no more than 2 1/2% in aggregate of the issued ordinary share capital of the company from time to time may be issued pursuant to the executive plan.

Option 2000

On August 9, 2000 and again on April 4, 2001, every qualifying permanent member of staff in the Group received an option over 150 shares in the Company. The options were granted at a price of (pound)12.40 and (pound)15.63 respectively. They are exercisable between August 9, 2003 and August 8, 2006 and between April 4, 2004 and April 3, 2007 respectively.

The following is a summary of the changes in outstanding options:

------------------------------------------------------------------------------------------------------------------------------------
                                                           Executive Share Option
                                    Sharesave Scheme               Plan                  Option 2000                Total
                                 ------------------------ ------------------------ ---------------------- --------------------------
                                             Weighted                 Weighted                 Weighted                Weighted
                                  Number     average       Number      average      Number     average      Number     average
                                    of       exercise        of       exercise        of       exercise       of       exercise
                                  options     price        options      price       options     price       options     price
                                 ------------------------ ------------------------ ---------------------- --------------------------
                                   000's      pence         000's       pence        000's      pence        000's      pence

  At October 1, 1997               24,838       364         5,650         488           -          -         30,488       387
  Granted                           3,768       799         1,035        1005           -          -          4,803       843
  Exercised                        (4,679)      230          (871)        421           -          -         (5,550)      260
  Forfeited                        (1,298)      410             -           -           -          -         (1,298)      410
                                 ------------------------ ------------------------ ---------------------- --------------------------
  At September 30, 1998            22,629       462         5,814         590           -          -         28,443       488
  Granted                           3,525      1085           935        1170           -          -          4,460      1103
  Exercised                        (4,332)      344        (1,152)        413           -          -         (5,484)      359
  Forfeited                        (1,022)      531           (72)        759           -          -         (1,094)      546
                                 ------------------------ ------------------------ ---------------------- --------------------------
  At September 30, 1999            20,800       588         5,525         723           -          -         26,325       616
  Exercised                          (136)      588             -           -           -          -           (136)      588
  Forfeited                           (28)      588             -           -           -          -            (28)      588
                                 ------------------------ ------------------------ ---------------------- --------------------------
  At December 30, 1999             20,636       588         5,525         723           -          -         26,161       617
  Granted                          14,693       985         2,576        1151      14,898       1240         32,167      1010
  Acquisition of subsidiary        42,289       696        12,705         629           -          -         54,994       681
  Additional grants relating to     5,693       n/a         1,388         n/a           -          -          7,081       n/a
  AVSs*
  Exercised                       (19,725)      349        (6,161)        612           -          -        (25,886)      411
  Forfeited                        (4,745)      431          (236)        823         (22)      1240         (5,003)      450
                                 ------------------------ ------------------------ ---------------------- --------------------------
  At December 30, 2000             58,841       666        15,797         768      14,876       1240         89,514       779
                                 ------------------------ ------------------------ ---------------------- --------------------------
------------------------------------------------------------------------------------------------------------------------------------

*As a result of the bonus issue of Additional Value Shares to all ordinary shareholders in July 2000, the number of options in issue was increased to compensate option holders for the dilution that would have occurred to their existing options. The exercise price of all options was reduced so that the total exercise cost of options held remained the same.

The following table shows options outstanding at December 31, 2000, September 30, 1999 and September 30, 1998 by normal exercise date. An option life of 5 years, being the midpoint on the 10 year option, has been assumed for options granted under the RBS and NatWest executive plans.

------------------------------------------------------------------------------------------------------------------------------------
                          December 31, 2000                  September 30, 1999                   September 30, 1998
                          -----------------                  ------------------                   ------------------
                   Weighted average    Number of       Weighted average    Number of        Weighted average    Number of
Year exercisable    exercise price      options         exercise price      options          exercise price      options
----------------   ----------------    ---------       ----------------    ---------        ----------------    ---------
                        pence            000's               pence           000's                pence           000's
      1998                   -                -                  -                -                 497           4,823
      1999                   -                -                484            2,322                 344           4,157
      2000                   -                -                410            6,025                 470           6,036
      2001                 420           16,383                555            6,668                 406           4,918
      2002                 512           14,764                696            5,338                 533           4,583
      2003                 983           33,068                735            2,776                 735           2,889
      2004                 798           13,127               1013            2,409                 497             599
      2005                1015           10,912                799              434                 799             438
      2006                1006              308               1085              353                   -               -
      2007                 985              952                  -                -                   -               -
                   ----------------    ---------       ----------------    ---------        ----------------    ---------
 Total                     779           89,514               616             26,325                488          28,443
                   ----------------    ---------       ----------------    ---------        ----------------    ---------
------------------------------------------------------------------------------------------------------------------------------------

4.   Exceptional items

An exceptional gain of (pound)100 million (tax charge (pound)31 million) was realised from the sale of the investor services businesses. This business made neither a profit nor a loss in the period from October 1, 1999 to the date of disposal.

------------------------------------------------------------------------------------------------------------------------------------
                                                        15 months                      3 months               Year ended
                                                            ended     Year ended          ended             September 30
                                                      December 31    December 31    December 31   -----------------------------
                                                             2000           2000           1999            1999         1998
                                                             ----           ----           ----            ----         ----
                                                         (pound)m       (pound)m       (pound)m        (pound)m     (pound)m

 Gain on sale of businesses                                   100              -            100               -            -
 Gain on investment in Superdiplo*                              -              -              -               -           96
 Far East provisions*                                           -              -              -               -         (146)
 Write-down of finance leases*                                  -              -              -               -          (13)
 Gain on sale of fixed asset investment                         -              -              -               -           57
------------------------------------------------------------------------------------------------------------------------------------

* Included in Group Operating Profit


5.   Profit on ordinary activities before tax

------------------------------------------------------------------------------------------------------------------------------------
                                                        15 months                      3 months               Year ended
                                                            ended     Year ended          ended             September 30
                                                      December 31    December 31    December 31   -----------------------------
                                                             2000           2000           1999            1999         1998
                                                             ----           ----           ----            ----         ----
                                                         (pound)m       (pound)m       (pound)m        (pound)m     (pound)m
 Income
  Aggregate amounts receivable under finance leases,
  hire purchase and conditional sale contracts              1,550          1,383            167             300          310
 Aggregate amounts receivable under operating leases          714            639             75             291          228
 Profit on disposals of investment securities and
 associated undertakings                                      345            326             19             112           72
 Share of associated undertakings' income                       1              -              1               5            -

 Expenses
 Operating lease rentals of premises                          238            223             15              60           53
 Operating lease rentals of computers and other
 equipment                                                     10              9              1               4            4
  Finance charges on leased assets                             41             36              5              19           18
  Interest on subordinated liabilities                        750            687             63             251          226
  Reorganisation and integration expenditure
  relating to:
    - acquisition of National Westminster Bank Plc            345            345              -               -            -
    - other acquisitions                                       56             44             12               -            -
  Goodwill amortisation                                       541            537              4               1            -
------------------------------------------------------------------------------------------------------------------------------------

The auditors' remuneration for statutory audit work was (pound)100,000 for the 15 months ended December 31, 2000 in respect of the company (September 30, 1999
- (pound)60,300; September 30, 1998 - (pound)58,750), and (pound)4.9 million for the 15 months ended December 31, 2000 for the Group (September 30, 1999 - (pound)2.4 million; September 30, 1998 - (pound)2.2 million). Remuneration paid to the current auditors of the company for non-audit work in the 15 months ended December 31, 2000 was (pound)4.0 million for the Group. Remuneration paid to the former auditors of the company up to the date of resignation for non-audit work was (pound)5.1 million (September 30, 1999 - (pound)9.4 million; September 30, 1998 - (pound)1.3 million).

6.   Tax on profit on ordinary activities

------------------------------------------------------------------------------------------------------------------------------------
                                                        15 months                      3 months               Year ended
                                                            ended     Year ended          ended             September 30
                                                      December 31    December 31    December 31   -----------------------------
                                                             2000           2000           1999            1999         1998
                                                             ----           ----           ----            ----         ----
                                                         (pound)m       (pound)m       (pound)m        (pound)m     (pound)m

 Based on the profit for the period:
 UK corporation tax at 30% (September 30, 1999 - 30.5%;
  September 30, 1998 - 31.0%)                                 782            696             86             270          207
 Relief for overseas taxation                                 (38)           (30)            (8)             (5)          (2)
 Deferred taxation                                            220            204             16              39           23
                                                        ---------      ---------      ---------       ---------    ---------
                                                              964            870             94             304          228
 Overseas taxation                                            191            161             30              64           72
                                                        ---------      ---------      ---------       ---------    ---------
                                                            1,155          1,031            124             368          300
 Share of associated undertakings                               2              2              -               1            -
                                                        ---------      ---------      ---------       ---------    ---------
                                                            1,157          1,033            124             369          300
 Prior year items - UK                                          -              -              -              (8)         (14)
                                                        ---------      ---------      ---------       ---------    ---------
                                                            1,157          1,033            124             361          286
                                                        ---------      ---------      ---------       ---------    ---------
------------------------------------------------------------------------------------------------------------------------------------

The tax charge of (pound)1,157 million, equivalent to 34% of profit before tax of (pound)3,373 million for the 15 months ended December 31, 2000, ((pound)1,033 million, equivalent to 35% of profit before tax of (pound)2,970 million for the year ended December 31, 2000; (pound)124 million, equivalent to 31% of profit before tax of (pound)403 million for the three months ended December 31, 1999) is higher than the standard UK rate of tax of 30% mainly due to goodwill amortisation, which is not allowable for UK tax.


7.   Preference dividends

The following table shows the aggregate amount of dividends paid on each class of preference share for the 15 months ended December 31, 2000, the year ended December 31, 2000, the three months ended December 31, 1999 and the years ended September 30, 1999 and 1998:

------------------------------------------------------------------------------------------------------------------------------------
                                                        15 months                      3 months               Year ended
                                                            ended     Year ended          ended             September 30
                                                      December 31    December 31    December 31   -----------------------------
                                                             2000           2000           1999            1999         1998
                                                             ----           ----           ----            ----         ----
                                                         (pound)m       (pound)m       (pound)m        (pound)m     (pound)m

 Non-cumulative preference shares of US$0.01                  149            121             28              81          60
 Non-cumulative convertible preference shares of US$0.01       76             76              -               -           -
 Non-cumulative convertible preference shares of(euro)0.01     25             25              -               -           -
 Non-cumulative convertible preference shares of(pound)0.25    66             66              -               -           -
 Non-cumulative preference shares of(pound)0.01                 1              1              -               -           -
 11% cumulative preference shares of(pound)1 (1)                -              -              -               -           -
 5.5% cumulative preference shares of(pound)1 (2)               -              -              -               -           -
 Appropriation for premium payable on redemption and
   issue costs                                                  5              5              -              (1)          (2)
                                                        ---------      ---------      ---------       ---------    ---------
 Total non-equity dividends                                   322            294             28              80           58
                                                        ---------      ---------      ---------       ---------    ---------
------------------------------------------------------------------------------------------------------------------------------------

(1) Dividends paid in the 15 months ended December 31, 2000 amounted to(pound)82,500, (year ended December 31, 2000 -(pound)55,000; three months ended December 31, 1999 -(pound)27,500; year ended September 30, 1999 -(pound)55,000; year ended September 30, 1998 -(pound)55,000).
(2) Dividends paid in the 15 months ended December 31, 2000 amounted to(pound)33,000, (year ended December 31, 2000 -(pound)22,000; three months ended December 31, 1999 -(pound)11,000; year ended September 30, 1999 -(pound)22,000; year ended September 30, 1998 -(pound)22,000).

8.   Ordinary dividends

The following table shows the aggregate amount of dividends paid on ordinary shares and the dividends per ordinary share for the 15 months ended December 31, 2000, the year ended December 31, 2000, the three months ended December 31, 1999 and the years ended September 30, 1999 and 1998:

------------------------------------------------------------------------------------------------------------------------------------
                                                        15 months                      3 months               Year ended
                                                            ended     Year ended          ended             September 30
                                                      December 31    December 31    December 31   -----------------------------
                                                             2000           2000           1999            1999         1998
                                                             ----           ----           ----            ----         ----
                                                         (pound)m       (pound)m       (pound)m        (pound)m     (pound)m

 Ordinary shares
    Interim                                                   253            253              -              73           62
    Proposed final                                            629            629              -             181          153
                                                        ---------      ---------      ---------       ---------    ---------
 Total dividends on equity shares                             882            882              -             254          215
                                                        ---------      ---------      ---------       ---------    ---------

 Per 25 pence ordinary share:
    Interim                                                  9.5p           9.5p              -            8.2p        7.13p
    Proposed final                                          23.5p          23.5p              -           20.3p       17.47p
                                                        ---------      ---------      ---------       ---------    ---------
 Total dividend per 25 pence ordinary share                 33.0p          33.0p              -           28.5p        24.6p
                                                        ---------      ---------      ---------       ---------    ---------
------------------------------------------------------------------------------------------------------------------------------------


9.   Profit dealt with in the accounts of the company

Of the profit attributable to ordinary shareholders, (pound)4,401 million for the 15 months to December 31, 2000, (pound)4,394 million for the 12 months to December 31, 2000 and (pound)7 million for the three months to December 31, 1999 (September 30, 1999 - (pound)271 million; September 30, 1998 - (pound)262 million) has been dealt with in the accounts of the company.


10.     Earnings per ordinary share

------------------------------------------------------------------------------------------------------------------------------------
                                                        15 months                      3 months               Year ended
                                                            ended     Year ended          ended             September 30
                                                      December 31    December 31    December 31   -----------------------------
                                                             2000           2000           1999            1999         1998
                                                             ----           ----           ----            ----         ----
                                                         (pound)m       (pound)m       (pound)m        (pound)m     (pound)m

 Earnings:
 Profit attributable to ordinary shareholders               1,847          1,593            254             776          637
                                                        ---------      ---------      ---------       ---------    ---------

                                                                                 Number of shares - millions
                                                                                 -----------------------------
 Number of ordinary shares:
 Weighted average number of ordinary shares in issue
   during the period                                        2,053          2,348            892             884          867
 Effect of dilutive share options and convertible
   non-equity shares                                           26             28             15              12           13
                                                        ---------      ---------      ---------       ---------    ---------
 Diluted weighted average number of ordinary shares
 in issue during the period                                 2,079          2,376            907             896          880
                                                        ---------      ---------      ---------       ---------    ---------
------------------------------------------------------------------------------------------------------------------------------------

11.  Treasury bills and other eligible bills

--------------------------------------------------------------------------------
                                                December 31   September 30
                                                       2000           1999
                                                       ----           ----
                                                   (pound)m       (pound)m

 Treasury bills and similar securities                1,308            106
 Other eligible bills                                 2,008            595
                                                  ---------      ---------
                                                      3,316            701
                                                  ---------      ---------

 Banking business                                       479            698
 Trading business                                     2,837              3
                                                  ---------      ---------

 Amounts above include:
 Subject to sale and repurchase agreements              101              -
--------------------------------------------------------------------------------

Treasury and other eligible bills are principally of short term maturity and their market value is not materially different from carrying value.


12.  Loans and advances to banks

--------------------------------------------------------------------------------
                                                December 31   September 30
                                                       2000           1999
                                                       ----           ----
                                                   (pound)m       (pound)m

 Repayable on demand                                  7,578          4,408
 Remaining maturity
 - three months or less
 - one year or less but over three months            17,167          4,244
 - five years or less but over one year               6,671          1,167
 - over five years                                      390            320
                                                        269            236
                                                  ---------      ---------
                                                     32,075         10,375
 Specific bad and doubtful debt provisions              (14)             -
                                                  ---------      ---------
                                                     32,061         10,375
                                                  ---------      ---------

 Banking business                                    20,014          9,265
 Trading business                                    12,047          1,110
                                                  ---------      ---------
--------------------------------------------------------------------------------

13.  Loans and advances to customers

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                   December 31    September 30
                                                                                                          2000            1999
                                                                                                          ----            ----
                                                                                                      (pound)m        (pound)m

 On demand or short notice                                                                              18,141           5,566
 Remaining maturity
    - three months or less                                                                              32,624           8,056
    - one year or less but over three months                                                            19,673           5,984
    - five years or less but over one year                                                              37,413           9,239
    - over five years                                                                                   63,364          21,232
                                                                                                 ----------------  ---------------
                                                                                                       171,215          50,077
 General and specific bad and doubtful debt provisions                                                  (3,139)           (737)
                                                                                                 ----------------  ---------------
                                                                                                       168,076          49,340
                                                                                                 ----------------  ---------------

 Banking business                                                                                      154,454          48,626
 Trading business                                                                                       13,622             714
                                                                                                 ----------------  ---------------

 Amounts above include:
 Due from associated undertakings - unsubordinated                                                         154              25
 Amounts receivable under finance leases                                                                 7,010           2,583
 Amounts receivable under hire purchase and conditional sale agreements                                  3,376             969
------------------------------------------------------------------------------------------------------------------------------------

The cost of assets acquired during the 15 months ended December 31, 2000 for the purpose of letting under finance leases and hire purchase agreements was (pound)3,770 million (September 30, 1999 - (pound)1,083 million).

The Group's exposure to risk from its lending activities is widely diversified both geographically and industrially. With the exception of lending to the service industry sector and for house mortgage and other personal loans in the UK, there were no loan concentrations in any individual sector or industry which exceeded 10% of total loans and advances to customers (before provisions).

14.  Provisions for bad and doubtful debts

------------------------------------------------------------------------------------------------------------------------------------
                                                                      15 months ended                    Year ended
                                                                        December 31                     September 30
                                                                           2000                             1999
                                                                 ------------------------         ------------------------
                                                                  Specific        General         Specific         General
                                                                  --------        -------         --------         -------
                                                                  (pound)m       (pound)m         (pound)m        (pound)m

 At October 1                                                          567            170              454             179
 Currency translation adjustments                                       32             12                9               1
 Acquisition of NatWest                                              1,916            394                -               -
 Acquisition of other subsidiaries (disposals)                          81             (1)               -               -
 Amounts written off                                                  (824)             -             (226)              -
 Recoveries of amounts written-off in previous years                   177              -               54               -
 Transfers between provisions                                           16            (16)              12             (12)
 Charge to profit and loss account
   - 3 months ended December 31, 1999                                   79              -                -               -
   - for the financial year                                            541              9              264               2
                                                                 ------------------------         ------------------------
 At December 31/September 30                                         2,585            568              567             170
                                                                 ------------------------         ------------------------
------------------------------------------------------------------------------------------------------------------------------------

15.  Interest in suspense

In certain cases, interest may be charged to a customer's account but, because its recoverability is in doubt, is not recognised in the Group's consolidated profit and loss account and held in a suspense account and netted off against loans and advances to customers in the consolidated balance sheet.

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                   December 31  September 30
                                                                                                          2000          1999
                                                                                                          ----          ----
                                                                                                      (pound)m      (pound)m
 Loans and advances on which interest is being placed in suspense:
 - before specific provisions                                                                            1,044           342
 - after specific provisions                                                                               560           230
 Loans and advances on which interest is not applied:
 - before specific provisions                                                                            2,177           548
 - after specific provisions                                                                               689            93
-----------------------------------------------------------------------------------------------------------------------------------

16.  Debt securities

------------------------------------------------------------------------------------------------------------------------------------
                                                   December 31, 2000                            September 30, 1999
                               --------------------------------------------------- -------------------------------------------------
                                                   Gross         Gross                                Gross         Gross
                                            unrecognised  unrecognised                         unrecognised  unrecognised
                                Book value         gains        losses  Valuation  Book value         gains        losses  Valuation
                                ----------         -----        ------  ---------  ----------         -----        ------  ---------
                                  (pound)m      (pound)m      (pound)m   (pound)m    (pound)m      (pound)m      (pound)m   (pound)m

 Investment securities:
 - British government                  885             1             -        886         600             -            (7)       593
 - Other government                  6,286            31           (24)     6,293       2,288             2           (72)     2,218
 - Other public sector bodies          847            13             -        860         107             1            (1)       107
 - Bank and building society         3,589             6            (2)     3,593       1,623             7            (3)     1,627
 - Other issuers                    14,879            23           (54)    14,848       5,632             1          (111)     5,522
                               --------------------------------------------------- -------------------------------------------------
                                    26,486            74           (80)    26,480      10,250            11          (194)    10,067
                               --------------------------------------------------- -------------------------------------------------
 Other debt securities:
 - British government                1,398                                  1,398         240                                    234
 - Other government                 13,617                                 13,617         184                                    192
 - Other public sector bodies          194                                    194           -                                      -
 - Bank and building society         4,947                                  4,947       4,084                                  4,084
 - Other issuers                    11,147                                 11,147         631                                    631
                               -----------                            ----------- -----------                            -----------
                                    31,303                                 31,303       5,139                                  5,141
                               -----------                            ----------- -----------                            -----------
 Total debt securities              57,789                                 57,783      15,389                                 15,208
                               -----------                            ----------- -----------                            -----------

 Due within 1 year                  14,682                                              5,720
 Due 1 year and over                43,107                                              9,669
                               -----------                                        -----------
                                    57,789                                             15,389
                               -----------                                        -----------
 Investment securities:
 - Listed                           16,847                                 16,876       7,237                                  7,068
 - Unlisted                          9,639                                  9,604       3,013                                  2,999
                               -----------                            ----------- -----------                            -----------
                                    26,486                                 26,480      10,250                                 10,067
 Other debt securities:
 - Listed                            9,885                                  9,885       1,043                                  1,043
 - Unlisted                         21,418                                 21,418       4,096                                  4,098
                               -----------                            ----------- -----------                            -----------
                                    57,789                                 57,783      15,389                                 15,208
                               -----------                            ----------- -----------                            -----------

 Banking business                   27,546                                             10,250
 Trading business                   30,243                                              5,139
                               -----------                                        -----------

 Amounts above include:
 Subordinated debt securities          416                                                108
 Unamortised discounts on
   investment securities                23                                                 29
 Debt securities subject to
   sale and repurchase
   agreements                       20,738                                              1,136
------------------------------------------------------------------------------------------------------------------------------------

The cost of securities carried at market value is not disclosed as it cannot be determined without unreasonable expense.

Movements in debt securities which are held as investment securities were as follows:

------------------------------------------------------------------------------------------------------------------------------------
                                                                               Discounts and
                                                                        Cost        premiums   Provisions   Book value
                                                                        ----        --------   ----------   ----------
                                                                    (pound)m        (pound)m     (pound)m     (pound)m

 At October 1, 1999                                                   10,281             (18)         (13)      10,250
 Currency translation adjustments                                      1,000              (2)          (1)         997
 Acquisition of subsidiaries                                          14,231             (31)         (40)      14,160
 Additions                                                            17,162             (59)           -       17,103
 Maturities and disposals                                            (11,875)             49           39      (11,787)
 Disposal of businesses                                               (4,211)              -            -       (4,211)
 Transfers                                                                10               -            -           10
 Provisions written off                                                   (1)              -            1            -
 Amortisation of discounts and premiums
   -  3 months ended December 31, 1999                                     -               -            -            -
   -  12 months ended December 31, 2000                                    -             (36)           -          (36)
                                                                   ---------------------------------------------------------
 At December 31, 2000                                                 26,597             (97)         (14)      26,486
                                                                   ---------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

17.  Equity shares

------------------------------------------------------------------------------------------------------------------------------------
                                                   December 31, 2000                            September 30, 1999
                               --------------------------------------------------- -------------------------------------------------
                                                   Gross         Gross                                Gross         Gross
                                            unrecognised  unrecognised                         unrecognised  unrecognised
                                Book value         gains        losses  Valuation  Book value         gains        losses  Valuation
                                ----------         -----        ------  ---------  ----------         -----        ------  ---------
                                  (pound)m      (pound)m      (pound)m   (pound)m    (pound)m      (pound)m      (pound)m   (pound)m

 Investment securities:
 - Listed                            1,084           608            (1)     1,691         599           460             -      1,059
 - Unlisted                            353            62           (12)       403         205             -             -        205
                               --------------------------------------------------- -------------------------------------------------
                                     1,437           670           (13)     2,094         804           460             -      1,264
 Other securities:
 - Listed                              116             -             -        116         109             -                      109
                               --------------------------------------------------- -------------------------------------------------
                                     1,553           670           (13)     2,210         913           460                    1,373
                               --------------------------------------------------- -------------------------------------------------

 Banking business                    1,547                                                804
 Trading business                        6                                                109
------------------------------------------------------------------------------------------------------------------------------------

The cost of securities carried at market value is not disclosed as it cannot be determined without unreasonable expense.

Movements in equity shares which are held as investment securities were as follows:

------------------------------------------------------------------------------------------------------------------------------------
                                                                                            Cost    Provisions    Book value
                                                                                            ----    ----------    ----------
                                                                                        (pound)m      (pound)m      (pound)m

 At October 1, 1999                                                                          831           (27)          804
 Currency translation adjustments                                                              8             -             8
 Acquisition of subsidiaries                                                                 497           (73)          424
 Additions                                                                                   808             -           808
 Disposals                                                                                  (611)           71          (540)
 Provisions made net of write backs
   -  3 months ended December 31, 1999                                                         -             -             -
   -  12 months ended December 31, 2000                                                       (3)          (40)          (43)
 Transfers                                                                                   (24)            -           (24)
                                                                                       -------------------------------------------
 At December 31, 2000                                                                      1,506           (69)        1,437
                                                                                       -------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

18.  Interests in associated undertakings

Movements in interests in associated undertakings were as follows:

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                 Share of net
                                                                                                                       assets
                                                                                                                 ------------
                                                                                                                     (pound)m

 At October 1, 1999                                                                                                       43
 Currency translation adjustments                                                                                         (1)
 On the acquisition of subsidiaries                                                                                       42
 Additions                                                                                                                 6
 Disposals                                                                                                                (1)
 Other movements                                                                                                          (3)
 Share of profits and losses - 3 months ended December 31, 1999                                                            1
                             - 12 months ended December 31, 2000                                                          (4)
                                                                                                                 ------------
 At December 31, 2000                                                                                                     83
                                                                                                                 ------------
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
 On the historical cost basis, the Group's interests in associated undertakings                  December 31    September 30
 would have been included as follows:                                                                   2000            1999
                                                                                                        ----            ----
                                                                                                    (pound)m        (pound)m

 Cost                                                                                                    147             110
 Provisions                                                                                              (66)            (52)
                                                                                                   -------------------------------
 At December 31/September 30                                                                              81              58
                                                                                                   -------------------------------

 An analysis of interests in associated undertakings is as follows:
 Banks - unlisted                                                                                         18              14
 Others                                                                                                   65              29
                                                                                                   -------------------------------
                                                                                                          83              43
                                                                                                   -------------------------------
------------------------------------------------------------------------------------------------------------------------------------

The principal associated undertakings are:

------------------------------------------------------------------------------------------------------------------------------------
                                                   Total issued share and                     Share of results
                                                          loan capital at               %    based on accounts
                                                        December 31, 2000            held           made up to    Nature of business
                                               --------------------------    ------------    -----------------    ------------------

 Banco Santander, Portugal S.A.                  31.1m ordinary shares of            12.8         December 31*               Banking
 (incorporated in Portugal)                                     Esc 1,000
                                                   Esc 17.5m loan capital

 Linea Directa Aseguradora S.A.                    2,400m 5 Ptas ordinary            50.0         December 31*             Insurance
 (incorporated in Spain)                                           shares
------------------------------------------------------------------------------------------------------------------------------------

*Incorporating unaudited interim accounts.


Banco Santander, Portugal S.A. operates in Portugal and Linea Directa Aseguradora S.A. operates in Spain. Dividends receivable from associated undertakings in the 15 months to December 31, 2000 (excluding related tax credits) totalled (pound)2 million (year ended December 31, 2000 - (pound)2 million; three months ended December 31, 1999 - nil; year ended to September 30, 1999 - (pound)1 million; year ended September 30, 1998 - (pound)2 million).

Associated undertakings are accounted for as such due to the Group's interest being held on a long term basis for the purpose of securing a contribution to its activities by the exercise of influence.


19.  Principal subsidiary undertakings

The principal subsidiary undertakings of the company are shown below. All of the undertakings with the exception of National Westminster Bank Plc are unlisted and their capital consists of ordinary and preference shares. The Bank, NatWest and RBS Life Holdings are owned by the company, and all of the other subsidiary undertakings are owned directly, or indirectly through intermediate holding companies, by the Bank or by NatWest and are all wholly-owned unless otherwise indicated.

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                      Country of
                                                                                                                   incorporation
                                                                                                  Nature of   and principal area
                                                                                                   business         of operation
                                                                       -----------------------------------------------------------

 The Royal Bank of Scotland plc                                                                     Banking         Great Britain
 Citizens Financial Group, Inc                                                                      Banking                   USA
 Direct Line Insurance plc                                                                        Insurance         Great Britain
 Royal Bank Leasing Limited                                                       Leasing and hire purchase         Great Britain
 The Royal Bank of Scotland International Limited                                                   Banking                Jersey
 National Westminster Bank Plc                                                                      Banking         Great Britain
 Coutts & Co (1)                                                                            Private Banking         Great Britain
 Coutts Bank (Switzerland) Limited                                                          Private Banking           Switzerland
 Greenwich Capital Markets Inc                                                                Broker dealer                   USA
 NatWest Offshore Limited                                                                           Banking           Isle of Man
 Lombard North Central PLC                                              Banking, credit finance and leasing         Great Britain
 National Westminster Bank Home Loans Limited                                         Home mortgage finance         Great Britain
 RBS Life Holdings Limited                                                                   Life assurance         Great Britain
 Ulster Bank Limited (2)                                                                            Banking      Northern Ireland
------------------------------------------------------------------------------------------------------------------------------------

(1)  Coutts & Co is incorporated with unlimited liability.
(2) Ulster Bank Limited and its subsidiary undertakings also operate in the Republic of Ireland.

Movements in shares in subsidiary undertakings were as follows:

--------------------------------------------------------------------------------
                                                        15 months ended
                                                            December 31
                                                                   2000
                                                                   ----
                                                               (pound)m

  At October 1, 1999                                             4,773
  Currency translation adjustments                                 125
  Additions (1)                                                 10,015
  Decrease in net assets of subsidiary undertakings                (97)
                                                            ----------------
  At December 31, 2000                                          14,816
                                                            ----------------
--------------------------------------------------------------------------------

On the historical cost basis, shares in subsidiary undertakings at December 31, 2000 would have been included at a cost of (pound)12,306 million (September 30, 1999 - (pound)2,166 million).

(1) The acquisition of NatWest in March 2000 was recorded by the holding company at the nominal value of shares issued, plus expenses, of (pound)7,916 million.

20.  Loans to subsidiary undertakings

Movements during the period:

--------------------------------------------------------------------------------
                                                        15 months ended
                                                            December 31
                                                                   2000
                                                                   ----
                                                               (pound)m

 At October 1, 1999                                               1,437
 Currency translation adjustments                                   100
 Additions and other movements                                        2
 Repayments                                                        (191)
                                                            ----------------
 At December 31, 2000                                             1,348
                                                            ----------------
-------------------------------------------------------------------------------

21.  Intangible fixed assets

-------------------------------------------------------------------------------
                                                        15 months ended
                                                            December 31
                                                                   2000
                                                                   ----
 Goodwill                                                      (pound)m
 Cost:
 At October 1, 1999                                                  12
 Arising on the acquisition of NatWest                           11,390
 Arising on other acquisitions during the period                  1,133
 Currency translation adjustments                                    92
 Disposals                                                           (5)
                                                          ----------------
 At December 31, 2000                                            12,622
                                                          ----------------

 Amortisation:
 At October 1, 1999                                                   1
 Charge for the period
    -  3 months ended December 31, 1999                               4
    -  12 months ended December 31, 2000                            537
                                                          ----------------
 At December 31, 2000                                               542
                                                          ----------------
 Net book value at December 31, 2000                             12,080
                                                          ----------------
 Net book value at September 30, 1999                                11
                                                          ----------------
-------------------------------------------------------------------------------

22.  Tangible fixed assets

------------------------------------------------------------------------------------------------------------------------------------
                                                       Freehold       Long          Short   Computers   Assets on
                                                       Freehold  leasehold      leasehold   and other   operating
                                                       premises   premises       premises   equipment      leases       Total
                                                       --------  ---------       --------   ---------      ------       -----
                                                      (pound)m    (pound)m       (pound)m    (pound)m    (pound)m     (pound)m
 Cost or valuation:
 At October 1, 1999                                        523          29            116      1,330        1,539        3,537
 Currency translation adjustments                           12           1              5         11            -           29
 Reclassifications                                          83          (5)             5        (83)           -            -
 Acquisition of subsidiaries                             1,610         239            337      2,061        1,652        5,899
 Additions                                                  40          33             22        305          956        1,356
 Disposals                                                (118)         (8)           (22)      (469)        (580)      (1,197)
 Disposal of businesses                                      -           -              -        (27)           -          (27)
 Revaluation adjustments                                    26          (2)             -          -            -           24
                                                     -----------------------------------------------------------------------------
 At December 31, 2000                                    2,176         287            463      3,128        3,567        9,621
                                                     -----------------------------------------------------------------------------

 Consisting of:
 At valuation                                              841         140              -          -            -          981
 At cost                                                 1,335         147            463      3,128        3,567        8,640
                                                     -----------------------------------------------------------------------------
                                                         2,176         287            463      3,128        3,567        9,621
                                                     -----------------------------------------------------------------------------
 Accumulated depreciation and amortisation:
 At October 1, 1999                                          -           -             45        699          267        1,011
 Currency translation adjustments                            -           -              2          3            -            5
 Reclassifications                                          31           -              -        (31)           -            -
 Acquisition of subsidiaries                               364          86            183      1,362          282        2,277
 Disposals                                                 (24)          -            (10)      (395)        (142)        (571)
 Disposal of businesses                                      -           -              -         (8)           -           (8)
 Charge for the period
   - 3 months ended December 31, 1999                        3           -              2         27           33           65
   - 12 months ended December 31, 2000                      34           5             15        302          365          721
                                                     -----------------------------------------------------------------------------
 At December 31, 2000                                      408          91            237      1,959          805        3,500
                                                     -----------------------------------------------------------------------------
 Net book value at December 31, 2000                     1,768         196            226      1,169        2,762        6,121
                                                     -----------------------------------------------------------------------------
 Net book value at September 30, 1999                      523          29             71        631        1,272        2,526
                                                     -----------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

On the historical cost basis, the Group's freehold and long leasehold premises would have been included at (pound)1,726 million (September 30, 1999 - (pound)437 million).

From 2000, freehold and long leasehold properties are revalued on a rolling basis, each property being valued at least every five years. Interim valuations outwith the 5 year cycle will be carried out on properties where there is an indication that its value has changed significantly, given market conditions. The directors are not aware of any material change in the valuation of the properties.

Where properties are occupied by the Group, they are valued on the basis of Existing Use Value, except for certain specialised properties which are valued on a Depreciated Replacement Cost basis. All other properties (vacant, surplus to requirements, externally let) are valued to reflect Open Market Value. Valuations are carried out by internal and external qualified surveyors who are members of the Royal Institution of Chartered Surveyors or, in the case of some overseas properties, locally qualified valuers.

---------------------------------------------------------------------------------------------------------------
                                                                         December 31     September 30
                                                                               2000              1999
                                                                               ----              ----
                                                                           (pound)m          (pound)m

 Land and buildings occupied for own use                                      2,027               578
 Investment properties                                                           36                36
 Properties under development                                                    90                15
 Properties to be disposed of                                                    37                 1
                                                                          ----------------- -----------------
 Net book value at period end                                                 2,190               630
                                                                          ----------------- -----------------

 Net book value of assets held under finance leases                              28                 -
                                                                          ----------------- -----------------
 Depreciation for the period of assets held under finance leases                  2                 -
                                                                          ----------------- -----------------

 Future expenditure:
 Contracts not provided for in the accounts at period end                        85                 8
                                                                          ----------------- -----------------
---------------------------------------------------------------------------------------------------------------

23.  Other assets

--------------------------------------------------------------------------------------------------------------------
                                                                            December 31       September 30
                                                                                   2000               1999
                                                                                   ----               ----
                                                                               (pound)m           (pound)m

 Derivatives                                                                     10,299              1,150
 Settlement balances                                                              1,617                741
 Other assets                                                                     6,118              1,435
                                                                          ------------------ -----------------
                                                                                 18,034              3,326
                                                                          ------------------ -----------------
--------------------------------------------------------------------------------------------------------------------

24.  Long-term assurance business

The long-term assurance assets and liabilities attributable to policyholders comprise:

--------------------------------------------------------------------------------------------------------------------
                                                                            December 31       September 30
                                                                                   2000               1999
                                                                                   ----               ----
                                                                               (pound)m           (pound)m

 Investments                                                                     10,992              2,053
 Value of in-force policies                                                         402                170
 Computers and other equipment                                                        6                  4
 Net current assets                                                                   4                (38)
                                                                          ------------------ -----------------
                                                                                 11,404              2,189
 Long-term assurance business attributable to shareholders*                        (705)              (176)
                                                                          ------------------ -----------------
                                                                                 10,699              2,013
                                                                          ------------------ -----------------
-------------------------------------------------------------------------------------------------------------------

The increase in the shareholders' interest in the long-term assurance fund included in the profit and loss account is calculated as follows:

------------------------------------------------------------------------------------------------------------------------------------
                                                        15 months                      3 months               Year ended
                                                            ended     Year ended          ended             September 30
                                                      December 31    December 31    December 31   -----------------------------
                                                             2000           2000           1999            1999         1998
                                                             ----           ----           ----            ----         ----
                                                         (pound)m       (pound)m       (pound)m        (pound)m     (pound)m

 Increase in value for the period before tax                  34              47            (13)             55           39
 Tax                                                         (10)            (11)             1              (7)         (12)
                                                        ---------      ---------      ---------       ---------    ---------
 Increase in value for the period after tax                   24              36            (12)             48           27
                                                        ---------      ---------      ---------       ---------    ---------
------------------------------------------------------------------------------------------------------------------------------------

*The value placed on long-term assurance business is calculated by discounting estimated future flows of statutory profits from in-force business at a discount rate that includes a risk margin. The future flows are based on prudent assumptions about long-term economic and business experience determined with the advice of qualified actuaries. The risk margin is designed to reflect uncertainties in expected future flows.

The key assumptions used are:

--------------------------------------------------------------------------------------------------------------------
                                                                            December 31       September 30
                                                                                   2000               1999
                                                                                   ----               ----
                                                                                      %                  %

  Risk discount rate (net of tax)                                                  10.0               10.0
  Growth of unit-linked funds (gross of tax)                                       7.25                7.5
  Growth of non-unit-linked funds (gross of tax)                                    6.0                5.0
  Basic tax rate                                                                   22.0               23.0
  Shareholder taxation - life                                                      29.0               30.0
  Expense inflation                                                                3.75                4.0
------------------------------------------------------------------------------------------------------------------------------------

25.  Deposits by banks

--------------------------------------------------------------------------------------------------------------------
                                                                            December 31       September 30
                                                                                   2000               1999
                                                                                   ----               ----
                                                                               (pound)m           (pound)m

 Repayable on demand                                                             12,455             1,890
 With agreed maturity dates or periods of notice, by remaining maturity
 -  three months or less                                                         19,985             2,703
 -  one year or less but over three months                                        1,912             1,398
 -  five years or less but over one year                                            447                94
 -  over five years                                                                 331               333
                                                                            ---------------  -----------------
                                                                                 35,130             6,418
                                                                            ---------------  -----------------

 Banking business                                                                27,749             5,425
 Trading business                                                                 7,381               993
                                                                            ---------------  -----------------
--------------------------------------------------------------------------------------------------------------------

26.  Customer accounts

--------------------------------------------------------------------------------------------------------------------
                                                                            December 31       September 30
                                                                                   2000               1999
                                                                                   ----               ----
                                                                               (pound)m           (pound)m

 Repayable on demand                                                             96,837            35,925
 With agreed maturity dates or periods of notice, by remaining maturity
 -  three months or less                                                         69,300            14,759
 -  one year or less but over three months                                        6,404             3,150
 -  five years or less but over one year                                          2,771               947
 -  over five years                                                               1,990               399
                                                                            ---------------  -----------------
                                                                                177,302            55,180
                                                                            ---------------  -----------------

 Banking business                                                               159,595            55,037
 Trading business                                                                17,707               143
                                                                            ---------------  -----------------

 Amounts above include:
 Due to associated undertakings                                                      28                 1
--------------------------------------------------------------------------------------------------------------------

27.  Debt securities in issue

--------------------------------------------------------------------------------------------------------------------
                                                                            December 31       September 30
                                                                                   2000               1999
                                                                                   ----               ----
                                                                               (pound)m           (pound)m

 Bonds and medium term notes, by remaining maturity
 -  one year or less                                                              2,224              1,090
 -  two years or less but over one year                                             483                656
 -  five years or less but over two years                                         3,949              1,751
 -  over five years                                                               1,149              1,042
                                                                            ---------------  -----------------
                                                                                  7,805              4,539
                                                                            ---------------  -----------------

 Other debt securities in issue, by remaining maturity
 -  three months or less                                                          9,021              3,404
 -  one year or less but over three months                                        2,517              1,190
 -  two years or less but over one year                                              54                 28
 -  five years or less but over two years                                            10                 38
                                                                            ---------------  -----------------
                                                                                 11,602              4,660
                                                                            ---------------  -----------------
                                                                                 19,407              9,199
                                                                            ---------------  -----------------

 Banking business                                                                19,407              9,199
                                                                            ---------------  -----------------
--------------------------------------------------------------------------------------------------------------------

Issues are made under the Bank's (pound)5.0 billion euro medium term note programme from time to time. Notes issued, which have a minimum maturity of six months from the date of issue, are included in the above amounts.


28.  Other liabilities

--------------------------------------------------------------------------------------------------------------------
                                                                            December 31       September 30
                                                                                   2000               1999
                                                                                   ----               ----
                                                                               (pound)m           (pound)m

 Notes in circulation                                                             1,369                873
 Derivatives                                                                     12,269              1,451
 Settlement balances                                                              2,398                790
 Short positions:
     Debt securities - Government                                                10,640                261
                     - Other issuers                                              2,161                 51
 Current taxation                                                                   934                185
 Proposed dividends                                                                 675                181
 Obligations under finance leases (analysed below)                                  335                190
 Other liabilities                                                                2,178                652
                                                                          ---------------  -----------------
                                                                                 32,959              4,634
                                                                          ---------------  -----------------

 Obligations under finance leases are analysed as follows:
 Amounts falling due within one year                                                156                 20
 Amounts falling due between one and five years                                      58                 47
 Amounts falling due after more than five years                                     121                123
                                                                          ---------------  -----------------
                                                                                    335                190
                                                                          ---------------  -----------------
--------------------------------------------------------------------------------------------------------------------

29.  Deferred taxation

Provision for deferred taxation has been made at 30% (September 30, 1999 - 30%) being the anticipated rate of UK corporation tax when the liability is expected to crystallise.

--------------------------------------------------------------------------------------------------------------------
                                                                            December 31       September 30
                                                                                   2000               1999
                                                                                   ----               ----
                                                                               (pound)m           (pound)m

 Short-term timing differences                                                      (66)              (100)
 Capital allowances                                                               1,234                523
 Deferred gains                                                                      56                 42
                                                                            ---------------  -----------------
                                                                                  1,224                465
                                                                            ---------------  -----------------
 Movements during the period:

 At October 1, 1999                                                                 465
 Currency translation adjustments                                                   (19)
 Acquisition of subsidiaries                                                        474
 Charge to profit and loss account
 - current period - 3 months ended December 31, 1999                                 16
                  - 12 months ended December 31, 2000                               204
 - prior period                                                                      84
                                                                            ---------------
 At December 31, 2000                                                             1,224
                                                                            ---------------

 No provision has been made for the following potential amounts of deferred taxation:

 Short-term timing differences                                                        4                  -
 Capital allowances                                                                 259                138
                                                                            ---------------  -----------------
                                                                                    263                138
                                                                            ---------------  -----------------

Provision is also not made for any liability which might arise in the event of:

(i)  Group undertakings and properties being realised at balance sheet values.
     Most of these assets are expected to be retained for the long term. In view of the large number of properties involved and rules relating to roll-over relief, it is considered that no useful purpose would be served by quantifying the potential amounts involved.

(ii) The reserves of overseas subsidiary and associated undertakings being remitted. A substantial proportion of such reserves are required to be retained by the overseas undertakings to meet local regulatory requirements.
--------------------------------------------------------------------------------------------------------------------


30.  Other provisions

------------------------------------------------------------------------------------------------------------------------------------
                                                                            Pensions and
                                                                           other similar
                                                                Property     obligations        Other      Total
                                                                --------   -------------   ----------   --------
                                                                (pound)m        (pound)m     (pound)m   (pound)m

 At October 1, 1999                                                    -               6            -          6
 Currency translation and other adjustments                            -               6            2          8
 Acquisition of subsidiaries                                         268              16           42        326
 Charge to profit and loss account:
   - 3 months ended December 31, 1999                                  -               1            -          1
   - 12 months ended December 31, 2000                                18               5           18         41
 Provisions utilised                                                 (71)              -           (5)       (76)
                                                                --------      ----------     --------    -------
 At December 31, 2000                                                215              34           57        306
                                                                --------      ----------     --------    -------
------------------------------------------------------------------------------------------------------------------------------------

31.  Dated loan capital

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                December 31   September 30
                                                                                                       2000           1999
                                                                                                  ---------    -----------
                                                                                                   (pound)m       (pound)m

 The company
 (pound)200 million floating rate (minimum 5.25%) notes 2005 (1, 2)                                     200            200
 US$400 million 6.4% subordinated notes 2009 (1)                                                        267            241
 US$300 million 6.375% subordinated notes 2011 (1)                                                      198            179
                                                                                                  ---------    -----------
                                                                                                        665            620
 The Royal Bank of Scotland plc
 (pound)125 million subordinated floating rate notes 2005 (3)                                           125            125
 (pound)150 million 8.375% subordinated notes 2007                                                      149            149
 DEM500 million 5.25% subordinated notes 2008                                                           158            164
 (euro)300 million 4.875% subordinated notes 2009                                                       186            192
 US$150 million floating rate notes 2009 (3)                                                            100             91
 (pound)35 million floating rate step up subordinated notes 2010 (issued August 15, 2000) (4)            35              -
 (pound)150 million 10.5% subordinated bonds 2013 (5)                                                   149            149
 (pound)250 million 9.625% subordinated bonds 2015                                                      246            246
 US$125.6 million floating rate subordinated notes 2020 (issued September 18, 2000) (6)                  84              -

 RBSG Capital Corporation
 US$250 million 10.125% guaranteed capital notes 2004 (1, 5)                                            167            151

 National Westminster Bank Plc
 (pound)100 million 11.75% subordinated notes 2001                                                      102              -
 US$750 million 9.45% subordinated notes 2001 (7)                                                       506              -
 US$250 million guaranteed floating rate subordinated notes 2002                                        168              -
 US$500 million 9.375% guaranteed capital notes 2003 (8)                                                350              -
 (pound)100 million 12.5% subordinated unsecured loan stock 2004                                        116              -
 US$400 million guaranteed floating rate capital notes 2005                                             265              -
 US$1,000 million 7.375% subordinated notes 2009                                                        656              -
 US$650 million floating rate subordinated step-up notes 2009 (callable October 2004)                   437              -
 (euro)600 million 6% subordinated notes 2010                                                           367              -
 (pound)300 million 8.125% step-up subordinated notes 2011 (callable December 2006)                     308              -
 (euro)500 million 5.125% subordinated notes 2011                                                       286              -
 (pound)300 million 7.875% subordinated notes 2015                                                      327              -
 (pound)300 million 6.5% subordinated notes 2021                                                        299              -

 Greenwich Capital Holdings Inc
 US$100 million subordinated loan capital 2001 floating rate notes                                       65              -

 RBSTB (Holdings) Limited
 (pound)30 million convertible unsecured loan stock 2016 (9)                                              -             30
                                                                                                  ---------    -----------
                                                                                                      6,316          1,917
                                                                                                  ---------    -----------
 Dated loan capital in issue, by remaining maturity, repayable
 - in one year or less                                                                                  713              -
 - in two years or less but over one year                                                               208             40
 - in five years or less but over two years                                                           1,580            120
 - in more than five years                                                                            3,815          1,757
                                                                                                  ---------    -----------
                                                                                                      6,316          1,917
                                                                                                  ---------    -----------
------------------------------------------------------------------------------------------------------------------------------------

Notes:

1    On-lent to The Royal Bank of Scotland plc on a subordinated basis.

2 Repayable in five equal annual instalments in May in each of the years 2001 to 2005.

3 Repayable in whole, at the option of The Royal Bank of Scotland plc, prior to maturity, on conditions governing the respective debt obligation, including prior approval of the UK Financial Services Authority.

4    Net proceeds received(pound)35 million.

5    Unconditionally guaranteed by the company.

6    Net proceeds received US$125.6 million,(pound)86 million.

7 Not redeemable prior to maturity except in the event that payments thereunder become subject to certain taxes. The notes are subordinated to the claims of depositors and other creditors of National Westminster Bank Plc except for claims which by their term rank equally with or are subordinated to the notes.

8 Loan due by a subsidiary undertaking and on-lent to National Westminster Bank Plc on a subordinated basis. It has been guaranteed as to the payment of principal and interest by National Westminster Bank Plc.

9 Converted on October 31, 1999 into fully paid ordinary shares of RBSTB (Holdings) Limited.

10 On March 18, 2000, US$180 million guaranteed floating rate capital notes issued by National Westminster Finance BV and on-lent to National Westminster Bank Plc matured.

11 On July 31, 2000,(pound)2 million subordinated unsecured loan stock, Series A and B, issued by National Westminster Bank Plc matured.

12 In the event of certain changes in the tax laws of the UK, all of the dated loan capital issues are redeemable in whole, but not in part, at the option of the issuer, at the principal amount thereof plus accrued interest, subject to prior approval of the UK Financial Services Authority.

13 Except as stated above, claims in respect of the Group's dated loan capital are subordinated to the claims of other creditors. None of the Group's dated loan capital is secured.

14 Interest payable on Group floating rate dated issues is at a margin over London interbank rates. Interest on (pound)1,550 million US$3,200 million,
     (euro)1,400 million and DEM500 million of fixed rate dated issues is swapped into floating rates at a margin over London interbank rates.

32.  Undated loan capital including convertible debt

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                  December 31     September 30
                                                                                                         2000             1999
                                                                                                  -----------     ------------
                                                                                                     (pound)m         (pound)m
 The company
 US$350 million undated floating rate primary capital notes
 (callable on any interest payment date) (1,2)                                                            235              214
 US$200 million 8.5% exchangeable capital securities, Series A (callable June 2004) (1,3)                 132              119
 US$50 million undated 7.993% capital securities (callable November 2005) (1)                              33               30
 US$35 million undated 7.755% capital securities (callable December 2005) (1)                              23               21
 US$200 million undated 7.375% reset capital securities (callable April 2006) (1)                         133              120
 US$75 million floating rate perpetual capital securities (callable September 2007) (1)                    50               45
                                                                                                  -----------     ------------
                                                                                                          606              549
 The Royal Bank of Scotland plc
 (pound)125 million 9.25% undated subordinated step-up notes (callable April 2006)                        124              124
 (pound)150 million undated subordinated floating rate step-up notes (callable March 2007)                149              149
 FRF1,000 million 5.875% undated subordinated notes (callable October 2008)                                94               97
 (pound)175 million 7.375% undated subordinated notes (issued August 10, 2000; callable August 2010) (4)  173                -
 (pound)200 million 9.5% undated subordinated bonds (callable August 2018) (5)                            196              196

 National Westminster Bank Plc
 US$500 million primary capital floating rate notes, Series A (callable on any interest payment           335                -
 date)
 US$500 million primary capital floating rate notes, Series B (callable on any interest payment           335                -
 date)
 US$500 million primary capital floating rate notes, Series C (callable on any interest payment           335                -
 date)
 US$500 million 7.875% exchangeable capital securities (callable November 2003) (6)                       305                -
 US$500 million 7.75% reset subordinated notes (callable October 2007)                                    326                -
 (euro)100 million floating rate undated subordinated step-up notes (callable October 2009)                62                -
 (euro)400 million 6.625% fixed/floating rate undated subordinated notes (callable October 2009)          246                -
 (pound)325 million 7.625% undated subordinated step-up notes (callable January 2010)                     332                -
 (pound)200 million 7.125% undated subordinated step-up notes (callable October 2022)                     203                -
 (pound)200 million 11.5% undated subordinated notes (callable December 2022) (7)                         299                -
                                                                                                  -----------     ------------
                                                                                                        4,120            1,115
                                                                                                  -----------     ------------
------------------------------------------------------------------------------------------------------------------------------------

Notes:

1.   On-lent to The Royal Bank of Scotland plc on a subordinated basis.

2. Interest is payable at a rate of 1/4% per annum over an average calculated by reference to six month euro dollar deposits in London for each interest period.

3. Redeemable in certain circumstances related to changes in the tax laws of the UK, in whole or in part, at the option of the company on any interest payment date. Exchangeable, in whole or in part, at the option of the Company on any interest payment date, or in certain circumstances related to changes in the tax laws of the UK, in whole but not in part, into the company's non-cumulative dollar preference shares of US$0.01 each.

4.   Net proceeds received(pound)173 million.

5.   Guaranteed by the company.

6. Exchangeable at the option of the issuer into 20 million 8.75% (gross) non-cumulative dollar preference shares of US$25 each of National Westminster Bank Plc at any time.

7. Exchangeable at the option of the issuer into 200 million 8.392% (gross) non-cumulative sterling preference shares of (pound)1 each of National Westminster Bank Plc at any time.

8. Except as stated above, claims in respect of the Group's undated loan capital are subordinated to the claims of other creditors. None of the Group's dated loan capital is secured.

9. Except as stated above, interest payable on Group floating rate undated issues is at a margin over London interbank rates. Interest on (pound)1,025 million, US$985 million, (euro)400 million and FRF1,000 million of fixed rate undated issues is swapped into floating rates at a margin over London interbank rates.

10. Where the issuer has the ability to redeem the undated loan capital, this is subject to prior approval of the UK Financial Services Authority.

33.  Minority interests - non-equity

--------------------------------------------------------------------------------
                                                    December 31  September 30
                                                           2000          1999
                                                    -----------  ------------
                                                       (pound)m      (pound)m
 Non-equity shares issued by NatWest:
 Non-cumulative preference shares of US$25 (1)              337             -
 Non-cumulative preference shares of(pound)1 (2)            166             -
                                                    -----------  ------------
 Total                                                      503             -
 Other non-equity minority interests                         77            38
                                                    -----------  ------------
                                                            580            38
                                                    -----------  ------------
--------------------------------------------------------------------------------

Notes:

1. The US$250 million non-cumulative preference shares, Series B, of US$25 each which carry a gross dividend of 8.75% inclusive of associated tax credit, are redeemable at the option of NatWest exercisable to June 9, 2003, at a premium per share of US$0.90 in 2000 reducing by US$0.30 in each successive year. There is no redemption premium if the date of redemption falls after June 9, 2003.

     The US$300 million non-cumulative preference shares, Series C, of US$25 each carry a gross dividend of 8.625% inclusive of associated tax credit. They are redeemable at the option of NatWest from April 9, 2002 to April 8, 2003 inclusive, at a premium per share of US$1.50 in 2002 reducing by US$0.30 in each successive year. There is no redemption premium if the date of redemption falls after April 8, 2007.

2. The (pound)140 million 9% non-cumulative sterling preference shares, Series A, of (pound)1 each are non-redeemable.

3. Minority interests in the consolidated profit and loss account includes (pound)41 million, (pound)41 million, nil, nil and nil respectively, for the 15 months ended December 31, 2000, the year ended December 31, 2000, the three months ended December 31, 1999, the year ended September 30, 1999 and the year ended September 30, 1998, in respect of non-equity interests.

34.  Share capital

------------------------------------------------------------------------------------------------------------------------------------
                                                                 Allotted, called up and fully paid               Authorised
                                                          ----------------------------------------------- --------------------------
                                                                 At      Issued    Redeemed           At           At           At
                                                          October 1      during      during  December 31  December 31  September 30
                                                               1999  the period  the period         2000         2000          1999
                                                          ----------------------------------------------- --------------------------
                                                           (pound)m    (pound)m    (pound)m     (pound)m     (pound)m      (pound)m
  Equity shares
  Ordinary shares of 25p                                        222         447           -          669        1,020           260
  Non-voting deferred shares of(pound)0.01                        -           -           -            -          323             -
                                                          ----------------------------------------------- --------------------------
  Total equity share capital                                    222         447           -          669        1,343           260
                                                          ----------------------------------------------- --------------------------

  Non-equity shares
  Additional Value Shares of(pound)0.01                           -          27           -           27           27             -
  Non-cumulative preference shares of US$0.01                     1           -           -            1            2             1
  Non-cumulative convertible preference shares of US$0.01         -           -           -            -            -             -
  Non-cumulative preference shares of(euro)0.01                   -           -           -            -            -             -
  Non-cumulative convertible preference shares of(euro)0.01       -           -           -            -            -             -
  Non-cumulative convertible preference shares of(pound)0.25      -         225         (75)         150          225             -
  Non-cumulative convertible preference shares of(pound)0.01      -           -           -            -            -             -
  Cumulative preference shares of(pound)1                         1           -           -            1            1             1
  Non-cumulative preference shares of(pound)1                     -           -           -            -          300           300
                                                          ----------------------------------------------- --------------------------
  Total non-equity share capital                                  2         252         (75)         179          555           302
                                                          ----------------------------------------------- --------------------------
  Total share capital                                           224         699         (75)         848        1,898           562
                                                          ----------------------------------------------- --------------------------
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                                          Allotted, called up and
                                                                                 fully paid                    Authorised
                                                                         December 31   September 30     December 31    September 30
                                                                                2000           1999            2000            1999
                                                                       ------------------------------ ------------------------------
                                                                                        Number of shares - thousands
                                                                       -------------------------------------------------------------
    Equity shares
    Ordinary shares of 25p                                                 2,678,273        891,834       4,079,375       1,040,000
    Non-voting deferred shares of(pound)0.01                                       -              -      32,300,000               -

    Non-equity shares
    Additional Value Shares of(pound)0.01                                  2,660,556              -       2,700,000               -
    Non-cumulative preference shares of US$0.01                               90,000         90,000         238,500         113,000
    Non-cumulative convertible preference shares of US$0.01                    1,900              -           2,000               -
    Non-cumulative preference shares of(euro)0.01                                  -              -          66,000               -
    Non-cumulative convertible preference shares of(euro)0.01                    750              -           2,000               -
    Non-cumulative convertible preference shares of(pound)0.25               600,000              -         900,000               -
    Non-cumulative convertible preference shares of(pound)0.01                   200              -             500               -
    Cumulative preference shares of(pound)1                                      900            900             900             900
    Non-cumulative preference shares of(pound)1                                    -              -         300,000         300,000
------------------------------------------------------------------------------------------------------------------------------------

Non-equity shareholders' funds comprise:

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                  December 31  September 30
                                                                                                         2000          1999
                                                                                                  -----------  ------------
                                                                                                     (pound)m      (pound)m

   Additional Value Shares of(pound)0.01                                                                   27             -
   Non-cumulative preference shares of US$0.01                                                          1,492         1,349
   Non-cumulative convertible preference shares of US$0.01                                              1,257             -
   Non-cumulative convertible preference shares of(euro)0.01                                              463             -
   Non-cumulative convertible preference shares of(pound)0.25                                             600             -
   Non-cumulative convertible preference shares of(pound)0.01                                             195             -
   Cumulative preference shares of(pound)1                                                                  1             1
                                                                                                  -----------  ------------
                                                                                                        4,035          1,350
                                                                                                  -----------  ------------
------------------------------------------------------------------------------------------------------------------------------------

Ordinary shares

During the 15 months to December 31, 2000, the following issues of ordinary shares were made:

(a)  191.5 million ordinary shares to Banco Santander Central Hispano;

(b)  1,563.5 million ordinary shares to former NatWest shareholders;

(c) 7.4 million ordinary shares following the exercise of options under the company's executive and sharesave schemes and a further 18.5 million ordinary shares in respect of the exercise of options under the NatWest executive and sharesave schemes which had been exchanged for options over the company's shares following the acquisition of NatWest;

(d) 3.8 million ordinary shares in lieu of cash in respect of the final dividend for the year ended September 30, 1999 and the interim dividend for the 15 months ended December 31, 2000; and

(e) 1.7 million ordinary shares under the company's profit sharing (share-ownership) scheme.

The total consideration for ordinary shares issued during the period amounted to (pound)15,360 million. All of these issues, except those to former NatWest shareholders, were settled in cash.

During the 15 months to December 31, 2000, options were granted over 32.2 million ordinary shares under the company's executive, sharesave and option 2000 schemes. At December 31, 2000, options under the company's schemes exercisable up to 2010 at prices ranging from 246p to 1297p per share were outstanding in respect of 51.1 million ordinary shares. In addition, options under the NatWest schemes were outstanding in respect of 38.4 million ordinary shares exercisable up to 2009 at prices ranging from 198p to 924p per share.

Additional Value Shares

In July 2000, approximately 2.7 billion Additional Value Shares ('AVS') with a total nominal value of (pound)27 million were issued to shareholders by way of a bonus issue.

Each AVS is expected to receive dividends, at the discretion of the directors, in aggregate of (pound)1 per share on the following dates: 15 pence per AVS on December 1, 2001, 30 pence per AVS on December 1, 2002 and 55 pence per AVS on December 1, 2003.

If on or before December 1, 2003 aggregate dividends of (pound)1 have not been paid in respect of each AVS, the AVSs will convert into ordinary shares and reasonable efforts will be made to procure bids so as to result in the proceeds from the sale of which ordinary shares to bring the amount per AVS equal to (pound)1 less the aggregate amount of any dividend paid in respect of each AVS.

Preference Shares

In March 2000, the company issued:

(a) 1 million Series 1 non-cumulative convertible dollar preference shares of US$0.01 each at US$1,000 per share, the net proceeds being US$990 million;

(b) 0.5 million Series 2 non-cumulative convertible dollar preference shares of US$0.01 each at US$1,000 per share, the net proceeds being US$495 million;

(c) 0.75 million Series 1 non-cumulative convertible euro shares of(euro)0.01 each at(euro)1,000 per share, the net proceeds being (euro)742.5 million; and

(d) 900 million category II non-cumulative convertible preference shares of 25p each at an issue price of (pound)1 per share, the net proceeds being (pound)900 million. In December 2000, 300 million of these shares were redeemed at a price of (pound)1 per share.

In November 2000, the company issued 0.4 million Series 3 non-cumulative convertible dollar preference shares of US$0.01 each at US$1,000 per share, the net proceeds being US$397 million.

In December 2000, the company issued 0.2 million Series 1 non-cumulative convertible preference shares of (pound)0.01 each at (pound)1,000 per share, the net proceeds being (pound)198 million.

Non-cumulative preference shares

Non-cumulative preference shares entitle the holders thereof to receive periodic non-cumulative cash dividends at specified fixed rates for each Series payable out of distributable profits of the company.

The non-cumulative preference shares are redeemable at the option of the company, in whole or in part from time to time at the rates detailed below plus dividends otherwise payable for the then current dividend period accrued to the date of redemption.

------------------------------------------------------------------------------------------------------------------------------------
                                                                       Number of
                                                                       shares in       Redemption date on or after  Redemption
Class of preference share                                 Series       issue                                        price per share
------------------------------------------------------------------------------------------------------------------------------------

Non-cumulative dollar preference shares                   Series B     8 million       August  23,  2000 and prior
                                                                                       to August 23, 2001           US$25.28
                                                                                       August 23, 2001              US$25.00
                                                          Series C     16 million      August  27,  2000 and prior
                                                                                       to August 27, 2001           US$25.47
                                                                                       August  27,  2001 and prior
                                                                                       to August 27, 2002           US$25.23
                                                                                       August 27, 2002              US$25.00
                                                          Series D     7 million       September 14, 2005           US$25.00
                                                          Series E     8 million       October 17, 2006             US$25.00
                                                          Series F     8 million       March 31, 2007               US$25.00
                                                          Series G     10 million      March 31, 2003               US$25.00
                                                          Series H     12 million      March 31, 2004               US$25.00
                                                          Series I     12 million      September 30, 2004           US$25.00
                                                          Series J     9 million       December 31, 2004            US$25.00
Non-cumulative convertible dollar preference shares       Series 1     1 million       March 31, 2010               US$1,000
                                                          Series 2     0.5 million     March 31, 2005               US$1,000
                                                          Series 3     0.4 million     December 31, 2005            US$1,000
Non-cumulative convertible euro preference shares         Series 1     0.75 million    March 31, 2005          (euro)1,000
Non-cumulative convertible sterling preference shares     Series 1     0.2 million     December 31, 2010      (pound)1,000
------------------------------------------------------------------------------------------------------------------------------------

In the event that the non-cumulative convertible preference shares are not redeemed on or before the redemption date the holder may convert the non-cumulative convertible preference shares into ordinary shares in the company.

Under existing arrangements, no redemption or purchase of any non-cumulative preference shares may be made by the company without the prior consent of the UK Financial Services Authority.

On a winding-up or liquidation of the company, the holders of the non-cumulative preference shares will be entitled to receive, out of the surplus assets available for distribution to the company's shareholders (after payment of arrears of dividends on the cumulative preference shares up to the date of repayment) pari passu with the cumulative preference shares, the non-cumulative sterling preference shares and all other shares of the company ranking pari passu with the non-cumulative preference shares as regards participation in the surplus assets of the company, a liquidation distribution of US$25.00 per non-cumulative dollar preference share, US$1,000 per non-cumulative convertible dollar preference share, (euro)1,000 per non-cumulative convertible euro preference share and (pound)1,000 per non-cumulative convertible sterling preference share, together with an amount equal to dividends for the then current divided period accrued to the date of payment, before any distribution or payment may be made to holders of the ordinary shares as regards participation in the surplus assets of the company.

Except as described above, the holders of the non-cumulative preference shares have no right to participate in the surplus assets of the company.

Holders of the non-cumulative preference shares are not entitled to receive notice of or attend general meetings of the company except if any resolution is proposed for adoption by the shareholders of the company to vary or abrogate any of the rights attaching to the non-cumulative preference shares or proposing the winding-up or liquidation of the company. In any such case, they are entitled to receive notice of and to attend the general meeting of shareholders at which such resolution is to be proposed and will be entitled to speak and vote on such resolution (but not on any other resolution). In addition, in the event that, prior to any general meeting of shareholders, the company has failed to pay in full the three most recent quarterly dividend payments due on the non-cumulative dollar preference shares, the two most recent semi-annual dividend payments due on the non-cumulative convertible dollar preference shares and the most recent annual dividend payments due on the non-cumulative convertible euro preference shares and on the non-cumulative convertible sterling preference shares, the holders shall be entitled to receive notice of, attend, speak and vote at such meeting on all matters together with the holders of the ordinary shares, and in these circumstances only, the rights of the holders of the non-cumulative preference shares so to vote shall continue until the company shall have resumed the payment in full of the dividends in arrears.

35.  Reserves

------------------------------------------------------------------------------------------------------------------------------------
                                                        15 months                      3 months               Year ended
                                                            ended     Year ended          ended             September 30
                                                      December 31    December 31    December 31   -----------------------------
                                                             2000           2000           1999            1999         1998
                                                             ----           ----           ----            ----         ----
                                                         (pound)m       (pound)m       (pound)m        (pound)m     (pound)m

 Share premium account:
 At beginning of period                                     2,130          2,157          2,130           1,458        1,229
 Currency translation adjustments                             184            159             25              23          (42)
 Shares issued during the period                            4,423          4,421              2             650          273
 Shares redeemed during the period                           (225)          (225)             -               -            -
 Transfer from reserves                                        14             14              -               -            -
 Other movements                                                4              4              -              (1)          (2)
                                                        ---------      ---------      ---------       ---------    ---------
 At end of period                                           6,530          6,530          2,157           2,130        1,458
                                                        ---------      ---------      ---------       ---------    ---------

 Merger reserve:
 At beginning of period                                         -              -              -               -            -
 Shares issued on the acquisition of NatWest               13,071         13,071              -               -            -
 Transfer to profit and loss account                         (467)          (467)             -               -            -
                                                        ---------      ---------      ---------       ---------    ---------
 At end of period                                          12,604         12,604              -               -            -
                                                        ---------      ---------      ---------       ---------    ---------

 Reserves:
 At beginning of period                                       147            140            147             113          103
 Transfer of increase in value of long-term life
 assurance business                                            58             65             (7)             34           19
 Transfer to share premium account                            (14)           (14)             -               -            -
 Other movements                                                -              -              -               -           (9)
                                                        ---------      ---------      ---------       ---------    ---------
 At end of period                                             191            191            140             147          113
                                                        ---------      ---------      ---------       ---------    ---------

 Revaluation reserve:
 At beginning of period                                        17             17             17             (10)         (19)
 Revaluation of premises                                       24             24              -              28           14
 Transfer to profit and loss account                           (1)            (1)             -              (1)          (1)
 Other movements                                                -              -              -               -           (4)
                                                        ---------      ---------      ---------       ---------    ---------
 At end of period                                              40             40             17              17          (10)
                                                        ---------      ---------      ---------       ---------    ---------

 Profit and loss account:
 At beginning of period                                     1,684          1,919          1,684           1,172        1,513
 Currency translation adjustments                              24             48            (24)              5           (3)
 Tax on unrealised currency translation gains                  (2)            (2)             -               5            4
 Employee share option payments                              (161)          (159)            (2)            (41)         (34)
 Retentions for the period                                    965            711            254             522          422
 Elimination of goodwill arising on acquisition                 -              -              -               -         (754)
 Goodwill written back                                          -              -              -              28           50
 Transfer of increase in value of long-term life
   assurance business                                         (58)           (65)             7             (34)         (19)
 Transfer from merger reserve                                 467            467              -               -            -
 Transfer from revaluation reserve                              1              1              -               1            1
 Other movements                                              (17)           (17)             -              26           (8)
                                                        ---------      ---------      ---------       ---------    ---------
 At end of period                                           2,903          2,903          1,919           1,684        1,172
                                                        ---------      ---------      ---------       ---------    ---------
------------------------------------------------------------------------------------------------------------------------------------

The cumulative goodwill arising on acquisitions of subsidiary and associated undertakings which are still part of the Group and charged against profit and loss account reserves of the Group amounted to (pound)1,140 million at December 31, 2000 (September 30, 1999 - (pound)1,140 million; September 30, 1998 -
(pound)1,168 million).

In 1997, the Group established a Qualifying Employee Share Ownership Trust ('QUEST') for the purposes of delivering shares on the exercise of options under the sharesave scheme. During the 15 months ended December 31, 2000, the Group received (pound)225 million (year ended December 31, 2000 - (pound)223 million; three months ended December 31, 1999 - (pound)2million; year ended September 30, 1999 - (pound)56 million; year ended September 30, 1998 - (pound)45 million) on the issue of 19,763,052 shares (year ended December 31, 2000 -19,635,066 shares; three months ended December 31, 1999 - 127,986 shares; year ended September 30, 1999 - 4,270,771 shares; year ended September 30, 1998
- 4,566,566 shares). During the 15 months ended December 31, 2000, employees paid (pound)64 million (year ended December 31, 2000 - (pound)64 million; three months ended December 31, 1999 - less than (pound)1 million; year ended September 30, 1999 - (pound)15 million; year ended September 30, 1998 - (pound)11 million) to the Group for the issue of these shares. A transfer of (pound)161 million for the 15 months ended December 31, 2000 (year ended December 31, 2000 - (pound)159 million; three months ended December 31, 1999 - (pound)2 million; year ended September 30, 1999 - (pound)41 million; year ended September 30, 1998 - (pound)34 million) has been made from the profit and loss account reserves to the share premium account in respect of this transaction.

Exchange losses of (pound)123 million in the 15 months ended December 31, 2000 (year ended December 31, 2000 - (pound)123 million; three months ended December 31, 1999 - nil; year ended September 30, 1999 - gains (pound)38 million; year ended September 30, 1998 - nil) arising on foreign currency borrowings have been offset in the Group's profit and loss account reserves against differences on retranslating the net investment in overseas subsidiary and associated undertakings financed by these borrowings.

36.  Lease commitments

The annual rental commitments of the Group under non-cancellable operating leases were as follows:

---------------------------------------------------------------------------------------------------------------------
                                                                December 31, 2000          September 30, 1999
                                                                -----------------          ------------------
                                                             Premises     Equipment      Premises     Equipment
                                                             --------     ---------      --------     ---------
                                                             (pound)m      (pound)m      (pound)m     (pound)m

 Expiring within one year                                          13             3             2            1
 Expiring between one and five years                               38             8             8            8
 Expiring after five years                                        154             1            42            -
                                                            --------------------------  ----------------------------
                                                                  205            12            52            9
                                                            --------------------------  ----------------------------
---------------------------------------------------------------------------------------------------------------------

37.  Analysis of Group total assets and liabilities

--------------------------------------------------------------------------------------------------------------------
                                                                                 December 31       September 30
                                                                                        2000               1999
                                                                                        ----               ----
                                                                                    (pound)m           (pound)m
 Assets:
 Denominated in sterling                                                             186,065            59,329
 Denominated in currencies other than sterling                                       133,939            29,523
                                                                              -------------------  ---------------
                                                                                     320,004            88,852
                                                                              -------------------  ---------------
 Liabilities:
 Denominated in sterling                                                             181,759            59,181
 Denominated in currencies other than sterling                                       138,245            29,671
                                                                              -------------------  ---------------
                                                                                     320,004            88,852
                                                                              -------------------  ---------------
--------------------------------------------------------------------------------------------------------------------

38.  Derivatives

Maturity of replacement cost of over-the-counter contracts (trading and non-trading)

Replacement cost indicates the Group's derivatives credit exposure. The following table sets forth the gross positive fair values by maturity. The net replacement cost of internal trades is not included as there is no credit risk associated with them.

------------------------------------------------------------------------------------------------------------------------------------
                                                          December 31, 2000                         September 30, 1999
                                           --------------------------------------------  ------------------------------------------
                                               Within      One to        Over              Within      One to        Over
                                             one year  five years  five years     Total  one year  five years  five years    Total
                                             --------  ----------  ----------     -----  --------  ----------  ----------    -----
                                             (pound)m    (pound)m    (pound)m  (pound)m  (pound)m    (pound)m    (pound)m  (pound)m
 Before netting:
 Exchange rate contracts                       12,651       1,870         463    14,984     1,360          56          17     1,433
 Interest rate contracts                        4,510      10,426       7,797    22,733       115         477         466     1,058
 Equity and commodity contracts                    63          45           2       110         1           5           -         6
                                           --------------------------------------------  ------------------------------------------
                                               17,224      12,341       8,262    37,827     1,476         538         483     2,497
                                           --------------------------------------------  ------------------------------------------

 Banks and investment firms                                                      31,013                                       2,185
 Others                                                                           6,814                                         312
                                                                            -----------                                   ---------
                                                                                 37,827                                       2,497
 Netting                                                                        (27,293)                                     (1,398)
                                                                            -----------                                   ---------
                                                                                 10,534                                       1,099
                                                                            -----------                                   ---------
------------------------------------------------------------------------------------------------------------------------------------

Exchange traded contracts are excluded from the above table. Such contracts generally involve lower credit risk than over-the-counter contracts as they are cleared through exchanges that require margin from participants and the daily settlement of gains and losses.

Trading derivatives

The following table shows the fair values of instruments in the derivatives trading portfolio.

---------------------------------------------------------------------------------------------------------
                                                         December 31, 2000         September 30, 1999
                                                     ------------------------- --------------------------
                                                     End of period fair value    End of period fair value
                                                     ------------------------- --------------------------
                                                        Assets  Liabilities         Assets  Liabilities
                                                        ------  -----------         ------  -----------
                                                      (pound)m     (pound)m       (pound)m     (pound)m
 Exchange rate contracts:
 Spot, forwards and futures                             10,159       10,277          1,360        1,371
 Currency swaps                                          2,258        2,507             52           56
 Options purchased                                       2,511            -             20            -
 Options written                                             -        2,526              -           20
                                                     ------------------------- --------------------------
                                                        14,928       15,310          1,432        1,447
                                                     ------------------------- --------------------------
 Interest rate contracts:
 Interest rate swaps                                    20,154       21,767            926        1,214
 Options purchased                                       1,960            -             39            -
 Options written                                             -        1,952              -           72
 Futures and forwards                                      455          438             67           53
                                                     ------------------------- --------------------------
                                                        22,569       24,157          1,032        1,339
                                                     ------------------------- --------------------------

 Equity and commodity contracts                             95           95              -            -
                                                     ------------------------- --------------------------

 Total before netting                                   37,592       39,562          2,464        2,786
                                                     ------------------------- --------------------------

 Average fair values (before netting):
 Exchange rate contracts                                 7,962        8,176          1,509        1,511
 Interest rate contracts                                11,157       12,071          1,116        1,308
 Equity and commodity contracts                            107          134              -            -
                                                     ------------------------- --------------------------
                                                        19,226       20,381          2,625        2,819
                                                     ------------------------- --------------------------
---------------------------------------------------------------------------------------------------------

Gains and losses on exchange-traded contracts subject to daily margining requirements are settled daily. The fair value of such contracts included above reflects the last day's variation margin.

The following table analyses, by maturity and contract type, the notional principal amount of the Group's trading derivatives:

------------------------------------------------------------------------------------------------------------------------------------
                                                          December 31, 2000                         September 30, 1999
                                           ---------------------------------------------  ------------------------------------------
                                               Within      One to        Over              Within      One to        Over
                                             one year  five years  five years      Total  one year  five years  five years     Total
                                             --------  ----------  ----------      -----  --------  ----------  ----------     -----
                                             (pound)bn  (pound)bn   (pound)bn  (pound)bn (pound)bn   (pound)bn   (pound)bn (pound)bn
 Exchange rate contracts:
 Spot, forwards and futures                      468.3       22.0         0.1      490.4     121.9         2.9         0.1     124.9
 Currency swaps                                   27.3       27.6        11.7       66.6       0.5         1.3         1.2       3.0
 Options purchased                                85.8        4.5         0.1       90.4       1.9           -           -       1.9
 Options written                                  83.6        3.3         0.1       87.0       1.9           -           -       1.9
                                           ---------------------------------------------  ------------------------------------------
                                                 665.0       57.4        12.0      734.4     126.2         4.2         1.3     131.7
                                           ---------------------------------------------  ------------------------------------------
 Interest rate contracts:
 Interest rate swaps                             878.9      763.5       300.9    1,943.3      24.7        50.1        17.8      92.6
 Options purchased                                59.9       79.7        40.3      179.9       0.2         3.3         0.4       3.9
 Options written                                  27.5       78.3        38.6      144.4       1.3         3.4         0.3       5.0
 Futures and forwards                            523.1      223.9         1.0      748.0      41.0        16.2         3.3      60.5
                                           ---------------------------------------------  ------------------------------------------
                                               1,489.4    1,145.4       380.8    3,015.6      67.2        73.0        21.8     162.0
                                           ---------------------------------------------  ------------------------------------------

 Equity and commodity contracts                    0.8        0.3           -        1.1         -           -           -         -
                                           ---------------------------------------------  ------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

Credit derivatives are included in interest rate swaps. At September 30, 1999, there were credit derivatives held for trading purposes with a notional principal amount of (pound)1.9 billion, positive fair value of (pound)20 million and a negative fair value of (pound)8 million.

Non-trading derivatives

The Group establishes non-trading derivatives positions externally with third parties and also internally. It should be noted that the following tables include the components of the internal hedging programme that transfers risks to the trading portfolios in the Group or to external third party participants in the derivatives markets.

The following table summarises the fair values and book values of derivatives held for non-trading activities and includes internal trades:

------------------------------------------------------------------------------------------------------------------------------------
                                                             December 31, 2000                     September 30, 1999
                                                  --------------------------------------  --------------------------------------
                                                      Fair value         Book value           Fair value         Book value
                                                  --------------------------------------  --------------------------------------
                                                  Positive  Negative  Positive  Negative  Positive  Negative  Positive  Negative
                                                  --------------------------------------  --------------------------------------
                                                  (pound)m  (pound)m  (pound)m  (pound)m  (pound)m  (pound)m  (pound)m  (pound)m

 Exchange rate contracts:
 Spot, forwards and futures                             50        56        34        19         8         9         5         4
 Currency swaps and options                            138        91       142        45         3        19         2        13
                                                  --------------------------------------  --------------------------------------
                                                       188       147       176        64        11        28         7        17
                                                  --------------------------------------  --------------------------------------
 Interest rate contracts:
 Interest rate swaps                                 1,534     1,559       941     1,044       374       459       325       245
 Futures, forwards and options                           7         2         -         -         4         4         -         -
                                                  --------------------------------------  --------------------------------------
                                                     1,541     1,561       941     1,044       378       463       325       245
                                                  --------------------------------------  --------------------------------------

 Equity and commodity contracts:                        15        19        15        19         8        21         7        21
                                                  --------------------------------------  --------------------------------------

 Total                                               1,744     1,727     1,132     1,127       397       512       339       283
------------------------------------------------------------------------------------------------------------------------------------

The following table analyses, by maturity and contract type, the notional principal amounts of the Group's non-trading derivatives (third party and internal):

------------------------------------------------------------------------------------------------------------------------------------
                                                          December 31, 2000                         September 30, 1999
                                           ---------------------------------------------  ------------------------------------------
                                               Within      One to        Over              Within      One to        Over
                                             one year  five years  five years      Total  one year  five years  five years     Total
                                             --------  ----------  ----------      -----  --------  ----------  ----------     -----
                                             (pound)bn  (pound)bn   (pound)bn  (pound)bn (pound)bn   (pound)bn   (pound)bn (pound)bn

 Exchange rate contracts:
 Spot, forwards and futures                        4.2          -           -        4.2       1.3           -           -       1.3
 Currency swaps and options                        1.5        1.8         1.6        4.9       0.3           -         0.4       0.7
                                           ---------------------------------------------  ------------------------------------------
                                                   5.7        1.8         1.6        9.1       1.6           -         0.4       2.0
                                           ---------------------------------------------  ------------------------------------------
 Interest rate contracts:
 Interest rate swaps                              34.7       49.7        22.7      107.1      17.1         8.9         5.4      31.4
 Futures, forwards and options                     2.8        0.7           -        3.5       0.2         0.1           -       0.3
                                           ---------------------------------------------  ------------------------------------------
                                                  37.5       50.4        22.7      110.6      17.3         9.0         5.4      31.7
                                           ---------------------------------------------  ------------------------------------------
 Equity and commodity contracts:                   0.3        0.6           -        0.9       0.3         1.3           -       1.6
                                           ---------------------------------------------  ------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

Credit derivatives are included in interest rate swaps. At September 30, 1999, there were non-trading credit derivatives with a notional principal amount of (pound)0.4 billion.

39.  Financial instruments

The Group's objectives and policies in managing the risks that arise in connection with the use of financial instruments are set out under "Risk management" on pages 106 to 111, "Financial Instruments" on page 111 and "Derivatives" on page 112.

Interest rate sensitivity gap

The tables below summarise the Group's interest rate sensitivity gap for its non-trading book at December 31, 2000 and September 30, 1999. The tables show the contractual re-pricing for each category of asset, liability and for off-balance sheet items. A liability (or negative) gap position exists when liabilities reprice more quickly or in greater proportion than assets during a given period and tends to benefit net interest income in a declining interest rate environment. An asset (or positive) gap position exists when assets reprice more quickly or in greater proportion than liabilities during a given period and tends to benefit net interest income in a rising interest rate environment. Contractual repricing terms do not reflect the potential impact of early repayment or withdrawal. Positions may not be reflective of those in subsequent periods. Major changes in positions can be made promptly as market outlooks change. In addition, significant variations in interest rate sensitivity may exist within the re-pricing periods presented and among the currencies in which the Group has interest rate positions.

------------------------------------------------------------------------------------------------------------------------------------
 At December 31, 2000                                    After    After      After
                                                      3 months 6 months     1 year                Non-
                                                           but      but        but            interest  Banking    Trading
                                              Within    within   within     within     After   bearing     book       book
                                            3 months  6 months    1 year   5 years   5 years     funds     total     total    Total
                                            ----------------------------------------------------------------------------------------
                                            (pound)m  (pound)m  (pound)m  (pound)m  (pound)m  (pound)m  (pound)m  (pound)m  (pound)m
 Assets
 Loans and advances to banks                  14,238     2,668     2,436       331        45       296    20,014    12,047    32,061
 Loans and advances to customers             103,911     8,904     5,391    25,216     9,546     1,486   154,454    13,622   168,076
 Treasury bills and debt securities           14,958     2,802     2,189     4,670     3,406         -    28,025    33,080    61,105
 Other assets                                      -         -         -         -         -    45,038    45,038    13,724    58,762
                                            ----------------------------------------------------------------------------------------
 Total assets                                133,107    14,374    10,016    30,217    12,997    46,820   247,531    72,473   320,004
                                            ----------------------------------------------------------------------------------------

 Liabilities
 Deposits by banks                            25,811       766       146        68       235       723    27,749     7,381    35,130
 Customer accounts                           125,963     3,112     3,020     2,812       298    24,390   159,595    17,707   177,302
 Debt securities in issue                     12,572     1,718     1,200     2,768     1,149         -    19,407         -    19,407
 Subordinated liabilities                      2,687       101       503     1,336     5,744         -    10,371        65    10,436
 Other liabilities                               135        20       100        33        86    24,614    24,988    29,625    54,613
 Shareholders' funds                               -         -         -         -         -    22,168    22,168       948    23,116
 Internal funding of trading business        (15,745)     (941)        -         -         -       (61)  (16,747)   16,747         -
                                            ----------------------------------------------------------------------------------------
 Total liabilities                           151,423     4,776     4,969     7,017     7,512    71,834   247,531    72,473   320,004
                                            ----------------------------------------------------------------------------------------
 Off balance sheet items                      (2,225)    2,627     1,112    (7,865)    6,351        -
                                            ----------------------------------------------------------
 Interest rate sensitivity gap               (20,541)   12,225     6,159    15,335    11,836  (25,014)
                                            ----------------------------------------------------------
 Cumulative interest rate sensitivity gap    (20,541)   (8,316)   (2,157)   13,178    25,014
                                            ------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
 At September 30, 1999                                   After    After      After
                                                      3 months 6 months     1 year                Non-
                                                           but      but        but            interest  Banking    Trading
                                              Within    within   within     within     After   bearing     book       book
                                            3 months  6 months    1 year   5 years   5 years     funds     total     total    Total
                                            ----------------------------------------------------------------------------------------
                                            (pound)m  (pound)m  (pound)m  (pound)m  (pound)m  (pound)m  (pound)m  (pound)m  (pound)m
 Assets
 Loans and advances to banks                   7,952       557       323       154       279         -     9,265     1,110    10,375
 Loans and advances to customers*             31,403     3,369     2,386     8,019     3,449         -    48,626       714    49,340
 Treasury bills and debt securities            4,229     1,072       332     2,470     2,845         -    10,948     5,142    16,090
 Other assets                                      -         -         -         -         -    11,785    11,785     1,262    13,047
                                            ----------------------------------------------------------------------------------------
 Total assets                                 43,584     4,998     3,041    10,643     6,573    11,785    80,624     8,228    88,852
                                            ----------------------------------------------------------------------------------------

 Liabilities
 Deposits by banks                             4,508       478       205         -       234         -     5,425       993     6,418
 Customer accounts                            46,073     1,852     1,616     5,002       494         -    55,037       143    55,180
 Debt securities in issue                      5,113       848       442     1,390     1,406         -     9,199         -     9,199
 Subordinated liabilities                        807        45         -       270     1,910         -     3,032         -     3,032
 Other liabilities                                 -         -         -         -         -     9,058     9,058     1,763    10,821
 Shareholders' funds                               -         -                   -         -     4,202     4,202         -     4,202
 Internal funding of trading business         (1,019)      (58)      (41)        -         -    (4,211)   (5,329)    5,329         -
                                            ----------------------------------------------------------------------------------------
 Total liabilities                            55,482     3,165     2,222     6,662     4,044     9,049    80,624     8,228    88,852
                                            ----------------------------------------------------------------------------------------
 Off balance sheet items                       2,069        35        95       838    (3,037)        -
                                            ----------------------------------------------------------
 Interest rate sensitivity gap                (9,829)    1,868       914     4,819      (508)    2,736
                                            ----------------------------------------------------------
 Cumulative interest rate sensitivity gap     (9,829)   (7,961)   (7,047)   (2,228)   (2,736)
                                            ------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

* Restated for (pound)737 million provisions for bad and doubtful debts previously included in other assets, non-interest bearing funds.


The tables do not indicate the effect of interest rate options used by the Group to hedge its own positions. At December 31, 2000, the Group had non-trading interest rate options purchased outstanding with a principal amount of (pound)610 million (September 30, 1999 - (pound)56 million) and interest rate options written with a principal amount of (pound)7 million (September 30, 1999 - (pound)56 million).

Currency risk

The Group does not maintain material non-trading open currency positions other than the structural foreign currency translation exposures arising from its investment in overseas subsidiary and associated undertakings and their related funding.

The Group's structural currency exposures were as follows:

----------------------------------------------------------------------------------------------------------------------------
                                                    December 31, 2000                        September 30, 1999
                                         --------------------------------------   ------------------------------------------
                                                           Foreign                                  Foreign
                                                 Net      currency   Structural           Net      currency   Structural
                                         investments    borrowings      foreign   investments    borrowings      foreign
                                         in overseas   hedging net     currency   in overseas   hedging net     currency
                                          operations   investments    exposures    operations   investments    exposures
                                          ----------   -----------    ---------    ----------   -----------    ---------
                                            (pound)m      (pound)m     (pound)m      (pound)m      (pound)m     (pound)m

 US dollar                                     2,426         2,354           72           915           828           87
 Euro                                            782           224          558            23            38          (15)
 Swiss franc                                     201           193            8             -             -            -
 Other non-sterling                               86            83            3           (31)            -          (31)
                                         --------------------------------------   ------------------------------------------
 Total                                         3,495         2,854          641           907           866           41
                                         --------------------------------------   ------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

Trading book market risk

An explanation of the value-at-risk ("VaR") methodology of estimating potential losses arising from the Group's exposure to market risk in its trading book and the main assumptions and parameters underlying it is given on pages 107 to 108.

The following table analyses the VaR for the Group's trading portfolios by type of market risk exposure at the period end and as an average for the period and the maximum and minimum for the period:

------------------------------------------------------------------------------------------------------------------------------------
                                                                    3 months ended                           12 months ended
                               12 months ended December 31,        December 31, 1999                        September 30, 1999
                 December 31   ----------------------------  ---------------------------  September 30   ---------------------------
                        2000   Maximum   Minimum   Average   Maximum   Minimum   Average          1999   Maximum   Minimum   Average
                        ----   -------   -------   -------   -------   -------   -------          ----   -------   -------   -------
                    (pound)m  (pound)m  (pound)m  (pound)m  (pound)m  (pound)m  (pound)m      (pound)m  (pound)m  (pound)m  (pound)m

 Interest rate           9.4      11.7       1.0       8.0       1.6       0.9       1.2           1.5       1.7       0.7       1.2
 Currency                1.0       3.1       0.2       1.4       0.3       0.2       0.2           0.3       0.5       0.2       0.3
 Equity                  0.9       0.9         -       0.2       0.1         -         -             -         -         -         -
 Diversification
    effects             (1.5)                                                                     (0.1)
                      ------------------------------------- ------------------------------ -----------------------------------------
 Total                   9.8      12.4       1.2       8.3       1.7       1.0       1.4           1.7       1.9       0.7       1.2
                      ------------------------------------- ------------------------------ -----------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

The VaR disclosures in the Group's 1999 Report and Accounts were prepared on a different basis from the accounts for the year to September 30, 1999 shown above; in particular the Group previously reported using a 97.5% confidence limit. The disclosures given for the year to September 30, 1999 are presented below to show the effect of the change in approach:

---------------------------------------------------------------------------------------------------------
                                                                   12 months ended September 30, 1999
                                            September 30       ------------------------------------------
                                                    1999         Maximum       Minimum       Average
                                                    ----         -------       -------       -------
                                                (pound)m        (pound)m      (pound)m       (pound)m

 Interest rate                                       2.4             2.8           0.8            1.8
 Currency                                            0.4             0.9           0.2            0.4
 Equity                                                -               -             -              -
 Diversification effects                            (0.2)
                                                ---------------------------------------------------------
 Total                                               2.6            2.9            1.0            1.9
                                                ---------------------------------------------------------
---------------------------------------------------------------------------------------------------------

Fair values of financial instruments

The following tables set out the fair values of the Group's financial instruments. Fair value is the amount at which an instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Quoted market values are used where available; otherwise, fair values have been estimated based on discounted expected future cash flows and other valuation techniques. These techniques involve uncertainties and require assumptions and judgements covering prepayments, credit risk and discount rates. Changes in these assumptions would significantly affect estimated fair values. The fair values reported would not necessarily be realised in an immediate sale; nor are there plans to settle liabilities prior to contractual maturity. As there is a wide range of valuation techniques, it may be inappropriate to compare the Group's fair value information to independent markets or other financial institutions' fair value.

------------------------------------------------------------------------------------------------------------------------------------
                                                                                   December 31, 2000        September 30, 1999
                                                                                --------------------------------------------------
                                                                                 Carrying        Fair     Carrying       Fair
                                                                                   amount       value       amount       value
                                                                                   ------       -----       ------       -----
 Assets                                                                   Note   (pound)m    (pound)m     (pound)m    (pound)m
 Assets carried at fair value
 Treasury bills and other eligible bills                                            2,837       2,837            3           3
 Debt securities                                                                   31,303      31,303        5,139       5,141
 Equity shares                                                                        116         116          109         109
 Derivatives                                                                       10,299      10,299        2,464       2,464

 Other assets
 Cash and balances at central banks                                       (a)       3,049       3,049        1,394       1,394
 Items in the course of collection from other banks                       (a)       2,961       2,961        1,655       1,655
 Treasury bills and other eligible bills                                  (a)         479         479          698         698
 Loans and advances to banks and customers                                (b)     200,137     200,607       59,715      60,523
 Debt securities                                                          (c)      26,486      26,480       10,250      10,067
 Equity shares                                                            (c)       1,437       2,094          804       1,264
 Non-trading derivatives - net                                            (d)           5          17           56        (115)

 Liabilities
 Liabilities carried at fair value
 Short positions in securities                                                     12,801      12,801          312         312
 Derivatives                                                                       12,269      12,269        2,786       2,786

 Other liabilities
 Items in the course of transmission to other banks                       (a)       1,707       1,707          975         975
 Deposits by banks and customer accounts                                  (e)     212,432     212,437       61,598      61,437
 Debt securities in issue                                                 (f)      19,407      19,457        9,199       9,021
 Subordinated loan capital                                                (g)      10,436      10,485        3,032       3,102
 Non-equity minority interests                                            (g)         580         621           38          38
 Non-equity shareholders' funds                                           (g)       4,035       6,312        1,350       1,313
------------------------------------------------------------------------------------------------------------------------------------

Notes:

(a) Financial assets and financial liabilities where carrying value approximates to fair value because they are of short maturity.

(b) For loans for which there has been no significant change in credit risk since inception, carrying value represents a reasonable estimate of fair value for those loans that reprice frequently or are linked to the Group's base rate. For other loans for which there has been no significant change in credit risk since inception, fair values are estimated by discounting expected future cash flows, using the current interest rates at which loans of similar maturities are being made to borrowers of similar credit quality. The fair value of non-performing loans is estimated by discounting expected cash flows. Loans and advances to banks and customers include reverse repurchase agreements totalling (pound)24,236 million (September 30, 1999 - (pound)1,824 million).

(c) Fair values of marketable securities are based on quoted market prices. Where these are unavailable, fair value is estimated using other valuation techniques.

(d) Fair values of derivatives are determined by market prices where available. Otherwise fair value is based on current market information using appropriate valuation models.

(e) The fair value of deposits repayable on demand is equal to their carrying value. The fair values of term deposits and time certificates of deposit are estimated by discounting expected future cash flows using rates currently offered for deposits of similar remaining maturities. Deposits by banks and customer accounts include repurchase agreements totalling (pound)26,195 million (September 30, 1999 - (pound)1,136 million).

(f) The fair value of short-term debt securities in issue is approximately equal to their carrying value. The fair value of other debt securities in issue is based on quoted market prices where available, or where these are unavailable, is estimated using other valuation techniques.

(g) The fair value of loan capital, non-equity minority interests and preference shares is based on quoted market prices where available. For unquoted loan capital, fair value has been estimated using other valuation techniques.

(h) Fair values are not given for financial commitments and contingent liabilities. The diversity of the fee structures, the lack of established market and the difficulty of separating the value of the instruments from the value of the overall relationship involve such uncertainty that it is not meaningful to provide an estimate of their fair value. (The principal amounts of these instruments are given in Note 40 to the Consolidated Financial Statements).

Hedges

As described in the accounting policies on page 121, derivatives and debt securities held for hedging purposes are accounted for in accordance with the treatment of the hedged transaction. As a result, any gains or losses on the hedging instrument arising from changes in fair values are not recognised in the profit and loss account immediately but are accounted for in the same manner as the hedged item.

------------------------------------------------------------------------------------------------------------------------------------
                                                                                      15 months ended          12 months ended
                                                                                     December 31, 2000       September 30, 1999
                                                                                -------------------------  -------------------------
                                                                                Unrecognised     Deferred  Unrecognised   Deferred
                                                                                   gains and    gains and     gains and  gains and
                                                                                      losses      losses*        losses    losses*
                                                                                -------------------------  -------------------------
                                                                                    (pound)m    (pound)m       (pound)m   (pound)m
 At October 1
 -  gains                                                                                 57         133            101        162
 -  losses                                                                              (238)        (18)          (124)        (9)
                                                                                -------------------------  -------------------------
                                                                                        (181)        115            (23)       153
 Recognised gains that arose in previous years                                           (21)        (15)           (23)       (16)
 Recognised losses that arose in previous years                                          109           2             20          3
 Unrecognised gains and losses arising in the period                                     126           -           (155)         -
 Unrecognised gains and losses deferred in the period                                      1         (13)             -        (25)
                                                                                -------------------------  -------------------------
 At December 31/September 30                                                              34          89           (181)       115
                                                                                -------------------------  -------------------------

 Of which  -gains                                                                        759         124             57        133
           -losses                                                                      (725)        (35)          (238)       (18)
                                                                                -------------------------  -------------------------
                                                                                          34          89           (181)       115
                                                                                -------------------------  -------------------------

 Gains expected to be recognised in the year after period
    end date                                                                             156          17             11         12
 Gains expected to be recognised in the year after next
    period end date                                                                      603         107             46        121
                                                                                -------------------------  -------------------------
                                                                                         759         124             57        133
                                                                                -------------------------  -------------------------

 Losses expected to be recognised in the year after
    period end date                                                                     (182)        (7)          (49)        (2)
 Losses expected to be recognised in the year after next
    period end date or later                                                            (543)       (28)         (189)       (16)
                                                                                -------------------------  -------------------------
                                                                                        (725)       (35)         (238)       (18)
                                                                                -------------------------  -------------------------
------------------------------------------------------------------------------------------------------------------------------------

*Restated to include deferred gains of (pound)144 million at October 1, 1998 and (pound)132 million at September 30, 1999, and deferred losses of (pound)4 million at October 1, 1998 and (pound)2 million at September 30, 1999 on hedging debt securities.


Where a non-trading derivative no longer represents a hedge because either the underlying non-trading asset, liability or position has been derecognised or transferred into a trading portfolio, or the hedge is no longer effective, it is restated at fair value and any resultant gains or losses taken directly to the profit and loss account. No such gains or losses were recognised in the year ended December 31, 2000 or the three months ended December 31, 1999 (12 months ended September 30, 1999 - losses of (pound)38 million).

40.  Memorandum items - Contingent liabilities and commitments

The amounts shown in the table below are intended only to provide an indication of the volume of business outstanding at December 31, 2000 (1999 - September
30). Although the Group is exposed to credit risk in the event of non-performance of the obligations undertaken by customers, the amounts shown do not, and are not intended to, provide any indication of the Group's expectation of future losses.

------------------------------------------------------------------------------------------------------------------------------------
                                                                                               December 31      September 30
                                                                                                      2000              1999
                                                                                                      ----              ----
                                                                                                  (pound)m          (pound)m
 Contingent liabilities:
 Acceptances and endorsements                                                                          830               894
 Guarantees and assets pledged as collateral security                                                3,506               958
 Other contingent liabilities                                                                        6,335               876
                                                                                                ----------------  ---------------
                                                                                                    10,671             2,728
                                                                                                ----------------  ---------------
 Commitments:
 Documentary credits and other short-term trade related transactions                                 1,495             1,709
 Undrawn formal standby facilities, credit lines and other commitments to lend
 -  less than one year                                                                              70,128            15,145
 -  one year and over                                                                               22,345             4,039
 Other commitments                                                                                     463                29
                                                                                                ----------------  ---------------
                                                                                                    94,431            20,922
                                                                                                ----------------  ---------------
------------------------------------------------------------------------------------------------------------------------------------

Acceptances are obligations to pay on maturity the face value of a bill of exchange to a third party. Most acceptances are short-term and extend for one year or less. By endorsing a document, the Group accepts liability for payment if it is dishonoured.

Documentary credits are commercial letters of credit providing for payment by the Group to a named beneficiary against delivery of specified documents.

Commitments to lend include commitments which are unconditionally cancellable and agreements to lend to a customer so long as all conditions established in the loan agreement have been satisfied or waived. A substantial proportion of the Group's loans is by way of overdrafts. Unutilised overdraft facilities constitute commitments to lend which, although unconditionally cancellable, are normally granted for a specific period of time. Unutilised overdraft facilities are included in commitments to lend.

Other commitments and contingent obligations usually have fixed expiry dates or other termination clauses.

Banking commitments and contingent obligations which have been entered into on behalf of customers and for which there are corresponding obligations by customers are not included in assets and liabilities. The Group's maximum exposure to credit loss, in the event of non-performance by the other party where all counterclaims, collateral or security prove valueless, is represented by the contractual notional amount of those instruments. Many commitments are expected to expire without being drawn and do not necessarily represent future or cash requirements.

41.  Acquisitions

The acquisitions made by the Group during the 15 months ended December 31, 2000 are set out below. All acquisitions have been accounted for using acquisition accounting principles.

(a)  National Westminster Bank Plc and its subsidiaries

On March 6, 2000, the Group's offer for the entire issued ordinary share capital of NatWest was declared unconditional in all respects.

The fair values of the assets and liabilities of NatWest and its subsidiaries at the date of acquisition, and the consideration paid, were as follows:

----------------------------------------------------------------------------------------------------------------------------------
                                                                                       Accounting
                                                       Book value of                       policy         Other
                                                          net assets  Revaluations     alignments   adjustments  Fair value to
                                                            acquired       (note i)      (note ii)    (note iii)     the Group
                                                       -----------------------------------------------------------------------
                                                            (pound)m      (pound)m       (pound)m      (pound)m       (pound)m
   Cash and balances at central banks and items in the
     course of collection                                      3,680             -              -             -          3,680
   Treasury and other eligible bills                           2,736             -              -             -          2,736
   Loans and advances to banks                                32,952           (25)             -             -         32,927
   Loans and advances to customers                            89,235           (22)             -             -         89,213
   Debt securities                                            37,857            48              -             -         37,905
   Equity shares                                                 301           149              -             -            450
   Intangible fixed assets                                       533          (533)             -             -              -
   Tangible fixed assets                                       3,574          (130)           100             -          3,544
   Other assets                                               22,473          (186)             -         1,139         23,426
   Subsidiaries held for resale                                  106         1,137             -              -          1,243

   Deposits by banks and items in the course of              (26,612)            5              -             -        (26,607)
      transmission
   Customer accounts                                         (97,959)          (28)             -             -        (97,987)
   Debt securities in issue                                  (10,309)            -              -             -        (10,309)
   Other liabilities                                         (42,105)         (429)           (78)         (637)       (43,249)
   Subordinated liabilities                                   (6,763)         (137)             -             -         (6,900)
   Preference shares                                            (488)           13              -             -           (475)
                                                       ---------------------------------------------------------------------------
   Net assets                                                  9,211          (138)            22           502          9,597
                                                       ---------------------------------------------------------
   Goodwill                                                                                                             11,390
                                                                                                                   ---------------
   Consideration paid                                                                                                   20,987
                                                                                                                   ---------------

   Satisfied by:
   Issue of 1,563.5 million new RBSG 25 pence
     ordinary shares to NatWest ordinary shareholders
      (note iv)                                                                                                         13,462
   Payment of cash to NatWest ordinary  shareholders
      (note v)                                                                                                           7,110
   Issue of loan notes to NatWest ordinary shareholders
      (note v)                                                                                                             239
   Fees and expenses relating to the acquisition                                                                           176
                                                                                                                   ---------------
                                                                                                                        20,987
                                                                                                                   ---------------
----------------------------------------------------------------------------------------------------------------------------------

Notes:
(i) Revaluations reflect the restatement of assets and liabilities of NatWest to their estimated fair values at the date of acquisition, and the related tax effect, as follows:
o financial instruments at market value, or, where market values are not available, discounted estimated future cash flows less provisions for irrecoverable amounts where appropriate;
o freehold and leasehold properties at existing use value, or, where properties were not occupied by NatWest, either open market value or, in the case of development properties, replacement cost; in the case of leasehold properties, an asset or liability is recognised to reflect rents payable below, or above, current market rents;
o other fixed assets at estimated depreciated replacement cost or net recoverable amount if lower;
o    other assets at lower of cost and net realisable;
o    businesses subsequently sold, at the net sales proceeds.

(ii) Accounting policy alignments reflect the adoption of Group accounting policies in respect of capitalisation of certain software costs, hedge accounting, and recognition of mortgage incentives and insurance commission, together with the related tax effects.

(iii) Other adjustments reflect the recognition, together with the related tax effects, of the deferred contingent consideration arising from NatWest's disposal of Bancorp in 1996; the actuarial surplus on the NatWest pension funds, to the extent that it is expected to be recoverable; and additional provisions relating to costs crystallised on the change of control, together with other provisions including litigation, reassessed by the Group management at the date of acquisition.

(iv) The 'Consideration paid' information above is based on the closing price on the London Stock Exchange on March 3, 2000, the trading day immediately prior to the offer for NatWest being declared unconditional in all respects, of 861 pence per RBSG ordinary share of 25 pence.

(v) NatWest ordinary shareholders had the right to receive, for each NatWest share held, 0.968 new RBSG 25 pence ordinary shares plus 400 pence in cash or loan notes. A 'Partial cash alternative' was also offered, which, for each NatWest share held, consisted of 0.92 new RBSG 25 pence ordinary shares plus 450 pence in cash or loan notes.

(vi) The goodwill arising on acquisition is being amortised over its estimated economic life of 20 years, resulting in a charge of (pound)570 million per annum.

Summarised consolidated profit and loss accounts of NatWest and its subsidiaries for the year ended December 31, 1999 and for the period ended March 5, 2000 are set out below:

----------------------------------------------------------------------------------------------
                                                              Period to        Year to
                                                                March 5    December 31
                                                                   2000           1999
                                                                   ----           ----
                                                               (pound)m       (pound)m

 Operating income                                                 1,375          7,515
 Operating expenses                                                (873)        (5,074)
                                                              ------------------------------
 Profit before provisions                                           502          2,441
 Provisions for bad and doubtful debts                              (52)          (237)
 Amounts written off fixed asset investments                         (5)           (23)
                                                              ------------------------------
 Operating profit                                                   445          2,181
 Profit on disposal/termination of businesses                         -             82
                                                              ------------------------------
 Profit on ordinary activities before tax                           445          2,263
 Tax on profit on ordinary activities                              (140)          (584)
                                                              ------------------------------
 Profit on ordinary activities after tax                            305          1,679
 Minority interests - equity                                         (2)           (11)
                                                              ------------------------------
                                                                    303          1,668
 Preference dividends                                                (6)           (39)
                                                              ------------------------------
 Profit attributable to ordinary shareholders                       297          1,629
                                                              ------------------------------

 Profit for the financial period                                    305          1,668
 Currency translation and other adjustments                          (8)           (49)
 Movements in revaluation of premises                                 -             23
                                                              ------------------------------
 Total recognised gains and losses                                  297          1,642
                                                              ------------------------------
----------------------------------------------------------------------------------------------

The estimated contribution of NatWest (excluding the funding cost associated with the acquisition) to the Group's results for the 15 months ended December 31, 2000 is shown below:

--------------------------------------------------------------------------------
                                                           March 6, 2000 to
                                                          December 31, 2000
                                                          -----------------
                                                                   (pound)m

 Net interest income                                                  3,147
 Non-interest income                                                  3,006
                                                          -----------------
                                                                      6,153
 Operating expenses                                                  (4,121)
 Provisions for bad and doubtful debts                                 (162)
 Amounts written off fixed asset investments                             (1)
                                                          -----------------
 Operating profit                                                     1,869
                                                          -----------------
--------------------------------------------------------------------------------

NatWest's contribution is after charging goodwill amortisation and includes the post-acquisition effect of fair value adjustments.

b) Other acquisitions

On October 1, 1999, Citizens completed the acquisition of the major part of the commercial banking business of State Street Corporation for approximately US$1.6 billion, including a premium of approximately US$350 million and, on January 11, 2000, Citizens completed the acquisition of the entire issued share capital of UST Corp., for a cash consideration of approximately US$1.4 billion. On November 26, 1999, Direct Line completed the acquisition of Green Flag for a consideration of (pound)223 million.

The fair values of the assets and liabilities acquired at the date of acquisition, and the consideration paid for these acquisitions in aggregate are shown in the table below.

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        Year ended
                                                                                                                     September 30,
                                                                              15 months ended December 31, 2000               1999
                                                                          -----------------------------------------  -------------
                                                                         Book value of
                                                                            net assets    Fair value     Fair value     Fair value
                                                                              acquired   adjustments   to the Group   to the Group
                                                                          -----------------------------------------  -------------
                                                                              (pound)m      (pound)m       (pound)m       (pound)m

  Cash and balances at central banks and items in the course of collection          29             -             29             35
  Loans and advances to banks                                                       85             -             85              2
  Loans and advances to customers                                                4,178          (112)         4,066              -
  Debt securities                                                                  558            (7)           551              -
  Intangible fixed assets                                                           43           (43)             -              -
  Tangible fixed assets                                                             81            (3)            78              -
  Other assets                                                                      91            42            133             57

  Deposits by banks and items in the course of transmission                       (928)            -           (928)           (40)
  Customer accounts                                                             (2,327)            1         (2,326)             -
  Debt securities in issue                                                        (558)            -           (558)             -
  Other liabilities                                                               (133)          (52)          (185)            (2)
                                                                          -----------------------------------------  -------------
  Net assets acquired                                                            1,119          (174)           945             52
                                                                          -------------------------
  Goodwill                                                                                                    1,133             12
                                                                                                  ------------------ -------------
  Total consideration                                                                                         2,078             64
                                                                                                  ------------------ -------------

  Satisfied by:
  Payment of cash                                                                                             2,066             64
  Fees and expenses relating to the acquisitions                                                                 12              -
                                                                                                  ------------------ -------------
                                                                                                              2,078             64
                                                                                                  ------------------ -------------
------------------------------------------------------------------------------------------------------------------------------------

Fair value adjustments represent principally the revaluation of financial instruments and tangible fixed assets of the acquired businesses to their estimated market values at the date of acquisition, together with related tax effects.

The estimated contribution before funding costs of the acquisitions is shown below:

------------------------------------------------------------------------------------------------------------------------------------
                                                               15 months                  Year                 3 months
                                                                   ended                 ended                    ended
                                                             December 31            December 31             December 31
                                                                    2000*                  2000*                   1999*
                                                                    ----                   ----                    ----
                                                                (pound)m               (pound)m                (pound)m

 Total income                                                        326                    304                      22
 Operating expenses                                                 (265)                  (245)                    (20)
 Provisions for bad and doubtful debts                               (12)                   (10)                     (2)
                                                            --------------------  --------------------     -------------------
 Operating profit                                                     49                     49                         -
                                                            --------------------  --------------------     -------------------
------------------------------------------------------------------------------------------------------------------------------------

*  from the dates of acquisition

42. Reconciliation of operating profit to net cash inflow from operating activities

------------------------------------------------------------------------------------------------------------------------------------
                                                        15 months                      3 months               Year ended
                                                            ended     Year ended          ended             September 30
                                                      December 31    December 31    December 31   -----------------------------
                                                             2000           2000        1999(1)            1999         1998
                                                             ----           ----        -------            ----         ----
                                                         (pound)m       (pound)m       (pound)m        (pound)m     (pound)m

 Operating profit                                           3,273          2,970            303           1,211          944
 Increase in prepayments and accrued income                (1,151)        (1,122)           (29)            (87)        (150)
 Interest on subordinated liabilities                         750            687             63             251          226
 Increase in accruals and deferred income                   2,236          2,044            192             126          607
 Amortisation of and provisions against investment
   securities                                                  (7)            (7)             -              12           19
 Provisions for bad and doubtful debts                        629            550             79             266          328
 Loans and advances written off net of recoveries            (634)          (607)           (27)           (172)        (146)
 Profit on sale of tangible fixed assets                      (12)           (12)             -              (5)         (10)
 Income from associated undertakings                           (1)            (1)             -              (5)           -
 Profit on sale of subsidiary and associated undertakings       -              -              -             (35)           -
 Profit on sale of fixed asset investment                       -              -              -               -          (57)
 Profit on sale of investment securities                     (345)          (345)             -             (77)         (72)
 Provision for liabilities and charges                         42             41              1              61           46
 Provisions utilised                                          (76)           (76)             -             (84)         (82)
 Depreciation  and amortisation of tangible and
   intangible fixed assets                                  1,327          1,258             69             279          243
 Increase/(decrease) in value of long-term assurance
   business                                                    34             39             (5)            (55)         (39)
                                                        ---------      ---------      ---------       ---------    ---------
 Net cash inflow from trading activities                    6,065          5,419            646           1,686        1,857
 Decrease/(increase) in items in the course of
   collection                                               1,538          1,134            404              (3)        (582)
 Decrease/(increase) in treasury and other eligible
   bills                                                      121            343           (222)            (62)         (10)
 Decrease/(increase) in loans and advances to banks         8,193          9,720         (1,527)          2,915        1,293
 Increase in loans and advances to customers              (25,793)       (22,014)        (3,779)         (8,425)      (2,530)
 (Increase)/decrease in securities                         (1,749)        (1,013)          (736)            159       (2,480)
 (Increase)/decrease in other assets                       (1,434)        (1,886)           452           1,823       (1,985)
 (Decrease)/increase in items in the course of
   transmission                                              (891)          (948)            57             455         (116)
 Increase/(decrease) in deposits by banks                   3,179          1,329          1,850           1,941         (958)
 Increase in customer accounts                             27,378         24,338          3,040           4,495        3,018
 (Decrease)/increase in debt securities in issue             (659)        (2,840)         2,181           1,740        1,864
 (Decrease)/increase in other liabilities                  (3,926)        (3,959)            33          (1,733)       1,466
 Effect of other accruals/deferrals and other non-cash
   movements                                                 (694)          (626)           (68)              7          250
                                                        ---------      ---------      ---------       ---------    ---------
 Net cash inflow from operating activities                 11,328          8,997          2,331           4,998        1,087
                                                        ---------      ---------      ---------       ---------    ---------
------------------------------------------------------------------------------------------------------------------------------------

(1) Certain items reported in the cash flow statement incorporated in the Transition report on Form 20-F, filed on August 1, 2001, have been reclassified above; this has no impact on the other primary financial statements.

43. Analysis of the net outflow of cash in respect of the purchase of businesses and subsidiary undertakings

------------------------------------------------------------------------------------------------------------------------------------
                                                        15 months                      3 months               Year ended
                                                            ended     Year ended          ended             September 30
                                                      December 31    December 31    December 31   -----------------------------
                                                             2000           2000           1999            1999         1998
                                                             ----           ----           ----            ----         ----
                                                         (pound)m       (pound)m       (pound)m        (pound)m     (pound)m

 Cash consideration paid                                   (9,603)        (8,396)        (1,207)           (64)         (920)
 Cash acquired                                              5,465          5,465              -             35            17
                                                        ---------      ---------      ---------       ---------    ---------
 Net outflow of cash                                       (4,138)        (2,931)        (1,207)           (29)         (903)
                                                        ---------      ---------      ---------       ---------    ---------
------------------------------------------------------------------------------------------------------------------------------------

44.  Sale of subsidiary and associated undertakings

------------------------------------------------------------------------------------------------------------------------------------
                                                        15 months                      3 months               Year ended
                                                            ended     Year ended          ended             September 30
                                                      December 31    December 31    December 31   -----------------------------
                                                             2000           2000           1999            1999         1998
                                                             ----           ----           ----            ----         ----
                                                         (pound)m       (pound)m       (pound)m        (pound)m     (pound)m

 Net assets disposed of                                     1,119          1,153            (34)              1           19
 Goodwill written back                                          5              5              -               9            9
 Profit on disposal                                           100              -            100              35            -
                                                        ---------      ---------      ---------       ---------    ---------
 Net proceeds received (net of expenses)                    1,224          1,158             66              45           28
 Less non-cash receipts                                         -              -              -               -          (28)
                                                        ---------      ---------      ---------       ---------    ---------
 Net inflow of cash in respect of disposals (net of
 expenses)                                                  1,224          1,158             66              45            -
                                                        ---------      ---------      ---------       ---------    ---------
------------------------------------------------------------------------------------------------------------------------------------

45.  Analysis of changes in financing during the period

------------------------------------------------------------------------------------------------------------------------------------
                                                        15 months                      3 months               Year ended
                                                            ended     Year ended          ended             September 30
                                                      December 31    December 31    December 31   -----------------------------
                                                             2000           2000           1999            1999         1998
                                                             ----           ----           ----            ----         ----
                                                         (pound)m       (pound)m       (pound)m        (pound)m     (pound)m

 Share capital (including share premium)
 At beginning of period                                     2,354          2,381          2,354           1,678       1,445
 Currency translation adjustments                             184            159             25              23         (42)
 Cash inflow from financing                                 4,383          4,381              2             525         243
 Acquisition of subsidiary undertakings                       391            391              -               -           -
 Other non-cash movements                                      66             66              -             128          32
                                                        ---------      ---------      ---------       ---------    ---------
 At end of period                                           7,378          7,378          2,381           2,354       1,678
                                                        ---------      ---------      ---------       ---------    ---------

 Loan capital
 At beginning of period                                     3,032          3,006          3,032           2,611       2,550
 Currency translation adjustments                             356            382            (26)              -         (52)
 Cash inflow from financing                                   148            148              -             434         127
 Acquisition of subsidiary undertakings                     6,900          6,900              -               -           -
 Other non-cash movements                                       -              -              -             (13)        (14)
                                                        ---------      ---------      ---------       ---------    ---------
 At end of period                                          10,436         10,436          3,006           3,032       2,611
                                                        ---------      ---------      ---------       ---------    ---------
------------------------------------------------------------------------------------------------------------------------------------

46.  Analysis of cash

------------------------------------------------------------------------------------------------------------------------------------
                                                                                       3 months               Year ended
                                                                      Year ended          ended             September 30
                                                                     December 31    December 31   -----------------------------
                                                                            2000           1999            1999         1998
                                                                            ----           ----            ----         ----
                                                                        (pound)m       (pound)m        (pound)m     (pound)m

 Cash and balances at central banks                                        3,049          1,778           1,394        1,295
 Loans and advances to banks repayable on demand                           7,578          4,240           4,408        2,632
                                                                       ---------      ---------       ---------    ---------
 Cash                                                                     10,627          6,018           5,802        3,927
                                                                       ---------      ---------       ---------    ---------
------------------------------------------------------------------------------------------------------------------------------------

47.  Analysis of changes in cash during the period

------------------------------------------------------------------------------------------------------------------------------------
                                                        15 months                      3 months               Year ended
                                                            ended     Year ended          ended             September 30
                                                      December 31    December 31    December 31   -----------------------------
                                                             2000           2000           1999            1999         1998
                                                             ----           ----           ----            ----         ----
                                                         (pound)m       (pound)m       (pound)m        (pound)m     (pound)m

 At beginning of period                                     5,802          6,018          5,802           3,927        5,176
 Net cash inflow/(outflow)                                  4,825          4,609            216           1,875       (1,249)
                                                        ---------      ---------      ---------       ---------    ---------
 At end of period                                          10,627         10,627          6,018           5,802        3,927
                                                        ---------      ---------      ---------       ---------    ---------
------------------------------------------------------------------------------------------------------------------------------------

48.  Segmental analysis

In the tables below, the analyses of net assets are included in compliance with Statement of Standard Accounting Practice No. 25 "Segmental Reporting". The fungible nature of liabilities within the banking industry results in allocations of liabilities which, in some cases, are necessarily subjective. The directors believe that it is more meaningful to analyse total assets and the result of this analysis is therefore also included in the tables.

Following the acquisition of NatWest, the Group has been re-organised. The segmental disclosures set out below reflect the new organisational structure. Comparative figures have been restated to reflect this new structure.

a)   Classes of business

The figures in the tables below for the three months ended December 31, 1999 and the years ended September 30, 1999 and 1998 have been restated to the Group's new divisional structure.

------------------------------------------------------------------------------------------------------------------------------------
                                                                                    Operating  Provisions                  Profit/
                                                                                     expenses         for                (loss) on
                                                           Net      Non-            and other     bad and      Amounts    ordinary
                                                      interest  interest     Total  operating    doubtful  written off  activities
15 months ended December 31, 2000                       income    income    income    charges       debts  investments  before tax
                                                      ----------------------------------------------------------------------------
                                                      (pound)m  (pound)m  (pound)m   (pound)m    (pound)m     (pound)m    (pound)m

 Corporate Banking and Financial Markets                 1,718     2,738     4,456     (1,576)       (171)         (42)      2,667
 Retail Banking                                          2,259     1,015     3,274       (902)       (153)           -       2,219
 Retail Direct                                             541       534     1,075       (477)       (232)           -         366
 Manufacturing                                               -         -         -     (1,550)          -            -      (1,550)
 Wealth Management                                         400       411       811       (437)          5            -         379
 Direct Line Insurance Group                               118     1,264     1,382     (1,165)          -            -         217
 Ulster Bank                                               245       139       384       (205)        (15)           -         164
 Citizens Bank                                             787       284     1,071       (606)        (44)           -         421
 Central items                                            (286)      (72)     (358)      (291)        (19)           -        (668)
                                                      ----------------------------------------------------------------------------
 Operating profit before goodwill amortisation
    and integration costs                                5,782     6,313    12,095     (7,209)       (629)         (42)      4,215
 Goodwill amortisation                                       -         -         -       (541)          -            -        (541)
 Integration costs                                           -         -         -       (401)          -            -        (401)
 Exited businesses                                           5         8        13        (13)          -            -           -
                                                      ----------------------------------------------------------------------------
 Operating profit                                        5,787     6,321    12,108     (8,164)       (629)         (42)      3,273
                                                      -----------------------------------------------------------------
 Profit on disposal of businesses                                                                                              100
                                                                                                                      ------------
 Profit on ordinary activities before tax                                                                                    3,373
                                                                                                                      ------------
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                                                    Operating  Provisions                  Profit/
                                                                                     expenses         for                (loss) on
                                                           Net      Non-            and other     bad and      Amounts    ordinary
                                                      interest  interest     Total  operating    doubtful  written off  activities
Year ended December 31, 2000                            income    income    income    charges       debts  investments  before tax
                                                      ----------------------------------------------------------------------------
                                                      (pound)m  (pound)m  (pound)m   (pound)m    (pound)m     (pound)m    (pound)m

 Corporate Banking and Financial Markets                 1,583     2,503     4,086     (1,464)       (158)         (42)      2,422
 Retail Banking                                          2,109       961     3,070       (828)       (126)           -       2,116
 Retail Direct                                             473       501       974       (427)       (206)           -         341
 Manufacturing                                               -         -         -     (1,426)          -            -      (1,426)
 Wealth Management                                         373       395       768       (419)          5            -         354
 Direct Line Insurance Group                                98     1,028     1,126       (925)          -            -         201
 Ulster Bank                                               245       139       384       (205)        (15)           -         164
 Citizens                                                  667       247       914       (525)        (40)           -         349
 Central items                                            (262)      (65)     (327)      (288)        (10)           -        (625)
                                                      ----------------------------------------------------------------------------
 Operating profit before goodwill amortisation
    and integration costs                                5,286     5,709    10,995     (6,507)       (550)         (42)      3,896
 Goodwill amortisation                                       -         -         -       (537)          -            -        (537)
 Integration costs                                           -         -         -       (389)          -            -        (389)
 Exited businesses                                           -         -         -          -           -            -           -
                                                      ----------------------------------------------------------------------------
 Profit on ordinary activities before tax                5,286     5,709    10,995     (7,433)       (550)         (42)      2,970
                                                      ----------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                                                    Operating  Provisions                  Profit/
                                                                                     expenses         for                (loss) on
                                                           Net      Non-            and other     bad and      Amounts    ordinary
                                                      interest  interest     Total  operating    doubtful  written off  activities
3 months ended December 31, 1999                        income    income    income    charges       debts  investments  before tax
                                                      ----------------------------------------------------------------------------
                                                      (pound)m  (pound)m  (pound)m   (pound)m    (pound)m     (pound)m    (pound)m

 Corporate Banking and Financial Markets                   135       235       370       (112)        (13)           -         245
 Retail Banking                                            150        54       204        (74)        (27)                     103
 Retail Direct                                              68        33       101        (50)        (26)           -          25
 Manufacturing                                               -         -         -       (124)          -            -        (124)
 Wealth Management                                          27        16        43        (18)          -            -          25
 Direct Line Insurance Group                                20       236       256       (240)          -            -          16
 Citizens                                                  120        37       157        (81)         (4)           -          72
 Central items                                             (24)       (7)      (31)        (3)         (9)           -         (43)
                                                      ----------------------------------------------------------------------------
 Operating profit before goodwill amortisation and
    integration costs                                      496       604     1,100       (702)        (79)           -         319
 Goodwill amortisation                                       -         -         -         (4)          -            -          (4)
 Integration costs                                           -         -         -        (12)          -            -         (12)
 Exited businesses                                           5         8        13        (13)          -            -           -
                                                      ----------------------------------------------------------------------------
 Operating Profit                                          501       612     1,113       (731)        (79)           -         303
                                                      -------------------------------------------------------------------
 Profit on disposal of businesses                                                                                              100
                                                                                                                         ---------
 Profit on ordinary activities before tax                                                                                      403
                                                                                                                         ---------
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                                                    Operating  Provisions                  Profit/
                                                                                     expenses         for                (loss) on
                                                           Net      Non-            and other     bad and      Amounts    ordinary
                                                      interest  interest     Total  operating    doubtful  written off  activities
Year ended December 31, 1999                            income    income    income    charges       debts  investments  before tax
                                                      ----------------------------------------------------------------------------
                                                      (pound)m  (pound)m  (pound)m   (pound)m    (pound)m     (pound)m    (pound)m

 Corporate Banking and Financial Markets                   523       802     1,325       (438)        (95)         (12)        780
 Retail Banking                                            539       297       836       (290)        (73)           -         473
 Retail Direct                                             216       107       323       (162)        (85)           -          76
 Manufacturing                                               -         -         -       (455)          -            -        (455)
 Wealth Management                                          93        52       145        (68)         (1)           -          76
 Direct Line Insurance Group                                69       794       863       (777)          -            -          86
 Citizens                                                  408       141       549       (292)        (15)           -         242
 Central items                                            (106)        6      (100)        10           3           (1)        (88)
                                                      ----------------------------------------------------------------------------
  Operating profit before goodwill amortisation          1,742     2,199     3,941     (2,472)       (266)         (13)      1,190
 Goodwill amortisation                                       -         -         -         (1)          -            -          (1)
 Exited businesses                                           6       155       161       (139)          -            -          22
                                                      ----------------------------------------------------------------------------
 Profit on ordinary activities before tax                1,748     2,354     4,102     (2,612)       (266)         (13)      1,211
                                                      ----------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                                                    Operating  Provisions                  Profit/
                                                                                     expenses         for                (loss) on
                                                           Net      Non-            and other     bad and      Amounts    ordinary
                                                      interest  interest     Total  operating    doubtful  written off  activities
Year ended September 30, 1998                            income    income    income    charges       debts  investments  before tax
                                                      ----------------------------------------------------------------------------
                                                      (pound)m  (pound)m  (pound)m   (pound)m    (pound)m     (pound)m    (pound)m

 Corporate Banking and Financial Markets                   459       686     1,145       (419)        (58)          (9)        659
 Retail Banking                                            526       247       773       (286)        (71)           -         416
 Retail Direct                                             142        97       239       (159)        (52)           -          28
 Manufacturing                                               -         -         -       (418)          -            -        (418)
 Wealth Management                                          76        47       123        (61)          -            -          62
 Direct Line Insurance Group                                74       649       723       (676)          -            -          47
 Citizens                                                  376       150       526       (264)        (15)           -         247
 Central items                                             (92)       30       (62)        (9)          -           (1)        (72)
                                                      ----------------------------------------------------------------------------
 Operating profit before exceptional items               1,561     1,906     3,467     (2,292)       (196)         (10)        969
 Operating exceptional items                                 -        96        96          -        (132)         (27)        (63)
 Exited businesses                                          31        97       128        (90)          -            -          38
                                                      ----------------------------------------------------------------------------
 Operating profit                                        1,592     2,099     3,691     (2,382)       (328)         (37)        944
                                                      -----------------------------------------------------------------
 Profit on sale of fixed asset investment                                                                                       57
                                                                                                                      ------------
 Profit on ordinary activities before tax                                                                                    1,001
                                                                                                                      ------------
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                                                 Total assets                 Net assets
                                                                           -------------------------  --------------------------
                                                                           December 31  September 30  December 31  September 30
                                                                                  2000          1999         2000          1999
                                                                                  ----          ----         ----          ----
                                                                              (pound)m      (pound)m     (pound)m      (pound)m

 Corporate Banking and Financial Markets                                       191,083        44,454        7,161         2,626
 Retail Banking                                                                 57,942        15,558        2,772           787
 Retail Direct                                                                  14,355         5,798          790           438
 Manufacturing                                                                   2,611         1,003          181            77
 Wealth Management                                                              10,428         2,571          492           171
 Direct Line Insurance Group                                                     2,480         1,675          632           473
 Ulster Bank                                                                    11,068             -          809             -
 Citizens                                                                       20,323        11,824        1,699           905
 Central items                                                                   9,714          (649)       8,580        (1,355)
 Exited businesses                                                                   -         6,618            -            80
                                                                               ---------------------------------------------------
                                                                               320,004        88,852       23,116         4,202
                                                                               ---------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

(b)  Geographical segments

The geographical analyses in the tables below have been compiled on the basis of location of office where the transactions are recorded.

------------------------------------------------------------------------------------------------------------------------------------
 15 months ended December 31, 2000                                                                         Rest of
                                                                                       UK          USA   the World       Total
                                                                                --------------------------------------------------
                                                                                 (pound)m     (pound)m    (pound)m    (pound)m

 Interest receivable                                                               11,053        2,359       1,082      14,494
 Dividend income                                                                       26           12          16          54
 Fees and commissions receivable                                                    3,369          318         198       3,885
 Dealing profits                                                                      718          240          45       1,003
 Other operating income                                                               923           38          (2)        959
 General insurance premium income (net of reinsurance)                              1,166            -           -       1,166
                                                                                --------------------------------------------------
 Gross income                                                                      17,255        2,967       1,339      21,561
                                                                                --------------------------------------------------
 Profit on ordinary activities before tax                                           2,784          256         333       3,373
                                                                                --------------------------------------------------
 Total assets                                                                     229,839       67,943      22,222     320,004
                                                                                --------------------------------------------------
 Net assets                                                                        20,039        2,002       1,075      23,116
                                                                                --------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
 Year ended December 31, 2000                                                                              Rest of
                                                                                       UK          USA   the World       Total
                                                                                --------------------------------------------------
                                                                                 (pound)m     (pound)m    (pound)m    (pound)m

 Interest receivable                                                               10,097        2,083       1,038      13,218
 Dividend income                                                                       21           10          13          44
 Fees and commissions receivable                                                    3,135          284         195       3,614
 Dealing profits                                                                      652          237          44         933
 Other operating income                                                               841           37          (4)        874
 General insurance premium income (net of reinsurance)                                950            -           -         950
                                                                                --------------------------------------------------
 Gross income                                                                      15,696        2,651       1,286      19,633
                                                                                --------------------------------------------------
 Profit on ordinary activities before tax                                           2,451          197         322       2,970
                                                                                --------------------------------------------------
 Total assets                                                                     229,839       67,943      22,222     320,004
                                                                                --------------------------------------------------
 Net assets                                                                        20,039        2,002       1,075      23,116
                                                                                --------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
 3 months ended December 31, 1999                                                                          Rest of
                                                                                       UK          USA   the World       Total
                                                                                --------------------------------------------------
                                                                                 (pound)m     (pound)m    (pound)m    (pound)m

 Interest receivable                                                                  956          276          44       1,276
 Dividend income                                                                        5            2           3          10
 Fees and commissions receivable                                                      234           34           3         271
 Dealing profits                                                                       66            3           1          70
 Other operating income                                                                82            1           2          85
 General insurance premium income (net of reinsurance)                                216            -           -         216
                                                                                --------------------------------------------------
 Gross income                                                                       1,559          316          53       1,928
                                                                                --------------------------------------------------
 Profit on ordinary activities before tax                                             333           59          11         403
                                                                                --------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
 Year ended September 30, 1999                                                                             Rest of
                                                                                       UK          USA   the World       Total
                                                                                --------------------------------------------------
                                                                                 (pound)m     (pound)m    (pound)m    (pound)m

 Interest receivable                                                                3,813          823         217       4,853
 Dividend income                                                                       19            4          11          34
 Fees and commissions receivable                                                      932          132          17       1,081
 Dealing profits                                                                      190            3           6         199
 Other operating income                                                               437           11          11         459
 General insurance premium income (net of reinsurance)                                710            -           -         710
                                                                                --------------------------------------------------
 Gross income                                                                       6,101          973         262       7,336
                                                                                --------------------------------------------------
 Profit on ordinary activities before tax                                             940          221          50       1,211
                                                                                --------------------------------------------------
 Total assets                                                                      73,232       12,140       3,480      88,852
                                                                                --------------------------------------------------
 Net assets                                                                         2,777          870         555       4,202
                                                                                --------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
 Year ended September 30, 1998                                                                             Rest of
                                                                                       UK          USA   the World       Total
                                                                                --------------------------------------------------
                                                                                 (pound)m     (pound)m    (pound)m    (pound)m

 Interest receivable                                                                4,037          761         274       5,072
 Dividend income                                                                       14            3          11          28
 Fees and commissions receivable                                                      793          113          15         921
 Dealing profits                                                                      268            3           3         274
 Other operating income                                                               315           67          (3)        379
 General insurance premium income (net of reinsurance)                                600            -           -         600
                                                                                --------------------------------------------------
 Gross income                                                                       6,027          947         300       7,274
                                                                                --------------------------------------------------
 Profit on ordinary activities before tax                                             737          251          13       1,001
                                                                                --------------------------------------------------
 Total assets                                                                      66,527        9,903       3,246      79,676
                                                                                --------------------------------------------------
 Net assets                                                                         2,037          700         216       2,953
                                                                                --------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

As permitted by the Companies Act 1985, a segmental analysis of turnover has not been disclosed.

49.  Investment funds

Certain investment funds which the Group manages and invests in are, by virtue of the definition contained in the Companies Act 1985 and FRS 2 'Accounting for Subsidiary Undertakings', subsidiary undertakings of the group and are, therefore, required to be included in the consolidated financial statements. However, the directors believe that full consolidation of these funds, which are in substance collective investment schemes managed by the Group, would not present a true and fair view. To reflect the true commercial effect of the funds, only the Group's share of their results and underlying investments have been included in the consolidated financial statements. The effect on the Group's balance sheet at December 31, 2000 of consolidating these funds would be to increase loans and advances to banks by (pound)229 million (September 30, 1999 - nil), investment equity shares by (pound)891 million (September 30, 1999
- nil), other assets by (pound)2 million (September 30, 1999 - nil), other liabilities by (pound)165 million (September 30, 1999 - nil), accruals and deferred income by (pound)4 million (September 30,1999 - nil) and minority interests by (pound)953 million (September 30, 1999 - nil). Group profit on ordinary activities before tax would be (pound)17 million lower for the 15 months and the year ended December 31, 2000 (three months ended December 31, 1999, year ended September 30, 1999 and year ended September 30, 1998 - all nil), with an offsetting change in minority interest (after tax). Profit for the financial periods and shareholders' funds would be unaffected.

50.  Related party transactions

Subsidiary undertakings

Details of the principal subsidiary undertakings are shown in Note 19 to the Consolidated Financial Statements. In accordance with FRS 8 'Related Party Disclosures', transactions or balances between Group entities that have been eliminated on consolidation are not reported.

Associated undertakings

Details of the Group's principal associated undertakings are shown in Note 18 to the Consolidated Financial Statements. The amounts of loans and advances due from associated undertakings at December 31, 2000 are shown in Note 13 to the Consolidated Financial Statements and the amounts of deposits received from associated undertakings as at December 31, 2000 are shown in Note 26 to the Consolidated Financial Statements. These transactions are conducted on similar terms to third party transactions and are not material to the Group's results or financial condition. Certain subsidiary undertakings in the Group provide development and other types of capital support to businesses in their roles as providers of finance. These investments are made in the normal course of business and on arm's-length terms depending on their nature. In some instances, the investment may extend to ownership or control over 20% or more of the voting rights of the investee company. However, these investments are not considered to give rise to transactions of a materiality requiring disclosure under FRS 8.

National Westminster Bank Plc

Under the provisions of FRS 8, National Westminster Bank Plc and its subsidiaries were related parties of other members of the Group throughout the 15 months ended December 31, 2000. FRS 8 does not require disclosure of any transactions or balances between Group entities that have been eliminated on consolidation. However, as significant participants in financial markets in the UK and overseas, the pre-existing Group and the National Westminster Bank Plc Group entered into a significant volume of arm's-length banking and financial transactions with each other in the period from October 1, 1999 to March 6, 2000 (the date the Group acquired National Westminster Bank Plc). The transactions were entered into in the normal course of business and are not considered to be material.

The Royal Bank of Scotland Staff Pension Scheme (the "Scheme")

The Bank recharges the Scheme with the cost of administration services incurred by it. The amounts involved are not material to the Group.

Banco Santander Central Hispano S.A. ("BSCH")

Under the terms of an alliance agreement, the Group and BSCH co-operate in certain banking and financial activities in Europe. The Group holds 2.96% of BSCH's capital stock and BSCH holds 9.62% of the company's ordinary shares and in addition has a 50% minority shareholding in The Royal Bank of Scotland (Gibraltar) Limited.

In March 2000, a total of 191.5 million new ordinary shares of 25p each were issued to BSCH for a total consideration of (pound)1.7 billion. In December 2000, the Group invested (pound)475 million in BSCH in the form of 44.7 million ordinary shares of (euro)0.50 for a total consideration of (euro)494 million ((pound)307 million) and 10.3 million preference shares of US$25 nominal per share for a total consideration of US$250 million ((pound)168 million).

Directors, officers and others

Details of directors' emoluments are set out in Item 6 on pages 83 to 90. Details of transactions with directors, officers and others connected to them are shown on page 92.

51. Significant differences between UK and US generally accepted accounting principles

The Consolidated Financial Statements of the Group are prepared in accordance with UK GAAP which differs in certain respects from US GAAP. The main differences are summarised as follows:

(a) Acquisition accounting Under UK GAAP, all integration costs relating to acquisitions are expensed as post-acquisition expenses. Under US GAAP, certain restructuring costs and exit costs incurred in the acquired business are treated as liabilities assumed on acquisition and taken into account in the calculation of goodwill.

The fair value of the surplus on pension schemes is restricted under UK GAAP to the amount expected to be realised by way of reduced contributions or refunds. Under US GAAP, the full surplus is recognised as a fair value adjustment.

Under US GAAP, the consideration for the acquisition includes the value of certain options granted to holders of options over the acquired entity's shares under employee share option schemes.

(b) Goodwill Goodwill arising on acquisitions after October 1, 1998 is capitalised on the balance sheet and amortised over its useful life. Goodwill arising on acquisitions before October 1, 1998 was deducted from reserves immediately. Under US GAAP, goodwill is capitalised and amortised through the Consolidated profit and loss account over the period estimated to benefit, which, in the Group's case, is periods of up to 25 years.

(c) Depreciation Depreciation charged under UK GAAP is based on the revalued amount of freehold and long leasehold properties. Prior to October 1, 1999, depreciation was not charged on these properties. Under US GAAP, the depreciation charge is based on the historical cost of the properties.

(d) Revaluation The Group's freehold and leasehold property is carried at original cost or subsequent valuation. The surplus or deficit on revaluation is included in the Group's reserves. Under US GAAP, revaluations of property are not permitted to be reflected in the financial statements.

(e) Dividends Under UK GAAP, dividends are recorded in the period to which they relate, whereas under US GAAP dividends are recorded in the period in which they are declared.

(f) Loan origination fees Certain loan fees are recognised when received. Under US GAAP, all loan fees and certain direct costs are deferred and recognised as an adjustment to the yield on the related loan or facility.

(g) Pension costs Pension costs, based on actuarial assumptions and methods, are charged in the consolidated accounts so as to allocate the cost of providing benefits over the service lives of employees in a consistent manner approved by the actuary. US GAAP prescribes the method of actuarial valuation and also requires assets to be assessed at fair value and the assessment of liabilities to be based on current interest rates.

(h) Long-term assurance policies The shareholders' interest in the long-term assurance fund is valued as the discounted value of the cash flows expected to be generated from in-force policies together with net assets in excess of the statutory liabilities. Under US GAAP, premiums are recognised as revenue when due from policyholders. The costs of claims are recognised when insured events occur. For traditional business, the present value of estimated future policy benefits is accrued when premium revenue is recognised. Acquisition costs are capitalised and charged to expense in proportion to premium revenue recognised. For unit-linked business, acquisition costs are amortised over the life of the contracts at a constant rate based on the present value of estimated gross profits. Initial income in respect of future services is not earned in the period assessed but recognised as income over the same amortisation period and using the same amortisation schedule as for acquisition costs.

(i) Lease income In accordance with UK GAAP, the Group's accounting policy for finance lease income receivable is to allocate total gross earnings to accounting periods so as to give a constant periodic rate of return on the net cash investment. Under US GAAP, finance lease income is recognised so as to give a level rate of return on the investment in the lease but without taking into account the associated tax flows.

(j) Debt securities and equity shares Under UK GAAP, the Group's investments in debt securities and equity shares are classified as being held as investment securities, held for the purpose of hedging or held for dealing purposes. Investment securities are stated at cost less provision for any permanent diminution in value. Premiums and discounts on dated securities are amortised to interest income over the period to maturity. Under US GAAP, the Group's investment debt securities and marketable investment equity shares are classified as available-for-sale securities with unrealised gains and losses reported in a separate component of shareholders' equity, together with unrealised gains and losses on related hedging derivatives.

51. Significant differences between UK and US generally accepted accounting principles (continued)

(k) Internal derivatives Internal derivative hedges between the non-trading book and the Group's independent trading operations are accounted for under UK GAAP on an accruals basis by the non-trading unit. Under US GAAP, such transactions entered into after December 31, 1998 must be eliminated, unless a contemporaneous matching transaction is undertaken with a third party.

(l) Software development costs Under UK GAAP, most software development costs are written off as incurred. Under US GAAP, certain costs relating to software developed for own use that are incurred after January 1, 1999 are capitalised and amortised over the estimated useful life of the software.

(m) Deferred Tax Deferred taxation is provided only where it is probable that a taxation liability will crystallise. Under US GAAP, full provision must generally be made for all potential taxation liabilities.

(n) Acceptances Acceptances outstanding and the matching customers' liabilities are not reflected in the Consolidated Balance Sheet, but are disclosed as memorandum items. Under US GAAP, acceptances outstanding and the matching customers' liabilities are reflected in the Consolidated Balance Sheet.

(o) Year 2000 costs Under UK GAAP, expenditure on Year 2000 compliance has been set against provisions raised in 1997. Under US GAAP, such costs are charged as incurred.

Recent developments in US GAAP

In June 1998, the Financial Accounting Standards Board published SFAS No 133 'Accounting for Derivative Instruments and Hedging Activities'. The standard, as amended by SFAS 137 'Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No 133', is effective for the Group's 2001 financial statements.

The standard requires all derivatives to be measured at fair value and changes in fair value (i.e. gains or losses) of derivatives not designated as hedges to be recognised currently in earnings. The standard sets forth criteria that must be met for derivatives to qualify as hedges. The treatment of gains or losses arising on derivatives designated as hedges depends on the hedging relationship:

o The gain or loss on a derivative designated and qualifying as a fair value hedge and the offsetting gain on the hedged item is recognised currently in earnings.

o The effective element of the gain or loss on a derivative designated and qualifying as a cash flow hedge is reported in other comprehensive income (outside earnings) and reclassified into earnings in the periods in which the hedged transaction affects earnings. The ineffective element is taken to earnings currently.

o The gain or loss on the hedging derivative in a foreign currency hedge of a net investment in a foreign operation is reported in other comprehensive income to the extent that it is effective as a hedge.

SFAS 133's transition provisions require gains and losses on derivatives hedging cash flow exposure to be taken to other comprehensive income and those on derivatives hedging fair value exposures (together with offsetting gains and losses on the hedged item) to be reported in net income.

The Group has not amended its approach to the use of derivatives to manage the risks in its portfolios of financial instruments. Most of the Group's hedging derivatives do not qualify as hedges under SFAS 133 and for US GAAP purposes, gains and losses on these derivatives will be taken to earnings. They will continue to be accounted for as hedges under UK GAAP. The Group is currently reviewing the effect of the fair value of its free standing and embedded derivatives.

In September 2000, the FASB issued SFAS 140 'Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities'. SFAS 140 revises the standards for accounting for securitisations and other transfers of financial asset and collateral set out in SFAS No 125 'Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities'. The requirements of SFAS 140 relating to collateral are effective for accounting periods ending after December 15, 2000 and the Group has implemented these requirements. As a result, securities received as collateral under reverse repurchase agreements which were previously accounted for under US GAAP in the statement of financial position as securities held, with a corresponding obligation to return the securities, are now treated as collateral held and not recognised in the statement of financial position. The remaining requirements of SFAS 140 are effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. The Group is reviewing these requirements to determine their effect on the Group's US GAAP reporting.

Selected figures in accordance with US GAAP

The following tables summarise the significant estimated adjustments to consolidated net income, shareholders' equity and comprehensive income which would result from the application of US GAAP instead of UK GAAP. Where applicable, the adjustments are stated gross of tax with the tax effect shown separately in total.

------------------------------------------------------------------------------------------------------------------------------------
                                                        15 months                      3 months               Year ended
                                                            ended     Year ended          ended             September 30
                                                      December 31    December 31    December 31   -----------------------------
                                                             2000           2000           1999            1999         1998
                                                             ----           ----           ----            ----         ----
 Consolidated statement of income - Net income           (pound)m       (pound)m       (pound)m        (pound)m     (pound)m

 Profit for the financial period -  UK GAAP                 2,169          1,887            282             856          695
 Adjustments in respect of:
   Goodwill                                                     5             16            (11)            (46)         (47)
   Restructuring and exit costs in relation to
     acquisitions                                             249            249              -               -           -
   Property depreciation                                        3              5             (2)             (8)           -
   Property disposals                                           2              2              -               1            1
   Loan fees and costs                                        (70)           (71)             1               8           12
   Pension costs (see notes below)                            165            167             (2)             (6)          (2)
   Long-term assurance policies                               118            104             14             (47)         (26)
   Leasing                                                    (26)           (25)            (1)             (4)           6
   Internal derivative hedges                                  60             71            (11)            (21)           -
   Software development costs                                 235            235              -               -            -
   Year 2000 costs                                              -              -              -              (9)         (14)
   Tax effect on the above adjustments                       (217)          (214)            (3)             33            3
   Deferred taxation                                          (30)           (30)             -               1          (31)
                                                        ---------      ---------      ---------       ---------    ---------
 Net income for the financial period - US GAAP              2,663          2,396            267             758          597
 Preference dividends                                        (322)          (294)           (28)            (80)         (58)
                                                        ---------      ---------      ---------       ---------    ---------
 Net income available for ordinary shareholders -
   US GAAP                                                  2,341          2,102            239             678          539
                                                        ---------      ---------      ---------       ---------    ---------

 Weighted average number of ordinary shares (millions)      2,053          2,348            892             884          867
                                                        ---------      ---------      ---------       ---------    ---------

 Basic earnings per ordinary share - US GAAP (pence)        114.0           89.5           26.8            76.7         62.2
                                                        ---------      ---------      ---------       ---------    ---------

 Diluted weighted average number of ordinary shares
 (millions)                                                 2,079          2,376            907             896          880
                                                        ---------      ---------      ---------       ---------    ---------

 Diluted earnings per ordinary share - US GAAP (pence)      112.6           88.5           26.4            75.7         61.3
                                                        ---------      ---------      ---------       ---------    ---------
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                        15 months                      3 months               Year ended
                                                            ended     Year ended          ended             September 30
                                                      December 31    December 31    December 31   -----------------------------
                                                             2000           2000           1999            1999         1998
                                                             ----           ----           ----            ----         ----
 Comprehensive income                                    (pound)m       (pound)m       (pound)m        (pound)m     (pound)m

 Net income available for ordinary shareholders -
   US GAAP                                                  2,341          2,102            239             678          539
 Net unrealised gains/(losses) on available-for-sale
   securities                                                 225            176             49             (32)         (92)
 Net currency translation differences on foreign currency
   net investment                                              26             52            (26)              5           (3)
                                                        ---------      ---------      ---------       ---------    ---------
 Comprehensive income - US GAAP                             2,592          2,330            262             651          444
                                                        ---------      ---------      ---------       ---------    ---------
------------------------------------------------------------------------------------------------------------------------------------

51. Significant differences between UK and US generally accepted accounting principles (continued)

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                 December 31     30 September
                                                                                                        2000             1999
                                                                                                        ----             ----
 Consolidated shareholders' equity                                                                  (pound)m         (pound)m

 Shareholders' equity - UK GAAP                                                                       23,116            4,202
 Adjustments in respect of:
   Goodwill                                                                                              970              965
   Additional consideration (options)                                                                    220                -
   Restructuring and exit costs in relation to acquisitions                                              249                -
   Elimination of revaluation surplus on properties less depreciation                                   (186)            (167)
   Proposed dividend                                                                                     629              181
   Loan fees and costs                                                                                   (74)              (4)
   Pension costs                                                                                         158              (7)
   Long-term assurance policies                                                                          (59)            (177)
   Leasing                                                                                               (26)                -
   Net unrealised gains on available-for-sale securities                                                 598              277
   Internal derivative hedges                                                                             39             (21)
   Software development costs                                                                            235                -
   Tax effect on cumulative UK/US GAAP income adjustments                                               (156)               61
   Deferred taxation                                                                                    (290)            (211)
                                                                                                 ----------------- ----------------
 Shareholders' equity - US GAAP                                                                       25,423            5,099
                                                                                                 ----------------- ----------------
------------------------------------------------------------------------------------------------------------------------------------

Earnings per share

Basic and diluted earnings per share (EPS) under US GAAP differs from UK GAAP only to the extent that the income calculated under US GAAP differs from that under UK GAAP.

------------------------------------------------------------------------------------------------------------------------------------
                             15 months ended December 31           Year ended December 31           3 months ended December 31
                                        2000                                2000                               1999
                          ---------------------------------- ----------------------------------- ----------------------------------
                                        No. of   Per share                   No. of   Per share                   No. of  Per share
                            Income*     shares      amount       Income*     shares      amount       Income*     shares     amount
                            -------     ------      ------       -------     ------      ------       -------     ------     ------
                           (pound)m    million       pence      (pound)m    million       pence      (pound)m    million     pence

 Basic EPS                    2,341      2,053       114.0         2,102      2,348        89.5           239        892       26.8
 Dilutive effect of share
   options outstanding           -          26        (1.4)            -         28        (1.0)            -         15       (0.4)
                          ---------------------------------- ----------------------------------- ----------------------------------

 Diluted EPS                 2,341       2,079       112.6         2,102      2,376        88.5           239        907       26.4
                          ---------------------------------- ----------------------------------- ----------------------------------
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                                  Year ended September 30            Year ended September 30
                                                                            1999                               1998
                                                             ----------------------------------- ---------------------------------
                                                                         No. of   Per share                   No. of  Per share
                                                             Income*     shares      amount       Income*     shares     amount
                                                             -------     ------      ------       -------     ------     ------
                                                            (pound)m    million       pence      (pound)m    million     pence

 Basic EPS                                                       678        884        76.7          539        867       62.2
 Dilutive effect of share options outstanding                      -         12        (1.0)           -         13       (0.9)
                                                             ----------------------------------- ---------------------------------
 Diluted EPS                                                     678        896        75.7          539        880       61.3
                                                             ----------------------------------- ---------------------------------
------------------------------------------------------------------------------------------------------------------------------------

*US GAAP net income available to ordinary shareholders, see page 171.


Outstanding options to purchase shares are excluded from the computation of diluted EPS where the exercise prices of the options are greater than the average market price of the ordinary shares during the relevant period. At December 31, 2000 and December 31, 1999, there were no such options outstanding (September 30, 1999 - 0.8 million; September 30, 1998 - 1.0 million).

Pensions

The provisions of SFAS No. 87, "Employers' Accounting for Pensions" ("SFAS No. 87"), have been applied to The Royal Bank of Scotland Staff Pension Scheme and, from March 6, 2000, the date of acquisition of NatWest, the National Westminster Bank Pension Fund (the "plans"). These plans cover most of the Group's UK employees and the impact of US GAAP on the other Group schemes is considered to be immaterial. A trust fund has been established under each plan, to which payments are made, determined on an actuarial basis, designed to build up reserves during the working life of full-time employees to pay such employees or dependants a pension after retirement. Such pensions are based on final pensionable salaries and are related to the length of service prior to retirement. Pensions are limited to a maximum of two-thirds of final salary for 40 years service or more. Staff do not make contributions for basic pensions but may make voluntary contributions on a regular basis to purchase additional service qualification where less than 40 years service will have been completed by normal retirement age. The assets of the plans are held under separate trusts and, in the long-term, the funding policy is to maintain assets sufficient to cover the benefits in respect of service to date, with due allowance for future earnings increases. The plan assets consist mainly of fixed-income securities and listed securities. The investment policy followed for the plans seek to deploy the plan assets primarily in UK and overseas equity shares and UK government securities.

The "net periodic pension cost" of the plans under US GAAP, for the 15 months ended December 31, 2000, the year ended December 31, 2000, the three months ended December 31, 1999, and the years ended September 30, 1999 and 1998, is made up as follows:

------------------------------------------------------------------------------------------------------------------------------------
                                                        15 months                      3 months               Year ended
                                                            ended     Year ended          ended             September 30
                                                      December 31    December 31    December 31   -----------------------------
                                                             2000           2000           1999            1999         1998
                                                             ----           ----           ----            ----         ----
                                                         (pound)m       (pound)m       (pound)m        (pound)m     (pound)m

 Service cost component                                       258            242             16              72           65
 Interest cost component                                      570            544             26             103          100
 Expected return on assets                                   (861)          (826)           (35)           (109)        (114)
 Amortisation of net transition asset                         (10)            (8)            (2)             (8)          (8)
 Amortisation of gain                                          (4)            (4)             -               4            3
                                                        ---------      ---------      ---------       ---------    ---------
 Net periodic pension (credit)/cost                           (47)           (52)             5              62           46
                                                        ---------      ---------      ---------       ---------    ---------
-----------------------------------------------------------------------------------------------------------------------------------

The following table presents the estimated funded status and accrued or prepaid pension cost of the plans under US GAAP:

-----------------------------------------------------------------------------------------------------------------------------------
                                                                           December 31       December 31      September 30
                                                                                  2000              1999              1999
                                                                                  ----              ----              ----
                                                                              (pound)m          (pound)m          (pound)m
 Actuarial present value of benefit obligations:
 Market value of plan assets                                                    13,846             2,319             2,037
 Projected benefit obligation                                                   10,573             1,765             1,774
                                                                           ------------------  -------------  ---------------
 Funded status                                                                   3,273               554               263
 Unrecognised prior service cost                                                     2                 2                 2
 Unrecognised net loss/(gain)                                                      147              (513)             (231)
 Unrecognised transition amount                                                    (38)              (46)              (48)
                                                                           ------------------  -------------  ---------------
 Prepaid/(accrued) pension cost at period end                                    3,384                (3)              (14)
                                                                           ------------------  -------------  ---------------
-----------------------------------------------------------------------------------------------------------------------------------

51. Significant differences between UK and US generally accepted accounting principles (continued)

Pensions (continued)

The following table presents the estimated changes in benefit obligation and fair value of fund assets of the plans under US GAAP for the 15 months ended December 31, 2000, the year ended December 31, 2000, the three months ended December 31, 1999, and the years ended September 30, 1999 and 1998:

------------------------------------------------------------------------------------------------------------------------------------
                                                        15 months                      3 months               Year ended
                                                            ended     Year ended          ended             September 30
                                                      December 31    December 31    December 31   -----------------------------
                                                             2000           2000           1999            1999         1998
                                                             ----           ----           ----            ----         ----
                                                         (pound)m       (pound)m       (pound)m        (pound)m     (pound)m

 Change in benefit obligation:
 Benefit obligation at beginning of period                  1,774          1,765          1,774           1,758        1,461
 Acquisition of NatWest                                     8,556          8,556              -               -            -
 Service cost                                                 258            242             16              72           65
 Interest cost                                                570            544             26             103          100
 Actuarial (gain)/loss                                       (200)          (165)           (35)            (94)         197
 Benefits paid                                               (385)          (369)           (16)            (65)         (65)
                                                        ---------      ---------      ---------       ---------    ---------
 Benefit obligation at period end                          10,573         10,573          1,765           1,774        1,758
                                                        ---------      ---------      ---------       ---------    ---------

 Change in plan assets:
 Market value of plan assets at beginning of period         2,037          2,319          2,037           1,676        1,599
 Acquisition of NatWest                                    11,816         11,816              -               -            -
 Actual return on plan assets                                 293              9            284             366           85
 Employer contribution...                                      92             76             16              60           57
 Benefits and expenses paid                                  (392)          (374)           (18)            (65)         (65)
                                                        ---------      ---------      ---------       ---------    ---------
 Market value of plan assets at period end                 13,846         13,846          2,319           2,037        1,676
                                                        ---------      ---------      ---------       ---------    ---------
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                Year ended        Year ended        Year ended
                                                                                December 31      September 30      September 30
 Weighted average assumptions at measurement date                                  2000              1999              1998
                                                                             ------------------ ----------------  ---------------
                                                                                % per annum       % per annum      % per annum

 Discount rate                                                                     6.25              6.0               7.0

 Salary increases                                                                  4.0               4.0               4.75

 Long-term rate of return on plan assets                                           7.0               7.0               8.0

 Pension increases                                                                 2.5               2.25              2.75
-----------------------------------------------------------------------------------------------------------------------------------

Collateral given and received under repurchase transactions

The Group enters into securities repurchase agreements and securities lending transactions under which it receives or transfers cash or securities as collateral in accordance with normal market practice. At December 31, 2000, securities to the value of (pound)21.3 billion transferred under repurchase transactions were included within the securities on the balance sheet, of which (pound)18.9 billion were securities which the holder could resell or repledge. Securities received as collateral under reverse repurchase agreements amounted to (pound)22.7 billion, of which (pound)18.5 billion had been resold or repledged as collateral for the group's own transactions.

Cash flow statements - FRS 1/SFAS No.95

There are many similarities between SFAS No. 95, "Statement of Cash Flows" ("SFAS No. 95"), as amended by SFAS No. 104 "Statement of Cash Flows - Net Reporting of Certain Cash Receipts and Cash Payments and Classification of Cash Flows from Hedging Transactions" and FRS 1 (Revised) ("FRS 1"). The principal differences are the classifications of certain transactions.

                                              Classification under FRS1                  Classification under SFAS No. 95
                                              -------------------------                  --------------------------------

Dividends received                            Returns on investment and servicing        Operating activities
                                              of finance

Equity dividends paid                         Equity dividends paid                      Financing activities

Dividends paid on non-equity shares           Returns on investment and servicing        Financing activities
                                              of finance

Tax paid                                      Taxation                                   Operating activities

Purchase/proceeds from disposal of            Acquisitions and disposals                 Investing activities
  associated/subsidiary undertakings

Purchase/proceeds from disposal of            Capital expenditure and                    Investing activities
  investment securities/fixed assets          financial investment

Net change in loans and advances,             Operating activities                       Investing activities
  including finance lease receivables

Net change in deposits                        Operating activities                       Financing activities

Net change in debt securities in issue        Operating activities                       Financing activities

Short-term funding not                        Operating activities                       Financing activities
  included in cash

Under FRS 1, transactions designated as hedges are reported under the same heading as the related assets or liabilities.

For US GAAP purposes, the Group has changed its definition of cash and cash equivalents to 'Cash and balances at central banks' and those amounts included in 'Loans and advances to banks' that are repayable on demand, in line with FRS
1. Consequently, there is now no difference for the Group between UK and US GAAP in respect of cash and cash equivalents.

The movement and composition of cash for the year ended December 31, 2000, the three months ended December 31, 1999 and the years ended September 30, 1999 and 1998 are shown in Note 46 and Note 47 to the Consolidated Financial Statements. These disclosures are based on the definition of cash referred to above.

51. Significant differences between UK and US generally accepted accounting principles (continued)

Accounting for income taxes

Under SFAS No. 109, "Accounting for Income Taxes", deferred tax balances should be calculated using the full provision liability method, and a deferred tax asset may only be recognised if management's judgement is that redemption of the deferred tax asset is more likely than not. The components of the net US GAAP deferred tax liability calculated in accordance with SFAS No. 109 at December 31, 2000, December 31, 1999, September 30, 1999 and September 30, 1998 are summarised below:

------------------------------------------------------------------------------------------------------------------------------------
                                                                                       3 months               Year ended
                                                                      Year ended          ended             September 30
                                                                     December 31    December 31   -----------------------------
                                                                            2000           1999            1999         1998
                                                                            ----           ----            ----         ----
                                                                        (pound)m       (pound)m        (pound)m     (pound)m

 Deferred tax (assets)/liabilities arising from application of UK GAAP (see Note 29 to the Consolidated Financial Statements):

 Short term timing differences                                               (66)          (100)           (100)         (92)
 Capital allowances on computers and other equipment                          32             46              46           47
 Capital allowances on lease receivables                                   1,202            493             477          439
 Advance corporation tax recoverable                                           -              -               -          (39)
 Deferred gains                                                               56             42              42           40
                                                                       ---------      ---------       ---------    ---------
                                                                           1,224            481             465          395
                                                                       ---------      ---------       ---------    ---------
 Additional deferred tax liabilities/(assets) arising from
 application of US GAAP:
 Debt securities and equity shares                                           179            104              83           97
 Short term timing differences                                              (160)             -               -            -
 Operating loss carry forwards                                               (16)           (16)            (16)         (19)
 Capital allowances on lease receivables                                     259            138             138          137
                                                                       ---------      ---------       ---------    ---------
                                                                             262            226             205          215
                                                                       ---------      ---------       ---------    ---------

 Deferred tax liabilities/(assets) arising from UK/US GAAP
 adjustments                                                                 156            (58)            (61)         (28)
 Valuation allowance in relation to deferred tax assets                       10              6               6           11
                                                                       ---------      ---------       ---------    ---------
 Net deferred tax liabilities restated under US GAAP                       1,652            655             615          593
                                                                       ---------      ---------       ---------    ---------
------------------------------------------------------------------------------------------------------------------------------------

(i) The main components of the tax charge attributable to continuing operations are shown in Note 6 to the Consolidated Financial Statements.

(ii) A reconciliation of tax payable at the UK standard corporation tax rate and the Group's effective tax rate is shown on page 47.

(iii) The valuation allowance relates primarily to unrelieved tax losses.

The tax charge of (pound)1,157 million for the fifteen months ended December 31, 2000, (pound)1,033 million for the year ended December 31, 2000 and (pound)124 million for the three months ended December 31, 1999 in the consolidated profit and loss account includes (pound)920 million, (pound)827 million and (pound)93 million respectively (September 30, 1999 - (pound)288 million; September 30, 1998 - (pound)208 million) for tax on UK activities and (pound)237 million, (pound)206 million and (pound)31 million respectively (September 30, 1999 - (pound)73 million; September 30, 1998 - (pound)78 million) on foreign activities. For UK and foreign activities respectively, profit before tax was (pound)2,784 million, (pound)2,451 million and (pound)333 million (September 30, 1999 - (pound)940 million; September 30, 1998 - (pound)737 million) and (pound)589 million, (pound)519 million and (pound)70 million (September 30, 1999 - (pound)271 million; September 30, 1998 - (pound)264 million).

Loan impairment

With effect from October 1, 1995, the Group adopted SFAS No. 114 "Accounting by Creditors for Impairment of a Loan" and the subsequent amendment SFAS No. 118 "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures" for US GAAP purposes. SFAS No. 114 applies to impaired loans only. Under SFAS No. 114, a loan is considered impaired, based on current information and events, if it is probable that a creditor will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans is primarily based on the present value of expected future cash flows discounted at the loan's effective interest rate, except for collateral dependent loans where impairment is based on the fair value of the collateral. Smaller balance homogeneous consumer loans, (credit card advances, residential mortgages, consumer instalment loans, overdrafts), that are collectively evaluated for impairment, leases and debt securities are outside the scope of SFAS No. 114.

At December 31, 2000, and September 30, 1999, the Group estimated that the difference between the carrying value of its loan portfolio under SFAS 114 and its value in the Group's UK GAAP financial statements was such that no adjustment to net income or consolidated shareholders' equity was required.

At December 31, 2000 the Group's non-accrual loans and troubled debt restructurings amounted to (pound)2,991 million (September 30, 1999 - (pound)665 million). Specific provisions of (pound)2,019 million (September 30, 1999 - (pound)254 million) were held against these loans. Average non-accrual loans and troubled debt restructurings for the year to December 31, 2000 were (pound)3,083 million (September 30, 1999 - (pound)696 million). Interest income recognised on these loans was approximately (pound)40 million, (pound)38 million and (pound)2 million for the 15 months ended December 31, 2000, the year ended December 31, 2000 and the three months ended December 31, 1999 respectively (year ended September 30, 1999 - (pound)10 million; September 30, 1998 - (pound)16 million).

Stock-based compensation costs

The Group grants share options to executive officers under an executive share option scheme (the "executive plan") and to employees under a savings-related sharesave scheme (the "savings plan"). Options granted under the executive plan are issued on a UK Inland Revenue approved or unapproved basis. Approved options are issued at market price and are exercisable between the third and tenth anniversaries of the grant date. Options granted on an unapproved basis are exercisable only if performance criteria are met. For options granted from 1996 to 1998, the criteria is that for the average growth in adjusted earnings per ordinary share to exceed the average increase in the UK Retail Prices Index by 2% per annum over a three year period. For options granted in 1999 the relevant percentage has been increased to 3% per annum. Under the savings plan, eligible employees can elect to exercise their options either three, five or seven years after the grant date. See Note 3 to the Consolidated Financial Statements for a description of the options granted under these schemes.

The number of options authorised to be granted is currently limited to 10% of issued ordinary share capital over a 10 year period (or 5% over a 5 year period).

A summary of the changes in outstanding options under the executive plan and the savings plan for the year ended December 31, 2000, the three months to December 31, 1999 and the years ended September 30, 1999 and 1998, is provided in Note 3 to the Consolidated Financial Statements on page 123.

If the compensation cost for the plans had been determined based on the fair value at the grant dates consistent with the method encouraged by SFAS 123, net income and earnings per share as adjusted to include stock compensation would have been as shown below:

------------------------------------------------------------------------------------------------------------------------------------
                                                        15 months                      3 months               Year ended
                                                            ended     Year ended          ended             September 30
                                                      December 31    December 31    December 31   -----------------------------
                                                             2000           2000           1999            1999         1998
                                                             ----           ----           ----            ----         ----
                                                         (pound)m       (pound)m       (pound)m        (pound)m     (pound)m

 Net income under US GAAP:
 As reported                                                2,341          2,102            239             678          539
 Adjusted to include stock compensation                     2,254          2,018            236             661          523

 Basic earnings per share under US GAAP:
 As reported                                               114.0p          89.5p          26.8p           76.7p        62.2p
 Adjusted to include stock compensation                    109.8p          85.9p          26.5p           74.8p        60.3p
------------------------------------------------------------------------------------------------------------------------------------

The fair value of each option has been estimated as at the grant date using a Black-Scholes option pricing model using the following assumptions:

------------------------------------------------------------------------------------------------------------------------------------
                                                                              2000                1999               1998
                                                                              ----                ----               ----

 Risk free interest rate.                                                 5.1% - 5.4%             5.4%            6.0% - 6.6%
 Volatility based on historical data                                          48%                 29%                 25%
 Expected lives of options granted under:
 Employee sharesave scheme                                              3, 5 and 7 years    3, 5 and 7 years   3, 5 and 7 years
 Executive share option scheme                                           3 to 10 years       3 to 10 years       3 to 10 years
 Option 2000 scheme                                                         3 years                -                   -
------------------------------------------------------------------------------------------------------------------------------------

51. Significant differences between UK and US generally accepted accounting principles (continued)

Stock-based compensation costs (continued)

The following table summarises fair values of options as at December 31, 2000, September 30, 1999 and September 30,1998:

------------------------------------------------------------------------------------------------------------------------------------
                                      December 31, 2000                 September 30, 1999               September 30, 1998
                             ----------------------------------- --------------------------------- ---------------------------------
                              Exercise        Fair                Exercise       Fair                Exercise       Fair
                                 price       value       Life        price      value      Life         price      value     Life
                                 -----       -----       ----        -----      -----      ----         -----      -----     ----
                               (pound)     (pound)      Years      (pound)    (pound)     Years       (pound)    (pound)    Years

 Executive plan (1)              11.51        4.55       3-10        12.05       2.88      3-10        10.065      2.67      3-10

 Savings plan
   3 year                         9.85        4.95          3        10.85       3.71         3         7.99       3.29         3
   5 year                         9.85        5.66          5        10.85       4.10         5         7.99       3.63         5
   7 year                         9.85        6.10          7        10.85       4.30         7         7.99       3.86         7
 Option 2000                     12.40        4.06          3          n/a        n/a       n/a          n/a        n/a       n/a

 Former NatWest Schemes
 Executive plan (1)               6.35        3.90        3.4          n/a        n/a       n/a          n/a        n/a       n/a
 Savings plan                     6.96        3.20        2.0          n/a        n/a       n/a          n/a        n/a       n/a
------------------------------------------------------------------------------------------------------------------------------------

Note:
(1) For the purposes of calculating a fair value on executive plan options, an option life of 5 years, being the mid-point on the 10 year option, has been assumed. Historical exercise trends have not been used as these are not felt indicative of future trends given changes to the scheme rules and participants in the scheme.


Available for sale debt securities

The following table categorises the Group's investment debt securities (which are classified as available for sale under US GAAP) by maturity and yield (based on weighted averages) at December 31, 2000:

----------------------------------------------------------------------------------------------------------------------------------
                                                           After 1 but       After 5 but
                                         Within 1 year    within 5 years   within 10 years   After 10 years        Total
                                       ---------------- ----------------- ----------------- ---------------- ------------------
                                       Amount   Yield    Amount   Yield   Amount    Yield   Amount   Yield    Amount  Yield
                                       ------   -----    ------   -----   ------    -----   ------   -----    ------  -----
                                     (pound)m       %  (pound)m       % (pound)m        % (pound)m       %  (pound)m      %

  British government securities           590     7.9       295     5.8        -      -          -     -         885     7.2
  US Treasury and other US
    Government securities                 631     6.1     1,483     6.8    1,186      6.6      376     6.9     3,676     6.7
  Other government securities             639     5.0     1,886     5.9       85      8.0        -     -       2,610     5.8
  Securities issued by the states of
  the
    United States                           -     -           7     5.3       40      5.1       15     4.8        62     5.0
  Other public sector bodies              150     6.5       473     6.5      129      6.9       33     6.7       785     6.6
  Corporate debt securities             1,604     6.2     3,258     6.3      540      6.2      837     6.5     6,239     6.3
  Mortgage-backed securities              199     6.4       996     6.5    1,207      6.9    1,671     6.8     4,073     6.7
  Bank and building society             2,234     6.3     1,321     5.8       34      6.7        -     -       3,589     6.1
  Other securities                        666     6.4     3,376     6.5      436      8.8       89     3.8     4,567     6.6
                                      ---------         ---------        ----------        ---------         ---------
  Total book value                      6,713     6.3    13,095     6.3    3,657      6.9    3,021     6.6    26,486     6.4
                                      ---------         ---------        ----------        ---------         ---------

  Total fair value                      6,732            13,061            3,647             3,040            26,480
                                      ---------         ---------        ----------        ---------         ---------
----------------------------------------------------------------------------------------------------------------------------------

Business combination - supplemental information

US GAAP (Accounting Principles Board Principle No. 16 'Business Combinations') require, when a business combination occurs that is accounted for as an acquisition, pro forma results to be presented for the current and preceding periods as though the companies had combined at the beginning of the period. Such pro formas are not required under UK GAAP.

Under UK GAAP and assuming NatWest had been acquired on October 1, 1998, the Group total income would have been (pound)12,358 million for the year to December 31, 2000, (pound)2,891 million for the three months to December 31, 1999 and (pound)10,921 million for the year to September 30, 1999; profit on ordinary activities before tax (pound)3,332 million for the year to December 31, 2000, (pound)597 million for the three months to December 31, 1999 and (pound)2,445 million for the year to September 30, 1999; and basic earnings per share of 66.9p for the year to December 31, 2000, 11.2p for the three months to December 31, 1999 and 46.1p for the year to September 30, 1999.

These pro forma results have been prepared on the following basis:

o Goodwill arising on the acquisition of NatWest of(pound)11,390 million has been amortised over its estimated economic life of 20 years from October 1, 1998.

o Goodwill arising on other acquisitions made by the Group after October 1, 1998 - Green Flag, the commercial banking operations of State Street Corporation, and UST Corp. - has been amortised from the effective dates of acquisition, also over 20 years. Goodwill arising on acquisitions prior to October 1, 1998 was written off to reserves and has not been reinstated, as permitted by Financial Reporting Standard 10.

o A surplus of (pound)1,070 million in NatWest Pension Funds has been amortised, from October 1, 1998, over the estimated average remaining service life of members of the schemes.

o An adjustment has been made to reflect the net funding of the acquisition of NatWest as if acquired on October 1, 1998. This comprises cash paid and loan notes issued to NatWest shareholders of (pound)7,349 million and fees and expenses relating to the acquisition of (pound)176 million less net proceeds of (pound)3,910 million from the issue of new ordinary and preference shares and (pound)20 million of proceeds from the exercise of options over NatWest ordinary shares.

o The results of businesses disposed of since October 1, 1998 and the profit arising on their sale have been excluded from the pro forma accounts. The principal disposals were RBS Trust Bank, a number of Lombard Asset Finance Group businesses, Gartmore and the venture capital investments of NatWest. A funding adjustment has been made to recognise the benefit of estimated net proceeds assuming that these funds were received on October 1, 1998.

52.  Balance sheet - the Company

-----------------------------------------------------------------------------------------------------------
                                                                       December 31        September 30
                                                       Note                   2000                1999
                                                       ----                   ----                ----
                                                                          (pound)m            (pound)m

  Fixed assets
    Investments:
      Shares in Group undertakings                       19                 14,816               4,773
      Loans to Group undertakings                        20                  1,348               1,437
                                                                -------------------- --------------------
                                                                            16,164               6,210
                                                                -------------------- --------------------
  Current assets
    Debtors:
      Due by subsidiary undertakings                                         1,415                 383
      Debtors and prepayments                                                  108                   -
                                                                -------------------- --------------------
                                                                             1,523                 383
                                                                -------------------- --------------------
  Creditors
    Amounts falling due within one year:
      Due to banks                                                              77                  70
      Debt securities in issue                                               1,613                   -
      Due to subsidiary undertakings                                             -                  55
      Other creditors                                                          120                  19
      Proposed final dividend                             8                    629                 181
                                                                -------------------- --------------------
                                                                             2,439                 325
                                                                -------------------- --------------------
  Net current (liabilities)/assets                                           (916)                  58
                                                                -------------------- --------------------
  Total assets less current liabilities                                     15,248               6,268
                                                                ==================== ====================
  Creditors
    Amounts falling due beyond one year:
      Loan from subsidiary undertaking                                         685                  77
      Dated loan capital                                 31                    665                 620
      Undated loan capital including convertible debt    32                    606                 549
                                                                -------------------- --------------------
                                                                             1,956               1,246
  Capital and reserves
      Called up share capital                            34                    848                 224
      Share premium account                              35                  6,530               2,130
      Reserves                                                                   6                  20
      Revaluation reserve                                                    2,512               2,609
      Profit and loss account                                                3,396                  39
  -------------------------------------------------------------------------------------------------------
      Shareholders' funds
          - equity                                                           9,257               3,672
          - non-equity                                   34                  4,035               1,350
  --------------------------------------------------------------------------------------------------------------------------------

                                                                            15,248               6,268
                                                                ==================== ====================
------------------------------------------------------------------------------------------------------------------------------------

                               ITEM 19. EXHIBITS

Exhibit Number     Description
--------------     -----------

    1.1 Memorandum and Articles of Association of The Royal Bank of Scotland Group plc

    4.1            Service contract for Fred Goodwin

    4.2            Service contract for Iain Robertson

    4.3            Service contract for Norman McLuskie

    4.4            Service contract for Fred Watt

    4.5            Service contract for Gordon Pell

    4.6            Service contract for Larry Fish

    7.1            Explanation of ratio calculations

                                   SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant certifies that it meets all of the requirements for filing on Form 20-F and has duly caused this annual report to be signed on its behalf by the undersigned, thereunto duly authorised.




                      The Royal Bank of Scotland Group plc
                      ------------------------------------
                                   Registrant




/s/ FRED WATT
-------------------------
FRED WATT
Group Finance Director

May 9, 2001

EXHIBIT 7.1 - EXPLANATION OF RATIO CALCULATIONS

-----------------------------------------------------------------------------------------------------------------------------------
 Other financial data - statutory basis               Year ended   3 months ended               Year ended September 30
                                                     December 31    December 31   -------------------------------------------------
                                                         2000           1999           1999        1998        1997        1996
                                                         ----           ----           ----        ----        ----        ----

 Other financial data in accordance with UK
 GAAP:

 Earnings per 25 pence ordinary share                    67.8p        28.5p            87.8p       73.4p       55.4p       54.0p
 Diluted earnings per 25 pence ordinary share            67.1p        28.0p            86.6p       72.4p       54.8p       53.2p
 Dividends per 25 pence ordinary share (1)               33.0p            -            28.5p       24.6p       21.4p       18.6p

 Return on average total assets (2)                      0.59%        1.15%            0.92%       0.85%       0.69%       0.78%
 Return on average ordinary shareholders'                 9.9%        34.1%            32.0%       28.0%       22.2%       25.8%
 equity (3)
 Return on average tangible equity (4)                   39.5%        38.6%            32.1%       28.0%       22.2%       25.8%
 Dividend payout ratio                                   55.4%            -            32.7%       33.8%       39.2%       35.1%
 Average shareholders' equity as a percentage
   of average total assets                                7.2%         4.9%             4.2%        4.1%        4.4%        4.1%
 Provisions for bad and doubtful debts as a
 percentage of
   total loans to customers at period end                1.83%        1.49%            1.47%       1.52%       1.18%       1.40%
 Net interest margin (5)                                  3.0%         2.7%             2.5%        2.5%        2.5%        2.5%
 Ratio of earnings to combined fixed charges
 and
   preference share dividends (6)
     Including interest on deposits                       1.32         1.46             1.33        1.26        1.26        1.26
     Excluding interest on deposits                       3.49         4.77             3.99        3.81        3.54        3.21
 Ratio of earnings to fixed charges only (6)
     Including interest on deposits                       1.37         1.52             1.37        1.29        1.29        1.30
     Excluding interest on deposits                       4.81         6.63             5.06        4.84        4.73        4.35
 Risk asset ratio
     Tier 1                                               6.9%         7.7%             8.1%        6.6%        6.8%        6.8%
     Total                                               11.5%        11.2%            12.1%       11.2%       11.6%       11.0%

 Other financial data in accordance  with US
 GAAP: (7)

 Basic earnings per 25 pence ordinary share              89.5p        26.8p            76.7p       62.2p       61.4p       53.3p
 Diluted earnings per 25 pence ordinary share            88.5p        26.4p            75.7p       61.3p       60.6p       52.4p
 Dividends per 25 pence ordinary share (1)               29.8p            -            25.7p       22.3p       19.4p       17.0p

 Return on average total assets (2)                      0.77%        0.27%            0.78%       0.71%       0.75%       0.76%
 Return on average ordinary shareholders'                12.0%         6.3%            19.9%       14.0%       15.5%       17.6%
 equity (3)
 Dividend payout ratio                                   20.6%            -            33.5%       35.9%       31.6%       31.9%
 Average shareholders' equity as a percentage
   of average total assets                                7.7%         5.7%             5.2%        5.0%        4.8%        4.3%
 Ratio of earnings to combined fixed charges
 and
   preference share dividends (6)
     Including interest on deposits                       1.41         1.45             1.31        1.24        1.28        1.27
     Excluding interest on deposits                       4.19         4.65             3.73        3.58        3.77        3.23
 Ratio of earnings to fixed charges only (6)
     Including interest on deposits                       1.46         1.50             1.34        1.26        1.31        1.31
     Excluding interest on deposits                       5.77         6.46             4.73        4.55        5.04        4.38
-----------------------------------------------------------------------------------------------------------------------------------

Notes:

(1) Under UK GAAP, dividends declared after the year end are recorded in the period to which they relate, whereas US practice is to record dividends in the period in which they are declared.

(2) Return on average total assets represents net income available to ordinary shareholders as a percentage of average total assets.

(3) Return on average ordinary shareholders' equity represents net income available to ordinary shareholders expressed as a percentage of average ordinary shareholders' equity, excluding non-equity shareholders' funds.

(4) Return on average tangible equity represents net income available for ordinary shareholders, after adjusting for integration costs and goodwill amortisation, expressed as a percentage of average ordinary shareholders' equity, excluding non-equity shareholders' funds, and assuming intangible fixed assets have been written off.

(5) Net interest margin represents net interest income of the banking business as a percentage of average interest-earning assets of the banking business. The years ended September 30, 1997 and 1996 have not been restated to reflect the change in accounting presentation of trading book interest.

(6) For this purpose, earnings consist of income before taxes and minority interests, plus fixed charges less the unremitted income of associated undertakings (share of profits less dividends received). Fixed charges consist of total interest expense, including or excluding interest on deposits, as appropriate, and the proportion of rental expense deemed representative of the interest factor (one third of total rental expenses).

(7) Amounts in accordance with US GAAP reflect UK GAAP amounts as adjusted for material differences between UK and US GAAP.